Use these links to rapidly review the document

QVC, Inc. and Subsidiaries Index to consolidated financial statements

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189854

Prospectus

QVC, Inc.

Exchange Offer for
$750,000,000 4.375% Senior Secured Notes due 2023
$300,000,000 5.950% Senior Secured Notes due 2043

        We are offering to exchange up to $750,000,000 aggregate principal amount of our registered 4.375% Senior Secured Notes due 2023, or the "2023 exchange notes," for any and all of the unregistered 4.375% Senior Secured Notes due 2023, or the "2023 original notes," and up to $300,000,000 aggregate principal amount of our registered 5.950% Senior Secured notes due 2043, or the "2043 exchange notes" and together with the 2023 exchange notes, the "exchange notes", for any and all of the unregistered 5.950% Senior Secured Notes due 2043, or the "2043 original notes" and together with the 2023 original notes, the "original notes". We issued the original notes in a private offering on March 18, 2013. We refer to the original notes and the exchange notes together in this prospectus as the "notes." We refer to this exchange as the "exchange offer." The exchange notes are substantially identical to the original notes, except the exchange notes are registered under the Securities Act of 1933, as amended, or the "Securities Act," and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the original notes and we will issue the exchange notes under the same indenture used in issuing the original notes. If you fail to tender your original notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

        No public market currently exists for the original notes or the exchange notes.

Terms of the exchange offer:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on August 23, 2013, unless we extend it.

  •
  We will exchange all outstanding original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes. All interest due and payable on the original notes will become due on the same terms under the exchange notes.

  •
  You may withdraw your tender of original notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is subject to customary conditions, which we may waive.

  •
  The exchange of exchange notes for original notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption "U.S. federal income tax consequences" on page 144 for more information.

        See "Risk factors" beginning on page 18 for a discussion of risks you should consider in connection with the exchange offer and an investment in the exchange notes.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Each broker-dealer that receives exchange notes in exchange for original notes acquired for its own account as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with such resales. We have agreed to make this prospectus available for a period ending on the earlier of 180 days from the effective date of the registration statement of which this prospectus forms a part and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See "Plan of Distribution."

The date of this prospectus is July 26, 2013.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL ACCOMPANYING THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION OR REPRESENT ANYTHING ABOUT US, OUR PARENT, LIBERTY INTERACTIVE CORPORATION, OR THIS PROSPECTUS THAT IS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, ANY SUCH OTHER INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE ACCURACY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. WE ARE NOT MAKING AN OFFER TO EXCHANGE THESE NOTES IN ANY JURISDICTION WHERE SUCH OFFER IS NOT PERMITTED, YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITIONS, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THAT DATE.

i

Cautionary note regarding forward-looking statements

        This prospectus includes statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as forward-looking statements. All statements included in this prospectus, other than statements of historical fact or current fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors, many of which are beyond our control, that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "plan," "may," "will," "should," "could," "expect," or the negative thereof or other words of similar meaning. In particular, these include, but are not limited to, statements of our current views and estimates of future economic circumstances, industry conditions in domestic and international markets and our future performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

        Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following:

  •
  estimates of our revenue growth and the subscriber trends of our distributors;

  •
  our ability to comply with the covenants contained in our senior secured credit facility, the indenture relating to our 7.50% senior secured notes due 2019 (the "2019 notes"), the indenture relating to our 7.375% senior secured notes due 2020 (the "2020 notes"), the indenture relating to our 5.125% senior secured notes due 2022 (the "2022 notes") and the indenture relating to the original notes (collectively with the 2019 notes, the 2020 notes and the 2022 notes, our "Existing Notes") and the notes offered hereby;

  •
  developments in, or changes to, the laws, regulations and governmental policies governing our business and products or failure to comply with them;

  •
  deterioration of economic conditions;

  •
  our acquisitions, joint ventures, strategic alliances or divestiture plans;

  •
  our ability to implement our business plan, including our ability to arrange financing when required and on reasonable terms;

  •
  the competitive nature of the industry in which we operate;

  •
  customer demands and preferences;

  •
  continued access to a stable workforce and favorable labor relations with employees;

  •
  our management;

  •
  interests of our shareholder;

  •
  currency exchange rate fluctuations;

  •
  our strategic direction and future operation;

  •
  the implementation of our financing strategy and capital expenditure plan;

  •
  the declaration or payment of dividends or interest attributable to shareholder's equity;

  •
  unfavorable outcomes in legal and regulatory proceedings;

  •
  risks related to the notes;

  •
  downgrades in our credit ratings;

  •
  other factors or trends affecting our financial conditions or results of operations; and

  •
  other statements contained in this prospectus regarding matters that are not historical or current facts.

        Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control, including those set forth under "Risk factors."

        In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

        All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement.

Special note regarding non-GAAP financial measures

        The body of generally accepted accounting principles in the United States ("U.S.") is commonly referred to as GAAP. A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that could not be so adjusted in the most comparable GAAP measure. Adjusted OIBDA, as presented in this prospectus, is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP.

        We define Adjusted OIBDA as net revenue less cost of goods sold, operating expenses and selling, general and administrative expenses (excluding stock-based compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our business and make decisions about allocating resources among our operating segments. We believe this is an important indicator of the operational strength and performance of our business, including our ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results and perform analytical comparisons and benchmarking between operating segments and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization and stock-based compensation that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted OIBDA has several limitations that are discussed in management's discussion and analysis of financial condition and results of operations—adjusted operating income before depreciation and amortization (Adjusted OIBDA). See also "Prospectus summary—Summary historical financial and operating data" for a quantitative reconciliation of Adjusted OIBDA to net income and operating income, the most directly comparable GAAP financial performance measures. Adjusted OIBDA as presented herein may not be comparable to similarly titled measures reported by other companies.

 Industry and market data

        Market data and other statistical data regarding us and our subsidiaries, and used throughout this prospectus, are based on independent industry publications, government publications, reports by market research firms or other published independent sources, as well as management's knowledge of, experience in and estimates about the industry and markets in which we operate. Although we believe the third-party sources to be reliable, we have not independently verified the data obtained from these sources. Although we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under "Cautionary note regarding forward-looking statements" and "Risk factors."

Non-reliance on Liberty Interactive Corporation

        We are an indirect wholly-owned subsidiary of Liberty Interactive Corporation, which we refer to as "Liberty" in this prospectus. Liberty is a company whose securities are registered under the Securities Exchange Act of 1934, as amended, or the "Exchange Act," and is therefore required to file periodic and current reports and other materials with the SEC. While such information is available, investors are cautioned that Liberty is not the issuer of the notes and is not otherwise a guarantor or obligor (contingent or otherwise) with respect to the notes, and will not otherwise provide credit support for the notes, except that our sole shareholder, which is an indirect wholly owned subsidiary of Liberty, is pledging its shares of our capital stock to secure the notes. Therefore, you are directed to rely solely on this prospectus in making your decision with respect to the exchange offer.

Prospectus summary

        This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the notes. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including "Risk factors," our consolidated financial statements, the notes thereto and management's discussion and analysis of financial condition and results of operations. Unless otherwise indicated or required by the context, the terms "we," "our," "us," the "Company," and "QVC" refer to QVC, Inc. and its consolidated subsidiaries. The terms "domestic" and "U.S." refer to our operations in the United States. The terms "international" and "foreign" refer to our operations outside of the U.S.

Business overview

        QVC, Inc. markets and sells a wide variety of consumer products primarily through live televised shopping programs distributed to approximately 214 million worldwide households each day and via our websites and other interactive media, including QVC.com. We believe we are the global leader in television retailing and a leading multimedia retailer, with operations based in the U.S., Japan, Germany, the United Kingdom and Italy. Additionally, we have a 49% interest in a retailing joint venture in China which operates through a television shopping channel. The joint venture is accounted for as an equity investment. Our name, QVC, stands for "Quality, Value and Convenience," which is what we strive to deliver to our customers. Our operating strategy is to create a premier multimedia lifestyle brand and shopping destination for our customers, further penetrate our core customer base and expand internationally to drive revenue and profitability.

        We market our products in an engaging, entertaining format primarily through live television programs and interactive features on our websites. In the U.S., we distribute our programming live 24 hours per day, 364 days per year and present on average almost 1,000 products every week. Internationally, we distribute live programming 17 to 24 hours per day, depending on the market. We classify our products into four groups: home (including electronics), accessories (including beauty products), apparel and jewelry. It is our product sourcing team's mission to research and locate compelling and differentiated products from manufacturers who have sufficient scale to meet anticipated demand. We offer many QVC-exclusive products, as well as popular brand name and lesser known products available from other retailers. Many of our products are endorsed by celebrities, designers and other well-known personalities who often join our presenters to personally promote their products and provide lead-in publicity on their own television shows. We believe that our ability to demonstrate product features and present "faces and places" differentiates and defines the QVC shopping experience. We closely monitor customer demand and our product mix to remain well-positioned and relevant in popular and growing retail segments, which we believe is a significant competitive advantage relative to competitors who operate bricks-and-mortar stores.

        Since our inception, we have shipped over 1.5 billion packages in the U.S. alone. We operate eight distribution centers and eight call centers worldwide and are able to ship approximately 92% of our orders within 48 hours of order placement. In 2012, our work force of approximately 17,000 employees handled approximately 171 million customer calls, shipped over 166 million units globally and served approximately 11.5 million customers. We believe our long-term relationships with major U.S. television distributors, including cable operators (e.g., Comcast and Time Warner Cable), satellite television providers (e.g., DISH Network and DIRECTV) and telecommunications companies (e.g., Verizon and AT&T), provide us with broad distribution, favorable channel positioning and significant competitive advantages. We believe that our significant market share, brand awareness, outstanding customer service, repeat customer base, international reach and scalable infrastructure distinguish us from our competitors.

Liberty relationship

        We are an indirect wholly owned subsidiary of Liberty Interactive Corporation ("Liberty"), which owns interests in a broad range of digital commerce businesses. On August 9, 2012, Liberty completed the recapitalization of its common stock into shares of the corresponding series of two new tracking stocks, Liberty Interactive (Nasdaq: LINTA, LINTB) and Liberty Ventures (Nasdaq: LVNTA, LVNTB). We are now attributed to the Liberty Interactive tracking stock, which tracks the assets and liabilities of Liberty's Interactive Group (the "Interactive Group"). The Interactive Group does not represent a separate legal entity; rather it represents those businesses, assets and liabilities that are attributed to that group. Liberty attributed to its Interactive Group those businesses primarily focused on digital commerce. Liberty also attributed to its Interactive Group its 37% ownership interest in HSN, Inc., one of our two closest televised shopping competitors (see "Business—Competition" below for more information). To fund the cash requirements of Liberty Ventures, Liberty attributed $1.35 billion in cash to Liberty Ventures, which was funded by the Interactive Group. Such attributed cash balance consisted of cash from Liberty's balance sheet and $1.15 billion of dividends paid by us to Liberty through our available cash on hand and $800 million in borrowings under our senior secured credit facility. Immediately after the recapitalization, we had $870 million of total outstanding borrowings under our senior secured credit facility plus $1.13 billion of undrawn availability. The senior secured credit facility is further discussed in "Description of other indebtedness—Senior secured credit facility."

        We are a "close corporation" under Delaware law and, as such, our shareholder, rather than a board of directors, manages our business. Since our shareholder is an indirect wholly owned subsidiary of Liberty, all aspects of our management, including the approval of significant corporate transactions such as a change of control, are controlled by Liberty, rather than an independent governing body. Our Chief Executive Officer and President, Michael A. George, also became a named executive officer of Liberty for the year ended December 31, 2011, and Mr. George became a director of Liberty during 2011.

        Liberty's interests may not coincide with our interests, or the interests of our note holders and Liberty may cause us to enter into transactions or agreements with related parties or approve corporate actions that could involve conflicts of interest. Liberty may also enter into transactions of which note holders might not approve or make decisions with which note holders may disagree. For example, Liberty's dependence on our cash flow for servicing its debt and for other purposes is likely to result in our payment of large dividends to Liberty, which may increase our leverage and decrease our liquidity. We paid $244 million of net dividends to Liberty during the three months ended March 31, 2013, $1.8 billion of net dividends to Liberty during 2012, $205 million of net dividends to Liberty during 2011 and $9 million of net dividends to Liberty during 2010. We declared and paid dividends to Liberty in the amount of $517 million during the three months ended June 30, 2013. Prospective investors should bear in mind our relationship with Liberty in formulating their investment decisions. See "Risk factors—Risks relating to the notes—Our ability to pay dividends or make other restricted payments to Liberty is subject to limited restrictions."

        Neither Liberty nor any of its other affiliates will be a guarantor of the notes or otherwise provide credit support for the notes, except that our sole shareholder, which is an indirect wholly owned subsidiary of Liberty, is pledging its shares of our capital stock to secure the notes.

Recent developments

Redemption of the 2017 notes

        On March 4, 2013, we commenced a tender offer for any and all of the $500 million aggregate principal amount of our 7.125% senior secured notes due 2017 (the "2017 notes"). We purchased $124 million of the 2017 notes in the tender offer. In addition, we called for redemption all 2017 notes that were not tendered in the tender offer for the 2017 notes and on April 17, 2013, we completed the redemption of the remaining $376 million aggregate principal amount of 2017 notes. We used the net proceeds from the sale of the 2023 notes and the existing 5.950% notes, in addition to cash on hand, to provide the total amount of funds required to purchase the 2017 notes, to pay fees and expenses related to the tender offers and to pay for the 2017 notes that we redeemed.

Distributions to Liberty

        During the three months ended June 30, 2013, we declared and paid dividends to Liberty in the amount of $517 million. These dividends were funded with draws from our revolving credit facility and from cash generated from operations.

 Corporate information

        We are a Delaware corporation with principal executive offices located at 1200 Wilson Drive, West Chester, Pennsylvania 19380. Our main telephone number at that location is (484) 701-1000.

        Each of the wholly-owned subsidiaries of QVC listed in the table below is a guarantor of the notes. None of these subsidiaries operate any business outside of the business of QVC.

Table of additional registrant guarantors

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification code number	I.R.S. Employer Identification	Address and telephone number of principal executive office
Affiliate Investment, Inc.	Delaware	6719	51-0394501	Suite 205A Second Floor Bancroft Building 3411 Silverside Rd. Concord Plaza Wilmington, DE 19810 (302) 478-7451
Affiliate Relations Holdings, Inc.	Delaware	6719	52-2009511	Suite 205A Second Floor Bancroft Building 3411 Silverside Rd. Wilmington, DE 19810 (302) 478-7451
AMI 2, Inc.	Delaware	6799	26-4282165	Suite 205 B Bancroft Building 3411 Silverside Rd. Wilmington, DE 19810 (302) 478-4370
ER Marks, Inc.	Delaware	6719	52-2009512	Suite 205 B Bancroft Building 3411 Silverside Rd. Wilmington, DE 19810 (302) 478-4370
QVC International LLC	Delaware	6719	51-0353786	1200 Wilson Drive West Chester, PA 19380 (484) 701-1000
QVC Rocky Mount, Inc.	North Carolina	4225	52-2217907	100 QVC Boulevard Rocky Mount, NC 27801 (252) 467-6600
QVC San Antonio, LLC	Texas	7389	52-1765495	9855 Westover Hills Boulevard San Antonio, TX 78251 (210) 522-4300

The exchange offer

        On March 18, 2013, we completed a private offering of the original notes in reliance on Section 4(2) of the Securities Act, and Rule 144A and Regulation S thereunder. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes, which we refer to as the registration rights agreement, in which we agreed, among other things, to offer to exchange the original notes for the exchange notes. The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section of this prospectus entitled "The exchange offer."

Original notes	$750 million aggregate principal amount of 4.375% Senior Secured Notes due March 15, 2023 and $300 million aggregate principal amount of 5.950% Senior Secured Notes due March 15, 2043, which were issued in a private placement on March 18, 2013.
Exchange notes

4.375% Senior Secured Notes due March 15, 2023 and 5.950% Senior Secured Notes due March 15, 2043. The terms of the exchange notes are substantially identical to the terms of the corresponding series of original notes, except that the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes.

Exchange offer

Pursuant to the registration rights agreements, we are offering to exchange up to $750 million principal amount of our 2023 exchange notes and up to $300 million of our 2043 exchange notes that have been registered under the Securities Act for an equal principal amount of the corresponding series of our original notes.

The exchange notes will evidence the same debt as the corresponding series of original notes, including principal and interest, and will be issued under and be entitled to the benefits of the same indenture that governs the corresponding series of original notes. Holders of the original notes do not have any appraisal or dissenter's rights in connection with the exchange offer. Because the exchange notes will be registered, the exchange notes will not be subject to transfer restrictions and holders of original notes that tender and have their original notes accepted in the exchange offer will no longer have registration rights or the right to receive the related special interest under the circumstances described in the registration rights agreement.

Expiration date

The exchange offer will expire at 5:00 p.m., New York City time, on August 23, 2013, which we refer to as the "Expiration Date," unless we decide to extend it or terminate it early. We do not currently intend to extend the exchange offer. A tender of original notes pursuant to this exchange offer may be withdrawn at any time on or prior to the Expiration Date if we receive a valid written withdrawal request before the expiration of the exchange offer.

Conditions to the exchange Offer

The exchange offer is subject to customary conditions, which we may, but are not required to, waive. We will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and we may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC. Please see "The exchange offer—Conditions to the exchange offer" for more information regarding the conditions to the exchange offer. We reserve the right, in our sole discretion, to waive any and all conditions to the exchange offer on or prior to the Expiration Date.

Procedures for tendering original notes

To participate in the exchange offer, on or prior to the Expiration Date you must tender your original notes by using the book-entry transfer procedures described in "The exchange offer—Procedures for tendering original notes," including transmission or delivery to the exchange agent of an agent's message or a properly completed and duly executed letter of transmittal, with any required signature guarantee. In order for a book-entry transfer to constitute a valid tender of your original notes in the exchange offer, U.S. Bank National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your original notes into the exchange agent's account at The Depository Trust Company prior to the Expiration Date. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• you are acquiring exchange notes in the ordinary course of business of both you and any beneficial owner of the exchange notes;
• you are not engaged in, and you do not intend to engage in, and you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;
• you are transferring good and marketable title to the original notes free and clear of all liens, security interests, encumbrances, or rights or interests of others except your own;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of your exchange notes; and

•

you are not our "affiliate" as defined in Rule 405 of the Securities Act. If you are a broker-dealer, you may not participate in the exchange offer as to any original notes you purchased directly from us.

Withdrawal

You may withdraw any original notes tendered in the exchange offer by sending the exchange agent notice of withdrawal at any time prior to 5:00 p.m., New York City time, on the Expiration Date. If we decide for any reason not to accept any original notes tendered for exchange or to withdraw the exchange offer, the original notes will be returned promptly after the expiration or termination of the exchange offer. For further information regarding the withdrawal of tendered original notes, please see "The exchange offer—Withdrawal of tenders."

Acceptance of original notes and delivery of exchange notes

If you fulfill all conditions required for proper acceptance of the original notes, we will accept any and all original notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the Expiration Date. For more information, please read "The exchange offer—Terms of the exchange offer."

United States federal income tax considerations

The exchange of exchange notes for original notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please see "U.S. federal income tax consequences" for more information regarding the tax consequences to you of the exchange offer.

Use of proceeds

The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of the original notes.

Fees and expenses	We will pay all expenses incident to the exchange offer.

Exchange agent

We have appointed U.S. Bank National Association as our exchange agent for the exchange offer. You should tender your notes, direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent as follows:

Delivery by Mail: U.S. Bank National Association 60 Livingston Avenue - EP - MN - WS2N St. Paul, MN 55107-2292 Attention: Specialized Finance
Courier or Overnight Delivery: U.S. Bank National Association 111 Fillmore Avenue St. Paul, MN 55107-1402 Attention: Specialized Finance
To Confirm by Telephone or for Information: (651) 466-7150
Facsimile Transmissions: (651) 466-7372
You can find more information regarding the exchange agent elsewhere in this prospectus under the caption "The exchange offer—Exchange agent."
Resales of exchange notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as certain conditions are met. See "The exchange offer—Resale of exchange notes" and "Plan of distribution" for more information regarding resales.

Consequences of not exchanging your original notes

If you do not exchange your original notes in this exchange offer, you will continue to hold unregistered original notes and you will no longer be entitled to registration rights and or the special interest provisions related thereto, except in the limited circumstances set forth in the registration rights agreement. See "The exchange offer—Consequences of failure to exchange." In addition, you will not be able to resell, offer to resell or otherwise transfer your original notes unless you do so in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws or unless we register the offer and resale of your original notes under the Securities Act. Following the exchange offer, we will be under no obligation to register your original notes, except under the limited circumstances set forth in the registration rights agreement.

For information regarding the limited circumstances under which we may be required to file a registration statement after this exchange offer and the consequences of not tendering your original notes in this exchange offer, please see "The exchange offer—Consequences of failure to exchange" and "Description of exchange notes."

Additional documentation; further information; assistance

Any questions or requests for assistance or additional documentation regarding the exchange offer may be directed to the exchange agent at the number set forth above. Beneficial owners of original notes should contact their broker, dealer, commercial bank, trust company or other nominee for assistance in tendering their original notes in the exchange offer.

Terms of the exchange notes

        The terms of the exchange notes and those of the outstanding original notes are substantially identical, except that the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes represent the same debt as the corresponding series of original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture.

Issuer	QVC, Inc.
Notes offered	$750,000,000 aggregate principal amount of 4.375% Senior Secured Notes due 2023.
$300,000,000 aggregate principal amount of 5.950% Senior Secured Notes due 2043.
Maturity dates	The 2023 notes will mature on March 15, 2023.
The 2043 notes will mature on March 15, 2043.
Interest	Interest on the 2023 notes will accrue at a rate per annum equal to 4.375%.
Interest on the 2043 notes will accrue at a rate per annum equal to 5.950%.
Interest payment dates	Interest on the 2023 notes will be payable on March 15 and September 15 of each year, beginning on September 15, 2013. Interest will accrue from March 18, 2013.
Interest on the 2043 notes will be payable on March 15 and September 15 of each year, beginning on September 15, 2013. Interest will accrue from March 18, 2013.
Guarantees

Each series of notes will be guaranteed by each of our material domestic subsidiaries that guarantee the borrowings under our senior secured credit facility and our Existing Notes (together, our "existing secured indebtedness").

For the year ended December 31, 2012, our non-guarantor subsidiaries accounted for $2.8 billion, or 33.4%, of our consolidated net revenue and $195 million, or 15.4%, of our operating income. For the three months ended March 31, 2013, our non-guarantor subsidiaries accounted for $654 million, or 33.1%, of our consolidated net revenue and $23 million, or 8.8%, of our operating income and, at March 31, 2013, our non-guarantor subsidiaries accounted for $2.9 billion, or 22.9%, of our consolidated assets.

Security

Each series of notes will be secured on a pari passu basis by the same collateral that secures our existing secured indebtedness and certain future indebtedness, subject as to priority and otherwise to certain exceptions and subject to certain permitted liens. See "Description of notes—Security."

Ranking

The notes will not be secured by a lien on any assets of QVC, Inc. or any of its subsidiaries. So long as the notes are secured solely by a lien on all shares of our capital stock, the holders of each series of notes will have only an unsecured claim against our assets and the assets of the guarantors. Any such unsecured claim will rank equally in right of payment with all other unsecured unsubordinated indebtedness and other obligations of us and the guarantors, including trade payables. Each series of notes will rank equally in right of payment with all of our existing and future senior obligations and senior in right of payment to all of our existing and future subordinated obligations. The guarantees will rank equally in right of payment with the guarantors' existing and future senior obligations and senior in right of payment to their existing and future subordinated obligations. Each series of notes and guarantees will be structurally subordinated to all the liabilities of any of our subsidiaries that do not guarantee the notes, and effectively subordinated to the claims of lienholders with prior permitted liens to the extent of the value of the applicable collateral. See "Description of notes—Ranking" and "—Security." Although under certain circumstances each series of notes could benefit from liens on certain additional assets in the future, there can be no assurances that such circumstances will ever arise.

As of March 31, 2013, after giving effect to the redemption of 2017 notes described in "—Recent developments—Redemption of the 2017 notes" and the issuance of original notes and the use of proceeds therefrom described in "Use of Proceeds", we and our guarantor subsidiaries would have had total debt of approximately $3.6 billion, consisting of (1) approximately $2.8 billion of secured indebtedness under our Existing Notes, $0.7 billion outstanding under our senior secured credit facility and an additional $1.3 billion of unused capacity under our senior secured credit facility, all of which would rank equally with and share in the collateral securing the notes. In addition, we and our guarantor subsidiaries had $82 million of capital lease obligations that are secured by collateral that does not secure the notes.

As of March 31, 2013, after giving effect to the redemption of 2017 notes described in "—Recent developments—Redemption of the 2017 notes" and the issuance of notes and the use of proceeds therefrom described in "Use of proceeds", our non-guarantor subsidiaries would have had $1.4 billion of obligations (consisting predominantly of trade payables, deferred tax liabilities, certain other liabilities and no indebtedness for borrowed money), all of which would be structurally senior to the notes.

Optional redemption

We may redeem all or a part of the notes at any time at a redemption price equal to the greater of 100% of the principal amount of the notes or a "make-whole" amount and, in each case, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date as set forth in "Description of notes—Optional redemption."

Change of control

If we experience specific kinds of changes of control, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the repurchase date. See "Description of notes—Change of control."

Certain covenants	The indenture governing the notes will restrict our ability and the ability of our restricted subsidiaries to, among other things:
• incur additional indebtedness;
• pay dividends and make certain distributions, investments and other restricted payments;
• create certain liens or use assets as security in other transactions;
• sell assets;
• change our line of business;
• enter into transactions with affiliates;
• limit the ability of restricted subsidiaries to make payments to us;
• enter into sale and leaseback transactions;
• merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and
• designate subsidiaries as unrestricted subsidiaries.
These covenants are subject to important exceptions and qualifications. See "Description of notes—Certain covenants."

If the notes are assigned investment grade ratings by both Moody's and S&P and no default or event of default has occurred and is continuing, certain covenants will be eliminated. See "Description of notes—Certain covenants—Fall-away event."

Transfer restrictions	The exchange notes generally will be freely transferable.
Risk factors

See "Risk factors" beginning on page 18 and the other information contained in this prospectus for a discussion of factors you should carefully consider prior to making an investment decision regarding the notes.

Summary historical financial and operating data

        The following table sets forth our summary historical financial and operating data at the dates and for the periods indicated. The statement of operations, balance sheet and other financial data in the following summary historical financial data as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, is derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations and other financial data included in the following selected historical financial data for the three months ended March 31, 2013 and 2012 and the balance sheet data as of March 31, 2013 have been derived from the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2010 included in the following summary historical financial data and the statement of operations, balance sheet and other financial data included in the following summary historical financial data as of and for the years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements which are not included in this prospectus.

        You should read the information contained in this table in conjunction with the financial statements, the accompanying notes thereto and management's discussion and analysis of financial condition and results of operations included elsewhere in this prospectus.

        The results of operations for any partial period are not necessarily indicative of the results of operations for other periods or for the full fiscal year.

Statement of operations data:

	Fiscal year ended					Three months ended
(in millions)	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	March 31, 2012	March 31, 2013
						(unaudited)	(unaudited)
Net revenue(1)	$7,303	$7,374	$7,813	$8,268	$8,516	$1,932	$1,974
Cost of goods sold	(4,719)	(4,755)	(5,008)	(5,278)	(5,419)	1,230	1,252

Gross profit	2,584	2,619	2,805	2,990	3,097	702	722

Operating expenses:
Operating	(703)	(684)	(701)	(744)	(715)	(175)	(173)
Selling, general and administrative, including stock-based compensation	(394)	(388)	(449)	(535)	(588)	(142)	(155)
Depreciation	(131)	(125)	(128)	(135)	(126)	(31)	(30)
Amortization of intangible assets	(400)	(403)	(395)	(439)	(400)	(96)	(104)

	(1,628)	(1,600)	(1,673)	(1,853)	(1,829)	(444)	(462)

Operating income	956	1,019	1,132	1,137	1,268	258	260

Other income (expense):
(Loss) gain on investments	—	(6)	105	(2)	(4)	—	1
(Loss) gain on financial instruments	(24)	32	40	50	48	11	12
Interest expense	(249)	(357)	(415)	(231)	(235)	(55)	(63)
Interest income	376	6	2	2	2	1	—
Foreign currency (loss) gain	(63)	19	(8)	(2)	2	6	(1)
Other expense	(2)	(15)	(23)	—	—	—	(41)

	38	(321)	(299)	(183)	(187)	(37)	(92)

Income before income taxes	994	698	833	954	1,081	221	168
Income tax expense	(353)	(281)	(282)	(342)	(394)	(82)	(62)

Net income	641	417	551	612	687	139	106
Less: Net income attributed to the noncontrolling interest	(34)	(38)	(47)	(52)	(63)	(14)	(12)

Net income attributable to QVC, Inc. shareholder	$607	$379	$504	$560	$624	$125	$94

(1)
Gross merchandise sales plus shipping and handling revenue less a provision for returns. See Note 2(j) to the audited consolidated financial statements included in this prospectus for information about the provision for returns.

Other financial data:

	Fiscal year ended					Quarter ended
(dollars in millions)	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	March 31, 2012	March 31, 2013
						(unaudited)	(unaudited)
U.S. % of net revenue	67.2%	67.6%	67.1%	65.5%	65.6%	64.2%	65.7%
International % of net revenue	32.8%	32.4%	32.9%	34.5%	34.4%	35.8%	34.3%
E-Commerce % of net revenue(2)	21.9%	25.1%	28.3%	31.3%	34.5%	32.6%	36.2%
Gross Margin %(3)	35.4%	35.5%	35.9%	36.2%	36.4%	36.3%	36.6%
Adjusted OIBDA(4)	$1,502	$1,565	$1,673	$1,733	$1,828	$390	$404
Adjusted OIBDA Margin %(4)(5)	20.6%	21.2%	21.4%	21.0%	21.5%	20.2%	20.5%
Capital expenditures	$144	$181	$220	$259	$246	$45	$33

(2)
Net revenue generated from our U.S. and international websites and mobile applications divided by consolidated net revenue.

(3)
Gross profit divided by net revenue.

(4)
We define Adjusted OIBDA as net revenue less cost of goods sold, operating expenses and selling, general and administrative expenses (excluding stock-based compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our business and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our business, including our ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results and perform analytical comparisons and benchmarking among our businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization and stock-based compensation that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted OIBDA has several limitations that are discussed in management's discussion and analysis of financial condition and results of operations—adjusted operating income before depreciation and amortization (Adjusted OIBDA).

(5)
Adjusted OIBDA divided by net revenue.

Reconciliation of net income and operating income to Adjusted OIBDA:

	Fiscal year ended					Quarter ended
(in millions)	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	March 31, 2012	March 31, 2013
						(unaudited)	(unaudited)
Net income	$641	$417	$551	$612	$687	$139	$106
(Loss) gain on investments	—	(6)	105	(2)	(4)	—	1
(Loss) gain on financial instruments	(24)	32	40	50	48	11	12
Interest expense	(249)	(357)	(415)	(231)	(235)	(55)	(63)
Interest income	376	6	2	2	2	1	—
Foreign currency (loss) gain	(63)	19	(8)	(2)	2	6	(1)
Other expense	(2)	(15)	(23)	—	—	—	(41)
Income tax expense	(353)	(281)	(282)	(342)	(394)	(82)	(62)

Operating income	956	1,019	1,132	1,137	1,268	258	260
Depreciation and amortization of intangible assets	(531)	(528)	(523)	(574)	(526)	(127)	(134)
Stock-based compensation expense	(15)	(18)	(18)	(22)	(34)	(5)	(10)

Adjusted OIBDA	$1,502	$1,565	$1,673	$1,733	$1,828	$390	$404

Balance sheet data (at end of period):

(in millions)	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	March 31, 2013
						(unaudited)
Cash and cash equivalents(6)	$685	$748	$621	$560	$540	$439
Working capital(7)	$1,867	$1,228	$1,209	$1,375	$1,190	$1,182
Total assets	$14,841	$14,852	$13,820	$13,570	$13,438	$12,898
Total debt(8)	$5,285	$4,039	$2,820	$2,490	$3,477	$3,596
Total equity	$6,183	$7,228	$7,654	$8,019	$6,834	$6,590

(6)
Excludes restricted cash.

(7)
Total current assets less total current liabilities.

(8)
Long-term portion of debt and capital lease obligations, plus current portion of debt and capital lease obligations.

 Ratio of earnings to fixed charges

        The following table presents our ratio of earnings to fixed charges for the periods presented.

	Fiscal year ended					Three months ended
(in millions)	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	March 31, 2012	March 31, 2013
Fixed charges:
Interest expense(1)	249	360	420	233	236	55	63
Estimate of interest within rental expense	6	5	6	6	9	2	2

Total fixed charges	255	365	426	239	245	57	65

Earnings:
Income before income taxes	994	698	833	954	1,081	221	168
Add amortization of capitalized interest	—	3	1	2	2	1	1

Subtotal	994	701	834	956	1,083	222	169
Fixed charges per above	255	365	426	239	245	57	65
Less interest capitalized during the period	(1)	(3)	(5)	(2)	(2)	—	—

Total earnings	1,248	1,063	1,255	1,193	1,326	279	234

Ratio of earnings to fixed charges	4.9	2.9	2.9	5.0	5.4	4.9	3.6

(1)
Includes the sum of the following: (a) interest expensed and capitalized and (b) amortized premiums, discounts and capitalized expenses related to indebtedness.

Risk factors

        An investment in the notes involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the other information included in this prospectus, before deciding to participate in the exchange offer. The risks described below are not the only ones facing our Company. In the event any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment in the notes. The risks described below are those that we currently believe may materially affect us. For purposes of this section, the phrase "material adverse effect" is meant to refer to a material adverse effect on our financial condition, results of operations and/or the value of the notes.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See "Cautionary note regarding forward-looking statements."

Risks related to our business

Continuing weak economic conditions worldwide, including in the United States and Europe, may reduce consumer demand for our products and services

        The recent economic downturn in the United States and in other regions of the world in which our subsidiaries and affiliates operate could adversely affect demand for our products and services, since a substantial portion of our revenue is derived from discretionary spending by individuals, which typically falls during times of economic instability. Global financial markets continue to experience disruptions, including increased volatility and diminished liquidity and credit availability. In particular, the current European debt crisis, particularly most recently in Greece, Italy, Ireland, Portugal and Spain, and related European financial restricting efforts may cause volatility in the European currencies and reduce the purchasing power of European customers. In the event that one or more countries were to replace the Euro with their legacy currency, then our revenue and operating results in such countries, or Europe generally, would likely be adversely affected until stable exchange rates were established and economic confidence restored. In addition, the European crisis is contributing to instability in global credit markets. The world has recently experienced a global macroeconomic downturn, and if economic and financial market conditions in the United States or other key markets, including Europe, remain uncertain, persist, or deteriorate further, our customers may respond by suspending, delaying, or reducing their discretionary spending. A suspension, delay or reduction in discretionary spending could adversely affect revenue. Accordingly, our ability to increase or maintain revenue and earnings could be adversely affected to the extent that relevant economic environments remain weak or decline further. Such weak economic conditions may also inhibit our expansion into new European markets. We currently are unable to predict the extent of any of these potential adverse effects.

The retail business environment is subject to intense competition, and we may not be able to effectively compete for customers

        We operate in a rapidly evolving and highly competitive retail business environment. Although we are the U.S.'s largest television shopping retailer, we have numerous and varied competitors at the national and local levels, ranging from large department stores to specialty shops, electronic retailers, direct marketing retailers, wholesale clubs, discount retailers, other televised shopping retailers such as HSN and ShopNBC in the U.S., Shop Channel in Japan, HSE 24 in Germany and Ideal World in the United Kingdom, infomercial retailers, internet retailers, and mail-order and catalog companies. Many of our current and potential competitors have greater resources, longer histories, more customers and greater brand recognition than we do. They may secure better terms from vendors, adopt more aggressive pricing, offer free or subsidized shipping and devote more resources to technology, fulfillment and marketing. Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

        We also compete for access to customers and audience share with other providers of televised, online and hard copy entertainment and content. We face similar competition in our international markets. Our inability to compete effectively with regard to the assortment, price, shipping terms and quality of the merchandise we offer for sale or to keep pace with competitors in our marketing, service, location, reputation, credit availability and technologies, could have a material adverse effect.

Our net revenue and operating results depend on our ability to predict or respond to consumer preferences

        Our net revenue and operating results depend in part on our ability to predict or respond to changes in consumer preferences and fashion trends in a timely manner. We develop new retail concepts and continuously adjust our product mix in an effort to satisfy customer demands. Consumer preferences may be affected by many factors outside of our control, including responses of competitors and general economic conditions. Any sustained failure by us to identify and respond to emerging trends in lifestyle and consumer preferences could have a material adverse effect.

Our long-term success depends in large part on our continued ability to attract new customers and retain existing customers and we may not be able to do that in a cost-effective manner

        In an effort to attract and retain customers, we engage in various merchandising and marketing initiatives, which involve the expenditure of money and resources, particularly in the case of the production and distribution of our television programming and, to a lesser but increasing extent, online advertising. We have spent, and expect to continue to spend, increasing amounts of money on, and devote greater resources to, certain of these initiatives, particularly in our continuing efforts to increasingly engage customers through online channels and to personalizing our customers' shopping experience. These initiatives, however, may not resonate with existing customers or consumers generally or may not be cost-effective. In addition, costs associated with the production and distribution of our television programming and costs associated with online marketing, including search engine marketing (primarily the purchase of relevant keywords) have increased and are likely to continue to increase in the foreseeable future and, if significant, could have a material adverse effect to the extent that they do not result in corresponding increases in net revenue.

We depend on the television distributors that carry our programming, and no assurance can be given that we will be able to maintain and renew our affiliation agreements on favorable terms or at all

        We currently distribute our programming through affiliation or transmission agreements with many television providers, including Comcast, Time Warner Cable, DIRECTV and DISH Network in the U.S., JCN, Jupiter Telecommunications, Ltd., Sky Perfect and World Hi-Vision Channel, Inc. in Japan, SES ASTRA, British Telecommunications and Kabel Deutschland in Germany, British Sky Broadcasting, Virgin Media, Arqiva and Freesat in the United Kingdom and Sky Italia S.r.l. and Telecom Italia Media Broadcasting S.r.l. in Italy. Our affiliation agreements with distributors are scheduled to expire between 2013 and 2022.

        As part of normal course renewal discussions, occasionally we have disagreements with our distributors over the terms of our carriage, such as channel placement or other contract terms. If not resolved through business negotiation, such disagreements could result in litigation or termination of an existing agreement. Termination of an existing agreement resulting in the loss of distribution of our programming to a material portion of our television households may adversely affect our growth, net revenue and earnings.

        The renewal negotiation process for affiliation agreements is typically lengthy. In some cases, renewals are not agreed upon prior to the expiration of a given agreement while the programming continues to be carried by the relevant distributor without an effective agreement in place. We do not have distribution agreements with some of the cable operators that carry our programming. In total, we are currently providing programming without affiliation agreements to distributors representing 7% of our U.S. distribution, and short-term, rolling 90 day letters of extension, to distributors who represent approximately 36% of our U.S. distribution. Some of our international programming may continue to be carried by distributors after the expiration dates on our affiliation agreements with them have passed.

        We may be unable to obtain renewals with our current distributors on acceptable terms, if at all. We may also be unable to successfully negotiate affiliation agreements with new or existing distributors to carry our programming. Although we consider our current levels of distribution without written agreement to be ordinary course, the failure to successfully renew or negotiate new affiliation agreements covering a material portion of television households could result in a discontinuation of carriage that may adversely affect our viewership, growth, net revenue and earnings.

The failure to maintain suitable placement for our programming could adversely affect our ability to attract and retain television viewers and could result in a decrease in revenue

        We are dependent upon the continued ability of our programming to compete for viewers. Effectively competing for television viewers is dependent, in substantial part, on our ability to negotiate and maintain placement of our programming at a favorable channel position, such as in a basic tier or within a general entertainment or general broadcasting tier. The advent of digital compression technologies and the adoption of digital cable have resulted in increased channel capacity, which together with other changing laws, rules and regulations regarding cable television ownership, impacts our ability to negotiate and maintain suitable channel placement with our distributors. Increased channel capacity could adversely affect the ability to attract television viewers to our programming to the extent it results in:

  •
  a less favorable channel position for our programming, such as placement adjacent to programming that does not complement our programming, a position next to our televised home shopping competitors or isolation in a "shopping" tier;

  •
  more competitors entering the marketplace; or

  •
  more programming options being available to the viewing public in the form of new television networks and time-shifted viewing (e.g., personal video recorders, video-on-demand, interactive television and streaming video over broadband internet connections).

        In addition, if our programming is carried exclusively by a distributor on a digital programming tier, we may experience a reduction in revenue to the extent that the digital programming tier has less television viewer penetration than the basic or expanded basic programming tier. We may experience a further reduction in revenue due to increased television viewing audience fragmentation to the extent that not all television sets within a digital cable home are equipped to receive television programming in a digital format. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and to offer elements of our programming via new technologies in a cost-effective manner that meet customer demands and evolving industry standards.

Any continued or permanent inability to transmit our programming via satellite would result in lost revenue and could result in lost customers

        Our success is dependent upon our continued ability to transmit our programming to television providers from our satellite uplink facilities, which transmissions are subject to the Federal

Communications Commission ("FCC") compliance in the U.S. and foreign regulatory requirements in our international operations. In most cases, we have entered into long-term satellite transponder leases to provide for continued carriage of our programming on replacement transponders and/or replacement satellites, as applicable, in the event of a failure of either the transponders and/or satellites currently carrying our programming. However, we do have a transponder service agreement in the United Kingdom that will expire in 2013. Although we believe we take reasonable and customary measures to ensure continued satellite transmission capability and we believe that this international transponder service agreement can be renewed (or replaced, if necessary) in the ordinary course of business, termination or interruption of satellite transmissions may occur, particularly if we are not able to successfully negotiate renewals or replacements of any of our expiring transponder service agreements in the future. Although we consider the transponder service agreement that is expiring in 2013 to be in the ordinary course, the failure to successfully renew or negotiate a new transmission agreement that results in an inability to transmit our programming would result in lost revenue and could result in lost customers.

System interruption and the lack of integration and redundancy in these systems and infrastructures may adversely affect our ability to transmit our television programs, operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations

        Our success depends, in part, on our ability to maintain the integrity of our transmissions, systems and infrastructures, including the transmission of our television programs, as well as our websites, information and related systems, call centers and fulfillment facilities. We may experience occasional system interruptions that make some or all transmissions, systems or data unavailable or prevent us from transmitting our signal or efficiently providing services or fulfilling orders. We are in the process of implementing new technology systems, such as the mobile applications, and upgrading others, such as our warehouse management systems. Our failure to properly implement these new systems or delays in implementing these new systems could impair our ability to provide services, fulfill orders and/or process transactions. We also rely on affiliate and third-party computer systems, broadband, transmission and other communications systems and service providers in connection with the transmission of our signal, as well as to facilitate, process and fulfill transactions. Any interruptions, outages or delays in our signal transmissions, systems and infrastructures, our business, our affiliates and/or third parties, or deterioration in the performance of these transmissions, systems and infrastructures, could impair our ability to provide services, fulfill orders and/or process transactions. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God and similar events or disruptions may damage or interrupt television transmissions, computer, broadband or other communications systems and infrastructures at any time. Any of these events could cause transmission or system interruption, delays and loss of critical data, and could prevent us from providing services, fulfilling orders and/or processing transactions. While we have backup systems for certain aspects of our operations, these systems are not fully redundant and disaster recovery planning is not sufficient for all possible risks. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption.

We may be subject to claims for representations made in connection with the sale and promotion of merchandise or for harm experienced by customers who purchase merchandise from us

        The manner in which we sell and promote merchandise and related claims and representations made in connection with these efforts is regulated by federal, state and local law, as well as the laws of the foreign countries in which we operate. We may be exposed to potential liability from claims by purchasers or from regulators and law enforcement agencies, including, but not limited to, claims for personal injury, wrongful death and damage to personal property relating to merchandise sold and misrepresentation of merchandise features and benefits. In certain instances, we have the right to seek indemnification for related liabilities from our vendors and may require such vendors to carry minimum levels of product liability and errors and omissions insurance. These vendors, however, may be unable to satisfy indemnification claims, obtain suitable coverage or maintain this coverage on acceptable terms, or insurance may provide inadequate coverage or be unavailable with respect to a particular claim. See "Business—Government regulation" for further discussion of regulations to which we are subject.

        In 2000, we became subject to a consent decree issued by the Federal Trade Commission ("FTC") barring us from making certain deceptive claims for specified weight-loss products and dietary supplements. We also became subject to an expanded consent decree issued by the FTC in 2009 that terminates on the later of March 4, 2029, or 20 years from the most recent date that the U.S. or the FTC files a complaint in federal court alleging any violation thereunder. Pursuant to this expanded consent decree, we are prohibited from making certain claims about specified weight-loss, dietary supplement and anti-cellulite products unless we have competent and reliable scientific evidence to substantiate such claims. Violation of this consent decree may result in the imposition of significant civil penalties for non-compliance and related redress to consumers and/or the issuance of an injunction enjoining us from engaging in prohibited activities.

Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses and rights, could subject us to additional liabilities

        We market and provide a broad range of merchandise through television shopping programs and our websites. As a result, we are subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions, including foreign jurisdictions, which are subject to change at any time, including laws regarding consumer protection, privacy, the regulation of retailers generally, the license requirements for television retailers in foreign jurisdictions, the importation, sale and promotion of merchandise and the operation of retail stores and warehouse facilities, as well as laws and regulations applicable to the internet and businesses engaged in online commerce, such as those regulating the sending of unsolicited, commercial electronic mail. Our failure to comply with these laws and regulations could result in a revocation of required licenses, fines and/or proceedings against us by governmental agencies and/or consumers, which could adversely affect our business, financial condition and results of operations. Moreover, unfavorable changes in the laws, rules and regulations applicable to us could decrease demand for merchandise offered by us, increase costs and/or subject us to additional liabilities. Similarly, new disclosure and reporting requirements, established under existing or new state or federal laws, such as regulatory rules regarding requirements to disclose efforts to identify the origin and existence of certain "conflict minerals" or abusive labor practices in portions of our supply chain, could increase the cost of doing business, adversely affecting our results of operations. Finally, certain of these regulations impact the marketing efforts of our brands and business.

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights

        In the processing of consumer transactions, our business receives, transmits and stores a large volume of personally identifiable information and other user data. The sharing, use, disclosure and protection of this information are governed by the privacy and data security policies maintained by us. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. Our failure, and/or the failure by the various third party vendors and service providers with which we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage our reputation and the reputation of our third party vendors and service providers, discourage potential users from trying our products and services and/or result in fines and/or proceedings by governmental agencies and/or consumers, any one or all of which could adversely affect our business, financial condition and results of operations.

Our business is subject to online security risks, including security breaches and identity theft

        To succeed, we must be able to provide for secure transmission of confidential information over public networks. Any penetration of network security or other misappropriation or misuse of personal consumer information could cause interruptions in the operations of our business and subject us to increased costs, litigation and other liabilities. Security breaches could also significantly damage our reputation with consumers and third parties with whom we do business. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. We also face risks associated with security breaches affecting third parties with which we are affiliated or otherwise conduct business online.

We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties

        We regard our intellectual property rights, including service marks, trademarks and domain names, copyrights (including our programming and our websites), trade secrets and similar intellectual property, as critical to our success. Our business also relies heavily upon software codes, informational databases and other components that make up their products and services.

        From time to time, we are subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, patents, copyrights and other intellectual property rights of third parties. In addition, litigation may be necessary to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Our failure to protect our intellectual property rights, particularly our proprietary brands, in a meaningful manner or third party challenges to related contractual rights could result in erosion of brand names and limit our ability to control marketing on or through the internet using our various domain names or otherwise, which could adversely affect our business, financial condition and results of operations.

We have operations outside of the U.S. that are subject to numerous operational and financial risks

        We have operations in countries other than the U.S. and we are subject to the following risks inherent in international operations:

  •
  fluctuations in currency exchange rates;

  •
  longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

  •
  recessionary conditions and economic instability affecting overseas markets;

  •
  our ability to repatriate funds held by our foreign subsidiaries to the U.S. at favorable tax rates;

  •
  export and import restrictions, tariffs and other trade barriers;

  •
  increases in taxes and governmental royalties and fees;

  •
  changes in foreign and U.S. laws, regulations and policies that govern operations of foreign-based companies;

  •
  changes to general consumer protection laws and regulations;

  •
  difficulties in staffing and managing international operations; and

  •
  political unrest that may result in disruptions of services that are critical to our international businesses.

        Ongoing financial uncertainty in Europe (including concerns that certain European countries may default in payments due on their national debt) and the resulting economic instability could cause a decline in the value of the Euro and British pound compared to the U.S. dollar, which could have an adverse effect on our revenues. In addition, if dissolution and replacement of the Euro currency and the potential reintroduction of individual European Union currencies should occur as a result of the continued Eurozone crisis, it could have a negative impact on our results of operations and could expose us to increased foreign exchange risk. Should the European Union monetary policy measures be insufficient to restore confidence and stability to the financial markets, the recovery of the global economy, including the U.S. and European Union economies where we have a significant presence, could be hindered or reversed, which could have a material adverse effect on us. There could also be a number of follow-on effects from these economic developments and negative economic trends on our business, including the inability of customers to obtain credit to finance purchases of our products; customer insolvencies; decreased customer confidence to make purchasing decisions and decreased customer demand.

        Moreover, in many foreign countries, particularly in certain developing economies, it is not uncommon to encounter business practices that are prohibited by regulations applicable to us, such as the Foreign Corrupt Practices Act and similar laws. Although we have undertaken compliance efforts with respect to these laws, our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, may take actions in violation of our policies and procedures. Any such violation, even if prohibited by our policies and procedures or the law, could have a material adverse effect. Any failure by us to effectively manage the challenges associated with the international operation of our business could have a material adverse effect.

We rely on independent shipping companies to deliver the products we sell

        We rely on third party carriers to deliver merchandise from vendors and manufacturers to us and to ship merchandise to our customers. As a result, we are subject to carrier disruptions and delays due to factors that are beyond our control, including employee strikes, inclement weather and regulation and enforcement actions by customs agencies. Any failure to deliver products to our customers in a timely and accurate manner may damage our reputation and brand and could cause us to lose customers. Enforcement actions by customs agencies can also cause the costs of imported goods to increase, negatively affecting our profits.

        We are also impacted by increases in shipping rates charged by third party carriers, which over the past few years, have increased significantly in comparison to historical levels. We currently expect that shipping and postal rates will continue to increase. In the case of deliveries to customers, in each market where we operate, we have negotiated agreements with one or more independent, third party shipping companies, which in certain circumstances provide for favorable shipping rates. If any of these relationships were to terminate or if a shipping company was unable to fulfill its obligations under its contract for any reason, we would have to work with other shipping companies to deliver merchandise to customers, which would most likely be at less favorable rates. Other potential adverse consequences of changing carriers include:

  •
  reduced visibility of order status and package tracking;

  •
  delays in order processing and product delivery; and

  •
  reduced shipment quality, which may result in damaged products and customer dissatisfaction.

        Any increase in shipping rates and related fuel and other surcharges passed on to us by our current carriers or any other shipping company would adversely impact profits, given that we may not be able to pass these increased costs directly to customers or offset them by increasing prices without a detrimental effect on customer demand.

We depend on relationships with vendors, manufacturers and other third parties, and any adverse changes in these relationships could result in a failure to meet customer expectations which could result in lost revenue

        We purchase merchandise from a wide variety of third party vendors, manufacturers and other sources pursuant to short- and long-term contracts and purchase orders. Our ability to identify and establish relationships with these parties, as well as to access quality merchandise in a timely and efficient manner on acceptable terms and cost, can be challenging. In particular, we purchase a significant amount of merchandise from vendors and manufacturers abroad, and cannot predict whether the costs for goods sourced in these markets will remain stable. We depend on the ability of vendors and manufacturers in the U.S. and abroad to produce and deliver goods that meet applicable quality standards, which is impacted by a number of factors, some of which are not within the control of these parties, such as political or financial instability, trade restrictions, tariffs, currency exchange rates and transport capacity and costs, among others.

        Our failure to identify new vendors and manufacturers, maintain relationships with a significant number of existing vendors and manufacturers and/or access quality merchandise in a timely and efficient manner could cause us to miss customer delivery dates or delay scheduled promotions, which would result in the failure to meet customer expectations and could cause customers to cancel orders or cause us to be unable to source merchandise in sufficient quantities, which could result in lost revenue.

The seasonality of our business places increased strain on our operations

        Our net revenue in recent years indicates that our business is seasonal due to a higher volume of sales in the fourth calendar quarter related to year-end holiday shopping. In recent years, we have earned, on average, between 22% and 23% of our global revenue in each of the first three quarters of the year and 32% of our global revenue in the fourth quarter of the year. If our vendors are not able to provide popular products in sufficient amounts such that we fail to meet customer demand, it could significantly affect our revenue and our future growth. If too many customers access our websites within a short period of time due to increased holiday demand, we may experience system interruptions that make our websites unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods we sell and the attractiveness of our products and services. In addition, we may be unable to adequately staff our fulfillment and customer service centers during these peak periods and delivery and other third party shipping (or carrier) companies may be unable to meet the seasonal demand.

        To the extent we pay for holiday merchandise in advance of the holidays (i.e., in August through November of each year), our available cash may decrease, resulting in less liquidity. We have limited availability under our revolving credit facility and may not be able to access financing to the extent our cash balance is impaired. We may be unable to maintain a level of cash sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

Failure to effectively manage our Easy-Pay and revolving credit card programs could result in less income

        We offer Easy-Pay in the U.S. (known as Q Pay in Germany and the United Kingdom), a payment plan that when offered by QVC, allows customers to pay for certain merchandise in two or more monthly installments. We cannot predict whether customers will pay all of their Easy-Pay installments.

        In addition, QVC-U.S. has an agreement with a large consumer financial institution (the "Bank") pursuant to which the Bank provides revolving credit directly to our customers for the sole purpose of purchasing merchandise from us with a QVC branded credit card ("Q Card"). We receive a portion of the net economics of the credit card program according to percentages that vary with the performance of the portfolio. We cannot predict the extent to which customers will use the Q Card, or the extent that they will make payments on their outstanding balances.

Our success depends in large part on our ability to recruit and retain key employees capable of executing our unique business model

        We have a business model that requires us to recruit and retain key employees, including management, with the skills necessary for a unique business that demands knowledge of the general retail industry, television production, direct to consumer marketing and fulfillment and the internet. We cannot assure you that if we experience turnover of our key employees we will be able to recruit and retain acceptable replacements because the market for such employees is very competitive and limited.

Risks relating to our organizational structure

We have not voluntarily implemented various corporate governance measures, in the absence of which note holders may have more limited protections against interested transactions, conflicts of interest and similar matters

        Federal legislation, including the Sarbanes-Oxley Act of 2002, encourages the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence and audit committee oversight.

        As a "close corporation" under Delaware law, our shareholder, rather than a board of directors, manages our business. Our shareholder is an indirect wholly owned subsidiary of Liberty, meaning that we do not have any independent governing body. In addition, we have not adopted corporate governance measures such as the implementation of an audit committee or other independent governing body. It is possible that if we were to appoint a board of directors and include one or more independent directors and adopt some or all of these corporate governance measures, note holders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. However, because our shareholder is responsible for managing our business, subject to the limitations in the indenture for the notes and our other debt documents as described below under "Description of other indebtedness," our shareholder has the ability to make decisions regarding transactions with related parties and corporate actions that could involve conflicts of interest. In addition, our Chief Executive Officer and President, Michael A. George, was a named executive officer of Liberty for the year ended December 31, 2011, and Mr. George became a director of Liberty during 2011. Prospective investors should bear in mind our current lack of independent directors, the positions with Liberty that are held by Mr. George, and corporate governance measures in formulating their investment decisions.

The interests of our shareholder may not coincide with note holders and our shareholder may make decisions with which you may disagree

        Our shareholder is an indirect wholly owned subsidiary of Liberty. As a "close corporation" under Delaware law, our shareholder, rather than a board of directors, manages our business. As a result, Liberty controls all aspects of our management, including the approval of significant corporate transactions such as a change of control. The interests of Liberty may not coincide with our interests or the interests of note holders. Accordingly, Liberty could cause us to enter into transactions or agreements of which note holders might not approve or make decisions with which note holders may disagree. For example, Liberty's dependence on our cash flow for servicing Liberty's debt and for other purposes, including payments of dividends on Liberty's capital stock, stock repurchases or to fund acquisitions or other operational requirements of Liberty and its subsidiaries is likely to result in our payment of large dividends to Liberty when permitted by law, the terms of our senior secured credit facility and the indentures governing the notes and our Existing Notes, which may deplete our equity or require us to borrow under our senior secured credit facility, increasing our leverage and decreasing our liquidity. We have made significant distributions to Liberty in the past. We paid $244 million of net dividends to Liberty during the three months ended March 31, 2013, $1.8 billion of net dividends to Liberty during 2012, $205 million of net dividends to Liberty during 2011 and $9 million of net dividends to Liberty during 2010. We declared and paid dividends to Liberty in the amount of $517 million during the three months ended June 30, 2013.

Risks relating to the exchange offer

If you do not properly tender your original notes, you will continue to hold unregistered notes and your ability to transfer those original notes may be adversely affected

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the prospectus distributed in connection with the private placement of the original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or if they are offered and sold under an exemption from those requirements. We do not plan to register the offer and resale of the original notes under the Securities Act, unless required to do so under the limited circumstances set forth in the registration rights agreement. A sale of the original notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities law may require the delivery of an opinion of counsel to us and the registrar or co-registrar for the original notes. In addition, the issuance of the exchange notes may adversely affect the liquidity of the trading market for untendered, or tendered but unaccepted, original notes. For further information regarding the consequences of not tendering your original notes in the exchange offer, see "The exchange offer—Consequences of failure to exchange."

        We will only issue exchange notes in exchange for original notes that you timely and properly tender into the exchange offer. Therefore, you should allow sufficient time to ensure timely delivery of your original notes and other required documents to the exchange agent and you should carefully follow the instructions on how to tender your original notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of original notes. We may waive any defects or irregularities with respect to your tender of original notes, but we are not required to do so and may not do so. We are not offering guaranteed delivery procedures in connection with the exchange offer. See "The exchange offer—Procedures for tendering original notes."

Some holders who exchange their original notes may be deemed to be underwriters and hence subject to subsequent transfer restrictions

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. See "The exchange offer—Resale of exchange notes" and "Plan of distribution."

Risks relating to the notes

We have a substantial amount of indebtedness, which could adversely affect our financial position and your investment in the notes, and prevent us from fulfilling our obligations under the notes

        We have a substantial amount of indebtedness. As of March 31, 2013, after giving effect to the redemption of 2017 notes described in "Prospectus summary—Recent developments—Redemption of the 2017 notes" and the issuance of notes and the use of proceeds therefrom described in "Use of proceeds", we would have had total debt of approximately $3.6 billion, consisting of $2.8 billion under our Existing Notes, $0.7 billion outstanding under our senior secured credit facility and $82 million of capital lease obligations. We would have also had an additional $1.3 billion available for borrowing under our senior secured credit facility as of that date. We may incur significant additional indebtedness in the future.

Our level of indebtedness could limit our flexibility in responding to current market conditions, adversely affect our financial position, prevent us from meeting our obligations under our debt instruments, including the notes, or otherwise restrict our business activities

        The existence of and limitations on the availability of our debt could have important consequences. The existence of debt could, among other things:

  •
  require a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness;

  •
  limit our ability to use cash flow or obtain additional financing for future working capital, capital expenditures or other general corporate purposes, which reduces the funds available to us for operations and any future business opportunities;

  •
  increase our vulnerability to general economic and industry conditions; or

  •
  expose us to the risk of increased interest rates because certain of our borrowings, including borrowings under our credit facility, are at variable interest rates.

        Limitations imposed as a part of the debt, such as the availability of credit and the existence of restrictive covenants may, among other things:

  •
  make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

  •
  restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

  •
  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes on satisfactory terms or at all;

  •
  limit our flexibility to plan for, or react to, changes in our business and industry;

  •
  place us at a competitive disadvantage compared to our less leveraged competitors; and

  •
  limit our ability to respond to business opportunities.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes

        Our ability to make payments on our indebtedness, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including our senior secured credit facility, our Existing Notes and the notes.

We may need to refinance certain existing indebtedness prior to the maturity of the notes

        Our senior secured credit facility matures on March 1, 2018. See "Description of other indebtedness—Senior secured credit facility." Certain of our Existing Notes mature on October 1, 2019, October 15, 2020 and July 2, 2022, which dates are earlier than the maturity of the notes offered hereby. See "Description of other indebtedness." Although we expect to refinance or otherwise repay this indebtedness, we may not be able to refinance this indebtedness on commercially reasonable terms or at all. The financial terms or covenants of any new credit facility, notes or other indebtedness may not be as favorable as those under our senior secured credit facility and our Existing Notes. Our ability to complete a refinancing of our senior secured credit facility and our Existing Notes prior to their respective maturities will depend on our financial and operating performance, as well as a number of conditions beyond our control. For example, if disruptions in the financial markets were to exist at the time that we intended to refinance this indebtedness, we might be restricted in our ability to access the financial markets. If we are unable to refinance our indebtedness, our alternatives would include negotiating an extension of the maturities of our senior secured credit facility and our Existing Notes with the lenders and seeking or raising new equity capital. If we were unsuccessful, the lenders under our senior secured credit facility and the holders of our Existing Notes could demand repayment of the indebtedness owed to them on the relevant maturity date. As a result, our ability to pay the principal of and interest on the notes would be adversely affected.

Despite our current level of indebtedness, we may still incur substantially more indebtedness, which could exacerbate the risks associated with our existing indebtedness

        We and our subsidiaries may incur substantial additional indebtedness in the future. Our senior secured credit facility and the terms of the indentures for the notes and our Existing Notes will limit, but not prohibit, us or our subsidiaries from incurring additional indebtedness. Also, our subsidiaries could incur additional indebtedness that is structurally senior to the notes or we and our subsidiaries could incur indebtedness secured by a lien on assets that do not constitute collateral, including assets of ours and our subsidiaries, and the holders of such indebtedness will have the right to be paid first from the proceeds of such assets. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with our insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to the note holders. In addition, note holder rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The notes constitute obligations of us and our material domestic subsidiaries and will not be obligations of Liberty, its other affiliates or of our non-guarantor subsidiaries; in addition, the notes will be structurally subordinated in right of payment to all obligations of any of our current and future subsidiaries that do not guarantee the notes and if the guarantees are deemed unenforceable, the remaining assets of such guarantors may not be sufficient to make any payments on the notes

        The notes will be guaranteed by each of our material domestic subsidiaries but will not receive a guarantee or other credit support from Liberty or any of its other affiliates, except that our sole shareholder, which is an indirect wholly owned subsidiary of Liberty, is pledging its shares of our capital stock to secure the notes.

        In addition, the notes will not be guaranteed by certain immaterial domestic subsidiaries or by any of our foreign subsidiaries. The notes and guarantees will therefore be structurally subordinated to all of the liabilities of our current and future subsidiaries that do not guarantee the notes. For the year ended December 31, 2012, our non-guarantor subsidiaries accounted for $2.8 billion, or 33.4%, of our consolidated net revenue and $195 million, or 15.4%, of our operating income. For the three months ended March 31, 2013, our non-guarantor subsidiaries accounted for $654 million, or 33.1%, of our consolidated net revenue and $23 million, or 8.8%, of our operating income and, at March 31, 2013, our non-guarantor subsidiaries accounted for $2.9 billion, or 22.9%, of our consolidated assets. As of March 31, 2013, after giving effect to the redemption of 2017 notes described in "Prospectus summary—Recent developments—Redemption of the 2017 notes", our non-guarantor subsidiaries would have accounted for approximately $1.4 billion of obligations (consisting predominantly of trade payables, deferred tax liabilities, certain other liabilities and no indebtedness for borrowed money), all of which would be structurally senior to the notes.

        Although the guarantees provide the holders of the notes with a direct claim as a creditor against the assets of the subsidiary guarantors, the guarantees may not be enforceable as described in more detail below. If the guarantees by the subsidiary guarantors are not enforceable, the notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables. As a result of being effectively subordinated to the liabilities of a subsidiary, if there was a dissolution, bankruptcy, liquidation or reorganization of such subsidiary, the holders of the notes would not receive any amounts with respect to the notes until after the payment in full of the claims of creditors of such subsidiary.

Our ability to meet our obligations under our debt, in part, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us

        We conduct a significant portion of our business operations through our subsidiaries. In servicing payments to be made on the notes, we will rely, in part, on cash flows from these subsidiaries, mainly dividend payments and other distributions. The ability of these subsidiaries to make dividend payments to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities. In addition, our foreign subsidiaries may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us and other limits.

Covenants in our debt agreements will restrict our business in many ways

        Our senior secured credit facility and the indentures governing the notes and our Existing Notes contain various covenants that limit our ability and/or our restricted subsidiaries' ability to, among other things:

  •
  incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

  •
  pay dividends or make distributions or redeem or repurchase capital stock;

  •
  prepay, redeem or repurchase debt;

  •
  make loans, investments and capital expenditures;

  •
  enter into agreements that restrict distributions from our subsidiaries;

  •
  sell assets and capital stock of our subsidiaries;

  •
  enter into sale and leaseback transactions;

  •
  enter into certain transactions with affiliates;

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person; and

  •
  designate our subsidiaries as unrestricted subsidiaries.

        These covenants are subject to important exceptions and qualifications as described under "Description of notes." In addition, our senior secured credit facility contains restrictive covenants and requires us to maintain a specified leverage ratio. Our ability to meet this leverage ratio can be affected by events beyond our control, and we may be unable to meet those tests. A breach of any of these covenants could result in a default under our senior secured credit facility, which in turn could result in a default under the indentures governing the notes and our Existing Notes. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. Our senior secured credit facility, our Existing Notes and certain future indebtedness will be secured by a first priority perfected lien in all shares of our capital stock. If the lenders and counterparties under our senior secured credit facility, our Existing Notes and certain future indebtedness accelerate the repayment of obligations, we may not have sufficient assets to repay such obligations, including the notes. See "Description of other indebtedness." Our borrowings under our senior secured credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will also increase even though the amount borrowed remains the same, and our net income would decrease.

Many of the covenants in the indenture will cease to apply if such notes are rated investment grade by both Moody's and Standard & Poor's

        Many of the covenants in the indenture governing the notes will no longer apply to the notes if such notes are rated investment grade by both Moody's and Standard & Poor's at a time that no default has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. Termination of these covenants would allow us to engage in certain transactions that are not permitted while these covenants are in force. There can be no assurance that the notes will be rated investment grade by both Moody's and Standard & Poor's, or that the notes will maintain such ratings. Even if the notes subsequently fail to be rated investment grade, the terminated covenants would not be reinstated. See "Description of notes—Certain covenants—Fall-away event."

An adverse rating of the notes may cause their value to decline

        If a rating agency rates the notes, it may assign a rating that is lower than expected. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings or outlook in the future, the value of the notes could significantly decline.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes

        Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility, that is not waived by the required lenders thereunder, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facility and the indentures governing the notes offered hereby and our Existing Notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facility and the indentures governing the notes offered hereby and our Existing Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to institute foreclosure proceedings against our capital stock, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If we could not obtain a waiver, we would be in default under our senior secured credit facility, which would result in a default under the indenture, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to purchase the notes upon a change of control or an offer to repurchase the notes as required by the indenture

        Upon the occurrence of specific types of change of control events, we will be required to offer to repurchase all of the notes, as well as the Existing Notes, at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and additional interest, if any, up to, but not including, the date of repurchase. We may not have sufficient funds available to repurchase all of the notes tendered pursuant to any such offer and any other debt, including the Existing Notes, that would become payable upon a change of control. Any failure to purchase the notes would be a default under the indenture, which would trigger a default under our senior secured credit facility. In that event, we would need to cure or refinance our senior secured credit facility before making an offer to purchase.

        Additionally, a change of control (as defined in our senior secured credit facility) would also constitute a default under our senior secured credit facility. Upon any such default, the lenders may declare any outstanding obligations under our senior secured credit facility immediately due and payable. If such debt repayment were accelerated, we may not have sufficient funds to repurchase the notes and repay the debt. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

        Courts interpreting change of control provisions under New York law (which will govern the indenture) have not provided clear and consistent meanings of such change of control provisions. In addition, the Delaware Court of Chancery has questioned whether a change of control provision contained in an indenture could be unenforceable on public policy grounds. Therefore, no assurances can be given as to how a court would interpret or even if a court would enforce the change of control provisions in our indenture as written for the benefit of the holders.

        In addition, if a change of control occurs, we may not be able to borrow under our senior secured credit facility which could adversely affect our financial situation and our ability to conduct our business.

A court could cancel the notes or the guarantees under fraudulent conveyance laws or certain other circumstances

        Our issuance of the notes and the issuance of the guarantees by certain of our subsidiaries may be subject to review under federal or state fraudulent transfer or conveyance or similar laws. If we or such guarantor becomes a debtor in a case under the U.S. bankruptcy code or encounter other financial difficulty, under federal or state laws governing fraudulent transfer or conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel the guarantees and/or the liens created by the security interests. The court might do so if it found that, when the guarantor entered into its guarantee or, in some states, when payments become due thereunder, (a) it received less than reasonably equivalent value or fair consideration for such guarantee and (b) either (i) was or was rendered insolvent, (ii) was left with inadequate capital to conduct its business, (iii) believed or should have believed that it would incur debts beyond its ability to pay, or (iv) was a defendant in an action for money damages or had a judgment for money damages docketed against us or such guarantor, if, in either case, after final judgment, the judgment was unsatisfied. The court might also avoid such guarantee, without regard to the above factors, if it found that the guarantor entered into its guarantee with actual or deemed intent to hinder, delay or defraud our creditors.

        Similarly, if we become a debtor in a case under the U.S. bankruptcy code or encounter other financial difficulty, a court might cancel our obligations under the notes, if it found that when we issued the notes (or in some jurisdictions, when payments become due under the notes), factors (a) and (b) above applied to us, or if it found that we issued the notes with actual intent to hinder, delay or defraud our creditors.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court avoided such guarantee, holders of the notes would no longer have a claim against such subsidiary. In addition, the court might direct holders of the notes to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another subsidiary or from any other source. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

        The indenture states that the maximum liability of each guarantor under its guarantee shall in no event exceed the amount that can be guaranteed by such guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to rights of contribution established in connection with the guarantees). This limitation may not protect the guarantees from a fraudulent transfer or conveyance attack or, if it does, the guarantees may not be in amounts sufficient, if necessary, to pay obligations under the notes when due.

        As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retires or redeems equity securities issued by the debtor. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors' other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

There could be circumstances in which certain guarantees are released automatically, without your consent or the consent of the trustee

        There could be circumstances, other than repayment or discharge of the notes, where certain guarantees will be released automatically, without your consent or the consent of the trustee. For example, a guarantor will be released from its guarantee in the event of dissolution of such guarantor, if such guarantor is designated as an unrestricted subsidiary or otherwise ceases to be a restricted subsidiary, in each case in accordance with the provisions of the indenture governing the notes, or upon the release or discharge of the guarantee by such guarantor of the senior secured credit facility. See "Description of notes—Note Guarantees."

We cannot assure you that an active trading market for the notes will develop

        The notes constitute a new issue of securities for which there is no existing market. We do not intend to apply for listing of either series of notes on any securities exchange or inclusion of either series of notes in any automated quotation system. We cannot provide you with any assurances regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, and the market for similar securities and the other factors discussed here under "Risk factors." The initial purchasers have advised us that they currently intend to make a market in the notes. However, the initial purchasers are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. We cannot assure you as to the liquidity of the market for the notes or the prices at which you may be able to sell the notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The book-entry registration system of the notes may limit the exercise of rights by the beneficial owners of the notes

        Because transfers of interests in the global notes representing the notes may be effected only through book entries at the Depository Trust Company ("DTC") and its direct and indirect participants (including Clearstream and Euroclear), the liquidity of any secondary market in the notes may be reduced to the extent that some investors are unwilling to hold notes in book-entry form in the name of a DTC direct or indirect participant. The ability to pledge interests in the global notes may be limited due to the lack of a physical certificate. In addition, beneficial owners of interests in global notes may, in certain cases, experience delay in the receipt of payments of principal and interest, since the payments will generally be forwarded by the paying agent to DTC, which will then forward payment to its direct and indirect participants, which (if they are not themselves the beneficial owners) will then forward payments to the beneficial owners of the global notes. In the event of the insolvency of DTC or any of its direct and indirect participants in whose name interests in the global notes are recorded, the ability of beneficial owners to obtain timely or ultimate payment of principal and interest on global notes may be negatively affected.

        A holder of beneficial interests in the global notes will not have a direct right under the notes to act upon any solicitations that we may request. Instead, holders will be permitted to act only to the extent they receive appropriate proxies to do so from DTC or, if applicable, DTC's direct or indirect participants. Similarly, if we default on our obligations under the notes, holders of beneficial interests in the global notes will be restricted to acting through DTC, or, if applicable, DTC's direct or indirect participants. We cannot assure holders that the procedures of DTC or DTC's nominees or direct or indirect participants will be adequate to allow them to exercise their rights under the notes in a timely manner.

Our ability to pay dividends or make other restricted payments to Liberty is subject to limited restrictions

        Although the notes contain limitations on Restricted Payments (as defined under "Description of notes"), those limitations are subject to a number of important exceptions and qualifications (see

"Description of notes—Certain covenants—Limitations on restricted payments"). In particular, there are no restrictions on our ability to pay dividends or make other restricted payments if we are not in default on the notes and our Consolidated Leverage Ratio (as defined under "Description of notes") is no greater than 3.50 to 1.0 (which ratio is 3.25 to 1.0 under our senior secured credit facility). As a result, Liberty will, in many instances, be permitted to rely on our cash flow for servicing Liberty's debt and for other purposes, including payments of dividends on Liberty's capital stock, if declared, or to fund acquisitions or other operational requirements of Liberty and its subsidiaries. These events may deplete our equity or require us to borrow under our senior secured credit facility, increasing our leverage and decreasing our liquidity. We may make and have made significant distributions to Liberty in the past, such as the distribution to Liberty made in connection with the recapitalization of Liberty's common stock into shares of the corresponding series of two tracking stocks, Liberty Interactive and Liberty Ventures. In addition, during the three months ended June 30, 2013, we declared and paid dividends in cash to Liberty in the amount of $517 million. These dividends were funded with draws from our revolving credit facility and from cash generated from operations. In the ordinary course of business we have made and may make additional distributions to Liberty. See "Summary—Liberty relationship" and "Related party transactions."

Risks relating to the collateral

The collateral is limited to a pledge of the capital stock of QVC, and the holders of the notes will have only an unsecured claim against our assets and the guarantors' assets

        The notes will be secured on a pari passu basis by the same collateral that secures our existing secured indebtedness and certain future indebtedness (the "Collateral"). The Collateral consists solely of a first priority perfected lien and security interest in the shares of our capital stock, which is pledged by our parent to secure the obligations under the existing secured indebtedness and the Existing Notes. Although there are certain circumstances under which additional assets of QVC or our subsidiaries may be pledged to secure the notes offered hereby, there can be no assurance that this will occur. If any such assets were to become subject to a lien for the benefit of the holders of the notes, such a lien would be shared with the lenders under our senior secured credit facility and the holders of the Existing Notes, as well as the holders of certain other indebtedness we may incur in the future. You should not assume that collateral to secure the notes and the guarantees consisting of our assets or the assets of any of the subsidiary guarantors will ever be provided or that, if provided, it would not subsequently be released and/or avoided. See "Description of other indebtedness" and "Description of notes—Security."

        Unless any such security interest is provided, holders of the notes will have only an unsecured claim against our and the guarantors' assets ranking equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Note holder rights to receive proceeds from the sale of collateral securing the notes will be pari passu with the claims of lenders and counterparties under our existing secured indebtedness and certain future indebtedness and there may not be sufficient collateral to pay all or any portion of the notes, our senior secured credit facility, our Existing Notes and certain future indebtedness

        Note holders will receive distributions from any foreclosure proceeds of any Collateral on a pro rata basis with the lenders under our existing secured indebtedness and certain future indebtedness. No appraisal of the value of the Collateral has been made in connection with this offering or otherwise, and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, general economic conditions and the availability of suitable buyers for the Collateral. By its nature, the Collateral may be illiquid and may have no readily ascertainable market value, and could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the notes, our existing secured indebtedness and certain future indebtedness. Also, we cannot assure you that the fair market value of the Collateral securing the notes, our existing secured indebtedness and certain future indebtedness would be sufficient to pay any amounts due under such obligations following their acceleration. If the proceeds of any sale of the Collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against our and the guarantors' assets and, in the context of a bankruptcy case by or against us, will mean that you may not be entitled to receive interest payments or reasonable fees, costs or charges due under the notes, and may be required to repay any such amounts already received by you. Any such unsecured claim will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

        To the extent that liens securing obligations under our Existing Notes and senior secured credit facility and other liens permitted under the indenture and other rights, encumber any of the Collateral securing the notes, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the Collateral.

        In addition, the indenture governing the notes and the indenture governing Existing Notes and senior secured credit facility permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the notes. This would reduce amounts payable to holders of the notes from the proceeds of any sale of the Collateral.

Holders of notes will not control decisions regarding collateral

        Although our Existing Notes, our senior secured credit facility, the notes offered hereby and certain future indebtedness will be secured on a pari passu basis by the same collateral, holders of the notes will not be able to exercise any control over decisions regarding the Collateral. The security agreement governing the Collateral provides, among other things, that (a) the collateral agent, taking instruction from the lenders under our senior secured credit facility, controls substantially all matters related to the Collateral; and (b) the holders of such indebtedness may foreclose on or take other actions with respect to such Collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes, in each case, regardless of the amount of the obligations under our senior secured credit facility relative to the obligations under the notes.

Any future pledge of collateral might be avoidable in bankruptcy

        Any future pledge of collateral in favor of the trustee, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

 Use of proceeds

        The exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the original notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, outstanding original notes in like principal amount. We will cancel all original notes tendered in exchange for exchange notes in the exchange offer. Interest on each exchange note will accrue interest on the same terms as the original notes and such interest will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the note surrendered in exchange therefor or (ii) if the note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (b) if no interest has been paid on such note, from the original issue date of the notes. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness or in the early payment of interest.

        The net proceeds from the sale of the original notes on March 18, 2013, after deducting the initial purchasers' discount and offering expenses payable by us, were approximately $1,036 million. We used the net proceeds, in addition to cash on hand, to provide the total amount of funds required to purchase $124 million of outstanding 2017 notes and $231 million of outstanding 2019 notes in certain tender offers that closed on March 18 and April 2, to pay all fees and expenses related to the tender offers, and to redeem all remaining 2017 notes that were not tendered in the tender offers. To the extent that the net proceeds from the sale of the notes exceeded the amount of funds required to purchase the tendered and redeemed notes, we utilized the excess funds for general corporate purposes, which included the refinancing of indebtedness under our senior secured credit facility.

The exchange offer

        This section of the prospectus describes the exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document for a complete understanding of the exchange offer.

Purpose of the exchange offer

        The purpose of the exchange offer is to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the original notes. We originally issued and sold $750,000,000 principal amount of 2023 original notes and $300,000,000 of 2043 original notes in a private placement on March 18, 2013. We did not register the offer and sale of the original notes in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A and Regulation S thereunder.

        We are offering to exchange up to the entire $750,000,000 principal amount of 2023 original notes and the entire $300,000,000 of 2043 original notes for a like principal amount of the corresponding series of exchange notes.

        Under the registration rights agreement, we are required, among other things, to:

  •
  file and cause a registration statement registering the proposed offer and exchange of any and all original notes for registered exchange notes with substantially identical terms to be declared effective under the Securities Act on or prior to December 13, 2013 (the 270th day after the issue date of the original notes); and

  •
  keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to holders of the original notes.

        In addition, under certain circumstances, we may be required to file a shelf registration statement to cover resales of original notes. Specifically, in the event that, with respect to the notes:

  •
  we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because of any change in law or in currently prevailing interpretations of the Staff of the SEC;

  •
  an exchange offer is not consummated within the time period set forth above;

  •
  in certain circumstances, certain holders of unregistered exchange notes so request; or

  •
  in the case of any holder that participates in an exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act), then, in each case, we will, at our sole expense,

  •
  within 30 days file a shelf registration statement covering resales of the notes;

  •
  use all commercially reasonable efforts to cause such shelf registration statement to be declared effective within 75 days of the filing thereof;

  •
  keep effective such shelf registration statement until the earliest of (i) two years after the original issue date of the notes, or (ii) such time as all of the notes have been sold thereunder; and

  •
  in the event that a shelf registration statement is filed, provide to each holder whose notes are registered under such shelf registration statement copies of the prospectus that is a part of such shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to a shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        If (1) we do not comply with the time periods set forth above in this section; or (2) the registration statement of which this prospectus forms a part, or any shelf registration statement covering resales of the notes required to be filed by the registration rights agreement, ceases to be effective at any time during which it is required to be so effective (subject to certain exceptions), then additional interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such registration default continues, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum); provided, however, that upon the exchange of exchange notes for all notes tendered (in the case of clause (1) above) or upon the effectiveness of the required registration statement (in the case of clause (2) above), additional interest on such notes as a result of such clause, as the case may be, shall cease to accrue and the interest rate on the applicable notes will be reduced to the original interest rate borne by such notes. All accrued additional interest will be paid in arrears on each semi-annual interest date.

        Participation in the exchange offer is voluntary and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making your decision on whether to participate in the exchange offer.

Resale of Exchange Notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the exchange notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corp. (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe the exchange notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided such holder meets the following conditions:

  •
  such holder is not a broker-dealer who purchased original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

  •
  such holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act; and

  •
  such holder acquires exchange notes in the ordinary course of business of such holder and any beneficial owner of the exchange notes and has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

        If you do not satisfy all of the above conditions, you cannot participate in the exchange offer. Rather, in the absence of an exemption you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the original notes. Any holder that complies with such registration and prospectus delivery requirements may incur liabilities under the Securities Act for which the holder will not be entitled to indemnification from us.

        A broker-dealer that has bought original notes for its own account as part of its market-making or other trading activities must deliver a prospectus in order to resell the exchange notes it receives therefor pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for such purpose, and we have agreed in the registration rights agreement to make this prospectus available to such broker-dealers for a period ending on the earlier of 180 days from the effective date of the registration statement of which this prospectus forms a part and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See "Plan of Distribution." Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Consequences of failure to exchange

        Original notes that are not exchanged for exchange notes in the exchange offer will remain "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, and will therefore continue to be subject to restrictions on transfer. Holders of such original notes will not be able to require us to register them under the Securities Act, except in the limited circumstances set forth in the registration rights agreement. Accordingly, following completion of the exchange offer any original notes that remain outstanding may not be offered, sold, pledged or otherwise transferred except:

  (1)
  to us, upon redemption thereof or otherwise,

  (2)
  to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act,

  (3)
  in an offshore transaction in accordance with Regulation S under the Securities Act,

  (4)
  pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

  (5)
  in reliance on another exemption from the registration requirements of the Securities Act, or

  (6)
  pursuant to an effective registration statement under the Securities Act.

        In all of the situations discussed above, the resale must be in compliance with the Securities Act, any applicable securities laws of any state of the United States and any applicable securities laws of any foreign country. Any resale of original notes will also be subject to certain requirements of the registrar being met, including receipt by the registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

        To the extent original notes are tendered and accepted in the exchange offer, the principal amount of the corresponding series of outstanding original notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the corresponding series of original notes could be adversely affected following completion of the exchange offer. See "Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your original notes, you will continue to hold unregistered notes and your ability to transfer those original notes may be adversely affected."

Terms of the exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, we will accept any and all original notes validly tendered (and not withdrawn) on or prior to the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of the corresponding series of original notes accepted in the exchange offer. Interest on each exchange note will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the note surrendered in exchange therefor or (ii) if the note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (b) if no interest has been paid on such note, from the original issue date of the notes. All accrued interest on the original notes will become obligations under the corresponding series of exchange notes. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof.

        The form and terms of the exchange notes are the same as the form and terms of the corresponding series of original notes, except that:

  •
  the offer and sale of the exchange notes for the original notes will have been registered under the Securities Act, and the exchange notes will not bear legends restricting their transfer pursuant to the Securities Act, and

  •
  except as otherwise described above, holders of the exchange notes will not be entitled to any rights under the registration rights agreement.

        The exchange notes will evidence the same debt as the corresponding series of original notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs the original notes, including the payment of principal and interest.

        We are sending this prospectus and the letter of transmittal to holders of the original notes through the facilities of The Depositary Trust Company, or DTC, whose nominee, Cede & Co, is the registered holder of the original notes. The original notes are represented by permanent global notes in fully registered form, without coupons, which have been deposited with the trustee for the notes, as custodian for DTC. Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. The term "holder," as used in this prospectus, means those DTC participants in whose name interests in the global notes are credited on the books of DTC, and those persons who hold interests through such DTC participants. The term "original notes," as used in this prospectus, means such interests in the global notes. Like the original notes, the exchange notes will be deposited with the trustee for the notes as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

        Holders of the original notes do not have any appraisal or dissenter's rights under Delaware law or the indenture governing the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the Exchange Act and the SEC's rules and regulations thereunder.

        We will be deemed to have accepted validly tendered original notes when, as and if we have given written notice thereof to the exchange agent, which is U.S. Bank National Association. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered in the exchange offer will be issued promptly after the Expiration Date.

        If any tendered original notes are not accepted for exchange because they do not comply with the procedures set forth in this prospectus and the accompanying letter of transmittal, our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the Expiration Date or our withdrawal of the exchange offer. Any acceptance, waiver of default or a rejection of a tender of original notes shall be at our discretion and shall be conclusive, final and binding.

        Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes in the exchange offer. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offer. See "—Fees and Expenses."

        We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which this exchange offer or its acceptance would not comply with applicable state securities laws or applicable laws of a foreign jurisdiction.

Expiration date; extensions; amendments

        The term "Expiration Date" with respect to the exchange offer means 5:00 p.m., New York City time, on August 23, 2013 unless we, in our sole discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

        If we extend the exchange offer, we will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, no later than on the next business day after the previously scheduled Expiration Date.

        We reserve the right, in our sole discretion,

  •
  to extend the exchange offer,

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer or waive any conditions that have not been satisfied, or

  •
  to amend the terms of the exchange offer in any manner.

        We may effect any such extension, waiver, termination or amendment by giving written notice thereof to the exchange agent.

        Except as specified in the second paragraph under this heading, we will make a public announcement of any such extension, termination, amendment or waiver as promptly as practicable. If we amend or waive any condition of the exchange offer in a manner determined by us to constitute a material change to the exchange offer, we will promptly disclose such amendment or waiver in a prospectus supplement that will be distributed to the holders of the original notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment or waiver and the manner of disclosure to the registered holders.

        We will make a timely release of a public announcement of any extension, termination, amendment or waiver to the exchange offer to an appropriate news agency.

Procedures for tendering original notes

        Tenders of Original Notes; Book-Entry Delivery Procedure.    All of the original notes are held in book-entry form, and tenders may only be made through DTC's Book-Entry Transfer Facility.

        In connection with the commencement of the exchange offer, the exchange agent will establish an account with respect to the original notes at DTC for purposes of the exchange offer, and any financial institution that is a participant in DTC that wishes to participate in the exchange offer may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account in accordance with DTC's procedures for such transfer. The confirmation of a book-entry transfer into the exchange agent's account at DTC is referred to as a "Book-Entry Confirmation." In addition, DTC participants on or before the Expiration Date must either

  •
  properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile, with any required signature guarantees, to the exchange agent at one or more of its addresses below, or

  •
  transmit their acceptance through DTC's Automated Tender Offer Program, or ATOP, for which the exchange offer is eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the original notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

        Although delivery of original notes is to be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth below on or prior to the Expiration Date. Delivery of the letter of transmittal or other required documents to DTC does not constitute delivery to the exchange agent.

        The tender by a holder of original notes pursuant to the procedures set forth above will constitute the tendering holder's acceptance of all of the terms and conditions of the exchange offer. Our acceptance for exchange of original notes tendered pursuant to the procedures described above will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes.

        The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent's Message transmitted through ATOP, is at the election and risk of the persons tendering original notes and delivering letters of transmittal. If you use ATOP, you must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on or prior to the Expiration Date. Tender and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail, postage prepaid, with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

        Except as provided below, unless the original notes being tendered are delivered to the exchange agent on or prior to the Expiration Date (accompanied by a completed and duly executed letter of transmittal or a properly transmitted Agent's Message), we may, at our option, reject the tender of such original notes. The exchange of exchange notes for original notes will be made only against the tendered original notes, which must be deposited with the exchange agent prior to or on the Expiration Date, and receipt by the exchange agent of all other required documents prior to or on the Expiration Date.

        Tender of Original Notes Held Through a Nominee.    If you beneficially own original notes through a bank, depository, broker, trust company or other nominee and wish to tender your original notes, you must instruct such holder to cause your original notes to be tendered on your behalf. A letter of instruction from your bank, depository, broker, trust company or other nominee may be included in the materials provided along with this prospectus, which the beneficial owner may use to instruct its nominee to effect the tender of the original notes of the beneficial owner.

        Signature Guarantees.    Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the original notes tendered thereby are tendered (1) by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instructions 1 and 4 of the letter of transmittal. If the original notes are in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the holder of such original notes, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 4 of the letter of transmittal.

        No Guaranteed Delivery Procedures.    No guaranteed delivery procedures are being made available in connection with the exchange offer. Therefore, to participate in the exchange offer your original notes must be transferred into the exchange agent's account at DTC, and the exchange agent must receive a properly completed and duly executed letter of transmittal (and any other required documents) or an Agent's Message transmitted through ATOP, in each case on or prior to the Expiration Date.

        Your Representations to Us.    By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  you are acquiring exchange notes in the ordinary course of business of you and any beneficial owner of the exchange notes;

  •
  you are not engaged in, and you do not intend to engage in, and you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

  •
  you are transferring good and marketable title to the original notes free and clear of all liens, security interests, encumbrances, or rights or interests of others except your own;

  •
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of your exchange notes; and

  •
  you are not our "affiliate" as defined in Rule 405 of the Securities Act. If you are a broker-dealer, you may not participate in the exchange offer as to any original notes you purchased directly from us.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us, which determination will be conclusive, final and binding. Alternative, conditional or contingent tenders of original notes will not be considered valid and may be rejected by us. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

        We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

        Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

        Any original notes tendered into the exchange agent's account at DTC that are not validly tendered and as to which the defects or irregularities have not been cured or waived within the timeframes established by us in our sole discretion, if any, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will be credited back to the account maintained by the applicable DTC participant with such book-entry transfer facility.

Withdrawal of tenders

        Tenders of original notes in the exchange offer may be withdrawn at any time on or prior to the Expiration Date.

        To be effective, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn original notes and must otherwise comply with DTC's procedures.

        If the original notes to be withdrawn have been identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon the exchange agent's receipt of written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures. Any failure to follow these procedures will not result in any original notes being withdrawn. The company and the exchange agent may reject any withdrawal request not in accordance with these procedures.

        All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered on or prior to the Expiration Date. Properly withdrawn original notes may be retendered by following the procedures described above under "—Procedures for tendering original notes" at any time on or prior to the Expiration Date.

        Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, promptly following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the exchange offer

        The exchange offer will not be subject to any conditions, other than:

  •
  that the exchange offer, or the making of any exchange by a holder of original notes, does not violate applicable law or any applicable interpretation of the staff of the SEC;

  •
  that applicable interpretations of the staff of the SEC regarding exchange offers of the type contemplated by this prospectus shall not have been changed, such that the exchange notes would not be generally free of the transfer restrictions of the Securities Act following consummation of the exchange offer;

  •
  the due tendering of original notes and the delivery to the exchange agent of the letter of transmittal or an Agent's Message (and all other required documents) in accordance with the exchange offer; and

  •
  that each holder of the original notes exchanged in the exchange offer shall have made the representations set forth above in "—Your Representations to Us" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or Staff interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.

        If we determine in our reasonable discretion that any of the conditions to the exchange offer are not satisfied, we may:

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders,

  •
  terminate the exchange offer,

  •
  extend the exchange offer and retain all original notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such original notes, or

  •
  waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

        If our waiver of an unsatisfied condition constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders of the original notes, and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange agent

        U.S. Bank National Association, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. The exchange agent will not be (i) liable for any act or omission unless such act constitutes its own gross negligence or bad faith and in no event will the exchange agent be liable to a security holder, QVC, Inc., or any third party for special, indirect or consequential damages, or lost profits, arising in connection with the exchange offer or its duties and responsibilities related to the exchange offer; (ii) obligated to take any legal action with respect to the exchange offer which might in its judgment involve any expense or liability, unless it will be furnished with indemnity satisfactory to it; and (iii) liable or responsible for any statement contained in this prospectus.

        We will indemnify the exchange agent with respect to certain matters relating to the exchange offer.

        You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for other documents to the exchange agent as follows:

Delivery by Mail:
U.S. Bank National Association
60 Livingston Avenue - EP - MN - WS2N
St. Paul, MN 55107-2292
Attention: Specialized Finance

Courier or Overnight Delivery:
U.S. Bank National Association
111 Fillmore Avenue
St. Paul, MN 55107-1402
Attention: Specialized Finance

To Confirm by Telephone or for Information:
(651) 466-7150

Facsimile Transmissions:
(651) 466-7372

Fees and expenses

        We will bear the expenses of soliciting tenders.    The principal solicitation is being made by mail by the exchange agent; however, additional solicitation may be made by telecopy, telephone or in person by our or our affiliates' officers and regular employees.

        No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses.

        Our out-of-pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Transfer taxes

        We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the tendering holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting treatment for the exchange offer

        The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Business

Overview

        QVC, Inc. markets and sells a wide variety of consumer products primarily through live televised shopping programs distributed to approximately 214 million worldwide households each day and via our websites and other interactive media, including QVC.com. We believe we are the global leader in television retailing and a leading multimedia retailer, with operations based in the U.S., Japan, Germany, the United Kingdom and Italy. Additionally, we have a 49% interest in a retailing joint venture in China, which operates through a television shopping channel. The joint venture is accounted for as an equity investment. Our name, QVC, stands for "Quality, Value and Convenience," which is what we strive to deliver to our customers. Our operating strategy is to create a premier multimedia lifestyle brand and shopping destination for our customers, further penetrate our core customer base and expand internationally to drive revenue and profitability. For the year ended December 31, 2012, approximately 91% of our worldwide net revenue was from repeat and reactivated customers (i.e., customers who made a purchase from us during the prior twelve months and customers who previously made a purchase from us but not during the prior twelve months, respectively). In the same period, we attracted approximately 3.1 million new customers. Our global e-commerce operation comprised $2.9 billion, or 34%, of our consolidated net revenue for the year ended December 31, 2012.

        We market our products in an engaging, entertaining format primarily through live television programs and interactive features on our websites. In the U.S., we distribute our programming live 24 hours per day, 364 days per year and present on average almost 1,000 products every week. Internationally, we distribute live programming 17 to 24 hours per day, depending on the market. We classify our products into four groups: home (including electronics), accessories (including beauty products), apparel and jewelry. It is our product sourcing team's mission to research and locate compelling and differentiated products from manufacturers who have sufficient scale to meet anticipated demand. We offer many QVC-exclusive products, as well as popular brand name and lesser known products available from other retailers. Many of our products are endorsed by celebrities, designers and other well-known personalities who often join our presenters to personally promote their products and provide lead-in publicity on their own television shows. We believe that our ability to demonstrate product features and present "faces and places" differentiates and defines the QVC shopping experience. We closely monitor customer demand and our product mix to remain well-positioned and relevant in popular and growing retail segments, which we believe is a significant competitive advantage relative to competitors who operate bricks-and-mortar stores.

        Since our inception, we have shipped over 1.5 billion packages in the U.S. alone. We operate eight distribution centers and eight call centers worldwide and are able to ship approximately 92% of our orders within 48 hours of order placement. In 2012, our work force of approximately 17,000 employees handled approximately 171 million customer calls, shipped over 166 million units globally and served approximately 11.5 million customers. We believe our long-term relationships with major U.S. television distributors, including cable operators (e.g., Comcast and Time Warner Cable), satellite television providers (e.g., DISH Network and DIRECTV) and telecommunications companies (e.g., Verizon and AT&T), provide us with broad distribution, favorable channel positioning and significant competitive advantages. We believe that our significant market share, brand awareness, outstanding customer service, repeat customer base, international reach and scalable infrastructure distinguish us from our competitors.

History

        QVC was founded on June 13, 1986 by Joseph Segel. Our first U.S. live broadcast took place at 7:30 PM ET on November 24 of that year, reaching 7.6 million TV homes. Initially broadcast live from

7:30 PM ET until midnight each weekday and all day Saturdays and Sundays, the channel extended its live U.S. programming to 24 hours per day in January 1987.

        On February 2, 1995, Comcast purchased a majority shareholding in QVC, taking control of the Company. In July 2003, Comcast sold its majority share to Liberty.

        Please see "QVC-U.S." and "International operations" below for information on the development of our U.S. and international businesses.

QVC-U.S.

        Our live televised shopping programs are distributed nationally, 24 hours per day, 364 days per year, to approximately 98% of television households, defined as households subscribing to services offered by television distributors. QVC-U.S. programming is also available on QVC.com, our U.S. website and mobile via streaming video.

        We have established QVC-U.S. as the televised shopping leader after building a track record of outstanding quality and customer service, establishing favorable channel positioning and generating repeat business from our core customer base. We estimate our share of the U.S. televised shopping revenue in 2012, among QVC-U.S. and its two primary televised shopping competitors HSN and ShopNBC, to be approximately two-thirds. We believe QVC-U.S. also compares favorably in terms of sales to general, non-television based retailers due to our extensive customer reach and efficient cost structure.

        QVC.com, launched in 1996, complements our televised shopping programs by allowing consumers to purchase a wide assortment of goods offered on our televised programs, as well as other products that are available only on QVC.com. We view e-commerce as a natural extension of our business, allowing us to stream live video and offer on-demand video segments of items recently presented live on our televised programs. QVC.com allows shoppers to browse, research, compare and perform targeted searches for products, control the order-entry process and conveniently access their QVC account.

        The table below illustrates QVC.com's growth since 2010:

	Fiscal year ended December 31,
(dollars in millions)	2010	2011	2012
QVC.com net revenue	$1,728	$1,993	$2,239
Total U.S. net revenue	$5,241	$5,412	$5,585
QVC.com % of total U.S. net revenue	33.0%	36.8%	40.1%

International operations

        Our televised shopping programs reached approximately 115 million television households outside of the U.S., primarily in Japan, Germany, the United Kingdom and Italy. In addition, our joint venture in China reached approximately 48 million homes. The programming created for most of these markets is also available via streaming video on our international websites located in each market. Our international businesses each employ product sourcing teams who select products tailored to the interests of each local market. For the year ended December 31, 2012, our international operations generated $2.9 billion of consolidated net revenue and $536 million of Adjusted OIBDA, and our international websites generated $696 million, or 23.8%, of our total international net revenue.

        QVC-Japan.    We own 60% of QVC-Japan through a joint venture with Mitsui & Co., LTD ("Mitsui"). QVC-Japan launched in April 2001 and generated positive Adjusted OIBDA in its third year of operation. QVC-Japan broadcasts 24 hours of live programming each day and reaches approximately 26 million total households.

        QVC-Germany.    QVC-Germany went on air in December 1996 and generated positive Adjusted OIBDA in its seventh year of operation. QVC-Germany broadcasts 23 hours of live programming each day and reaches approximately 41 million total households which are located in both Germany and Austria.

        QVC-United Kingdom.    QVC-U.K. went on air in October 1993 and generated positive Adjusted OIBDA in its fifth year of operation. QVC-U.K. broadcasts 17 hours of live programming each day and reaches approximately 26 million total households which are located in both the United Kingdom and the Republic of Ireland.

        QVC-Italy.    QVC-Italy went on air in October 2010 and is currently in its third year of operation. QVC's shopping program in Italy reaches approximately 17 million households and is broadcast live 17 hours a day on satellite and digital terrestrial television and an additional seven hours a day of recorded programming on satellite and seven hours a day of general interest programming on digital terrestrial television.

        China Joint Venture.    On July 4, 2012, we entered into a joint venture with Beijing-based China Broadcasting Corporation, a limited liability company owned by China National Radio ("CNR"), China's government-owned radio division. The joint venture, CNR Home Shopping Co., Ltd. ("CNRS"), is owned 49% by QVC and 51% by CNR through subsidiaries of each company. CNRS operates a retailing business in China through a shopping television channel with an associated website. This joint venture is expected to combine CNRS's existing knowledge of the digital shopping market and consumers in China with QVC's global experience and know-how in multimedia retailing.

Operating segments

        We have identified five reportable operating segments, which correspond to the geographic areas in which we have operations. As such, our five reportable segments are QVC-U.S., QVC-Japan, QVC-Germany, QVC-U.K. and QVC-Italy. For financial information about our operating segments and corresponding geographic areas, please refer to note 17 to our audited consolidated financial statements, as well as to "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which are included elsewhere in this prospectus.

Merchandise

        We believe that our ability to combine product and programming helps us create competitive advantages over traditional bricks-and-mortar and internet retailers. We seek to offer our customers an assortment of compelling, high-quality products. In the U.S., we present on average almost 1,000 products every week on our live televised programming, approximately 22% of which have not been presented previously to our television audience. We offer customers high-quality and brand name products marketed in a creative, informative, entertaining and engaging style. We provide a differentiated shopping experience by offering customers the opportunity to experience not only the product being sold, but the people and places behind that product, thereby enhancing their overall shopping experience.

        Our merchandise mix is similar to that of a high-quality department store, featuring the best in: (i) home (including electronics), (ii) accessories (including beauty products), (iii) apparel and (iv) jewelry, which, in 2012, accounted for approximately 43%, 28%, 16% and 13%, respectively, of our consolidated gross revenue. For the year ended December 31, 2011, such percentages were 45%, 26%, 15% and 14%, respectively. For the year ended December 31, 2010, such percentages were 44%, 26%,

15% and 15%, respectively. Many of our brands are exclusive, while others are created by well-known designers.

        A key difference between us and traditional bricks-and-mortar retailers is that we are able to quickly adapt what merchandise we present as a direct response to what is selling and what is not. We utilize a test and re-order model to determine initial customer demand. Through constant monitoring, we manage our product offerings to maximize net revenue and fulfill current demand in large growth segments where we can gain a greater share of our customers' purchases. Our merchandising team is dedicated to consistently researching, pursuing and launching new products and brand opportunities. With a management mandate to deliver hard-to-find value, this product search group constantly pursues securing quality goods from manufacturers with enough scale to offer sufficient supply to our existing and future customers. We maintain strong relationships with our vendors, many of which find our marketing distribution channel attractive due to the showcasing and story-telling elements of our programming, the velocity of our sales and our pricing model integrity. This efficient sales/marketing strategy is mirrored on our websites.

        We purchase, or obtain on consignment, products from U.S. and foreign manufacturers and wholesalers, often on favorable terms based upon the volume of the transactions. We have attracted some of the world's most respected consumer brands as well as celebrities, entrepreneurs and designers to promote these brands. Brand leaders such as Dooney & Bourke, Philosophy, Dell, Panasonic, Judith Ripka and Bare Escentuals reach a broad audience while product representatives share the stories behind these brands. We have agreements with celebrities, entrepreneurs and designers such as Joan Rivers, Rachael Ray, Nicole Richie and Isaac Mizrahi enabling us to provide entertaining and engaging programming that develops a lifestyle bond with our customers. These celebrity personalities and product representatives often provide pre-appearance publicity for their QVC products on other television shows, enhancing demand during their QVC appearances. We cross-promote between our e-commerce and mobile platform and our television programming to promote the use of each platform as a standalone entity. Our e-commerce efforts are focused on creating a community of online shoppers by translating our televised themes, personalities and shopping experience for each platform.

        We do not depend on any single supplier or designer for a significant portion of our inventory purchases.

Distribution

        We distribute our television programs, via satellite and optical fiber to cable television and direct-to-home satellite system operators for retransmission to their subscribers in the U.S., Japan, Germany and the United Kingdom and neighboring countries. We also transmit our television programs over digital terrestrial broadcast television to viewers throughout Italy and the United Kingdom, and to viewers in certain geographic regions in the U.S and Germany. In the U.S., we uplink our analog and digital programming transmissions using a third-party service. Both transmissions are uplinked to protected, non-preemptible transponders on two U.S. satellites. "Protected" status means that, in the event of a transponder failure, our signal will be transferred to a spare transponder or, if none is available, to a preemptible transponder located on the same satellite or, in certain cases, to a transponder on another satellite owned by the same service provider if one is available at the time of the failure. "Non-preemptible" status means that, in the event of a transponder failure, our transponders cannot be preempted in favor of a user of a failed transponder, even another user with "protected status." Our international business units each obtain uplinking services from third parties and transmit their programming to non-preemptible transponders on four international satellites. Our transponder service agreement for our U.S. transponders expires at the earlier of the end of the lives of the satellites or the service agreement, which are currently estimated to be in either 2019 or 2020. Our transponder service agreements for our international transponders expire in 2013 through 2022.

        We continually seek to expand and enhance our television and e-commerce platforms, as well as to further our international operations and multimedia capabilities. We launched QVCHD in the U.S. in April 2008, and in May 2009, we became the first U.S. multimedia retailer to offer a native HD service. QVCHD is a high-definition simulcast of our U.S. telecast utilizing the full 16x9 screen ratio, while keeping the side panel for additional information. High-definition, or HD, programming allows us to utilize a typically wider television screen with crisper and more colorful images to present a larger "storefront," which we believe captures the attention of channel "surfers" and engages our customers. In the U.S., QVCHD reaches approximately 48 million television households, as we continue to develop and launch features to further enrich the television viewing experience.

Affiliation agreements

        We enter into long-term affiliation agreements with certain of our television distributors who downlink our programming and distribute the programming to their customers. In the U.S., our programming is distributed to approximately 99 million television households, or approximately 98% of all television households as of December 31, 2012, defined as households subscribing to television services offered by cable operators (e.g., Comcast and Time Warner Cable), satellite television providers (e.g., DISH Network and DIRECTV) and telecommunications companies (e.g., Verizon and AT&T). Our affiliation agreements with both U.S. and international distributors have termination dates ranging from 2013 to 2022. Our ability to continue to sell products to our customers is dependent on our ability to maintain and renew these affiliation agreements in the future. Although we are typically successful in obtaining and renewing these agreements, we do not have distribution agreements with some of the distributors that carry our programming. In total, we are currently providing programming without affiliation agreements to distributors representing approximately 7% of our U.S. distribution, and short-term, rolling 90 day letters of extension, to distributors who represent approximately 36% of our U.S. distribution. Some of our international programming may continue to be carried by distributors after the expiration dates on our affiliation agreements with them have passed.

        In return for carrying our signals, each programming distributor in the U.S. receives an allocated portion, based upon market share, of up to 5% of the net sales of merchandise sold via the television programs and from certain internet sales to customers located in the programming distributor's service areas. In Japan, Germany, the United Kingdom and Italy, programming distributors predominately receive an agreed-upon annual fee, a monthly fee per subscriber regardless of the net sales or a variable percentage of net sales.

        In addition to sales-based commissions or per-subscriber fees, we also make payments to distributors primarily in the U.S. for carriage and to secure positioning within a broadcast area or within the general entertainment area on the distributor's channel line-up. We believe that a portion of our sales is attributable to purchases resulting from channel "surfing" and that a channel position near broadcast networks and more popular cable networks increases the likelihood of such purchases. As technology evolves, we will continue to monitor optimal channel placement and attempt to negotiate agreements with our distributors to maximize the viewership of our television programming.

Demographics of customers

        We enjoy a very loyal customer base, as demonstrated by the fact that for the twelve months ended December 31, 2012, approximately 86% of our worldwide net revenue came from repeat customers (i.e., customers who made a purchase from us during the prior twelve months), who spent an average of $1,320 each during this period. An additional 5% of net revenue in that period came from reactivated customers (i.e., customers who previously made a purchase from us, but not during the prior twelve months).

        We believe our core customer base represents an attractive demographic target market. Based on internal customer data, approximately 64% of our 7.3 million U.S. customers for twelve months ended December 31, 2012 were women between the ages of 35 and 64.

Order taking and fulfillment

        We strive to be prompt and efficient in order taking and fulfillment. We have three U.S. phone centers located in San Antonio, Texas; Port St. Lucie, Florida; and Chesapeake, Virginia that can direct calls from one call center to another as volume mandates. This ability to transfer calls reduces a caller's hold time, helping to ensure that orders will not be lost as a result of abandoned or unanswered calls. We also have one phone center in each of Japan, the United Kingdom and Italy and two call centers in Germany. Many markets also utilize home agents, allowing staffing flexibility for peak hours. In addition, we utilize computerized voice response units, which handle approximately 33% of all orders taken on a worldwide basis.

        In addition to taking orders from our customers through phone centers and online, we continue to expand our ordering platforms. We are expanding mobile phone ordering capabilities and have launched iPhone and iPad applications, Android and Blackberry applications, a WAP (wireless application protocol) mobile website and a robust SMS (short message services) program. On a global basis, customers placed approximately 8% of all orders directly through their mobile devices in 2012. Customers in Japan placed approximately 13% of all orders directly through their mobile phones.

        Through our eight worldwide distribution centers, we shipped approximately 92% of our orders within 48 hours of order placement in the year ended December 31, 2012. Our U.S. distribution centers are located in Suffolk, Virginia; Lancaster, Pennsylvania; West Chester, Pennsylvania; Rocky Mount, North Carolina; and Florence, South Carolina. Our U.S. distribution centers have shipped over 500,000 units in a single day. We also have distribution centers in Sakura-shi, Chiba, Japan; Hücklehoven, Germany (which supports QVC-Germany and QVC-Italy); and Knowsley, United Kingdom.

        We have built a scalable operating infrastructure focused on sustaining efficient, flexible and cost-effective sale and distribution of our products. Since our physical store locations are minimal, we require lower inventory levels and capital expenditures compared to traditional bricks-and-mortar retailers. In recent years, we have made significant investments in our distribution centers and information technology systems that we believe will accommodate our foreseeable growth needs. Further, since we have no set "floor plan" and can closely manage inventory levels at our centralized warehouses, we believe we have the flexibility to analyze and react quickly to changing trends and demand by shifting programming time and product mix. Our cost structure is highly variable, which we believe allows us to consistently achieve attractive margins relative to bricks-and-mortar retailers.

        Our web and mobile platforms are fully integrated with our televised programming and product distribution capabilities. Our web and mobile platform features include a live video stream of our television programming, full integration with our order fulfillment and product branding, as well as the thematic offerings and events that have become fundamental to our televised programming.

        Third party carriers transport our packages from our distribution centers to our customers. In each market where we operate, we have negotiated long-term contracts with shipping companies, which in certain circumstances provide for favorable shipping rates.

Competition

        We operate in a rapidly evolving and highly competitive retail business environment. Based on U.S. net revenue for the twelve months ended December 31, 2012, we are the leading television retailer in the U.S. and generate substantially more net revenue than our two closest televised shopping competitors, HSN (an entity in which Liberty had a 37% ownership interest as of December 31, 2012)

and ShopNBC. However, we have numerous and varied competitors at the national and local levels, ranging from large department stores to specialty shops, electronic retailers, direct marketing retailers, wholesale clubs, discount retailers, other television shopping retailers such as HSN and ShopNBC, infomercial retailers, internet retailers, and mail-order and catalog companies. Our international operations face similar competition in their respective markets, such as Shop Channel in Japan, HSE 24 in Germany and Ideal World in the United Kingdom.

        We also compete for access to customers and audience share with other providers of televised, on-line and hard copy entertainment and content. The price and availability of other programming may unfavorably affect the placement of our programming in the channel line-ups of our distributors, and may affect our ability to obtain distribution agreements with small cable distributors. Competition from other programming also affects the compensation that must be paid to distributors for carriage, which continues to increase. Principal competitive factors for us include (i) value, quality and selection of merchandise; (ii) customer experience, including customer service and reliability of fulfillment and delivery services and (iii) convenience and accessibility of sales channels.

Employees

        We employed approximately 17,000 full-time and part-time employees as of December 31, 2012. Employment levels fluctuate due to seasonal factors affecting our business. Additionally, we utilize independent contractors and temporary personnel to supplement our workforce, particularly on a seasonal basis. We consider our employee relations to be good.

Properties

        We own our corporate headquarters and operations center in West Chester, Pennsylvania, which consists of office space and includes executive offices, television studios, showrooms, broadcast facilities and administrative offices for QVC. We also own call centers in San Antonio, Texas; Port St. Lucie, Florida; Chesapeake, Virginia; Bochum and Kassel, Germany, as well as a call center and warehouse in Knowsley, United Kingdom. We own a distribution center in Hücklehoven, Germany and distribution centers in Lancaster, Pennsylvania and West Chester, Pennsylvania; Suffolk, Virginia; Rocky Mount, North Carolina; Florence, South Carolina and Sakura-shi, Chiba, Japan. To supplement the facilities we own, we also lease various facilities in the United States, Japan, Germany, the United Kingdom and Italy for retail outlet stores, office space, warehouse space and call center locations. QVC-Japan is finalizing a new headquarters in Japan that will include executive offices, television studios, showrooms, broadcast facilities, administrative offices and a call center for QVC-Japan. The total expected project cost is approximately $230 million and is expected to be completed in the first half of 2013. The cumulative cost of this project was $205 million through December 31, 2012. QVC-U.K. transitioned to its new leased headquarters that includes executive offices, television studios, showrooms, broadcast facilities and administrative offices for QVC-U.K. in 2012. QVC-U.K. made certain improvements to its new leased facility costing approximately $50 million.

        We believe that the duration of each lease is adequate and we do not anticipate any future problems renewing or obtaining suitable leases for our principal properties. We believe that our principal properties, whether owned or leased, are currently adequate for the purposes for which they are used and are suitably maintained for these purposes. From time to time, we consider various alternatives related to our long term facilities needs. While our management believes existing facilities are adequate to meet our short term needs, it may become necessary to lease or acquire additional or alternative space to accommodate future growth.

Legal proceedings

        We are not a party to or subject to any material pending legal proceedings. We are parties to various claims and pending litigation as part of the normal course of business. In the opinion of management, the nature and disposition of these matters are considered routine and arising in the ordinary course of business.

Government regulation

        The manner in which we sell and promote merchandise and related claims and representations made in connection with these efforts is regulated by federal and state law. Some examples of regulatory agencies and regulations that affect the manner in which we sell and promote merchandise include the following:

  •
  The FTC and the state attorneys general regulate the advertising of retail products and services offered for sale in the U.S., including the FTC's recent adoption of revised Guides Concerning the Use of Endorsements and Testimonials in Advertising and Guides for the Use of Environmental Marketing Claims.

  •
  The Food and Drug Administration which has specific regulations regarding claims that can be made about food products and regulates marketing claims that can be made for cosmetic beauty products and over-the-counter drugs.

  •
  The Environmental Protection Agency ("EPA") which requires products that make certain types of claims, such as "anti-bacterial," be registered with the EPA prior to making such claims.

  •
  Each of the FTC's Telemarketing Sales Rules, the FCC's Telephone Consumer Protection Act and similar state rules, which outline procedures that must be followed when telemarketing to customers.

  •
  The Consumer Product Safety Commission which has specific regulations regarding products that present unreasonable risks of injuries to consumers.

  •
  Import and export laws, including U.S. economic sanction and embargo regulations, U.S. homeland security laws and regulations and other laws such as the U.S. anti-boycott law and U.S. export controls regulations.

  •
  Comparable regulatory agencies and regulations in foreign countries.

        In 2000, we became subject to a consent decree issued by the FTC barring us from making certain deceptive claims for specified weight-loss products and dietary supplements. We also became subject to an expanded consent decree issued by the FTC in 2009 that terminates on the later of March 4, 2029, or 20 years from the most recent date that the U.S. or the FTC files a complaint in federal court alleging any violation thereunder. Pursuant to this expanded consent decree, we are prohibited from making certain claims about specified weight-loss, dietary supplement and anti-cellulite products unless we have competent and reliable scientific evidence to substantiate such claims. To help mitigate against the risk of future claims, we increased our staffing to provide additional review of claims related to weight-loss, dietary supplement and anti-cellulite products that we offer for sale.

        Congress enacted the Commercial Advertisement Loudness Mitigation Act (the "CALM Act") in 2010. The CALM Act directs the FCC to incorporate into its rules and make mandatory a technical standard that is designed to prevent digital television commercial advertisements from being transmitted at louder volumes than the program material they accompany. The FCC's CALM Act implementing regulations became effective on December 13, 2012. Although the FCC's CALM Act regulations place direct compliance responsibility on broadcasters and multichannel video programming distributors ("MVPDs"), the FCC adopted a "safe harbor" compliance approach applicable to commercials embedded in programming provided by programmers, such as the Company. Under the FCC's safe harbor approach, broadcasters and MVPDs may meet their CALM Act compliance obligations through reliance on programmer-provided CALM Act compliance certifications that are made "widely available" to broadcasters and MVPDs through a website or other means. The Company has determined that its programming is CALM Act compliant, and in response to requests from its affiliates, and in order to allow its affiliates to meet the FCC's safe harbor, the Company has posted a CALM Act compliance certification to a website that is available to its affiliates.

        We market and provide a broad range of merchandise through television shopping programs and our websites. As a result, we are subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions that are subject to change at any time, including laws regarding consumer protection, privacy, the regulation of retailers generally, the importation, sale and promotion of merchandise and the operation of retail stores and warehouse facilities, as well as laws and regulations applicable to the internet and businesses engaged in online commerce, such as those regulating the sending of unsolicited, commercial electronic mail.

        Our business is also dependent upon our continued ability to transmit our programming to television distributors from our satellite uplink facilities, which transmissions are subject to FCC compliance in the U.S. and foreign regulatory requirements in our international operations.

Intellectual property

        We regard our trademarks, service marks, copyrights, domain names, trade dress, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on a combination of trademark and copyright law, trade-secret protection, and confidentiality and/or license agreements with our employees, customers, suppliers, affiliates and others to protect these proprietary rights. We have registered, or applied for the registration of, a number of domain names, trademarks, service marks and copyrights by U.S. and foreign governmental authorities and vigorously protect our proprietary rights against infringement.

        In the U.S., we have registered trademarks and service marks for a variety of items including, but not limited to our brand name, "QVC" and "Quality Value Convenience," the "Q QVC Ribbon Logo" and our proprietary products sold such as "Arte D'Oro," "Cook's Essentials," "Denim & Co.," "Diamonique," "Nature's Code," "Northern Nights" and "Ultrafine Silver." Similarly, foreign registrations have been obtained for many trademarks and service marks for our brand name and propriety products including, but not limited to, "QVC," the "Q QVC Ribbon Logo," "Breezies," "Denim & Co.," "Diamonique" and "Northern Nights." We consider the service mark for the "QVC" name the most significant trademark or service mark held by us because of its impact on market awareness across all of our geographic markets and on customers' identification with us. As with all U.S. trademarks or service marks, our trademark and service mark registrations in the United States are for a ten year period and are renewable every ten years, prior to their respective expirations, as long as the trademarks or service marks are used in the regular course of trade.

Liberty relationship and related party transactions

        We are an indirect wholly owned subsidiary of Liberty, which owns interests in a broad range of digital commerce businesses. On August 9, 2012, Liberty completed the recapitalization of its common stock into shares of the corresponding series of two new tracking stocks, Liberty Interactive (Nasdaq: LINTA, LINTB) and Liberty Ventures (Nasdaq: LVNTA, LVNTB). We are now attributed to the Liberty Interactive tracking stock, which tracks the assets and liabilities of Liberty's Interactive Group (the "Interactive Group"). The Interactive Group does not represent a separate legal entity; rather, it represents those businesses, assets and liabilities that are attributed to that group. Liberty attributed to its Interactive Group those businesses primarily focused on digital commerce. Liberty also attributed to its Interactive Group its 37% ownership interest in HSN, Inc., one of our two closest televised shopping competitors (see above section, "Competition"). To fund the cash requirements of Liberty Ventures, Liberty attributed $1.35 billion in cash to Liberty Ventures, which was funded by the Interactive Group. Such attributed cash balance consisted of cash from Liberty's balance sheet and $1.15 billion of dividends paid by us to Liberty through our available cash on hand and $800 million in borrowings under our senior secured credit facility. Immediately after the recapitalization, we had $870 million of total outstanding borrowings under our senior secured credit facility and $1.13 billion of undrawn availability. The senior secured credit facility is further discussed in note 9 of the audited consolidated financial statements and note 6 of the unaudited interim condensed consolidated financial statements, each of which are included elsewhere in this prospectus, and in "Description of other indebtedness—Senior secured credit facility."

        We are a "close corporation" under Delaware law and, as such, our shareholder, rather than a board of directors, manages our business. Since our shareholder is an indirect wholly owned subsidiary of Liberty, all aspects of our management, including the approval of significant corporate transactions such as a change of control, are controlled by Liberty, rather than an independent governing body. Our Chief Executive Officer and President, Michael A. George, also became a named executive officer of Liberty for the year-ended December 31, 2011 and Mr. George became a director of Liberty during 2011.

        Liberty's interests may not coincide with our interests or yours and Liberty may cause us to enter into transactions or agreements with related parties or approve corporate actions that could involve conflicts of interest. For example, Liberty's dependence on our cash flow for servicing its debt and for other purposes is likely to result in our payment of large dividends to Liberty, which may increase our leverage and decrease our liquidity. We paid $244 million of net dividends to Liberty during the three months ended March 31, 2013, $1.8 billion of net dividends to Liberty during 2012, $205 million of net dividends to Liberty during 2011 and $9 million of net dividends to Liberty during 2010. We declared and paid dividends to Liberty in the amount of $517 million during the three months ended June 30, 2013.

 Management and corporate governance

Management by our shareholder

        We are a Delaware close corporation that has elected to be managed by our shareholder, which is an indirect wholly owned subsidiary of Liberty. Thus, our shareholder, rather than a board of directors, manages our business.

Executive officers

        The following table sets forth the name, age and position of individuals who currently serve as our executive officers. Ages are as of March 31, 2013.

Name	Age	Position(s)
Michael A. George	51	President & Chief Executive Officer, QVC
Steve Hofmann	47	Chief Executive Officer, QVC-Europe and QVC-Italy
John Thomas	52	Chief Executive Officer, QVC-Japan
Claire A. Watts	53	Chief Executive Officer, QVC-U.S.
Linda Dillman	56	Executive Vice President & Chief Information Officer, QVC
Lawrence R. Hayes	52	Senior Vice President, General Counsel & Secretary, QVC
Elizabeth A. Rubino	50	Executive Vice President of Human Resources and Workplace Services, QVC

        The following is a biographical summary of the experience of our executive officers:

        Michael A. George.    Mr. George was named President of QVC in November 2005 and Chief Executive Officer in April 2006. Mr. George is responsible for overseeing QVC's operations in the United States, United Kingdom, Germany, Japan and Italy. Mr. George came to us from Dell Inc., where he was the Chief Marketing Officer and General Manager of Dell's U.S. consumer business. At Dell, he was responsible for building the Dell brand globally across all customer segments and developing Dell's global e-business and CRM capabilities. Mr. George also led Dell's U.S. consumer business, with responsibility for all products and services sold into the home market, including PCs, TVs, printers, software, video and music content, and home technology services. Prior to his time with Dell, Mr. George was a senior partner at McKinsey & Co., Inc. and led the firm's North American Retail Industry Group. At McKinsey, Mr. George served retail and consumer goods companies on areas of corporate strategy and organization, marketing and merchandising, sales-force operations and information technology.

        Steve Hofmann.    Mr. Hofmann was named Chief Executive Officer of QVC-Europe in May 2012. In this role, he provides oversight of all of QVC's European markets in addition to his role as Chief Executive Officer of QVC-Italy. Mr. Hofmann was named CEO QVC-Italy in January 2010, where he established the framework for QVC's operations in Italy and is now responsible for overseeing those operations. Mr. Hofmann previously served as Chief Executive Officer of QVC-U.K. Mr. Hofmann joined QVC in September 2007 from Jupiter Shop Channel in Japan, where he served as co-Chief Executive Officer. Including his experience in television retailing, Mr. Hofmann brings more than 14 years of global television experience to QVC. He joined NBC in New York in 1996 and worked with NBC in Hong Kong and Singapore as the Chief Financial Officer of Asian operations. Mr. Hofmann has also been with Jupiter TV, Japan's largest multi-channel television provider, as Chief Financial Officer. He started his career at PricewaterhouseCoopers LLP, where he spent six years.

        John Thomas.    Mr. Thomas was named Chairman and CEO of QVC Japan in September 2011. In this role, Mr. Thomas is responsible for overseeing QVC's operations in Japan. Mr. Thomas joined QVC as senior vice president of global business development in January 2011. In this position, he was responsible for the development of QVC's market expansion strategy. Mr. Thomas brings to QVC more than 25 years experience in CEO and executive assignments with a focus on technology and marketing companies to QVC. He had served as a consultant supporting QVC's global growth plans and was instrumental in the launch of QVC Italy. He was also president and CEO of Global Marketing and Consulting Enterprises Inc. In addition Mr. Thomas was president and partner of Specialty Products Global L.C. and held leadership positions at a diverse list of companies including Samkoo Corporation of America, Samkoo System Integration L.C. and Speer Communications.

        Claire A. Watts.    Ms. Watts joined QVC in January 7, 2008, and assumed the role of President of U.S. Commerce in May 2008. She was named CEO, QVC-U.S. in January 2010. In this position, Ms. Watts is responsible for the overall strategy and operations of QVC's U.S. business. Ms. Watts oversees teams responsible for merchandising, planning, sales, programming, marketing, public relations, creative production, affiliate sales, broadcasting, QVC.com, new media, consumer insights and quality and supply chain. Ms. Watts also oversees QVC's Customer Fulfillment Services team as well as QVC's Customer Service and Distribution departments. Ms. Watts brings more than 25 years of broad retail and merchandising experience with industry leaders in the department store, specialty, catalog and mass segments. She began her career in the May Company's Executive Training Program. Ms. Watts then served in senior merchandising and product roles at Paul Harris, The Limited and Lands' End. She spent the 10 years prior to joining QVC with Wal-Mart in various executive positions, most recently serving as Executive Vice President of Merchandising. Her experience in this role included apparel, jewelry, accessories and home product categories.

        Linda Dillman.    Ms. Dillman was named Chief Information Officer of QVC in January 2012. In this position, Ms. Dillman provides strategic oversight and direction on the design, development and implementation of technology solutions and is responsible for the day-to-day management of the U.S. and corporate information technology operations. Additionally, in partnership with the international market leaders, Ms. Dillman helps set the direction of the information technology organizations in QVC's markets around the world. Prior to joining QVC, Ms. Dillman was Senior Vice President of Global Information Technology for Hewlett-Packard Company, where she was responsible for development, support and management of all IT applications for the Enterprise Services business unit and all global functions. She has also held positions at Wal-Mart Stores Inc., Navistar International Corp. and Monaco Coach Corp.

        Lawrence R. Hayes.    Mr. Hayes was appointed Senior Vice President and General Counsel in March 2008 and Secretary in August 2008. Mr. Hayes manages all aspects of our Legal and Internal Audit departments, as well as QVC's Global Business Development department. Mr. Hayes previously served, since 2000, as Vice President, Legal, and Assistant Secretary of QVC. In this position, Mr. Hayes provided legal advice and services to Information Technology, QVC.com, Facilities and Human Resources. He also supervised outside attorneys in commercial and litigation matters. Mr. Hayes began his career with QVC in 1992 as associate counsel and, in 1998, was promoted to senior counsel. Prior to joining QVC, Mr. Hayes was an attorney for seven years at the Philadelphia law firm of Mesirov, Gelman, Jaffe, Cramer & Jamieson.

        Elizabeth A. Rubino.    Ms. Rubino was named Senior Vice President of Human Resources in August 2007 and Executive Vice President of Human Resources and Workplace Services in November 2011. In this position, Ms. Rubino is responsible for overseeing all talent acquisition and development, total rewards and client services. Additionally, Ms. Rubino is responsible for internal communications, community affairs, security, environmental health and safety, facilities and food services at our worldwide headquarters in West Chester, Pennsylvania. Ms. Rubino, who joined QVC in 1995, previously served as Vice President of Human Resources Operations and Services, and was responsible for talent acquisition and training for all U.S. locations, including call centers and distribution centers. Prior to this promotion, Ms. Rubino was the Director of Human Resources Operations and Services, responsible for all human resources functions within the call centers and distribution centers, supporting nearly 10,000 team members. Ms. Rubino also served as the Director of Human Resources Training and Development. Prior to joining us, Ms. Rubino had served as Director of Training, Management and Organization for PECO Energy and then General Manager of its Philadelphia call center.

        Daniel T. O'Connell was named Executive Vice President, Chief Financial Officer and Treasurer for QVC in February 2007 and served in such capacities until his retirement on May 31, 2013. Mr. O'Connell has entered into a consulting agreement with us through April 30, 2014. During the term of the consulting agreement, Mr. O'Connell will provide certain levels of general business advice and counsel in order to facilitate an orderly transition process.

        On June 4, 2013, we announced that Ted Jastrzebski was appointed to the position of Chief Financial Officer to fill the vacancy left by the retirement of Dan O'Connell. Mr. Jastrzebski is expected to assume his position in July 2013.

        Mr. Jastrzebski will be responsible for overseeing our financial operations and administrative services, including accounting, budget and planning, tax and treasury, accounts payable, payroll, purchasing and customer payments. He will also be responsible for the management of the financial operations of our international operations. Mr. Jastrzebski brings more than 20 years of business and financial leadership experience. Prior to joining QVC, Mr. Jastrzebski served from January 2011 until June 2013 as Senior Vice President and President of Hershey Americas. From September 2004 until December 2010, Mr. Jastrzebski worked for Hershey International, as Senior Vice President and President from December 2007 until December 2010 and as Vice President, Finance, from September 2004 until December 2007. Prior to joining Hershey, Mr. Jastrzebski served from July 2002 until September 2004 as Senior Vice President, Finance, IT and Administration and CFO at CARE, a non-profit, international health development organization. From October 1999 until June 2002, he served as Vice President and CFO at Project HOPE, an international health development non-profit. Prior to joining Project Hope, Mr. Jastrzebski spent 14 years at Procter & Gamble where he held various financial management positions in the U.S., Poland, Egypt and India.

Executive Compensation

        This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company or our parent, Liberty Interactive Corporation (formerly known as Liberty Media Corporation, LIC), to:

  •
  Michael A. George, our Chief Executive Officer and President;

  •
  Daniel T. O'Connell, our Chief Financial Officer (through May, 2013); and

  •
  Claire A. Watts, John P. Thomas and Steven M. Hofmann, our three other most highly compensated executive officers during the year ended December 31, 2012.

We collectively refer to these persons as "our named executive officers."

Compensation Discussion and Analysis

  Overview

        During calendar year 2012, we were, and continue to be, a wholly owned subsidiary of LIC. As a result, the Chief Executive Officer of LIC, Gregory B. Maffei, is responsible for overseeing and approving the compensation package paid to our CEO and President, Mr. George. Mr. George's compensation package is also subject to the approval of the LIC compensation committee because he was a named executive officer of LIC for the calendar year 2012. The compensation packages paid to our other named executive officers are subject to the oversight and approval of Mr. George and Mr. Maffei. In addition, the LIC compensation committee administers the Liberty Interactive Corporation 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011) (the 2007 Incentive Plan), the Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011) (the 2010 Incentive Plan) and the Liberty Interactive Corporation 2012 (the 2012 Incentive Plan and, together with the 2007 Incentive Plan and the 2010 Incentive Plan, the LIC Incentive Plans) and has the sole authority to make and modify equity grants under, and to approve or disapprove participation in, the LIC Incentive Plans. All of our named executive officers (with the exception of Mr. George) participated in the LIC Incentive Plans in 2012, and two of our named executive officers participated in LIC's Option Modification Program (as described in more detail below).

  Objectives

        The compensation program for our named executive officers was designed to meet the following objectives that align with and support our strategic business goals:

  •
  attracting and retaining executive managers with the industry knowledge, skills, experience and talent to help our company attain its strategic objectives and build long-term company value;

  •
  emphasizing variable performance-based compensation components, which include equity-based compensation, by linking individual compensation with corporate operating metrics as well as individual professional achievements; and

  •
  aligning the interests of the management of our company with the interests of LIC's public stockholders.

  Philosophy

        The following principles are used to guide the design of our executive compensation program and to ensure that the program is consistent with the objectives described above:

  •
  Competitive Positioning.  We believe that our executive compensation program must provide compensation to our named executive officers that is both reasonable in relation to, and competitive with, the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent. See "—Setting Executive Compensation; Role of Chief Executive Officer in Compensation Decisions" below.

  •
  "Pay for Performance" Philosophy.  We believe our compensation program should align the interests of our named executive officers with the interests of our company and LIC's stockholders by strengthening the link between pay and company and individual performance. We target median levels of compensation when our performance goals are met and higher levels of compensation when our performance goals are exceeded. We believe variable compensation, including equity-based awards, should represent a significant portion of the total compensation mix for our named executive officers.

  Setting Executive Compensation; Role of Chief Executive Officer in Compensation Decisions

        Our CEO establishes all elements of each of the other named executive officer's compensation package. In making these determinations, Mr. George evaluates the performance and contributions of each of the other named executive officers given his or her respective area of responsibility. Mr. George's determinations are then submitted to Mr. Maffei, the CEO of our parent company, LIC, for his approval. Mr. Maffei is responsible for approving, and recommending to the LIC compensation committee for its approval, all elements of Mr. George's compensation package. In addition, all grants of equity awards are subject to the approval of the LIC compensation committee. The following qualitative factors are taken in account in making executive compensation recommendations for all of our named executive officers:

  •
  each element of the named executive officer's historical compensation, including salary, bonus, equity compensation, perquisites and other personal benefits;

  •
  the named executive officer's experience and overall effectiveness;

  •
  the responsibilities of the named executive officer, including any changes to those responsibilities over the year;

  •
  the named executive officer's demonstrated leadership and management ability;

  •
  the named executive officer's compensation relative to other executives at our company with similar, greater or lesser responsibilities;

  •
  the performance of any business segment for which the named executive officer is primarily responsible; and

  •
  the financial performance of our company compared to business plans.

        In addition, each of our named executive officers is party to an employment agreement with our company which governs the terms of his or her compensation. See "—Executive Compensation Arrangements" below. In 2012, we entered into a new employment agreement with Ms. Watts to ensure her long-term service with our company, and we amended Mr. Hofmann's employment agreement in connection with his promotion to Chief Executive Officer of QVC Europe and Chief Executive Officer for QVC Italia, S.r.l. (QVC Italy). Mr. George had primary responsibility for negotiating and approving Ms. Watts' new employment agreement and Mr. Hofmann's amended employment agreement, subject to Mr. Maffei's approval of the definitive terms thereof.

        In designing the compensation packages for our named executive officers, including our performance-based bonus program, the range of total compensation paid by companies in the retail, broadcasting, consumer goods and online commerce industries, as well as by companies of comparable revenue size to QVC outside of these industries (collectively, our reference set), are considered and used as a guide to ensuring that our named executive officers receive competitive compensation packages. With respect to our cash compensation, we aim to pay at the median of the market. At times, total compensation, or any specific element thereof, payable to our named executive officers may exceed that of our reference set or may be less than that of our reference set.

        As a general matter, our compensation philosophy is to weigh incentive compensation more heavily than cash compensation, which is a practice that may not be consistently followed by our reference set.

  Elements of 2012 Executive Compensation

        For 2012 the principal components of compensation for the named executive officers were:

  •
  base salary;

  •
  performance-based bonuses (other than to Mr. Hofmann), payable in cash;

  •
  in the case of Mr. Thomas, a one-time bonus, payable in cash;

  •
  in the case of Mr. Hofmann, a discretionary bonus, payable in cash;

  •
  a grant of equity incentive awards (other than to Mr. George and other than in connection with LIC's Option Modification Program);

  •
  in the case of Mr. George and Ms. Watts, grants of equity incentive awards in connection with the Option Modification Program; and

  •
  perquisites and other limited personal benefits.

        Base Salary.    The base salaries of the named executive officers are reviewed on an annual basis, as well as at the time of any change in responsibilities. Historically, increases have been granted consistent with the annual salary increase pool determined generally for QVC as a whole, adjusted (upward or downward) to reflect a named executive officer's individual job performance, as determined by Mr. Maffei with respect to Mr. George and by Mr. George with respect to all other named executive officers. As a general matter, however, our policy is for base salary to represent a relatively smaller portion of each named executive officer's overall compensation package, thereby aligning the interests of our executives more closely with those of our company and LIC's stockholders. With respect to 2012, each of our named executive officers received increases in their base salary ranging from 3% to 6% based on their performance evaluations for 2012 (with the exception of Messrs. Hofmann and George). Mr. George's increase was determined pursuant to the terms of his employment agreement and Mr. Hofmann's increase was attributable to his promotion.

        2012 Performance-based Bonuses.    For 2012, we adopted a new annual, performance-based bonus program for all of our senior officers, including each of our named executive officers. The bonus program was reviewed and approved by Mr. Maffei and, as it relates to Mr. George, the LIC compensation committee. In past years, our performance-based bonus program for certain of our senior officers had been specifically tied to that senior officer's specific geographic market. However, in 2012, we adopted a global-based program, which was designed to deliver rewards to our executives for strong business results through aligning our company's global leaders with a common bonus measure which linked participants in the performance-based bonus program to both country-specific and overall company goals.

        Pursuant to the program, each named executive officer was assigned a target bonus amount. In the case of Messrs. George and O'Connell, this target bonus amount would be based upon the global

EBITDA growth year over year for QVC for fiscal year 2012. The target bonuses for each of Messrs. George and O'Connell were established as 100% and 60%, respectively, of each of their respective base salaries. Global EBITDA was defined as earnings before interest, taxes, depreciation and amortization for fiscal year 2012. The EBITDA-based payout ranged from a threshold payment of 70% of target for 5% global EBITDA growth to 200% of target for 10.5% global EBITDA growth. The EBITDA-based performance bonus would then be subject to increase of up to 150% of target or decrease down to zero based upon a review of the individual's performance over the year.

        Each of Mr. Thomas and Ms. Watts was assigned a target bonus amount of which 90% would be paid based upon the EBITDA growth year over year for QVC Japan and QVC U.S., respectively, and of which 10% would be based upon the global EBITDA growth year over year for our company as described above, in each case, for fiscal year 2012. The target bonuses for each of Mr. Thomas and Ms. Watts were established as 60% and 90%, respectively, of each of their respective base salaries. EBITDA for each of QVC Japan and QVC U.S. was defined as earnings before interest, taxes, depreciation and amortization for fiscal year 2012. With respect to QVC Japan, the EBITDA-based payout ranged from a threshold payment of 70% of target for 9% EBITDA growth to 200% of target for 15.1% EBITDA growth. With respect to QVC U.S., the EBITDA-based payout ranged from a threshold payment of 70% of target for 4% EBITDA growth to 200% of target for 9% EBITDA growth. The EBITDA-based performance bonus would then be subject to increase of up to 150% of target or decrease down to zero based on the individual performance over the year.

        On a global scale, QVC achieved a 6.3% EBITDA growth for the year ended December 31, 2012 (for which target EBITDA growth was 7.5%), which resulted in an actual payout of 85% of target for each of the EBITDA-based performance bonuses for Messrs. George and O'Connell and the global EBITDA component of the EBITDA-based performance bonuses for Mr. Thomas and Ms. Watts. QVC U.S. achieved a 5.3% EBITDA growth for the year ended December 31, 2012 (for which EBITDA growth target was 6%), which resulted in a potential payout (pending an adjustment based on individual performance) of 90% of target for the QVC U.S.-specific EBITDA component of the EBITDA-based performance bonus for Ms. Watts. QVC Japan achieved a 19% EBITDA growth target for the year ended December 31, 2012, which resulted in a potential payout (pending an adjustment based on individual performance) of 200% of target for the QVC Japan-specific EBITDA component of the EBITDA-based performance bonus for Mr. Thomas.

        None of our named executive officers received an adjustment to their performance-based bonus based on his or her individual performance over the year. The performance-based bonus for each named executive officer was then calculated as follows:

Name	Target Bonus	Global EBITDA Performance (as a percentage of Global Target Payout)	Country- Specific EBITDA Performance (as a percentage of Country Target Payout)	Blended Payout (as a percentage of Total Target Payout)	Total Payout
Michael A. George	$1,030,000	85%	N/A	85%	$875,500
Daniel T. O'Connell	$282,716	85%	N/A	85%	$240,309
John P. Thomas	$321,360	85%	200%	189%	$607,370
Claire A. Watts	$849,442	85%	90%	90%	$764,497

        For more information regarding these bonus awards, please see the "Grants of Plan-Based Awards" table below.

        Bonuses.    In 2012, two of our named executive officers, Messrs. Thomas and Hofmann, received bonuses outside of our performance-based bonus program.

        Pursuant to the terms of his employment agreement, Mr. Thomas was entitled to receive one-time bonuses upon the closing of the launch of certain international operations for our company prior to December 31, 2012. In July 2012, our company entered into a joint venture with Beijing-based China Broadcasting Corporation, launching CNR Home Shopping Co., Ltd. For his efforts in orchestrating the launch of this joint venture, in 2012 Mr. Thomas received a bonus of $250,000.

        Mr. Hofmann is entitled, pursuant to the terms of his employment agreement, to participate in our company's performance-based bonus program. Pursuant to the terms of his employment agreement, for his initial year in his new role, Mr. Hofmann was entitled to receive a bonus for work performed in 2012 equal to no less than 75% of his target bonus under our performance-based bonus program (which was 65% of his base salary). Thus, Mr. Hofmann received a bonus of $341,250 (which amount was equal to 75% of his target bonus under our performance-based bonus program), as he would have received a lower bonus payment amount under our performance-based bonus program due to the EBITDA growth performance of our company's European markets. In determining to pay this alternative bonus, we took into account Mr. Hofmann's exceptional performance as CEO Europe in light of the current state of the European markets, and determined that the bonus amount paid to Mr. Hofmann was commensurate with his performance.

        Equity Incentive Compensation.    Consistent with our compensation philosophy, we seek to align the interests of our named executive officers with those of LIC's stockholders by awarding stock-based incentive compensation. This ensures that our executives have a continuing stake in our long-term consolidated success. We weigh stock-based compensation more heavily than cash compensation in determining each named executive officer's overall compensation mix.

        The LIC Incentive Plans provide for the grant of a variety of incentive awards, including stock options, restricted shares, restricted stock units, stock appreciation rights and performance awards. Our executives are granted stock options and awards of restricted stock in preference to other awards because of LIC's belief that options and restricted shares better promote retention of key employees through the continuing, long-term nature of an equity investment. Upon making the recommendation to grant equity incentive awards to our named executive officers, Mr. Maffei, in the case of Mr. George, and Mr. George, in the case of the other named executive officers (with the approval of Mr. Maffei), establish the value of the awards to be granted. In September 2011, LIC split-off its former wholly owned subsidiary (then-known as Liberty Media Corporation) (the Old LMC Split-Off). Prior to the Old LMC Split-Off, the grants to our named executive officers were made with respect to LIC's Liberty Interactive tracking stock because our company was attributed to the then-Liberty Interactive tracking stock group. Following the Old LMC Split-Off, LIC's only remaining class of common stock was the Liberty Interactive common stock; hence, the equity awards of the named executive officers were not affected by the Old LMC Split-Off. In August 2012, LIC re-implemented a tracking stock structure by creating the Liberty Ventures tracking stock group through means of a dividend of shares of Liberty Ventures common stock to LIC's stockholders. As our company is now attributed to the new Liberty Interactive tracking stock group, the equity awards of our named executive officers were not affected by the creation of the Liberty Ventures tracker, except that (1) Mr. George, as a director of LIC, received adjustments to his equity awards such that he received equity awards with respect to Liberty Ventures common stock and (2) holders of restricted shares of Liberty Interactive common stock received restricted shares of Liberty Ventures common stock in connection with the dividend of the Liberty Ventures common stock. Equity awards granted to our named executive officers will continue to be with respect to the Liberty Interactive common stock.

        Annual Grant of Equity Awards.    Stock options are awarded with an exercise price equal to fair market value on the date of grant, measured by reference to the closing sale price on the grant date. The LIC compensation committee has historically made option grants once a year with a term of seven years and vesting over a three to five year period. In late 2009 and early 2010, however, the LIC compensation committee determined to make larger grants (equaling approximately four to five years value of the annual grants made in 2009) that vest between four and five-and-three-quarters years after grant, rather than making annual grants over the same period, to the LIC named executive officers. These multi-year grants provide for back-end weighted vesting to encourage the recipient executives to remain with LIC over the long-term and to better align them with LIC's stockholders. In keeping with this compensation philosophy, in March 2011, Mr. George (who became a named executive officer of LIC in 2011) received a multi-year stock option award. One-half of the shares subject to Mr. George's options vest in each of December 2014 and December 2015 and the options expire 7 years from grant. Thus, because Mr. George received a multi-year award in 2011, he did not receive any equity awards in 2012. Our other named executive officers, however, received option awards and restricted stock awards or restricted stock units in March 2012, which are subject to more customary vesting terms consisting of semi-annual vesting over a four year term with an expiration date of March 2, 2019 for the options and annual vesting over a four-year term for the restricted stock awards or restricted stock units. Mr. Hofmann also received an option award and restricted stock units in connection with the execution of his amended employment agreement and his promotion to CEO, QVC Europe and CEO, QVC Italy which are subject to customary vesting and expiration terms. For more information regarding these equity incentive grants, please see the "Grants of Plan-Based Awards" table below.

        Option Modification Program.    In November and December 2012, LIC's compensation committee determined to complete an equity modification program (the Option Modification Program) for the following reasons:

  •
  LIC believed that the corporate tax rate would decrease in 2013 and beyond due to the wide-spread "fiscal cliff" concerns, which would result in the need for comprehensive tax reform. As a result, LIC sought to realize the compensation deduction in respect of the affected incentive awards at a potentially higher corporate tax rate than if such deduction were realized in later years.

  •
  LIC believed that it was prudent to realize the compensation deduction in 2012 to ensure that it would have the benefit of the compensation deduction.

For income tax purposes, the exercise of the vested and unvested options pursuant to the Option Modification Program will allow LIC to record deductions in 2012 for compensation expenses totaling $242 million. The cash tax benefit of these deductions was estimated at $85 million.

        On December 4, 2012 (the Grant Date), LIC's compensation committee approved the acceleration of (i) each unvested in-the-money option to acquire shares of LIC's Series A Liberty Interactive common stock (LINTA) and (ii) each unvested in-the-money option to acquire shares of LIC's Series A Liberty Ventures common stock (LVNTA), in each case, held by certain officers of LIC and its subsidiaries (collectively, the Eligible Optionholders), including Mr. George and Ms. Watts. Following this acceleration, also on the Grant Date, each Eligible Optionholder exercised, on a net settled basis, substantially all of his or her outstanding in-the-money vested and unvested options to acquire LINTA shares and LVNTA shares (the Eligible Options), and:

  •
  with respect to each vested Eligible Option, LIC's compensation committee granted the Eligible Optionholder a vested new option with substantially the same terms and conditions as the exercised vested Eligible Option, except that the exercise price for the new option was the closing price per LINTA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the Grant Date; and

  •
  with respect to each unvested Eligible Option:

  •
  the Eligible Optionholder sold to LIC the shares of LINTA or LVNTA, as applicable, received upon exercise of such unvested Eligible Option on the Grant Date for cash equal to the closing price per LINTA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the Grant Date;

    •
    each Eligible Optionholder used the proceeds of that sale to purchase from LIC at that price an equal number of restricted LINTA or LVNTA shares, as applicable, which have a vesting schedule identical to that of the unvested Eligible Option; and

    •
    LIC granted the Eligible Optionholder an unvested new option, with substantially the same terms and conditions as the unvested Eligible Option, except that (a) the number of shares underlying the new option was equal to the number of shares underlying such unvested Eligible Option less the number of restricted shares purchased from LIC as described above and (b) the exercise price of the new option was the closing price per LINTA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the Grant Date.

For more information regarding these awards, please see the "Grants of Plan-Based Awards" table below.

        Perquisites and Other Personal Benefits.    The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees, such as matching contributions to the QVC 401(k) Matched Savings Retirement Plan and Success Sharing Plan for employees of QVC U.S. and the payment of life insurance premiums) consist of:

  •
  a deferred compensation plan that provides above-market preferential returns;

  •
  a transportation allowance for certain overseas managers;

  •
  in the case of Mr. Thomas and Mr. Hofmann, expatriate benefits; and

  •
  tax gross-ups with respect to certain out of state income tax.

        Executives of QVC U.S. with an annual rate of pay greater than $200,000 are eligible to participate in the QVC 1996 Deferred Compensation Plan, as Amended and Restated (the Deferred Compensation Plan), under which each eligible executive may elect to defer all or any portion of the total cash remuneration for services he or she would have received in the following year. For more information regarding the Deferred Compensation Plan, please see "—Executive Compensation Arrangements—1996 Deferred Compensation Plan, As Amended and Restated" below.

        We provide to our executive officers resident in the U.S. who accept an assignment overseas customary expatriate benefits, including allowances for certain forms of transportation, subsidized housing and utilities (subject to a monthly cap), tax equalization payments for overseas employees on international assignment and a one-time relocation benefit. We also adjust their cash compensation for the cost-of-goods-and-services differential.

        We also make generally available to our employees tax gross-ups relating to certain out of state income taxes to which they are subject in connection with the performance of their duties outside of our headquarters. In 2012, each of Messrs. George and O'Connell and Ms. Watts received such tax gross-ups. (including, in the case of Mr. George and Ms. Watts, certain out of state income taxes resulting from their participation in the Option Modification Program.

  Policy on Restatements

        In those instances where we grant equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of LIC, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of LIC's financial statements is required and (2) in the reasonable judgment of the LIC compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, the LIC compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of LIC's common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position (as of 12/31/12)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
Michael A. George	2012	1,030,000	—		—		16,110,137	(3)	875,500	—	223,977	(4)(5)(6)	18,239,614
President and Chief Executive	2011	1,000,000	—		—		27,867,300	(7)	700,000	—	54,102	(4)(5)(6)(8)	29,621,402
Officer
Daniel T. O'Connell	2012	468,538	—		220,449		514,837		240,309	838	20,809	(4)(5)(6)	1,465,781
CFO, QVC, Inc.	2011	453,050	—		206,785		480,594		175,275	65,743	19,009	(4)(5)(6)(8)	1,400,456
Steven M. Hofmann	2012	700,000	341,250	(9)	1,191,817	(10)	2,783,373	(10)	—	—	288,192	(4)(6)(11)	5,304,632
CEO, QVC Europe and CEO,
QVC Italy
John P. Thomas	2012	533,000	250,000	(12)	279,785		653,387		607,370	—	400,010	(4)(6)(13)	2,723,552
Chief Executive Officer, Japan	2011	506,667	512,000	(14)	—		992,180	(15)	—	—	249,819	(4)(13)	2,260,666
Claire A. Watts	2012	934,920	—		638,748		2,735,466	(3)	764,497	—	19,417	(4)(5)(6)	5,093,049
Chief Executive Officer, US	2011	882,000	—		523,959		1,217,794		560,952	—	13,418	(4)(5)(6)(8)	3,198,123

(1)
The grant date fair value (or, in the case of awards granted pursuant to the Option Modification Program, the incremental fair value) has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 11 to our consolidated financial statements for the year ended December 31, 2012 (which are included in our Annual Report on Form 10-K as filed with the SEC on February 28, 2013).

(2)
Includes the above market earnings credited to the deferred compensation account of Mr. O'Connell. See "—Executive Compensation Arrangements—1996 Deferred Compensation Plan, As Amended and Restated" below.

(3)
These option awards set forth with respect to Mr. George and a portion of the option awards set forth with respect to Ms. Watts were received in connection with the Option Modification Program (as described in more detail above), wherein LIC's compensation committee approved the acceleration the Grant Date of (i) each unvested in-the-money option to acquire shares of LINTA and (ii) each unvested in-the-money option to acquire shares of LVNTA, in each case, held by the Eligible Optionholders, including Mr. George and Ms. Watts. Following this acceleration, also on the Grant Date, each Eligible Optionholder exercised, on a net settled basis, substantially all of his or her Eligible Options, and:

  •
  with respect to each vested Eligible Option, LIC's compensation committee granted the Eligible Optionholder a vested new option with substantially the same terms and conditions as the exercised vested Eligible Option, except that the exercise price for the new option was the closing price per LINTA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the Grant Date; and

  •
  with respect to each unvested Eligible Option:

  •
  the Eligible Optionholder sold to LIC the shares of LINTA or LVNTA, as applicable, received upon exercise of such unvested Eligible Option on the Grant Date for cash equal to the closing price per LINTA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the Grant Date;

  •
  each Eligible Optionholder used the proceeds of that sale to purchase from LIC at that price an equal number of restricted LINTA or LVNTA shares, as applicable, which have a vesting schedule identical to that of the unvested Eligible Option; and

  •
  LIC granted the Eligible Optionholder an unvested new option, with substantially the same terms and conditions as the unvested Eligible Option, except that (a) the number of shares underlying the new option was equal to the number of shares underlying such unvested Eligible Option less the number of restricted shares purchased from LIC as described above and (b) the exercise price of the new option was the closing price per LINTA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the Grant Date.

(4)
Includes life insurance premiums paid by our company in the amount of $1,242 on behalf of each of Messrs. George, O'Connell and Thomas and Ms. Watts and $810 on behalf of Mr. Hofmann.

(5)
Includes tax gross-ups in the following amounts relating to certain out of state income taxes to which Messrs. George and O'Connell and Ms. Watts were subject in connection with the performance of their duties outside of QVC's headquarters:

	Amounts ($)
Name	2012	2011
Michael A. George	207,735	34,843
Claire A. Watts	8,826	1,300
Daniel T. O'Connell	4,567	261
(6)
Includes, with respect to the named executive officers listed below, matching contributions made by our company to the QVC, Inc. 401(k) Matched Savings Retirement and Success Sharing Plan, as Amended and Restated, as set forth below. See "—Executive Compensation Arrangements—QVC, Inc.

  401(k) Matched Savings Retirement and Success Sharing Plan, as Amended and Restated" below. With respect to these matching contributions, these named executive officers are fully vested.

	Amounts ($)
Name	2012	2011
Michael A. George	15,000	16,367
Claire A. Watts	9,349	9,226
John P. Thomas	15,000	—
Daniel T. O'Connell	15,000	15,856
Steven M. Hofmann	15,000	—
(7)
Represents the grant date fair value of Mr. George's multi-year option award granted in March 2011.

(8)
Includes, with respect to each of Messrs. George and O'Connell and Ms. Watts, $1,650 with respect to the Pension Restoration Plan.

(9)
Represent a discretionary bonus paid to Mr. Hofmann based on his performance as CEO, QVC Europe during 2012.

(10)
Represents the aggregate grant date fair value of option and restricted stock awards granted to Mr. Hofmann as part of his annual grant of equity awards and separately in connection with his promotion to CEO, QVC Europe and CEO, QVC Italy, as follows:

	Grant Date Fair Value ($)
	Restricted Stock Awards	Option Awards
Grant in connection with promotion	815,193	1,903,816
Annual grant of equity awards	376,624	879,557
(11)
Includes the following amounts with respect to Mr. Hofmann:

Amounts ($)
Use of company car	23,821
Mobility allowances and related benefits	139,161
Tax equalization payments	109,400
(12)
Represents a bonus paid based on the successful launch of QVC's joint venture in China.

(13)
Includes the following amounts with respect to Mr. Thomas:

	Amounts ($)
	2012	2011
Transportation allowance	81,860	5,201
Mobility allowances and related benefits	301,908	186,126	(a)
Tax equalization payments	—	57,250

(a)
Includes a lump sum payment to Mr. Thomas at the time of his hire for relocation from Florida to Pennsylvania, a bonus paid to Mr. Thomas in connection with his assignment to Japan, various goods and services and housing allowances and other benefits related to his assignment to Japan.

  See "—Executive Compensation Arrangements—John Thomas" below.

(14)
Comprised of a sign-on bonus of $200,000 and a discretionary annual bonus of $312,000.

(15)
Represents the aggregate grant date fair value of option awards granted to Mr. Thomas in connection with the commencement of his employment with our company and separately his promotion to CEO of QVC Japan.

Executive Compensation Arrangements

  Michael A. George

        On May 3, 2011, we entered into an employment agreement with Mr. George. The agreement provides for, among other things, a five year employment term beginning January 1, 2011 and ending December 15, 2015, with an annual base salary of $1 million, increasing annually by 3% of the prior year's base salary, and an annual target cash bonus equal to 100% of the applicable year's annual base salary which will be determined by the chief executive officer of LIC pursuant to criteria established in our annual bonus program (which program is approved each year by LIC's chief executive officer) or, in the event Mr. George is considered a "covered employee" for any given year for purposes of Section 162(m) of the Code, his bonus will be determined by LIC's compensation committee based on such criteria as approved in advance by such committee and that are designed in a manner such that the bonus will be treated as "qualified performance-based compensation" within the meaning of Section 162(m). Also pursuant to the agreement, Mr. George is entitled to certain welfare, retirement and fringe benefits available to our senior-level executives.

        On March 2, 2011, Mr. George was granted 3.8 million options to acquire shares of LINTA (the 2011 Granted Awards) at an exercise price of $16.01 per share, which was the closing price of LINTA on such date. As a result of adjustments made to equity awards in connection with the Old LMC Split-Off, the creation of LIC's Liberty Ventures tracking stock and the Option Modification Program, Mr. George's 2011 Granted Awards now consist of options to acquire 3,166,911 shares of LINTA at an exercise price of $19.255 per share and 146,180 shares of LVNTA at an exercise price of $58.80 per share, 540,383 restricted LINTA shares and 39,194 restricted LVNTA shares. The options have a term of 7 years. It is anticipated that Mr. George will not receive any additional equity award grants during the term of his employment agreement other than those associated with his participation in the Option Modification Program. See "Compensation Discussion and Analysis—Elements of 2012 Executive Compensation—Equity Incentive Compensation—Option Modification Program" above.

        The agreement provides that, in the event Mr. George is terminated for cause (as defined in the agreement), he will be entitled to his accrued base salary through the date of termination, unpaid expenses, his vested benefits and any amounts due under applicable law. In addition, all equity awards granted to Mr. George prior to January 1, 2011 that are outstanding and unvested at the time of his termination for cause (the Pre-2011 Unvested Awards) and all 2011 Granted Awards then held by Mr. George that have not become exercisable as of the date of such termination will be forfeited, and all equity awards granted to Mr. George prior to January 1, 2011 that are outstanding and vested but unexercised at the time of such termination (the Pre-2011 Vested Awards) and all 2011 Granted Awards that are outstanding and vested but unexercised as of the date of such termination will remain exercisable for a period of up to 90 days after the date of such termination or until the original expiration date of the options if sooner. If Mr. George terminates his employment without good reason (as defined in the agreement), he will be entitled to his accrued base salary though the date of termination, any declared but unpaid bonus for the calendar year prior to the year of termination, unpaid expenses, his vested benefits and any amounts due under applicable law. He will forfeit all rights to any Pre-2011 Unvested Awards and to any 2011 Granted Awards then held that have not become exercisable as of the date of his termination, any Pre-2011 Vested Awards that are options or similar rights will be treated as specified in the applicable agreement governing such equity award, and any 2011 Granted Awards that are outstanding and vested but unexercised as of the date of termination will be exercisable for a period of 90 days after the date of termination or until the original expiration date of the options if sooner. If, however, Mr. George terminates his employment for good reason or if his employment is terminated by QVC without cause, then he is entitled to receive his base salary for a period of one year and a lump sum payment of $1.5 million, in addition to accrued base salary through the date of termination, unpaid expenses, his vested benefits and any other amounts due under applicable law. In addition, any Pre-2011 Unvested Awards held on the date of termination that would have vested during the 365-day period following the date of such termination had Mr. George continued to be employed by us during such period will vest as of the date of termination. Further, a pro rata portion of each tranche of the 2011 Granted Awards that is not vested on the date of termination will vest as of such date, with such pro rata portion based on the portion of time Mr. George was employed by us and our affiliates during the vesting period of such tranche plus 365 days. The exercisability of any Pre-2011 Vested Awards, any vested 2011 Granted Awards and any Pre-2011 Unvested Awards that vest pursuant to the foregoing sentence will be extended to the earlier of the original expiration date of the option or two years from the date of the termination. In the case of Mr. George's death or disability (as defined in the agreement), the agreement provides for the right to receive his base salary for a period of one year, his accrued base salary through the date of termination, unpaid expenses, any declared but unpaid bonus for the calendar year prior to the year in which the termination occurs, his vested benefits and any amounts due under applicable law. In addition, the Pre-2011 Vested Awards, the Pre-2011 Unvested Awards and the 2011 Granted Awards will immediately vest and become exercisable (to the extent not already vested) and will be exercisable throughout the remainder of the full original term of such equity award. As a condition to

Mr. George's receipt of any continuing base compensation payments or severance payments or the acceleration or extension of his equity awards, Mr. George must execute a severance agreement and release in favor of our company in accordance with the procedures set forth in his employment agreement.

  Daniel T. O'Connell

        2003 Employment Agreement.    On October 1, 2003, we entered into an employment agreement, as amended on September 24, 2009, with Mr. O'Connell. The agreement provides for, among other things, an initial one year employment term beginning on October 1, 2003 and ending on October 1, 2004, with an annual base salary of $172,000, subject to annual increases at our discretion, and an annual discretionary bonus based on the results of our operations and Mr. O'Connell's performance. After the initial term, the agreement continues for consecutive one year periods unless either party gives written notice of termination six months prior to the expiration of a term. Also pursuant to the agreement, Mr. O'Connell is entitled to certain fringe benefits available to our employees.

        The agreement provides that, in the event Mr. O'Connell is terminated for cause (as defined in the agreement), he will be entitled to his accrued but unpaid base salary through the date of termination. In the case of Mr. O'Connell's death or disability (as defined in the agreement), the agreement provides for payment of accrued but unpaid base salary to him or his estate, as applicable. If, however, Mr. O'Connell's employment is terminated other than for death, disability or cause, he is entitled to receive his then current base salary for the longer of (i) six months after termination of employment or (ii) the remaining period of time from the termination of employment to the expiration of the then current annual period if his employment is terminated prior to the initial term of his agreement or the expiration of the then current extended term if his employment is terminated after the initial term of his agreement and during an extended term period.

        2012 Amendment to Employment Agreement.    On August 15, 2012, we entered into an amended employment agreement with Mr. O'Connell. The agreement provides for a final term of employment beginning on August 15, 2012 and ending on April 30, 2013, with a bonus for 2012 and a pro-rated bonus payment for the period from January 1, 2013 to April 30, 2013, each of which will be determined by us pursuant to criteria established in our annual performance-based bonus program. At the end of the final term, Mr. O'Connell's employment will terminate and he will be engaged as a consultant pursuant to a consulting agreement, as described below. The agreement provides that, upon termination of his employment at the expiration of the final term, he shall be entitled to any accrued but unpaid base salary and bonus payments (upon the determination of such bonus payment, if necessary). Except as modified by the amendment, Mr. O'Connell's employment agreement, described above, remains in effect.

        2013 Amendment to Employment Agreement.    On March 18, 2013, we entered into an amendment to the employment agreement with Mr. O'Connell. As amended, the agreement provides that the final term of Mr. O'Connell's employment will end on May 31, 2013 and his pro-rated 2013 bonus period will end on May 31, 2013.

        Consulting Agreement.    On August 27, 2012, we entered into a consulting agreement, as amended, which is to be effective as of June 1, 2013, with Mr. O'Connell. The consulting agreement provides for a one year term ending May 31, 2014 during which Mr. O'Connell will provide general business advice and counsel for up to thirty hours per month for a fee of $30,000 per month. Under the terms of the consulting agreement, all of Mr. O'Connell's equity awards will cease to vest as of April 30, 2013 and all such awards which were unvested as of such date will be forfeited as of such date. In addition, any equity awards held by Mr. O'Connell as of such date which continue to be exercisable for a period following such date will remain exercisable as provided for the award agreements and incentive plans governing such awards. In the case of Mr. O'Connell's death or disability (as defined in the agreement), the consulting term shall be terminated, and the agreement provides for payment to Mr. O'Connell of a pro-rata portion of the fees for any services previously provided. If the consulting term is terminated other than for death or disability, the agreement provides for payment of a pro-rata portion of the fees for any services previously provided. Following the end of the consulting term, the consulting agreement provides for a 24 month non-compete, non-solicit and non-interference period. In consideration for Mr. O'Connell's compliance with such restrictive covenants, the consulting agreement provides for payment of $42,500 per calendar quarter during the 24 month period.

  Steven M. Hofmann

        Employment Agreement.    On October 7, 2009, we entered into an employment agreement with Mr. Hofmann in connection with his employment with our company as the Chief Executive Officer for QVC Italy, which was later amended on February 17, 2012 and May 21, 2012 in connection with his promotion to Chief Executive Officer for QVC Europe and Chief Executive Officer for QVC Italy. The agreement, as amended, provides for an initial 3 year employment term beginning on January 1, 2010 and ending January 1, 2013, with an annual base salary of $700,000 effective November 1, 2011, subject to annual increases at our discretion, and an annual discretionary bonus based on the results of our operations and Mr. Hofmann's performance. Pursuant to the terms of the agreement, Mr. Hofmann's annual target bonus is set at an amount equal to 65% of his base salary, and Mr. Hofmann's target bonus for 2012 was set at an amount not less than 75% of his target bonus rate of 65% of his base salary. After the initial term, the agreement continues for consecutive one year periods unless either party gives written notice of termination six months prior to the expiration of a term. The agreement may also be terminated by us with or without prior notice and with or without cause (as defined in the agreement) and by Mr. Hofmann upon one year's prior written notice to us. Also pursuant to the agreement, Mr. Hofmann is entitled to certain fringe benefits available to our employees.

        Pursuant to the terms of the agreement (which included the approval of the LIC board of directors), Mr. Hofmann received in March 2012, 227,099 options to acquire shares of LINTA and 43,757 LINTA restricted stock units. For as long as Mr. Hofmann is employed by our company, he is entitled to participate in any of our long term incentive programs. Subject to the approval of the board of directors of LIC, Mr. Hofmann was entitled to receive restricted stock units and/or options to acquire shares of LINTA equivalent to 165% of his annual base salary, subject to Mr. Hofmann's performance.

        The agreement provides that, in the event Mr. Hofmann is terminated for cause (as defined in the agreement), he will be entitled to his accrued but unpaid base salary through the date of termination. In the case of Mr. Hofmann's death or disability (as defined in the agreement), the agreement provides for payment of accrued but unpaid base salary to him or his estate, as applicable. If, however, Mr. Hofmann's employment is terminated other than for death, disability or cause during the period between January 1, 2014 and March 1, 2017, he is entitled to severance in an amount equal to two times the sum of his then current base salary and his annual target bonus for the year in which his employment was terminated, less applicable taxes, payable over twelve months. If Mr. Hofmann's employment is terminated other than for death, disability or cause at any other time, he is entitled to receive his then current base salary and receive certain fringe benefits for the longer of (i) six months from the termination of his employment or (ii) the remaining period of time from the termination of his employment to the expiration of the current term.

        Expatriate Agreement.    On October 7, 2009, we entered into a letter agreement with Mr. Hofmann. The letter agreement provides for Mr. Hofmann's three year assignment as CEO of QVC Italy, based in Italy, which ended pursuant to the terms of the letter agreement on December 31, 2012 but continues in principal. Pursuant to the letter agreement, Mr. Hofmann will continue to receive his base salary and benefits as stated in his employment agreement, with a goods and services differential, which may be adjusted quarterly, to compensate for the higher costs of goods and services in Italy, based upon a notional annual salary of $185,000. The letter agreement provides that, while in Italy, Mr. Hofmann will receive the use of a car, as well as subsidized housing, utilities and property fees and taxes up to a per month maximum established by an independent international consulting firm. The letter agreement also provides for equalization of Mr. Hofmann's income tax bill, a one time relocation payment of $50,000 and certain other benefits in connection with the assignment. If Mr. Hofmann's employment is terminated by QVC while abroad, we will pay all repatriation expenses. If Mr. Hofmann's employment is terminated as the result of his resignation prior to his repatriation, we will not pay for any of Mr. Hofmann's repatriation expenses unless Mr. Hofmann's gives prior written notice of his resignation with an effective date of separation after December 31, 2016.

  John P. Thomas

        Employment Agreement.    On November 2, 2010, we entered into an employment agreement with Mr. Thomas in connection with his employment with our company as Senior Vice President, Global Business Development, which was later amended on October 31, 2011 in connection with his promotion to CEO of QVC Japan. The agreement, as amended, provides for, among other things, an initial 4 year employment term beginning January 1, 2011 and ending January 1, 2015, with an annual base salary of $520,000, subject to annual increases at our discretion, and an annual discretionary bonus based on the results of our operations and Mr. Thomas' performance. After the initial term, the agreement continues for consecutive one year periods unless either party gives written notice of termination six months prior to the expiration of a term. Pursuant to the terms of the agreement, Mr. Thomas received a one-time signing bonus of $200,000. While employed with our company, Mr. Thomas is also eligible to receive one-time bonuses in connection with his involvement in the launch of any new operations in China, France or Canada by December 31, 2012 in the amounts of $250,000, $187,000 or $25,000, respectively. Such new operations in China have been launched in 2012. Also pursuant to the agreement, Mr. Thomas is entitled to certain fringe benefits available to our employees and was entitled to receive a one time relocation assistance payment of $25,000 along with other relocation benefits in connection with his transfer to QVC corporate headquarters in West Chester, PA, which were paid to Mr. Thomas in 2011.

        Pursuant to the terms of the agreement, Mr. Thomas was eligible to receive, subject to the approval of the board of directors of LIC, and did receive in March 2011, options to acquire shares of LINTA. The agreement provides that 12.5% of the number of shares of LINTA stock subject to the grant shall vest every six months from the date of the grant until 100% of the options are fully vested. For as long as Mr. Thomas is employed by our company, he is entitled to participate in any of our long term incentive programs. Mr. Thomas also received a grant of options in November 2011 in connection with his promotion to CEO of QVC Japan.

        The agreement provides that, in the event Mr. Thomas is terminated for cause or without good reason (each such term as defined in the agreement), he will be entitled to his accrued but unpaid base salary through the date of termination. In the case of Mr. Thomas' death or disability (as defined in the agreement), the agreement provides for payment of accrued but unpaid base salary to him or his estate, as applicable. If, however, Mr. Thomas terminates his employment for good reason or if his employment is terminated other than for death, disability or cause, he is entitled to receive his then current base salary for one year.

        Expatriate Assignment Agreement.    On October 31, 2011, we entered into a letter agreement with Mr. Thomas. The letter agreement provides for Mr. Thomas' five year assignment as CEO of QVC Japan, based in Japan, beginning September 1, 2011 and ending September 1, 2016, which assignment may be extended by mutual agreement. Pursuant to the letter agreement, Mr. Thomas will continue to receive his base salary and benefits as stated in his employment agreement, with a goods and services differential, which may be adjusted quarterly, to compensate for the higher costs of goods and services in Japan, based upon a notional annual salary of $185,000. The letter agreement provides that, while in

Japan, Mr. Thomas will receive the use of a car, as well as subsidized housing, utilities and property fees and taxes up to a maximum of $20,000 per month. The letter agreement also provides for equalization of Mr. Thomas' income tax bill, a one time relocation payment of $20,000 and certain other benefits in connection with the assignment. If Mr. Thomas' employment is terminated while abroad other than for cause (as defined by his employment agreement) or due to his resignation from our company following the satisfactory completion of his assignment in Japan, we will pay all repatriation expenses. If Mr. Thomas' employment is terminated for cause (as defined in Mr. Thomas' employment agreement) or as the result of his resignation prior to his repatriation, we will not pay for any of Mr. Thomas' repatriation expenses. If Mr. Thomas' employment is terminated for cause or as the result of his resignation within six months of his repatriation, then Mr. Thomas will be obligated to refund our company for all repatriation expenses paid by our company.

  Claire A. Watts

        2007 Employment Agreement.    On November 27, 2007, we entered into an employment agreement, as amended, with Ms. Watts. The agreement provides for, among other things, an initial 5 year employment term beginning January 7, 2008 and ending January 7, 2013, an annual base salary of $700,000, subject to annual increases at our discretion, an annual bonus equal to a bonus rate, which represents a percentage based on our EBITDA growth for the applicable calendar year, multiplied by Ms. Watts' annual base salary and certain fringe benefits available to our employees. After the initial term, the agreement will continue for consecutive one year periods unless either party gives written notice of termination six months prior to the expiration of a term. Pursuant to the agreement, Ms. Watts is eligible to receive, on an annual basis, restricted shares of and/or options to purchase LINTA with an award value equal to 220% of her base salary at an exercise price of 100% of the fair market value of LINTA on the grant date.

        The agreement provides that, in the event Ms. Watts is terminated for cause (as defined in the agreement), she will be entitled to her accrued but unpaid base salary through the date of termination. In the case of Ms. Watts' death or disability (as defined in the agreement), the agreement provides for payment of accrued but unpaid base salary to her or her estate, as applicable. If however, during the initial term of her employment, Ms. Watts terminates her employment for good reason (as defined in the agreement) or if her employment is terminated other than for death, disability or cause, she is entitled to receive her then current base salary for the longer of (i) six months after termination of employment or (ii) the remaining period of time from termination of employment to the expiration of the then current annual period if her employment is terminated prior to the initial term of her agreement or the expiration of the then current extended term if her employment is terminated after the initial term of her agreement and during an extended term period.

        2012 Amended and Restated Employment Agreement.    On September 6, 2012, we entered into an amended and restated employment agreement with Ms. Watts. The agreement provides for, among other things, an initial five year term beginning January 1, 2013 and ending January 1, 2018, with an annual base salary of $943,824, increasing annually by 3% of the prior year's base salary after the first two years of the term, and an annual target cash bonus equal to 100% of the applicable year's annual base salary which will be determined by us pursuant to criteria established in our annual performance-based bonus program or, in the event Ms. Watts is considered a "covered employee" for any given year for purposes of Section 162(m) of the Code, her bonus will be determined by LIC's compensation committee based on such criteria as approved in advance by such committee and that are designed in a manner such that the bonus will be treated as "qualified performance-based compensation" within the meaning of Section 162(m). Also pursuant to the agreement, Ms. Watts is entitled to certain fringe benefits available to our employees.

        Pursuant to the agreement and subject to the approval of the board of directors of LIC, within six months of January 1, 2013, Ms. Watts will be granted options to purchase the number of shares of

LINTA stock with a Black Sholes Value equal to $15,000,000 (the 2013 LINTA Options) at an exercise price equal to the fair market value (as defined in the LIC incentive plan under which the equity awards will be granted) of LINTA on the grant date. One-half of the 2013 LINTA Options will vest on December 31, 2016 with the remaining options vesting on December 31, 2017. The options will have a term of 7 years. It is anticipated that Ms. Watts will not receive any additional equity award grants during the term of her employment agreement.

        The agreement provides that, in the event Ms. Watts is terminated for cause (as defined in the agreement), she will be entitled to her accrued but unpaid base salary through the date of termination, unpaid expenses, her vested benefits and any amounts due under applicable law. In addition, all equity awards granted to Ms. Watts prior to January 1, 2013 that are outstanding and unvested at the time of her termination for cause (the Pre-2013 Unvested Awards) and all 2013 LINTA Options then held by Ms. Watts that have not become exercisable as of the date of such termination will be forfeited, and all equity awards granted to Ms. Watts prior to January 1, 2013 that are outstanding and vested but unexercised at the time of such termination (the Pre-2013 Vested Awards) and all 2013 LINTA Options that are outstanding and vested but unexercised as of the date of such termination will remain exercisable for a period of up to 90 days after the date of such termination or until the original expiration date of the options if sooner. If Ms. Watts terminates her employment without good reason (as defined in the agreement), she will be entitled to her accrued base salary though the date of termination, any declared but unpaid bonus for the calendar year prior to the year of termination, unpaid expenses, her vested benefits and any amounts due under applicable law. She will forfeit all rights to any Pre-2013 Unvested Awards and to any 2013 LINTA Options then held that have not become exercisable as of the date of her termination, any Pre-2013 Vested Awards that are options or similar rights and any 2013 LINTA Options that are outstanding and vested but unexercised will be treated as specified in the applicable agreement governing such equity award. If, however, Ms. Watts terminates her employment for good reason or if her employment is terminated without cause, then she is entitled to receive her base salary for a period of 12 months and a prorated bonus for the calendar year in which her employment was terminated, in addition to accrued base salary through the date of termination, unpaid expenses, her vested benefits and any other amounts due under applicable law. In addition, any Pre-2013 Unvested Awards held on the date of termination that would have vested during the 365-day period following the date of such termination had Ms. Watts continued to be employed by us during such period will vest as of the date of termination. Further, a pro rata portion of each tranche of the 2013 LINTA Options that is not vested on the date of termination will vest as of such date, with such pro rata portion based on the portion of time Ms. Watts was employed by us and our affiliates during the vesting period of such tranche plus 365 days. The exercisability of any Pre-2013 Vested Awards, any vested 2013 LINTA Options and any Pre-2013 Unvested Awards that vest pursuant to the foregoing sentence will be extended to the earlier of the original expiration date of the option or two years from the date of the termination. In the case of Ms. Watts' death or disability (as defined in the agreement), the agreement provides for the right to receive her base salary for a period of 12 months, her accrued base salary through the date of termination, unpaid expenses, any declared but unpaid bonus for the calendar year prior to the year in which the termination occurs, her vested benefits and any amounts due under applicable law. In addition, the Pre-2013 Vested Awards, the Pre-2013 Unvested Awards and the 2013 LINTA Options will immediately vest and become exercisable (to the extent not already vested) and will be exercisable throughout the remainder of the full original term of such equity award. As a condition to Ms. Watts' receipt of any continuing base compensation or bonus payments or the acceleration or extension of her equity awards, Ms. Watts must execute a severance agreement and release in favor of our company in accordance with the procedures set forth in her employment agreement.

  Equity Incentive Plans

        The 2007 Incentive Plan, the 2010 Incentive Plan and the 2012 Incentive Plan are administered by the compensation committee of the LIC board of directors. Its compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The LIC Incentive Plans are designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in LIC and its subsidiaries. LIC's compensation committee may grant non-qualified stock options, SARs, restricted shares, cash awards, performance awards or any combination of the foregoing under the LIC Incentive Plans (collectively, awards).

        The maximum number of shares of LIC common stock with respect to which awards may be issued under the 2007 Incentive Plan is 38,185,000, under the 2010 Incentive Plan is 42,950,000 and under the 2012 Incentive Plan is 40,000,000, subject, in each case, to anti-dilution and other adjustment provisions of the respective plans. With limited exceptions, no person may be granted in any calendar year awards covering more than 6,439,698 shares of LIC common stock under the 2007 Incentive Plan, 6,874,244 shares of LIC common stock under the 2010 Incentive Plan and 8,000,000 shares of LIC common stock under the 2012 Incentive Plan (subject, in each case, to anti-dilution and other adjustment provisions of the plans) nor may any person receive under each of the existing incentive plans payment for cash awards during any calendar year in excess of $10 million. Shares of LIC common stock issuable pursuant to awards made under the LIC Incentive Plans are made available from either authorized but unissued shares or shares that have been issued but reacquired by LIC. Each of the 2007 Incentive Plan, the 2010 Incentive Plan and the 2012 Incentive Plan has a 5 year term.

  1996 Deferred Compensation Plan, As Amended and Restated

        Executives of QVC U.S. with an annual rate of pay greater than $200,000 are eligible to participate in the Deferred Compensation Plan. Each eligible executive may elect to defer all or any portion of the total cash remuneration for services he or she would have received in the following calendar year. Deferred compensation elections were required to be made in advance of certain deadlines and must have included (1) the time of payment, subject to certain restrictions and (2) the form of distribution, such as a lump sum payment or substantially equal monthly or annual installments over a five, ten or fifteen year period. Compensation deferred under the Deferred Compensation Plan earns interest at the rate of (1) 12% per annum for elections made prior to December 31, 2005 which have not been subsequently redeferred under any special transition elections or, (2) for all other amounts the prime lending rate identified by the Bank of New York, plus 3%, each compounded annually at the end of the calendar year. The Deferred Compensation Plan can be amended or terminated at any time.

  1997 Nonqualified Defined Pension Restoration Plan, As Amended and Restated

        The Pension Restoration Plan is unfunded and is maintained primarily for the purpose of providing a select group of QVC U.S.'s management with a nonqualified defined contribution benefit. Effective as of January 1, 2012, the Pension Restoration Plan has been frozen so that no additional amounts may be credited to the Pension Restoration Plan, and no additional employees may be eligible to participate. Participants' existing account balances will continue to be credited with earnings at the rate of, (1) for the period prior to December 31, 2005, 12% per annum for amounts credited for the period from the date on which such amount was credited through October 31, 2011 or, (2) for all other amounts, the prime lending rate identified by the Bank of New York, plus 3%, each compounded annually at the end of the calendar year. Distribution of participants' vested percentages will be made in a single lump sum payment on the first day of the month following such participant's separation from service, with the exception of specified employees who are subject to Section 409A of the Internal Revenue Code of 1986, as amended, and thus receive the payment on the first day of the sixth month of such employee's separation. The Pension Restoration Plan can be amended or terminated at any time.

  QVC, Inc. 401(k) Matched Savings Retirement and Success Sharing Plan, As Amended and Restated

        The QVC, Inc. 401(k) Matched Savings Retirement and Success Sharing Plan, as Amended and Restated, (the Savings Plan) allows a participating U.S. employee to elect to defer between 1% and 50% of his or her annual base salary, including overtime but excluding bonuses. Participants are eligible to receive contributions from QVC after one year of service. We will match $1 for each $1 contributed by the employee (or, in the case of plan years prior to January 1, 2010, $0.50 for each $1.00 contributed by the employee), up to a maximum of 6% of the employee's annual compensation subject to additional statutory limitations. We may also make certain discretionary retirement and profit sharing contributions to the Savings Plan. A participant has a vested interest in the retirement contributions, profit sharing contributions and pre-2010 matching contributions when he or she has completed three years of service.

Grants of Plan-Based Awards

        The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2012 to our named executive officers.

								All other option awards: Number of securities underlying options (#)
			Estimated Future Payouts under Non-equity Incentive Plan Awards
						All other stock awards: Number of shares of stock or units (#)
											Grant date fair value of stock and option awards ($)
										Exercise or base price of option awards ($/Sh)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)(1)
Michael A. George	3/29/2012	(2)	—	1,030,000	3,090,000	—		—		—	—
LINTA	12/4/2012		—	—	—	19,820	(3)	—		—	—	(4)
LINTA	12/4/2012		—	—	—	55,545	(3)	—		—	—	(4)
LINTA	12/4/2012		—	—	—	84,512	(3)	—		—	—	(4)
LINTA	12/4/2012		—	—	—	540,383	(3)	—		—	—	(4)
LVNTA	12/4/2012		—	—	—	3,417	(3)	—		—	—	(4)
LVNTA	12/4/2012		—	—	—	4,402	(3)	—		—	—	(4)
LVNTA	12/4/2012		—	—	—	1,031	(3)	—		—	—	(4)
LVNTA	12/4/2012		—	—	—	39,194	(3)	—		—	—	(4)
LINTA	12/4/2012		—	—	—	—		22,859	(3)	19.255	92,005	(4)
LINTA	12/4/2012		—	—	—	—		103,646	(3)	19.255	417,165	(4)
LINTA	12/4/2012		—	—	—	—		185,010	(3)	19.255	724,388	(4)
LINTA	12/4/2012		—	—	—	—		400,924	(3)	19.255	1,569,778	(4)
LINTA	12/4/2012		—	—	—	—		98,371	(3)	19.255	402,839	(4)
LINTA	12/4/2012		—	—	—	—		694,943	(3)	19.255	2,845,861	(4)
LINTA	12/4/2012		—	—	—	—		3,166,911	(3)	19.255	7,184,771	(4)
LVNTA	12/4/2012		—	—	—	—		1,103	(3)	58.80	21,521	(4)
LVNTA	12/4/2012		—	—	—	—		5,179	(3)	58.80	101,047	(4)
LVNTA	12/4/2012		—	—	—	—		8,614	(3)	58.80	136,169	(4)
LVNTA	12/4/2012		—	—	—	—		20,051	(3)	58.80	316,964	(4)
LVNTA	12/4/2012		—	—	—	—		4,742	(3)	58.80	94,055	(4)
LVNTA	12/4/2012		—	—	—	—		34,737	(3)	58.80	688,988	(4)
LVNTA	12/4/2012		—	—	—	—		146,180	(3)	58.80	1,514,586	(4)
Daniel T. O'Connell	3/29/2012	(2)	—	282,716	848,149	—		—		—	—
LINTA	3/2/2012		—	—	—	11,833		—		—	220,449
LINTA	3/2/2012		—	—	—	—		61,413		18.63	514,837
Steven M. Hofmann
LINTA	3/2/2012		—	—	—	63,973		—		—	1,191,817
LINTA	3/2/2012		—	—	—	—		332,018		18.63	2,783,373
John P. Thomas	3/29/2012	(2)	—	321,360	964,080	—		—		—	—
LINTA	3/2/2012		—	—	—	15,018		—		—	279,785
LINTA	3/2/2012		—	—	—	—		77,940		18.63	653,387
Claire A. Watts	3/29/2012	(2)	—	849,442	2,548,325	—		—		—	—
LINTA	3/2/2012		—	—	—	34,286		—		—	638,748
LINTA	12/4/2012		—	—	—	12,515	(3)	—		—	—	(4)
LINTA	12/4/2012		—	—	—	34,878	(3)	—		—	—
LINTA	12/4/2012		—	—	—	3,245	(3)	—		—	—	(4)
LINTA	12/4/2012		—	—	—	22,398	(3)	—		—	—	(4)
LINTA	12/4/2012		—	—	—	16,682	(3)	—		—	—	(4)
LINTA	3/2/2012		—	—	—	—		177,944		18.63	1,491,740
LINTA	12/4/2012		—	—	—	—		5,924	(3)	19.255	23,844	(4)
LINTA	12/4/2012		—	—	—	—		34,877	(3)	19.255	140,376	(4)
LINTA	12/4/2012		—	—	—	—		3,779	(3)	19.255	15,475	(4)
LINTA	12/4/2012		—	—	—	—		32,334	(3)	19.255	126,601	(4)
LINTA	12/4/2012		—	—	—	—		24,714	(3)	19.255	28,060	(4)
LINTA	12/4/2012		—	—	—	—		68,669	(3)	19.255	155,789	(4)
LINTA	12/4/2012		—	—	—	—		74,604	(3)	19.255	292,105	(4)
LINTA	12/4/2012		—	—	—	—		97,768	(3)	19.255	221,806	(4)
LINTA	12/4/2012		—	—	—	—		160,486	(3)	19.255	182,216	(4)
LINTA	12/4/2012		—	—	—	—		14,030	(3)	19.255	57,454	(4)

(1)
Represents the maximum amount that would have been payable assuming (x) the highest applicable EBITDA growth targets were achieved and (y) the individual performance warranted the maximum applicable increase of the participant's EBITDA-based performance bonus. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2012 Executive Compensation—2012 Performance-based Bonuses."

(2)
Reflects the date on which the LIC compensation committee established the terms of the 2012 performance-based bonus program, as described under "—Compensation Discussion and Analysis—Elements of 2012 Executive Compensation—2012 Performance-based Bonuses."

(3)
Represents equity awards issued in connection with the Option Modification Program in December 2012. See "—Compensation Discussion and Analysis—Elements of 2012 Executive Compensation—Equity Incentive Compensation—Option Modification Program". For more information regarding the vesting terms of these awards, see "Outstanding Equity Awards at Fiscal Year End" below.

(4)
With respect to options awards issued in connection with the Option Modification Program, represents the incremental fair value of each award. With respect to restricted stock awards issued in connection with the Option Modification Program, such awards have no incremental fair value to report.

Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding unexercised options and unvested shares of LINTA and LVNTA which were outstanding as of December 31, 2012 and held by our named executive officers, including those awards granted during 2012 and reflected in the "Grants of Plan-Based Awards" table above.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Michael A. George
Option Awards
LINTA	103,646	—		19.255	2/27/2016	—		—
LINTA	694,943	—		19.255	4/6/2016	—		—
LINTA	400,924	—		19.255	3/1/2017	—		—
LINTA	—	22,859	(1)	19.255	2/27/2016	—		—
LINTA	—	98,371	(2)	19.255	4/6/2016	—		—
LINTA	—	185,010	(3)	19.255	3/1/2017	—		—
LINTA	—	3,166,911	(4)	19.255	3/2/2018	—		—
LVNTA	5,179	—		58.80	2/27/2016	—		—
LVNTA	34,737	—		58.80	4/6/2016	—		—
LVNTA	20,051	—		58.80	3/1/2017	—		—
LVNTA	—	1,103	(1)	58.80	2/27/2016	—		—
LVNTA	—	4,742	(2)	58.80	4/6/2016	—		—
LVNTA	—	8,614	(3)	58.80	3/1/2017	—		—
LVNTA	—	146,180	(4)	58.80	3/2/2018	—		—
Stock Awards
LINTA	—	—		—	—	19,820	(1)	390,058
LINTA	—	—		—	—	84,512	(2)	1,663,196
LINTA	—	—		—	—	53,572	(6)	1,054,297
LINTA	—	—		—	—	55,545	(3)	1,093,126
LINTA	—	—		—	—	540,383	(4)	10,634,737
LINTA	—	—		—	—	100,000	(5)	1,968,000
LVNTA	—	—		—	—	1,031	(1)	69,861
LVNTA	—	—		—	—	4,402	(2)	298,280
LVNTA	—	—		—	—	2,678	(6)	181,461
LVNTA	—	—		—	—	3,417	(3)	231,536
LVNTA	—	—		—	—	39,194	(4)	2,655,785
LVNTA	—	—		—	—	5,000	(5)	338,800
Daniel T. O'Connell
Option Awards
LINTA	—	11,501	(1)	2.95	2/27/2016	—		—
LINTA	43,948	11,498	(1)	5.45	2/27/2016	—		—
LINTA	3,966	3,972	(2)	3.10	4/6/2016	—		—
LINTA	3,965	3,973	(2)	5.45	4/6/2016	—		—
LINTA	17,904	7,155	(2)	5.45	4/6/2016	—		—
LINTA	7,151	7,154	(2)	3.10	4/6/2016	—		—
LINTA	73,424	44,055	(3)	11.77	3/1/2017	—		—
LINTA	27,099	45,167	(7)	14.53	3/2/2018	—		—
LINTA	8,529	59,707	(8)	16.91	3/2/2019	—		—
Stock Awards
LINTA	—	—		—	—	8,680	(6)	170,822
LINTA	—	—		—	—	9,687	(8)	190,640
LINTA	—	—		—	—	10,140	(5)	199,555
LINTA	—	—		—	—	11,833	(9)	232,873
LVNTA	—	—		—	—	434	(6)	29,408

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
LVNTA	—	—		—	—	484	(10)	32,796
LVNTA	—	—		—	—	507	(5)	34,354
LVNTA	—	—		—	—	592	(9)	40,114
Steven M. Hofmann
Option Awards
LINTA	372,263	53,183	(1)	2.95	2/27/2016	—		—
LINTA	30,642	10,214	(11)	8.97	9/8/2016	—		—
LINTA	46,113	322,795	(8)	16.91	3/2/2019	—		—
Stock Awards
LINTA	—	—		—	—	3,375	(12)	66,420
LINTA	—	—		—	—	63,973	(9)	1,258,989
LVNTA	—	—		—	—	169	(12)	11,451
LVNTA	—	—		—	—	3,199	(9)	216,764
John P. Thomas
Option Awards
LINTA	13,270	22,119	(7)	14.53	3/2/2018	—		—
LINTA	6,135	10,229	(13)	13.76	11/10/2018	—		—
LINTA	27,574	82,724	(14)	13.76	11/10/2018	—		—
LINTA	10,825	75,775	(8)	16.91	3/2/2019	—		—
Stock Awards
LINTA	—	—		—	—	15,018	(9)	295,554
LVNTA	—	—		—	—	750	(9)	50,820
Claire A. Watts
Option Awards
LINTA	5,924	—		19.255	2/27/2016	—		—
LINTA	14,030	—		19.255	4/6/2016	—		—
LINTA	32,334	—		19.255	3/1/2017	—		—
LINTA	68,669	—		19.255	3/2/2018	—		—
LINTA	24,714	—		19.255	3/2/2019	—		—
LINTA	—	34,877	(1)	19.255	2/27/2016	—		—
LINTA	—	3,779	(2)	19.255	4/6/2016	—		—
LINTA	—	74,604	(3)	19.255	3/1/2017	—		—
LINTA	—	97,768	(7)	19.255	3/2/2018	—		—
LINTA	—	160,486	(8)	19.255	3/2/2019	—		—
Stock Awards
LINTA	—	—		—	—	34,878	(1)	686,399
LINTA	—	—		—	—	3,245	(2)	63,862
LINTA	—	—		—	—	19,112	(6)	376,124
LINTA	—	—		—	—	22,398	(3)	440,793
LINTA	—	—		—	—	24,546	(10)	483,065
LINTA	—	—		—	—	16,682	(7)	328,302
LINTA	—	—		—	—	2,025	(5)	39,852
LINTA	—	—		—	—	34,286	(9)	674,748
LINTA	—	—		—	—	12,515	(8)	246,295
LVNTA	—	—		—	—	955	(6)	64,711
LVNTA	—	—		—	—	1,227	(10)	83,142
LVNTA	—	—		—	—	101	(5)	6,844
LVNTA	—	—		—	—	1,715	(9)	116,208

(1)
Vests semi-annually (based on original amount of grant) over 4 years from February 27,2009 grant date.

(2)
Vests semi-annually (based on original amount of grant) over 4 years from April 6, 2009 grant date.

(3)
Vests semi-annually (based on original amount of grant) over 4 years from March 1, 2010 grant date.

(4)
Vests 50% on December 15, 2014 and 50% on December 15, 2015.

(5)
Vests annually (based on original amount of grant) over 4 years from February 27, 2009 grant date.

(6)
Vests annually (based on original amount of grant) over 4 years from March 1, 2010 grant date.

(7)
Vests semi-annually (based on original amount of grant) over 4 years from March 2, 2011 grant date.

(8)
Vests semi-annually (based on original amount of grant) over 4 years from March 2, 2012 grant date.

(9)
Vests annually (based on original amount of grant) over 4 years from March 2, 2012 grant date.

(10)
Vests annually (based on original amount of grant) over 4 years from March 2, 2011 grant date.

(11)
Vests semi-annually (based on original amount of grant) over 4 years from September 8, 2009 grant date.

(12)
Vests annually (based on original amount of grant) over 4 years from September 8, 2009 grant date.

(13)
Vests semi-annually in eight equal installments (based on original amount of grant) beginning on March 2, 2011

(14)
Vests semi-annually (based on original amount of grant) over 4 years from November 10, 2011 grant date.

Option Exercises and Stock Vested

        The following table sets forth information concerning (i) the exercise of vested options with respect to shares of LINTA and LVNTA, (ii) with respect to Mr. George and Ms. Watts, the exercise of options with respect to shares of LINTA and LVNTA that were unvested at the date of the Option Modification Program that were then accelerated in connection with the Option Modification Program (2012 unvested options), and (iii) the vesting of restricted shares or restricted stock units with respect to shares of LINTA and LVNTA held by our named executive officers, in each case, during the year ended December 31, 2012 (other than Mr. Thomas, who did not exercise any vested options with respect to shares of LINTA or LVNTA or have any vesting events with respect to restricted stock units with respect to shares of LINTA or LVNTA).

        As described in more detail above, in November and December 2012, in response to the wide-spread "fiscal cliff" concerns, the compensation committee of Liberty Interactive determined to complete the Option Modification Program. The values shown in the "Option Awards—Value Realized on Exercise" column below include $30,364,185, which equals the aggregate amount related to the exercise by Mr. George and Ms. Watts of 2012 unvested options pursuant to the terms of the Option Modification Program. The aggregate value related to the exercise of the 2012 unvested options included in the table below, net of amounts withheld for taxes, equals $18,036,326.

        Under the Option Modification Program, the 2012 unvested options were required to be replaced (with the exception of shares withheld for payment of taxes) with a combination of new unvested options and new unvested restricted stock awards that have the same vesting requirements and similar terms as the 2012 unvested options. As a result, the unvested options and unvested restricted shares received upon exercise of the 2012 unvested options will not vest and will be subject to forfeiture by Mr. George and Ms. Watts until they satisfy the vesting and other requirements applicable to such awards. See "—Compensation Discussion and Analysis—Elements of 2012 Executive Compensation—Equity Incentive Compensation—Option Modification Program" for additional information concerning the Option Modification Program.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)(1)(2)	Value realized on exercise ($)(2)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
Michael A. George
LINTA	5,647,924	41,404,444	126,786	2,352,505
LVNTA	268,650	7,223,630	—	—
Daniel T. O'Connell
LINTA	194,368	2,893,562	17,709	329,423
Steven M. Hofmann
LINTA	—	—	3,375	64,463
LVNTA	—	—	168	8,262
Claire A. Watts
LINTA	939,271	7,934,500	19,762	369,800

(1)
Includes shares withheld by LIC in payment of withholding taxes at the election of the holder. In the aggregate, $12,327,859 was withheld by LIC for taxes payable by Mr. George and Ms. Watts related to the exercise of 2012 unvested options.

(2)
With respect to Mr. George and Ms. Watts, includes the following exercises of vested and 2012 unvested options in connection with the Option Modification Program (see "—Compensation Discussion and Analysis—Elements of 2012 Executive Compensation—Equity Incentive Compensation—Option Modification Program"). The "2012 Unvested Option Awards" column below includes values related to awards that are subject to continued vesting requirements with the exception of shares and amounts that were withheld for taxes:

	Vested Option Awards		2012 Unvested Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Michael A. George
LINTA	1,199,513	14,971,545	4,173,411	22,699,638
LVNTA	59,967	2,467,454	208,683	4,756,176
Claire A. Watts
LINTA	145,671	924,481	461,232	2,908,371

Nonqualified Deferred Compensation Plans

        The following table sets forth information regarding the 1996 Deferred Compensation Plan, as amended and restated, in which Mr. O'Connell participated during the year ended December 31, 2012. No other named executive officers participated in this plan during such time. See "—Executive Compensation Arrangements—1996 Deferred Compensation (As Amended and Restated)" for more information.

Name	Executive contributions in 2012 ($)	Registrant contributions in 2012 ($)	Aggregate earnings in 2012 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/12 ($)
Daniel T. O'Connell	—	—	838	614,442	—

Potential Payments Upon Termination or Change-in-Control

        The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 31, 2012. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

        The amounts provided in the tables are based on the closing market prices on December 31, 2012, the last trading day of such year, for shares of LINTA, which was $16.98, and for shares of LVNTA, which was $67.76. The value of the options shown in the table is based on the spread between the exercise or base price of the award and the applicable closing market price. The value of the restricted stock awards or restricted stock units, as applicable, shown in the table is based on the applicable closing market price and the number of shares or units, respectively, vested.

        Each of our named executive officers had received awards and payments under the existing incentive plans as of December 31, 2012. Additionally, our named executive officers are entitled to certain payments upon termination under their respective employment agreements. See "—Executive Compensation Arrangements" above.

        Set forth below is a description of the circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout:

        Voluntary Termination.    Under the existing incentive plans, each named executive officer who holds equity grants would only have a right to the equity grants that vested prior to his termination date.

        Termination for Cause.    All equity grants (whether vested or unvested) under the existing incentive plans would be forfeited by any named executive officer (other than Mr. George) who is terminated for "cause." Pursuant to Mr. George's employment agreement, his Pre-2011 Vested Awards and vested 2011 Granted Awards would remain exercisable for a short period following his termination for cause. Under the employments agreements for Messrs. George, O'Connell, Thomas and Hofmann and Ms. Watts, all of whom held equity awards as of December 31, 2012, "cause" is defined as (i) committing a material breach of the employment agreement, (ii) fraud, embezzlement or other serious misconduct against our company or its affiliates, (iii) the conviction of any felony, (iv) in the case of Messrs. George, Thomas and Hofmann and Ms. Watts, the conviction of a misdemeanor which conviction relates to such person's suitability for employment in his or her then current position, or (v) in the case of Mr. Hofmann, any gross failure on his part to carry out his duties under the employment agreement in good faith and in a professional manner.

        Termination Without Cause or for Good Reason.    Pursuant to the existing incentive plans and the related award agreements (and except as described below), if a named executive officer were terminated by our company without cause or by such named executive officer for good reason (as applicable), in addition to his vested equity awards, he would be entitled to vesting in full with respect to any outstanding options that would had vested on or prior to such termination. Mr. George's employment agreement with respect to his Pre-2011 Unvested Awards provides that any such awards that would have vested in the 12 months following his termination date will vest as of such termination date. Mr. George's employment agreement also provides that his 2011 Granted Awards would vest as of the date of his termination as to the portion of the unvested awards that could have vested during his employment with QVC (without regard to the cliff vesting feature of the 2011 Granted Awards) and an additional 12 months thereafter.

        Death.    In the event of death, the existing incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted stock awards or restricted stock units.

        No amounts are shown for payments pursuant to life insurance policies, which we make generally available to our salaried employees.

        Disability.    In the event of a disability, which is generally the inability to perform gainful activity for at least 12 months, the existing incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted stock awards or restricted stock units.

        No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees.

        Change in Control.    In case of a change in control, the incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted stock awards or restricted stock units. A change in control is generally defined as:

  •
  The acquisition of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of LIC ordinarily having the right to vote in the election of directors.

  •
  Any non-exempt person purchases our common stock pursuant to a tender offer or exchange offer, without the prior consent of LIC's board of directors.

  •
  The individuals constituting LIC's board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of LIC immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of LIC or the dissolution of LIC.

        In the case of a change in control described in the last bullet point, LIC's compensation committee may determine not to accelerate the existing equity awards if equivalent awards will be substituted for the existing awards. For purposes of the tabular presentation below, we have assumed no such determination was made.

Benefits Payable Upon Termination or Change in Control

Name	Voluntary Termination ($)		Termination for Cause ($)		Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)
Michael A. George
Severance(1)	—		—		1,500,000		—		—		1,500,000
Base Compensation Continuing Payment(2)	—		—		1,030,000		1,030,000		1,030,000		1,030,000
Pension Restoration Plan Payout(3)	11,558		11,558		11,558		11,558		11,558		11,558
Options	1,047,097	(4)	1,047,097	(4)	2,824,38	(5)	3,962,512	(6)	3,962,512	(6)	3,962,512	(6)
Restricted Stock Awards	—		—		—		20,579,136	(6)	20,579,136	(6)	20,579,136	(6)

Total	1,058,655		1,058,655		5,365,942		25,583,206		25,583,206		27,083,206

Daniel T. O'Connell
Base Compensation Continuing Payment(7)	—		—		471,194		—		—		471,194
Pension Restoration Plan Payout(3)	15,572		15,572		15,572		15,572		15,572		15,572
Options	1,864,865	(4)	—		1,864,865	(4)	3,697,352	(6)	3,697,352	(6)	3,697,352	(6)
Restricted Stock Awards	—		—		—		543,398	(6)	543,398	(6)	543,398	(6)

Total	1,880,437		15,572		2,351,631		4,256,322		4,256,322		4,727,516

Steven M. Hofmann
Base Compensation Continuing Payment(8)	—		—		700,000		—		—		700,000
Pension Restoration Plan Payout(3)	5,595		5,595		5,595		5,595		5,595		5,595
Options	6,683,869	(4)	—		6,683,869	(4)	8,577,155	(6)	8,577,155	(6)	8,577,155	(6)
Restricted Stock Units	—		—		—		1,553,624	(6)	1,553,624	(6)	1,553,624	(6)

Total	6,689,464		5,595		7,389,464		10,136,374		10,136,374		10,836,374

John P. Thomas
Base Compensation Continuing Payment(9)	—		—		535,600		—		—		535,600
Options	297,883	(4)	—		297,883	(4)	1,171,974	(6)	1,171,974	(6)	1,171,974	(6)
Restricted Stock Units	—		—		—		346,374	(6)	346,374	(6)	346,374	(6)

Total	297,883		—		833,483		1,518,349		1,518,349		2,053,949

Claire A. Watts
Base Compensation Continuing Payment(10)	—		—		471,912		—		—		471,912
Pension Restoration Plan Payout(3)	5,595		5,595		5,595		5,595		5,595		5,266
Options	61,910	(4)	—		135,585	(4)	219,804	(6)	219,804	(6)	219,804	(6)
Restricted Stock Awards	—		—		—		3,610,345	(6)	3,610,345	(6)	3,610,345	(6)

Total	67,505		5,595		613,092		3,835,743		3,835,743		4,307,655

(1)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (as defined in his employment agreement) (whether before or within a specified period following a change in control), as of December 31, 2012, he would have been entitled to receive a lump sum payment of $1,500,000. See "—Executive Compensation Arrangements—Michael A. George" above.

(2)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (whether before or within a specified period following a change in control) or in the event of his death or disability, he would have been entitled to receive a base compensation continuing payment for one year equal to his base salary upon termination.

(3)
Under the Pension Restoration Plan, upon separation from service, a participant would receive a lump sum payment of the vested percentage of such participant's account on the first day of the month following such separation, in this case, January 1, 2013.

(4)
Based on the number of vested options held by each named executive officer at year-end. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(5)
Based on (i) the number of vested options held by Mr. George at year-end, (ii) the number of Pre-2011 Unvested Awards that would vest within 365 days of his termination and (iii) a portion of the 2011 Granted Awards that could have vested during his employment with QVC (without regard to the cliff vesting feature of the 2011 Granted Awards) and an additional 12 months thereafter. See "—Executive Compensation Arrangements—Michael A. George" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(6)
Based on (i) the number of vested options and (ii) the number of unvested options and the number of shares of restricted stock or restricted stock units, in each case, held by each named executive officer at year-end. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(7)
If Mr. O'Connell's employment had been terminated at QVC's election other than for death, disability or cause, he would have been entitled to receive his then current base salary for the remaining period of time from the termination of employment to the expiration of the then current extended term. See "—Executive Compensation Arrangements—Daniel T. O'Connell—2003 Employment Agreement" above.

(8)
If Mr. Hofmann's employment had been terminated at QVC's election other than for death, disability or cause or by Mr. Hofmann for good reason, he would have been entitled to receive his then current base salary for one year. "See "—Executive Compensation Arrangements—Steven M. Hofmann—Employment Agreement" above.

(9)
If Mr. Thomas' employment had been terminated at QVC's election other than for death, disability or cause or by Mr. Thomas for good reason, he would have been entitled to receive his then current base salary for one year. See "—Executive Compensation Arrangements—John P. Thomas—Employment Agreement" above.

(10)
If Ms. Watts' employment had been terminated at QVC's election other than for death, disability or cause or by Ms. Watts for good reason, she would have been entitled to receive her then current base salary for the remaining period of time from termination of employment to the expiration of the then current annual period. See "—Executive Compensation Arrangements—Claire A. Watts—2007 Employment Agreement" above.

Compensation of Directors

        We are an indirectly wholly owned subsidiary of LIC, and our sole shareholder and director is Liberty QVC Holdings, LLC, which is also an indirectly wholly owned subsidiary of LIC. Accordingly, no director compensation is paid.

Security ownership

        We are a wholly owned subsidiary of Liberty, whose address is 12300 Liberty Boulevard, Englewood, CO 80112. Liberty is a company whose securities are registered under the Exchange Act, and is therefore required to file periodic and current reports and other materials with the SEC. While such information is available, investors are cautioned that Liberty is not the issuer of the notes and is not otherwise a guarantor or obligor (contingent or otherwise) with respect to the notes, and will not otherwise provide credit support for the notes. Therefore, you are directed to rely solely on this prospectus in making your decision with respect to the exchange offer.

        The following table sets forth information with respect to the ownership by each of the named executive officers of QVC and executive officers as a group of shares of each series of Liberty common stock. This table does not include ownership information for any directors, as QVC is a Delaware close corporation that has elected to be managed by its shareholder, rather than a board of directors. The security ownership information is given as of May 31, 2013, and, in the case of percentage ownership information, is based upon (1) 498,056,329 shares of Series A Liberty Interactive common stock (LINTA) and (2) 35,346,802 shares of Series A Liberty Ventures common stock (LVNTA), in each case, outstanding on that date. None of the QVC named executive officers or other executive officers own any shares of Series B Liberty Interactive common stock or Series B Liberty Ventures common stock.

        Shares of restricted stock that have been granted pursuant to Liberty's incentive plans are included in the outstanding share numbers, for purposes of the table below. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after May 31, 2013, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. So far as is known to QVC, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
Michael A. George	LINTA	2,622,021	(1)(2)	*	*
President and Chief Executive Officer	LVNTA	150,983	(1)(2)	*	*
Daniel T. O'Connell	LINTA	189,155	(2)(3)	*	*
Chief Financial Officer (Retired)	LVNTA	—	(3)	*	*
Steven M. Hofmann	LINTA	642,494	(1)(2)	*	*
Chief Executive Officer, QVC-Europe and	LVNTA	3,615	(1)	*	*
Chief Executive Officer, QVC-Italy
John P. Thomas	LINTA	36,849	(1)(2)	*	*
Chief Executive Officer, QVC-Japan	LVNTA	563	(1)	*	*
Claire A. Watts	LINTA	424,310	(1)(2)	*	*
Chief Executive Officer, QVC-U.S.	LVNTA	3,552	(1)	*	*
All executive officers as a group (seven persons)	LINTA	4,061,362	(1)(2)(3)(4)	*	*
	LVNTA	161,240	(1)(2)(3)	*	*

*
Less than one percent

(1)
Includes restricted shares, none of which are vested, as follows:

	LINTA	LVNTA
Michael A. George	604,199	42,811
Steven M. Hofmann	67,769	2,569
John P. Thomas	23,062	563
Claire A. Watts	90,641	2,583
All executive officers as a group (seven persons)	883,696	50,595
(2)
Includes beneficial ownership of shares that may be acquired upon exercise of stock options exercisable within 60 days after May 31, 2013:

	LINTA	LVNTA
Michael A. George	1,382,413	68,683
Daniel T. O'Connell	89,155	—
Steven M. Hofmann	553,422	—
John P. Thomas	13,787	—
Claire A. Watts	251,674	—
All executive officers as a group (seven persons)	2,429,432	68,683
(3)
The retirement of Mr. O'Connell, our former Chief Financial Officer, became effective on May 31, 2013. Accordingly, Mr. O'Connell's holdings are not included in the presentation of all of our executive officers as a group. In connection with his retirement, we entered into a consulting agreement with Mr. O'Connell which provided that, as of April 30, 2013, all of Mr. O'Connell's equity awards ceased to vest and all such awards which were unvested as of such date were forfeited. In addition, any vested equity awards held by Mr. O'Connell as of such date remain exercisable as provided for by the award agreements and incentive plans governing such awards.

(4)
Total includes 2,559 shares pledged by Ms. Rubino as security for a borrowing arrangement.

 Related party transactions

        This section describes material transactions by us or any of our subsidiaries with any related party.

Liberty reorganization

        On August 9, 2012, Liberty completed the recapitalization of its common stock into shares of the corresponding series of two new tracking stocks, Liberty Interactive and Liberty Ventures. We are now attributed to the Liberty Interactive tracking stock, which tracks the assets and liabilities of Liberty's Interactive Group (the "Interactive Group"). The Interactive Group does not represent a separate legal entity; rather it represents those businesses, assets and liabilities that are attributed to that group. Liberty attributed to its Interactive Group those businesses primarily focused on digital commerce, including the assets and businesses of QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, Inc., an equity interest in HSN, Inc. and approximately $500 million in cash held by Liberty and the Interactive Group subsidiaries. The Liberty Ventures tracking stock tracks all of Liberty's other businesses including its interest in equity method investments of Expedia, Inc., TripAdvisor, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities of Time Warner, Time Warner Cable and AOL, which constitute the Ventures Group (the "Ventures Group"). To fund the cash requirements of the LibertyVentures Group, Liberty attributed $1.35 billion in cash to the Ventures Group which was funded by the Interactive Group. Such attributed cash balance consisted of cash from Liberty's balance sheet and $1.15 billion of dividends paid by us to Liberty through our available cash on hand and $800 million in borrowings under our senior secured credit facility. As of the date of the recapitalization, we had $870 million of total outstanding borrowings under our senior secured credit facility and $1.13 billion of undrawn availability. We paid $244 million of net dividends to Liberty during the three months ended March 31, 2013, $1.8 billion of net dividends to Liberty during 2012, $205 million of net dividends to Liberty during 2011 and $9 million of net dividends to Liberty during 2010. We declared and paid dividends in cash to Liberty in the amount of $517 million during the three months ended June 30, 2013. These dividends were funded with draws from our revolving credit facility and from cash generated from operations.

Employment of Vice President and Deputy General Counsel

        David W. O'Connor, who is the brother-in-law of Robert R. Bennett, a former director of Liberty (who resigned from that position effective December 14, 2011), presently serves as our Vice President and Deputy General Counsel. Mr. O'Connor received aggregate compensation from QVC for 2011 of approximately $220,900, which is composed of a base salary, a performance-based bonus and other benefits made available generally by QVC.

 Description of other indebtedness

        This section includes summaries of certain indebtedness and certain other long-term liabilities of us and our subsidiaries.

Senior secured notes

        2017 Notes.    Prior to the tender offers and redemption described in "Prospectus summary—Recent developments—Redemption of the 2017 notes", we had outstanding senior secured notes due 2017 (the "Existing 2017 Notes") in the aggregate principal amount of $500 million. We paid interest of 7.125% per annum on the Existing 2017 Notes, which were scheduled to mature on April 15, 2017. All of the Existing 2017 Notes were retired pursuant to the tender offers and redemption described in "Prospectus summary—Recent developments—Redemption of the 2017 notes", with the redemption being made at a redemption price of 103.563%.

        Existing 2019 Notes.    We have outstanding senior secured notes due 2019 (the "Existing 2019 Notes") in the aggregate principal amount of $769 million at March 31, 2013. We pay interest of 7.50% per annum on the Existing 2019 Notes, which mature on October 1, 2019. Interest is payable on the Existing 2019 Notes on April 1 and October 1 of each year.

        The Existing 2019 Notes are redeemable at our option, in whole or in part, on not less than thirty days nor more than sixty days notice, at the following redemption prices, plus accrued and unpaid interest (if any) to the date of redemption:

If redeemed during the twelve month period commencing October 1 of the year indicated:	Redemption price
2014	103.750%
2015	102.500%
2016	101.250%
2017 and thereafter	100.000%

        Existing 2020 Notes.    We have outstanding senior secured notes due 2020 (the "Existing 2020 Notes") in the aggregate principal amount of $500 million at March 31, 2013. We pay interest of 7.375% per annum on the Existing 2020 Notes, which mature on October 15, 2020. Interest is payable on the Existing 2020 Notes on April 15 and October 15 of each year.

        The Existing 2020 Notes are redeemable at our option, in whole or in part, on not less than thirty days nor more than sixty days notice, at the following redemption prices, plus accrued and unpaid interest (if any) to the date of redemption:

If redeemed during the twelve month period commencing April 15 of the year indicated:	Redemption price
2015	103.688%
2016	102.458%
2017	101.229%
2018 and thereafter	100.000%

        Existing 2022 Notes.    We have outstanding senior secured notes due 2022 (the "Existing 2022 Notes") in the aggregate principal amount of $500 million at March 31, 2013. We pay interest of 5.125% per annum on the Existing 2022 Notes, which mature on July 2, 2022. Interest is payable on the Existing 2022 Notes on January 2 and July 2 of each year.

        The Existing 2022 Notes are redeemable at our option, in whole or in part, on not less than thirty days nor more than sixty days notice, at a redemption price equal to the greater of 100% of the aggregate principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted at a rate based on United States Treasury rates, plus 50 basis points.

        Existing 2023 Notes.    We have outstanding senior secured notes due 2023 (the "Existing 2023 Notes") in the aggregate principal amount of $750 million at March 31, 2013. We pay interest of 4.375% per annum on the Existing 2023 Notes, which mature on March 15, 2023. Interest is payable on the Existing 2023 Notes on March 15 and September 15 of each year.

        The Existing 2023 Notes are redeemable at our option, in whole or in part, on not less than thirty days nor more than sixty days notice, at a redemption price equal to the greater of 100% of the aggregate principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted at a rate based on United States Treasury rates, plus 40 basis points.

        Existing 2043 Notes.    We have outstanding senior secured notes due 2043 (the "Existing 2043 Notes") in the aggregate principal amount of $300 million at March 31, 2013. We pay interest of 5.950% per annum on the Existing 2043 Notes, which mature on March 15, 2043. Interest is payable on the Existing 2043 Notes on March 15 and September 15 of each year.

        The Existing 2043 Notes are redeemable at our option, in whole or in part, on not less than thirty days nor more than sixty days notice, at a redemption price equal to the greater of 100% of the aggregate principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted at a rate based on United States Treasury rates, plus 45 basis points.

        Security and guarantees.    The Existing Notes are guaranteed by each of our material domestic subsidiaries, and are secured, pari passu with our senior secured credit facility, by a first priority perfected security interest in all of our capital stock.

        Covenants.    The Existing Notes restrict us and certain of our subsidiaries from incurring debt, but permit debt as long as our consolidated interest coverage ratio is at least 2.00 to 1.00. In addition, certain other debt is permitted regardless of our consolidated interest coverage ratio, including debt under the senior secured credit facility and debt securities (including the Existing Notes) not exceeding $4.5 billion less the amount of certain mandatory prepayments and commitment reductions thereunder in some indentures and not exceeding $5.0 billion in other indentures. In addition, the Existing Notes contain other covenants, including, but not limited to, restrictions on restricted payments, indebtedness, liens, affiliate transactions, mergers and acquisitions, and asset sales. The covenants in some of the indentures governing the Existing Notes are more restrictive in certain respects than the covenants applicable to the notes offered hereby. Certain covenants governing the Existing Notes terminate upon the Existing Notes having investment grade ratings from both Moody's and Standard & Poor's, including but not limited to restrictions on indebtedness, restricted payments and asset sales.

        The above description of the Existing Notes is qualified in its entirety by reference to the complete terms contained in the indentures governing the Existing Notes.

Senior secured credit facility

        On March 1, 2013, we entered into an amended and restated credit agreement, which we refer to as our senior secured credit facility. Our senior secured credit facility allows borrowings on a revolving credit basis of up to $2.0 billion, and we had outstanding revolving loans of $328 million as of March 31, 2013. The revolving loan commitments terminate, and the revolving loans under our senior secured credit facility will mature, on March 1, 2018. Our senior secured credit facility provides for $1,000 million of uncommitted incremental revolving loan commitments or incremental term loans.

        Interest.    Borrowings under our senior secured credit facility bear interest at either the alternate base rate or LIBOR at our election in each case plus a margin. Borrowings that are alternate base rate loans will bear interest at a per annum rate equal to the base rate plus a margin that varies between 0.25% and 1.00% depending on our consolidated leverage ratio (as defined in our senior secured credit facility). Borrowings that are LIBOR loans will bear interest at a per annum rate equal to the applicable LIBOR plus a margin that varies between 1.25% and 2.00% depending on our consolidated leverage ratio.

        Security and guarantees.    Borrowings made by us are guaranteed by each of our material domestic subsidiaries, and borrowings are secured, pari passu with the Existing Notes, by a first priority perfected security interest in all shares of our capital stock.

        Covenants.    Our senior secured credit facility contains affirmative and negative covenants and a financial covenant that requires us to maintain a consolidated leverage ratio of not greater than 3.50 to 1.00. The negative covenants limit our ability and the ability of our restricted subsidiaries to, among other things:

  •
  incur additional indebtedness;

  •
  create liens on property or assets;

  •
  make certain loans or investments;

  •
  sell or dispose of assets;

  •
  pay certain dividends and other restricted payments;

  •
  dissolve, consolidate or merge;

  •
  enter into certain transactions with affiliates;

  •
  enter into sale/leaseback transactions; and

  •
  restrict subsidiary distributions.

        These covenants are subject to significant exceptions.

        Events of default.    Our senior secured credit facility also contains certain events of default, including, among other things, the failure to perform or observe terms, covenants or agreements included in our senior secured credit facility, nonpayment defaults on principal, interest or fees under our senior secured credit facility, defaults on other indebtedness in an aggregate principal amount exceeding $100 million if the effect is to permit acceleration, entry of unsatisfied judgments in an aggregate amount in excess of $100 million against us or our subsidiaries, the occurrence of a change of control, failure of any collateral document to create or maintain a required security interest, and certain events related to bankruptcy and insolvency or ERISA matters.

        If an event of default occurs, the lenders under our senior secured credit facility may, among other things, terminate their commitments, declare all outstanding borrowings to be immediately due and payable together with accrued interest, and fees and exercise remedies under the collateral documents relating to our senior secured credit facility. We are in compliance in all material respects with the covenants in our senior secured credit facility.

Letters of credit

        As of March 31, 2013, we had approximately $21 million of trade letters of credit, which are not secured (other than by the covered goods and documents of title in respect of such goods). In addition, we had a $0.5 million standby letter of credit, secured by a cash deposit of the same amount, and a $0.2 million standby letter of credit issued under and secured by our revolving credit agreement.

Interest rate swap arrangements

        In March 2013, QVC's notional interest rate swaps of $3.1 billion expired. These swap arrangements did not qualify as cash flow hedges under U.S. GAAP. Accordingly, changes in the fair value of the swaps were reflected in gain on financial instruments in the accompanying condensed consolidated statements of operations.

Description of notes

        The following is a summary of the material terms and provisions of the Indenture, the Notes and the Note Guarantees, as well as the Security Documents (as defined below). On March 18, 2013, the Issuer issued $750 million of 4.375% Senior Secured Notes due 2023 (the "original 2023 notes") and $300 million of 5.950% Senior Secured Notes due 2043 (the "original 2043 notes" and collectively with the original 2023 notes, the "original notes"). The following summary does not purport to be a complete description of these documents and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture and the Security Documents. You may obtain a copy of the Indenture and the Security Documents from the Issuer at its address set forth elsewhere in this prospectus. You can find definitions of certain terms used in this description under "—Certain definitions."

        As used below in this "Description of notes" section, the "Issuer" means QVC, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. As part of our sale of the original notes, we are required, among other things, to complete this exchange offer, exchanging the original 2023 notes for new registered exchange notes due March 15, 2023 (the "2023 Notes") and the original 2043 notes for new registered exchange notes due March 15, 2043 (the "2043 Notes"). The exchange notes are substantially identical to the corresponding series of original notes, except the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the corresponding series of original notes and we will issue the exchange notes under the Indenture dated as of March 18, 2013, as amended, supplemented or amended and restated from time to time (the "Indenture"), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee") (the same indenture we used in issuing the original notes). The terms of the original notes and the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the "Trust Indenture Act." The original notes and the exchange notes are collectively referred to for purposes of this "Description of notes" section as the "Notes."

        The following is a summary of the material terms and provisions of the Indenture, the Notes and the Note Guarantees, as well as the Parent Pledge Agreement (as defined below). The following summary does not purport to be a complete description of these documents and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture and the Parent Pledge Agreement. You may obtain a copy of the Indenture and the Parent Pledge Agreement from the Issuer at its address set forth elsewhere in this prospectus. You can find definitions of certain terms used in this description under "—Certain definitions."

Principal, maturity and interest

        The 2023 Notes will mature on March 15, 2023, and the 2043 Notes will mature on March 15, 2043. The 2023 Notes and 2043 Notes bear interest at the rates shown on the cover page of this prospectus, payable on March 15 and September 15 of each year, commencing on September 15, 2013 to Holders of record at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The 2023 Notes were initially issued in an aggregate principal amount equal to $750 million, and the 2043 Notes were initially issued in an aggregate principal amount equal to $300 million. The Issuer may issue additional Notes of either series having identical terms and conditions to such series of Notes being issued in this offering, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the "Additional Notes"), subject to compliance with the covenant described under "—Certain covenants—Limitations on incurrence of indebtedness." Any Additional Notes of either series will be part of the same issue as the Notes of such series and will be treated as one class with the Notes of such series, including for purposes of voting, redemptions and offers to purchase. Any Additional Notes will be secured equally and ratably with the Notes, the Existing Notes, the obligations under the Credit Agreement, the obligations under any Specified Swap Agreements and the obligations under certain other parity indebtedness permitted to be incurred under the Indenture. See "—Security." For purposes of this "Description of notes" section, (a) except for the covenant described under "—Certain covenants—Limitations on incurrence of indebtedness," references to the Notes include Additional Notes, if any, and (b) references to the Notes include the Exchange Notes.

Methods of receiving payments on the notes

        If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder's Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the "Paying Agent") and registrar (the "Registrar") for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Ranking

        The Notes offered hereby will be general senior obligations of the Issuer. The Notes of each series will rank senior in right of payment to all existing and future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future senior obligations of the Issuer that are not so subordinated. Each Note Guarantee (as defined below) will be a general senior obligation of the applicable Guarantor and will rank senior in right of payment to all existing and future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee and pari passu in right of payment with all existing and future senior obligations of such Guarantor that are not so subordinated. See "—Note Guarantees."

        The Notes of each series will be secured, equally and ratably with all existing obligations of the Issuer and the Guarantors under the Credit Agreement, the Existing Notes and the Specified Swap Agreements. The sole collateral is a first-priority security interest on all shares of the capital stock of the Issuer. The security interest is subject to a number of important limitations and qualifications. See "—Security."

        The Collateral (as defined below) as of the issue date of the exchange notes will be limited to a pledge by the Issuer's direct parent, Liberty QVC Holdings, LLC (the "Parent Pledgor"), of all of the shares of our capital stock (the "Issuer Stock Collateral"), and will not include a lien on any of the Issuer's assets or assets of any of its subsidiaries. The Parent Pledgor is not subject to the Indenture or to any of the restrictive covenants in the Indenture. After the issue date of the exchange notes, if any of the Credit Agreement, the Existing Notes or any Permitted Parity Indebtedness were to benefit from a lien on any assets of the Issuer or any of its Restricted Subsidiaries then, subject to the provisions in "—Certain covenants—Limitations on liens," the Notes would also be secured, subject, as to priority and otherwise, to certain exceptions and subject to Permitted Liens, by a lien on any such assets (together with the Issuer Stock Collateral, the "Collateral"). The Credit Agreement does not provide for any circumstances in which a security interest in any assets of the Issuer or any of its subsidiaries must be pledged for the benefit of the lenders under the Credit Agreement. The Existing Notes also do not require any present or future security interest in any assets of the Issuer or any of its subsidiaries.

It is unlikely that the holders of the Notes will ever have the benefit of a lien on any Collateral consisting of assets of the Issuer or any of its subsidiaries.

        As of March 31, 2013, after giving effect to the redemption of 2017 notes described in "Prospectus summary—Recent developments—Redemption of the 2017 notes", there was approximately $2.8 billion aggregate principal amount of indebtedness outstanding under the Existing Notes, and $0.7 billion indebtedness outstanding and $1.3 billion of availability under the Credit Agreement, all of which ranks (or will rank, if drawn) equally with the Notes of each series in right of payment and would share ratably in the proceeds of the assets securing the Notes. Although the Indenture contains limitations on the amount of additional Indebtedness and secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of such Indebtedness could be substantial. See "—Certain covenants—Limitations on incurrence of indebtedness" and "—Limitations on liens." As long as the Collateral includes no asset of the Issuer, the Notes, the Existing Notes, the Credit Agreement and the Specified Swap Agreements rank equally with all unsubordinated unsecured indebtedness and other obligations of the Issuer. See "—Security."

        The Notes of each series and each Note Guarantee will be effectively subordinated to any obligations secured by Permitted Liens (other than any Permitted Parity Indebtedness), to the extent of the value of the assets of the Issuer and the relevant Guarantor that are subject to such Permitted Liens. As of March 31, 2013, after giving effect to the offering of the Original Notes and the application of proceeds therefrom, the Issuer and the Guarantors had $82 million of senior indebtedness outstanding (other than under the Credit Agreement, the Notes, the Existing Notes and the Specified Swap Agreements), which consisted of capital leases, all of which ranks equally in right of payment with the Notes of each series offered hereby but is effectively senior to the Notes with respect to the assets securing such debt.

        Not all of our Subsidiaries will guarantee the Notes. Our Non-Material Domestic Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries will not be Guarantors. As a result, the Notes of each series and each Note Guarantee will be structurally subordinated to all existing and future obligations, including Indebtedness, of these Subsidiaries. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the Guarantors and the holders of Indebtedness of the Issuer and the Guarantors, including the Notes and the Note Guarantees. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the year ended December 31, 2012, our non-guarantor Subsidiaries accounted for $2.8 billion, or 33.4%, of our consolidated net revenue and $195 million, or 15.4%, of our operating income. For the three months ended March 31, 2013, our non-guarantor Subsidiaries accounted for $654 million, or 33.1%, of our consolidated net revenue and $23 million, or 8.8%, of our operating income and, at March 31, 2013, our non-guarantor Subsidiaries accounted for $2.9 billion, or 22.9%, of our consolidated assets. In addition, as of March 31, 2013, after giving effect to the redemption of 2017 notes described in "Prospectus summary—Recent developments—Redemption of the 2017 notes", our non-guarantor Subsidiaries would have had $1.4 billion of obligations (consisting predominantly of trade payables, deferred tax liabilities, certain other liabilities and no indebtedness for borrowed money), all of which would be structurally senior to the notes.

Note Guarantees

        The Issuer's obligations under the Notes of each series and the Indenture will be jointly and severally guaranteed (the "Note Guarantees") by each Material Domestic Subsidiary, any Subsidiary that guarantees the obligations under the Credit Agreement or any Permitted Parity Indebtedness and any other Restricted Subsidiary that the Issuer shall otherwise cause to become a Guarantor pursuant to the terms of the Indenture. Our Non-Material Domestic Subsidiaries, Unrestricted Subsidiaries and

Foreign Subsidiaries will not be Guarantors, and therefore the Notes of each series and the related Note Guarantees will be structurally subordinated to all existing and future obligations of these Subsidiaries. The guarantees of the Existing Notes by the Guarantors are referred to herein as the "Existing Note Guarantees." See "—Ranking."

        As of the issue date of the exchange notes, all of our Subsidiaries except QVC Italia S.r.l. (Italy) will be Restricted Subsidiaries. However, under the circumstances described below under "—Certain covenants—Limitations on designation of unrestricted subsidiaries," the Issuer will be permitted to designate any of its Subsidiaries, other than any Subsidiary that continues to guarantee the obligations under the Credit Agreement or Permitted Parity Indebtedness permitted to be incurred under the Indenture, as "Unrestricted Subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be that:

  •
  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

  •
  a Subsidiary that is a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture; and

  •
  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

        The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Agreement and the Existing Note Guarantees) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

        A Guarantor will be released from its obligations under its Note Guarantee and its obligations under the Indenture:

          (1)   in the event of dissolution of such Guarantor;

          (2)   if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

          (3)   upon the release or discharge of the guarantee by such Guarantor of the Credit Agreement or such other indebtedness that resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such other guarantee.

        See "—Certain covenants—Limitations on designation of unrestricted subsidiaries."

Security

General

        On the issue date of the exchange notes, the Collateral securing the Notes will be limited to the Issuer Stock Collateral. The security interest in the Collateral will be shared equally and ratably among the Notes of each series (including Additional Notes, if any), the Existing Notes, the Credit Agreement,

the Specified Swap Agreements and any other Indebtedness permitted by the Indenture that in the future is secured by the Collateral. See "—Certain covenants—Limitations on incurrence of indebtedness" and "—Limitations on liens." Any Collateral in addition to the Issuer Stock Collateral will be subject to the provisions of the applicable Security Documents. It is unlikely that the holders of the Notes will ever have the benefit of a lien on any Collateral consisting of assets of the Issuer or any of its Restricted Subsidiaries.

Issuer Stock Collateral

        The Issuer Stock Collateral is pledged pursuant to a pledge agreement between the Parent Pledgor and the Collateral Agent for the benefit of the Secured Parties under the Credit Agreement, the holders of the Existing Notes and the holders of the Notes (the "Parent Pledge Agreement"). This security interest will continue to secure the payment and performance when due of all of the obligations of the Issuer under the Notes, the Indenture, the Registration Rights Agreement and the Parent Pledge Agreement. This security interest will also continue to secure the obligations under the Existing Notes, the Credit Agreement and the Specified Swap Agreements on an equal and ratable basis, and may in the future secure other Indebtedness permitted to be incurred under the Indenture on an equal and ratable basis. See "—Ranking."

        The Collateral Agent will determine the time and method by which the security interest in the Issuer Stock Collateral will be enforced and will have the sole and exclusive right to manage, perform and enforce the terms of the Parent Pledge Agreement and to exercise and enforce all privileges, rights and remedies thereunder, including to take or retake control or possession of the Issuer Stock Collateral and hold, prepare for sale, marshall, process, sell, lease, dispose of or liquidate the Issuer Stock Collateral, including, without limitation, following the occurrence of an Event of Default under the Indenture. Prior to the repayment in full in cash of all obligations under the Credit Agreement, neither the Trustee nor the Holders of the Notes will be entitled to exercise or be entitled to participate in providing instructions in respect of remedies and enforcement to the Collateral Agent, including the right to enforce the actions pursuant to the Parent Pledge Agreement, request any action, institute proceedings, give any instructions or notices, make any election, make collections, sell or otherwise foreclose on any portion of the Issuer Stock Collateral or receive any payment (except for the right to receive payments as expressly set forth under the Parent Pledge Agreement).

        Under the Parent Pledge Agreement, the Collateral Agent's obligations to the Trustee and the Holders of Notes (collectively, the "Indenture Secured Parties") are limited to holding the Issuer Stock Collateral for the ratable benefit of the Indenture Secured Parties, enforcing the rights of the Indenture Secured Parties (in their capacity as such) with respect to the Issuer Stock Collateral, and distributing to the Secured Parties any proceeds received from the sale, collection or realization of the Issuer Stock Collateral.

        In addition, none of the Collateral Agent, any lender or agent under the Credit Agreement or any provider of hedges under Specified Swap Agreements will be liable to the Trustee or the Holders of Notes for any actions with respect to the creation, perfection or continuation of the security interests on the Issuer Stock Collateral, actions with respect to the occurrence of a default or an event of default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, of the Issuer Stock Collateral, actions with respect to the collection of any claim for all or any part of the obligations under the Notes of either series from any debtor, guarantor or any other party or the valuation, use or protection of the Issuer Stock Collateral.

        Subject to the terms of the Parent Pledge Agreement, the Parent Pledgor will have the right to remain in possession and retain exclusive control of the Issuer Stock Collateral and to collect, invest and dispose of any income therefrom. Unless an Event of Default has occurred with respect to any obligations secured by the Parent Pledge Agreement and the Collateral Agent has given notice of its intent to exercise rights against the Issuer Stock Collateral, the Parent Pledgor will have the right to receive dividends paid in respect of the shares constituting the Issuer Stock Collateral and to exercise all voting rights with respect to the shares constituting Issuer Stock Collateral.

Sufficiency of collateral

        The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the retail industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain bankruptcy limitations

        The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default may be significantly impaired by any Bankruptcy Law in the event that a bankruptcy case were to be commenced by or against the Parent Pledgor, the Issuer or any Guarantor prior to the Collateral Agent's having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

        If any Secured Party is required in any insolvency or liquidation proceeding or otherwise to turn over or otherwise pay any amount to the estate of the Issuer or any Guarantor (or any trustee, receiver or similar person therefor) because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any such amount (a "Recovery"), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties to the applicable Security Document, the obligations owing to such party shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred, and such Secured Party shall be entitled to a reinstatement of obligations with respect to all such recovered amounts and shall have all rights as a Secured Party under the Security Documents with respect thereto.

        In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under either series of Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys' fees to a secured creditor during a debtor's bankruptcy case to the extent the value of such creditor's interest in the Collateral owned by such debtor is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

        Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Release of Issuer Stock Collateral

        The Parent Pledgor is entitled to the release of the Issuer Stock Collateral from the Liens securing the Notes and the Note Guarantees under any one or more of the following circumstances:

  (1)
  concurrently with any release of the Issuer Stock Collateral under the Credit Agreement and the Existing Notes; or

  (2)
  as described under "—Amendment, supplement and waiver."

        The Liens on the Issuer Stock Collateral will also be released upon (i) payment in full of the principal of, together with accrued and unpaid interest, on the Notes and all other Obligations under the Indenture, the Note Guarantees, the Registration Rights Agreement and the Parent Pledge Agreement that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under "—Legal defeasance and covenant defeasance" or a discharge of the Indenture as described below under "—Satisfaction and discharge."

        Any certificate or opinion required by Section 314(d) of the Trust Indenture Act in connection with obtaining the release of the Issuer Stock Collateral may be made by an Officer of the Issuer, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

        Notwithstanding anything to the contrary in this "Description of notes" section, the Issuer and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine in good faith, based on the advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or the relevant portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Issuer Stock Collateral.

Mandatory redemption

        The Issuer will not be required to redeem the Notes of either series prior to maturity. However, we may at any time and from time to time purchase Notes of either series in the open market or otherwise as described under "—Change of control" and "—Optional redemption."

Optional redemption

        The Notes under such series are redeemable at the Issuer's election, in whole or in part at any time upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of:

  •
  100% of the aggregate principal amount of the Notes to be redeemed, or

  •
  as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in the case of the 2023 Notes, 40 basis points and, in the case of the 2043 Notes, 45 basis points, plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the Notes to be redeemed.

        "Adjusted Treasury Rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date. Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities ("Remaining Life").

        "Comparable Treasury Price" means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means any primary U.S. Government securities dealer in New York City selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        The Issuer will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of the series of Notes to be redeemed. If the Issuer elects to partially redeem the Notes of either series, the Trustee will select in a fair and appropriate manner the Notes of such series to be redeemed.

        Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption.

Selection and notice of redemption

        In the event that less than all of the Notes of either series are to be redeemed at any time pursuant to an optional redemption, selection of the Notes of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the relevant Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under "—Redemption with proceeds from equity offerings," selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of control

        If a Change of Control Triggering Event (as defined below) occurs with respect to the Notes, unless the Issuer has exercised its right to redeem the Notes of either series as described above, the Issuer will be required to make an offer to repurchase all or, at the Holder's option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of each Holder's Notes of such series pursuant to a Change of Control Offer (as defined below).

        In the Change of Control Offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes to be purchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but not including, the date of purchase (the "Change of Control Payment").

        Within 30 days following any Change of Control Triggering Event with respect to the Notes, the Issuer will be required to mail a notice to Holders of each series of Notes, with a copy to the Trustee for such series of Notes, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such series of Notes (a "Change of Control Offer") on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuer must comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the Notes of each series as a result of a Change of Control Triggering Event.

        On the Change of Control Payment Date, the Issuer will be required, to the extent lawful, to:

  •
  accept for payment all Notes or portions of Notes of each series properly tendered pursuant to the Change of Control Offer;

  •
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes of each series properly tendered; and

  •
  deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officer's Certificate stating the aggregate principal amount of Notes or portions of Notes of each series being purchased.

        The Paying Agent will be required to promptly mail, to each Holder who properly tendered Notes of either series, the purchase price for such Notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, the Issuer will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

        For purposes of the repurchase provisions of the Notes, the following terms will be applicable:

            (i)  "Below Investment Grade Rating Event" means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control and ending at the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event);

           (ii)  "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control;

          (iii)  "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) if by Moody's and BBB- (or the equivalent) if by Standard & Poor's.

          (iv)  "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business;

           (v)  "Rating Agencies" means (1) each of Moody's and Standard & Poor's; and (2) if any of Moody's or Standard & Poor's ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" as such term is defined for purposes of Section 3(a)(62) of the Exchange Act, that the Issuer selects (as certified by an Officer of ours) as a replacement agency for Moody's or Standard & Poor's, or both of them, as the case may be; and

          (vi)  "Standard & Poor's" means Standard & Poor's Financial Services, LLC, and any successor to its rating agency business.

Certain covenants

        The Indenture contains, among others, the following covenants:

Limitations on incurrence of indebtedness

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Restricted Subsidiary may incur additional Indebtedness, in each case, if, after giving effect to such incurrence and the application of the proceeds therefrom, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the "Coverage Ratio Exception").

        Notwithstanding the above, each of the following shall be permitted (the "Permitted Indebtedness"):

        (1)   Indebtedness of the Issuer and any Guarantor under the Credit Facilities (including the Notes and the Existing Notes) in an aggregate amount at any time outstanding not to exceed $5,000,000,000, other than the aggregate principal amount of 2009 Notes and 2010 Notes that are repurchased, redeemed or otherwise retired substantially contemporaneously with the Issue Date;

        (2)   the Note Guarantees and the Existing Note Guarantees;

        (3)   Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clause (1), (2) or (4));

        (4)   (x) Indebtedness of the Issuer or any Restricted Subsidiary owed to any other Restricted Subsidiary or the Issuer and (y) guarantees by any Restricted Subsidiary or the Issuer of any Indebtedness of the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, as applicable, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (4);

        (5)   Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

        (6)   Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $100.0 million;

        (7)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

        (8)   Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

        (9)   Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above or this clause (9);

        (10) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity

Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (10) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (10) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

        (11) Indebtedness of Subsidiaries that are not Guarantors if, after giving effect to such incurrence and the application of the proceeds thereof, the aggregate principal amount of such indebtedness does not exceed $425.0 million (less the amount of any Indebtedness secured by a Lien permitted under clause (23) of the definition of "Permitted Liens" which Indebtedness is not incurred pursuant to this clause (11)); and

        (12) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $250.0 million at any time outstanding.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described and may later reclassify any item of Indebtedness described in clauses (1) through (12) above (provided that at the time of reclassification it meets the criteria in such category or categories), except that Indebtedness outstanding under the Credit Agreement and the Notes of each series issued on the Issue Date (and any Exchange Notes and guarantees thereof) shall be deemed to have been incurred under clause (1) above. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitations on restricted payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless at the time of such Restricted Payment:

        (1)   no Default shall have occurred and be continuing or shall occur as a consequence thereof; and

        (2)   after giving effect to such incurrence and the application of proceeds therefrom the Consolidated Leverage Test would be satisfied.

        The foregoing provisions will not prohibit:

        (1)   the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

        (2)   the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (provided that any transfers of the Equity Interests of the Issuer will be subject to the provisions of the Parent Pledge Agreement);

        (3)   the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (provided that any transfers of the Equity Interests of the Issuer will be subject to the provisions of the Parent Pledge Agreement), (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under "—Limitations on incurrence of indebtedness" and the other terms of the Indenture or (c) upon a Change of Control or in connection with a sale of assets to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with the covenants described under "—Change of control" and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

        (4)   (x) prior to the consummation of an initial public offering, payments to Parent to permit Parent, and which are used by Parent or (y) after the consummation of an initial public offering, payments to the Issuer to permit the Issuer, and which are used by the Issuer, to redeem Equity Interests of Parent or the Issuer, as the case may be, held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $25.0 million during any twelve consecutive months;

        (5)   payments permitted pursuant to clause (3) of the covenant described under "—Limitations on transactions with affiliates";

        (6)   repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

        (7)   [Reserved];

        (8)   payments by the Issuer to Parent or its subsidiaries to the extent necessary to pay principal and interest when due in respect of Indebtedness of Parent and its subsidiaries;

        (9)   Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management, employees or consultants of the Issuer and its Subsidiaries; or

        (10) other Restricted Payments in an aggregate amount from and after the Issue Date not to exceed $50.0 million;

provided that in the case of any Restricted Payment pursuant to clause (3), (8) or (10) above, no Default shall have occurred and be continuing or occur as a consequence thereof.

        For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitations on dividend and other restrictions affecting restricted subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (a)   pay dividends or make any other distributions on or in respect of its Equity Interests held by the Issuer or any Restricted Subsidiary;

        (b)   make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

        (c)   transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

        (1)   encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

        (2)   encumbrances or restrictions existing under the Indenture, the Notes, the Note Guarantees, Exchange Notes (and any guarantees thereof) and the Security Documents;

        (3)   non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

        (4)   encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement, the Existing Notes Indentures, the Existing Notes and the Existing Note Guarantees) as in effect on that date;

        (5)   restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien that limit the right of the relevant obligor to transfer assets that are subject to such Lien;

        (6)   restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

        (7)   encumbrances or restrictions imposed under any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired and encumbrances or restrictions imposed under any agreement of any Person that becomes a Restricted Subsidiary provided that such encumbrances or restrictions are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

        (8)   any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

        (9)   customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture, corporation or similar Person or assets of such entities;

        (10) Purchase Money Indebtedness incurred in compliance with the covenant described under "—Limitations on incurrence of indebtedness" that impose restrictions of the nature described in clause (c) above on the assets acquired;

        (11) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; and

        (12) any encumbrances or restrictions imposed by any amendments, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, replacements or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment, replacements or refinancing.

Limitations on transactions with affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary.

        The foregoing restrictions shall not apply to:

        (1)   transactions between or among the Issuer and its Restricted Subsidiaries not involving any other Affiliate;

        (2)   reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, and Stock Compensation Plans) and indemnification arrangements and reasonable payments to Affiliates in consideration for securities issued in connection therewith;

        (3)   transactions pursuant to the Tax Liability Allocation and Indemnification Agreement;

        (4)   loans and advances permitted by clause (3) of the definition of "Permitted Investments";

        (5)   Restricted Payments of the type described in clause (1), (2) or (4) of the definition of "Restricted Payment" and which are made in accordance with the covenant described under "—Limitations on restricted payments";

        (6)   (x) any agreement in effect on the Issue Date and disclosed in the offering memorandum for the Original Notes, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

        (7)   any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

        (8)   ordinary overhead arrangements in which any Subsidiary participates; and

        (9)   (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests.

Limitations on liens

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets (including Equity Interests of a Restricted Subsidiary) of the Issuer or

any Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness, Hedging Obligations or trade payables.

        The foregoing shall not apply to Liens on Collateral to secure Indebtedness ("Permitted Parity Indebtedness") in an aggregate principal amount not exceeding $5,000,000,000 that is secured by a Lien that is equal and ratable with or junior to the Lien in favor of the Trustee with respect to the Notes and the Note Guarantees; provided that, the Notes may be restricted from participating in providing instructions in respect of remedies and enforcement to the Collateral Agent with respect to the Collateral; provided further that, at a time when there is no Credit Agreement outstanding, Liens incurred pursuant to this paragraph in favor of holders of Permitted Parity Indebtedness that ranks pari passu with the Notes may be entitled to participate in providing instructions in respect of remedies and enforcement to the Collateral Agent with respect to the Collateral ratably with the holders of any other such Indebtedness and the holders of the Notes in proportion to the amount of obligations under such Indebtedness.

Limitations on designation of unrestricted subsidiaries

        The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

        (1)   no Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation; and

        (2)   at the time of and immediately after giving effect to such Designation, the Consolidated Leverage Test would be satisfied.

        No Subsidiary shall be Designated as an "Unrestricted Subsidiary" unless such Subsidiary:

        (1)   has no Indebtedness other than Non-Recourse Debt and other obligations arising by operation of law, including joint and several liability for taxes, ERISA obligations and similar items, except, in each case, pursuant to Investments which are made in accordance with the covenant described under "—Limitations on restricted payments";

        (2)   is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding comply with the covenant described above under "—Limitations on transactions with affiliates";

        (3)   is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results, except, in each case, pursuant to Investments which are made in accordance with the covenant described under "—Limitations on restricted payments"; and

        (4)   will not become a Subsidiary of the Issuer or its other Subsidiaries (other than another Unrestricted Subsidiary) where the Issuer or such other Subsidiary will become a general partner of any such Subsidiary.

        If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture on the date that is 30 days after the Issuer or any Restricted Subsidiary has obtained knowledge of such failure (unless such failure has been cured by such date), and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under the covenant described under "—Limitations on incurrence of indebtedness" or the Lien is not permitted under the covenant described under "—Limitations on liens," the Issuer shall be in default of the applicable covenant.

        The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation") only if:

        (1)   no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

        (2)   all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

        All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer making such Designation or Redesignation and an Officer's Certificate certifying compliance with the foregoing provisions delivered to the Trustee.

Limitations on sale and leaseback transactions

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

        (1)   such Sale and Leaseback Transaction involves a lease for a term of not more than three years; or

        (2)   such Sale and Leaseback Transaction is between the Issuer and one of its Restricted Subsidiaries or between any of the Issuer's Restricted Subsidiaries; or

        (3)   the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitations on incurrence of indebtedness" and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under "—Limitations on liens" or the lease in the Sale and Leaseback Transaction is not a capital lease and upon its incurrence such arrangements outstanding shall not be in excess of 15% of Consolidated Net Tangible Assets at any one time outstanding ; or

        (4)   the Issuer or such Restricted Subsidiary applies an amount equal to the net proceeds of such Sale and Leaseback Transaction within 365 days after such Sale and Leaseback Transaction to the retirement or other discharge of Indebtedness of the Issuer or a Restricted Subsidiary.

Limitations on mergers, consolidations, etc.

        The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

        (1)   either:

          (a)   the Issuer will be the surviving or continuing Person; or

          (b)   the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor") is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes and the Indenture;

        (2)   immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

        (3)   immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Leverage Test would be satisfied.

        For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

        Except as provided in the fourth paragraph under "—Note Guarantees," no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

        (1)   either:

          (a)   such Guarantor will be the surviving or continuing Person; or

          (b)   the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture, the Registration Rights Agreement and the Security Documents; and

        (2)   immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

        Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer or Guarantor in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Registration Rights Agreement, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer's or such Guarantor's other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

        Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary; provided if such Restricted Subsidiary is a Guarantor, that the surviving entity remains or becomes a Guarantor.

Additional Note Guarantees

        If, after the Issue Date, (a) any Restricted Subsidiary (including any newly formed, newly acquired or newly Redesignated Restricted Subsidiary) becomes a Material Domestic Subsidiary, (b) any Restricted Subsidiary (including any newly formed, newly acquired or newly Redesignated Restricted Subsidiary) guarantees any Indebtedness under the Credit Agreement or any Permitted Parity Indebtedness or (c) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

        (1)   execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

        (2)   deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms (subject to customary qualifications).

Conduct of business

        The Issuer will not, and will not permit any Restricted Subsidiary to, change its line of business conducted by the Issuer and its Restricted Subsidiaries on the Issue Date (other than businesses incidental or related thereto).

Reports

        The Indenture will provide that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC:

        (1)   within the time period specified in the SEC's rules and regulations for a non-accelerated filer, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

        (2)   within the time period specified in the SEC's rules and regulations for a non-accelerated filer, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

        (3)   promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC's rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

        (4)   any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes of each series, including by posting such reports on the primary website of the Issuer or its Subsidiaries, in addition to providing such information to the Trustee and the holders, in the case of Form 10-K within 30 days, and in each other case within 15 days, after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer.

        In the event that:

        (a)   the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity's level on a consolidated basis and

        (b)   such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, such consolidated reporting at such parent entity's level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant.

        In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes of either series remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available; provided, however, that the Trustee shall have no obligation to determine whether or not the Issuer shall have made such filings. In addition, such requirements shall be deemed satisfied prior to the commencement, if required, of the exchange offer contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, if such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

        In the event that any direct or indirect parent of the Issuer is or becomes a Guarantor, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer and the Subsidiaries of the Issuer on a standalone basis, on the other hand.

Limitations on asset sales

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

        (1)   at the time of such transaction (or, if earlier, the date of the commitment to enter into such transaction) and after giving effect thereto and to the use of proceeds thereof, (a) no Default shall have occurred and be continuing, and (b) the Consolidated Leverage Test would be satisfied; and

        (2)   if such Asset Sale involves the disposition of Collateral, the Issuer or such Subsidiary has complied with the provisions of the Indenture and the Security Documents.

Payment for consent

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all

Holders (or, in the case of any consent, waiver or amendment that is applicable to only one series of the Notes, to all Holders of the Notes of such series) that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Fall-away event

        If on any date following the Issue Date (i) the Notes have investment grade ratings from both Moody's and Standard & Poor's, and the Issuer has delivered written notice of such investment grade ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Notes or the occurrence of any Default, the covenants specifically listed under the following captions in this "Description of notes" section will no longer be applicable to the Notes (collectively, the "Terminated Covenants"):

        (1)   "—Limitations on incurrence of indebtedness";

        (2)   "—Limitations on restricted payments";

        (3)   "—Limitations on dividend and other restrictions affecting restricted subsidiaries";

        (4)   "—Limitations on asset sales";

        (5)   clause (3) under "—Limitations on mergers, consolidations, etc."; and

        (6)   "—Limitations on transactions with affiliates."

        No Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the Notes with respect to the Terminated Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain an investment grade rating, regardless of whether such actions or event would have been permitted if the applicable Terminated Covenants remained in effect.

        There can be no assurance that the Notes will ever achieve investment grade ratings.

Events of default

        Each of the following constitute an "Event of Default" under the Indenture with respect to a series of Notes:

        (1)   failure by the Issuer to pay interest on any of the Notes of such series when it becomes due and payable and the continuance of any such failure for 30 days;

        (2)   failure by the Issuer to pay the principal on any of the Notes of such series when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

        (3)   failure by the Issuer to comply with any of its agreements or covenants described above under "—Certain covenants—Limitations on mergers, consolidations, etc." or in respect of its obligations to make a Change of Control Offer as described under "—Change of control";

        (4)   failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 30 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes of such series then outstanding;

        (5)   default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

          (a)   is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

          (b)   results in the acceleration of such Indebtedness prior to its express final maturity, or

          (c)   results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or the applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $100.0 million or more (and provided that for purposes of this clause (5) only, "Indebtedness" shall include any Hedging Obligations with the "principal amount" of any Hedging Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Issuer or such Restricted Subsidiary would be required to pay if the agreement with respect to such Hedging Obligations terminated at such time);

        (6)   one or more judgments or orders that exceed $100.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

        (7)   the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

          (a)   commences a voluntary case,

          (b)   consents to the entry of an order for relief against it in an involuntary case,

          (c)   consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

          (d)   makes a general assignment for the benefit of its creditors;

        (8)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          (a)   is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

          (b)   appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

          (c)   orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days;

        (9)   any Note Guarantee ceases to be in full force and effect with respect to such series of Notes (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee);

        (10) (a) the security interest under the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture and the Security

Documents, (b) any security interest created thereunder or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction (other than by reason of release in accordance with the terms of the Indenture and the Security Documents) or (c) the Issuer, any Guarantor, the Parent Pledgor or any of their respective Affiliates asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; or

        (11) the Parent Pledgor shall fail to observe or perform any covenant, condition or agreement contained in the Parent Pledge Agreement, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Collateral Agent (as defined in the Parent Pledge Agreement) to the Parent Pledgor.

        If an Event of Default specified in clause (7) or (8) with respect to the Issuer or any Guarantor occurs, all outstanding Notes shall become due and payable without any further action or notice. If an Event of Default specified in clause (1) or (2) as to a particular series of Notes occurs, the Trustee or the holders of at least 25% in aggregate principal amount then outstanding of such series of Notes, by written notice to the Issuer and the Trustee, may declare all amounts owing under of such series of Notes to be due and payable. If any other Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer or any Guarantor), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes (or the outstanding Notes of the relevant series) shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes (or the outstanding Notes of the relevant series) may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Indenture.

        The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes of any series gives the Holders of such Notes notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes of such series or a Default in complying with "—Certain covenants—Limitations on mergers, consolidations, etc.," the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders.

        No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

        (1)   has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes of the relevant series;

        (2)   has been offered indemnity satisfactory to it in its reasonable judgment; and

        (3)   has not received from the Holders of a majority in aggregate principal amount of the Notes of the relevant series a direction inconsistent with such request.

        However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this "—Events of default" section).

        The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal defeasance and covenant defeasance

        The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes of either series ("Legal Defeasance"). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes of the relevant series and the Note Guarantees with respect to such series of Notes, and the Indenture shall cease to be of further effect as to all outstanding Notes of such series and Note Guarantees with respect to such series of Notes, except as to:

        (1)   rights of Holders of such series of outstanding Notes to receive payments in respect of the principal of and interest on the Notes of such series when such payments are due from the trust funds referred to below,

        (2)   the Issuer's obligations with respect to the Notes of such series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

        (3)   the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer's obligation in connection therewith, and

        (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture with respect to either series of Notes, except as described otherwise in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default with respect to such series of Notes. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply with respect to the relevant series of Notes. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1)   the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders of the relevant series of Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes of such series on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes of such series,

        (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

          (a)   the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

          (b)   since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the Holders of such series of outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

        (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of such series of outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

        (4)   no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

        (5)   the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

        (6)   the Issuer shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by it with the intent of preferring the Holders of such series of Notes over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

        (7)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officer's Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

        If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes of the relevant series when due, then the obligations of the Issuer and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and discharge

        The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes of a series when either:

        (1)   all the Notes of such series that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes of such series for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

        (2)   (a) all Notes of such series not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under "—Optional redemption," and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders of such Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes of such series not theretofore delivered to the Trustee for cancellation,

          (b)   the Issuer has paid all sums payable by it under the Indenture with respect to the relevant series of Notes, and

          (c)   the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of such series at maturity or on the date of redemption, as the case may be.

        In addition, the Issuer must deliver an Officer's Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and exchange

        A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes of such series to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

        The Notes of each series will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, supplement and waiver

        Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided, however, that if any such amendment or waiver, by its terms, directly and disproportionately affects one series of Notes then outstanding, such amendment or waiver shall require the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of such series of Notes then outstanding, and if any such amendment or waiver only affects one series of Notes, the holders of the other series of Notes shall not be required to consent thereto. Furthermore, without the consent of each Holder affected, no amendment or waiver may:

        (1)   reduce, or change the maturity of, the principal of any Note;

        (2)   reduce the rate of or extend the time for payment of interest on any Note;

        (3)   reduce any premium payable upon redemption of the Notes or change the date on, or the circumstances under, which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described above under "—Change of control," except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

        (4)   make any Note payable in money or currency other than that stated in the Notes;

        (5)   modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

        (6)   reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

        (7)   waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

        (8)   impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

        (9)   release any Guarantor that is a Material Domestic Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture, or amend the definition of Material Domestic Subsidiary in a manner adverse to Holders; or

        (10) make any change in these amendment and waiver provisions.

        In addition, without the consent of at least 75% in aggregate principal amount of Notes then outstanding (or the Notes of the relevant series of Notes, as applicable), an amendment, supplement or waiver may not modify any Security Document or the provisions of the Indenture dealing with the Security Documents or application of trust moneys, or otherwise release any Collateral, in each case in any manner that materially and adversely affects the rights of the Holders to equally and ratably share in the Liens provided for in the Security Documents in a manner that is materially disproportionate to the effect of such amendment, supplement or waiver on the holders of the other obligations secured by the Security Documents.

        Notwithstanding the foregoing, the Issuer and the Trustee (or, in the case of Security Documents, the Collateral Agent) may amend the Indenture, the Security Documents, the Note Guarantees or the Notes of either series without the consent of any Holder, to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuer's or a Guarantor's obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with "—Certain covenants—Limitations on mergers, consolidations, etc."; to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture); to make any change that does not materially adversely affect the rights of any Holder; in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act; to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Agent for the benefit of the Holders of the Notes as additional security for the payment and performance of all or any portion of the obligations under the Notes and the Indenture in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise; to add or remove Secured Parties (or any agent acting on their behalf) to any Security Documents or to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture. The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes of either series or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note

Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the trustee

        U.S. Bank National Association will be the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

        The Holders of a majority in principal amount of the then outstanding Notes (or the Notes of the relevant series, if applicable) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing law

        The Indenture, the Notes of each series and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

        "2009 Notes" means the 7.50% Senior Secured Notes due 2019 issued by the Issuer on September 25, 2009.

        "2009 Notes Indenture" means the indenture governing the 2009 Notes dated as of September 25, 2009, among the Issuer and certain of its subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

        "2010 Notes" means the 7.125% Senior Secured Notes due 2017 and the 7.375% Senior Secured Notes due 2020 issued by the Issuer on March 23, 2010.

        "2010 Notes Indenture" means the indenture governing each series of the 2010 Notes dated as of March 23, 2010, among the Issuer and certain of its subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

        "2012 Notes" means the 5.125% Senior Secured Notes due 2022 issued by the Issuer on July 2, 2012.

        "2012 Notes Indenture" means the indenture governing the 2012 Notes dated as of July 2, 2012, among the Issuer and certain of its subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

        "Acquired Indebtedness" means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

        "Additional Interest" means all additional interest then owing pursuant to the Registration Rights Agreement.

        "Affiliate" of any Person means any other Person which directly or indirectly Controls or is Controlled by, or is under direct or indirect common Control with, the referent Person.

        "Affiliated Persons" mean, with respect to any specified Person, (a) such specified Person's parents, spouse, siblings, descendants, stepchildren, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

        "amend" means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and "amendment" shall have a correlative meaning.

        "asset" means any asset or property.

        "Asset Acquisition" means

        (1)   an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

        (2)   the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" shall not include:

        (1)   transfers of cash or Cash Equivalents;

        (2)   transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under "—Certain covenants—Limitations on mergers, consolidations, etc.";

        (3)   Permitted Investments and Restricted Payments permitted under the covenant described under "—Certain covenants—Limitations on restricted payments";

        (4)   the creation of or realization on any Lien permitted under the Indenture;

        (5)   transfers of inventory and damaged, worn out or obsolete equipment or assets that are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

        (6)   sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries;

        (7)   any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $50.0 million;

        (8)   (x) Asset Sales by the Issuer or any Guarantor to any other Guarantor or the Issuer and (y) Asset Sales of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; and

        (9)   any transfer or series of transfers that, but for this clause, would be Asset Sales if consummated at a time when, after giving pro forma effect thereto, (x) the Consolidated Leverage Ratio is less than or equal to 2.50 to 1.00, and (y) no Default shall have occurred and be continuing or occur as a consequence thereof.

        "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

        "Board of Directors" means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, or the functional equivalent of the foregoing, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of "Change of Control," any duly authorized committee of such body.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided however, that any obligations relating to a lease that would have been accounted by such Person as an operating lease in accordance with GAAP as of the Issue Date shall be deemed an operating lease and not a Capitalized Lease Obligation for all purposes under the Indenture.

        "Cash Equivalents" means:

        (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

        (2)   certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof;

        (3)   commercial paper of an issuer rated at least A-1 by Standard & Poor's or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

        (4)   repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

        (5)   securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor's or A by Moody's;

        (6)   securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition;

        (7)   money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition;

        (8)   money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor's or Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and

        (9)   in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.

        "Change of Control" means the occurrence of any of the following events:

        (1)   the acquisition of beneficial ownership by any person or group (excluding any Permitted Holder or group Controlled by any Permitted Holder) of more than 30% of the aggregate voting power of all outstanding classes or series of the Issuer's voting stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of the Issuer's voting stock beneficially owned by the Permitted Holders collectively, and either (a) such person or group does not have on the date of such acquisition or within 45 days thereafter (i) an investment grade corporate family rating by Moody's or Standard & Poor's or (ii) a corporate family rating equal to or better than LINTA's rating with Moody's or Standard and Poor's or (b) on any day until the date that is six months after the date of such acquisition, the Issuer is rated by one of Moody's or Standard & Poor's and the rating assigned by either of them is not an investment grade rating;

        (2)   after the consummation of an initial public offering of the Issuer's Equity Interests, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Issuer's Board of Directors then in office; or

        (3)   the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

        For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

        "Collateral" has the meaning set forth under "—Ranking."

        "Collateral Agent" means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Security Documents and any successors or new collateral agents in such capacity.

        "Consolidated Amortization Expense" for any period means the amortization expense of the Issuer and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Cash Flow" for any period means, without duplication, the sum of the amounts for such period of

        (1)   Consolidated Net Income, plus

        (2)   in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income,

          (a)   Consolidated Income Tax Expense,

          (b)   Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

          (c)   Consolidated Depreciation Expense,

          (d)   Consolidated Interest Expense net of consolidated interest income of the Issuer and its Restricted Subsidiaries, and

          (e)   stock compensation, as reported in the Issuer's financial statements,

in each case determined on a consolidated basis in accordance with GAAP; provided that

          (i)  the aggregate amount of all other non-cash charges, expenses or losses reducing such Consolidated Net Income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period, and

         (ii)  the aggregate amount of all non-cash items, determined on a consolidated basis,

to the extent such items increased Consolidated Net Income for such period will, in each case, be excluded from Consolidated Net Income for purposes of this definition only.

        "Consolidated Depreciation Expense" for any period means the depreciation expense of the Issuer and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Income Tax Expense" for any period means the provision for taxes of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Coverage Ratio" means the ratio of (i) Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to (ii) Consolidated Interest Expense for such Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

        (1)   the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

        (2)   any Asset Sale, asset sale which is solely excluded from the definition of Asset Sale pursuant to clause (9) of such definition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition or as a result of a Redesignation) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale, asset sale which is solely excluded from the definition of Asset Sale pursuant to clause (9) of such definition, or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

        In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

        (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

        (2)   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

        (3)   notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations.

        "Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense of the Issuer and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

        (1)   imputed interest on Capitalized Lease Obligations,

        (2)   commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings,

        (3)   the net costs associated with Hedging Obligations related to interest rates,

        (4)   amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

        (5)   the interest portion of any deferred payment obligations,

        (6)   all other non-cash interest expense,

        (7)   capitalized interest,

        (8)   the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

        (9)   all interest payable with respect to discontinued operations, and

        (10) all interest on any Indebtedness described in clause (6) or (7) of the definition of Indebtedness.

        "Consolidated Leverage Ratio" means, at any date, the ratio of (i) Indebtedness of the Issuer and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio. In the event that the Issuer or any of its Restricted Subsidiaries incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer's Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

        "Consolidated Leverage Test" means, at any date, that the Consolidated Leverage Ratio is no greater than 3.50 to 1.0.

        "Consolidated Net Income" for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

        (1)   the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any Restricted Subsidiary during such period;

        (2)   except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

        (3)   any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) the sale of any financial or equity investment by the Issuer or any Restricted Subsidiary;

        (4)   gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

        (5)   gains and losses with respect to Hedging Obligations;

        (6)   the cumulative effect of any change in accounting principles;

        (7)   the net income (or loss) associated with minority interests in Restricted Subsidiaries that are not Wholly-Owned Restricted Subsidiaries; and

        (8)   any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period.

        For the purpose of this definition of "Consolidated Net Income," "nonrecurring" means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

        "Consolidated Net Tangible Assets" means the total amount of assets (including investments in joint ventures) of the Company and its Restricted Subsidiaries after deducting therefrom (a) all current liabilities of the Company and its Restricted Subsidiaries and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and any other like intangibles of the Company and its Restricted Subsidiaries, all as set forth on the consolidated balance sheet of the Company for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Coverage Ratio Exception" has the meaning set forth in the proviso in the first paragraph of the covenant described under "—Certain covenants—Limitations on incurrence of indebtedness."

        "Credit Agreement" means the Credit Agreement dated September 2, 2010, as amended and restated on March 1, 2013, by and among the Issuer, as Borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, and Wells Fargo Bank, N.A. and BNP Paribas, as syndication agents and issuing banks, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time.

        "Credit Facilities" means one or more (A) debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities (including, without limitation, the Notes), indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder).

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        "Default" means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

        "Designation" has the meaning given to this term in the covenant described under "—Certain covenants—Limitations on designation of unrestricted subsidiaries."

        "Disqualified Equity Interests" of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case on or prior to the date that is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if (1) the change of control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under "—Change of control," and (2) such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer's purchase of the Notes as required pursuant to the provisions described under "—Change of control."

        "Domestic Subsidiary" means any Subsidiary of the Issuer organized under the laws of any jurisdiction within the United States.

        "Equity Interests" of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Issuer issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes of either series, in compliance with the terms of the Registration Rights Agreement.

        "Existing Notes" means the 2009 Notes, each series of the 2010 Notes and the 2012 Notes.

        "Existing Note Guarantees" means the guarantees of the Existing Notes by the Guarantors.

        "Existing Notes Indentures" means the 2009 Notes Indenture, the 2010 Notes Indenture and the 2012 Notes Indenture.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

        "Foreign Subsidiary" means any Subsidiary of the Issuer that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied.

        "guarantee" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); "guarantee," when used as a verb, and "guaranteed" have correlative meanings.

        "Guarantors" means each Material Domestic Subsidiary of the Issuer on the Issue Date, and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

        "Holder" means any registered holder, from time to time, of the Notes.

        "incur" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

        "Indebtedness" of any Person at any date means, without duplication:

        (1)   all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or with respect to deposits or advances of any kind;

        (2)   all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3)   all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions;

        (4)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

        (5)   all Capitalized Lease Obligations of such Person;

        (6)   all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

        (7)   all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis; and

        (8)   all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (excluding obligations arising from inventory transactions in the ordinary course of business).

        The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (6), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

        "interest" means, with respect to the Notes, interest on the Notes and Additional Interest, if any.

        "Investments" of any Person means:

        (1)   all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

        (2)   all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

        (3)   all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

        (4)   the Designation of any Subsidiary as an Unrestricted Subsidiary.

        Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Fair Market Value of the Issuer's proportionate interest in such Unrestricted Subsidiary as of the date of such Unrestricted Subsidiary's designation as an Unrestricted Subsidiary. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer or Parent shall be deemed not to be Investments.

        "Issue Date" means March 18, 2013, the date on which the Notes were originally issued.

        "Issuer Stock Collateral" has the meaning set forth under "—Ranking."

        "Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

        "LINTA" means Liberty Interactive Corporation, a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; and any subsequent successor (by merger, consolidation, transfer or otherwise) to all or substantially all of a successor's assets, provided, that if a Transferee Parent becomes the beneficial owner of all or substantially all of the equity securities of the Issuer then beneficially owned by LINTA as to which LINTA has dispositive power, the term "LINTA" shall also mean such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets. "Transferee Parent" for this purpose means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by LINTA of a Person or Persons (a "Transferred Person") that hold equity securities of the Issuer beneficially owned by LINTA, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, voting securities representing at least a majority of the voting power of the outstanding voting securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of LINTA, Persons who prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding voting securities of LINTA (or of any publicly traded class or series of voting securities of LINTA designed to track the economic performance of a specified group of assets or businesses) or Persons who are Control Persons as of the date of such transaction or the last transaction in such series. "Control Person" for this purpose means each of (a) the Chairman of the Board of LINTA, (b) the President of LINTA, (c) any Executive Vice President or Senior Vice President of LINTA, (d) each of the directors of LINTA and (e) the respective Affiliated Persons of the Persons referred to in clauses (a) through (d).

        "Material Domestic Subsidiary" means any Domestic Subsidiary of the Issuer, as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements are available, that has assets (including Equity Interests in Subsidiaries) or revenues (including both third party and intercompany revenues) with a value in excess of 7.50% of the consolidated assets of the Issuer and its Domestic Subsidiaries or 7.50% of the consolidated revenues of the Issuer and its Domestic Subsidiaries; provided, that in the event Domestic Subsidiaries that would otherwise not be Material Domestic Subsidiaries shall in the aggregate account for a percentage in excess of 7.50% of the consolidated assets of the Issuer and its Domestic Subsidiaries or 7.50% of the consolidated revenues of the Issuer and its Domestic Subsidiaries as of the end of such fiscal quarter, then one or more of such Domestic Subsidiaries designated by the Issuer (or, if the Issuer shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Issuer), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess.

        "Moody's" has the meaning set forth under "—Change of control".

        "Non-Material Domestic Subsidiary" means any Domestic Subsidiary of the Issuer other than a Material Domestic Subsidiary.

        "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary:

        (1)   as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, and

        (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement, Existing Notes or Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligation" means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

        "Officer's Certificate" means a certificate signed by an Officer.

        "Parent" means LINTA.

        "Parent Pledge Agreement" has the meaning set forth under "—Security—Issuer Stock Collateral."

        "Parent Pledgor" has the meaning set forth under "—Ranking."

        "Permitted Holders" means any one or more of (a) LINTA, (b) John C. Malone, (c) each of the respective Affiliated Persons of the Person referred to in clause (b), and (d) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b) or (c).

        "Permitted Investment" means:

        (1)   Investments by the Issuer or any Restricted Subsidiary in any Restricted Subsidiary;

        (2)   Investments in the Issuer by any Restricted Subsidiary;

        (3)   loans and advances to directors, employees and officers of Parent (prior to the consummation of an initial public offering of the Issuer's Equity Interests) or the Issuer or any of the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Parent (prior to the consummation of an initial public offering of the Issuer's Equity Interests) or the Issuer (after the consummation of an initial public offering of the Issuer's Equity Interests) not in excess of $10.0 million at any one time outstanding;

        (4)   cash and Cash Equivalents;

        (5)   receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

        (6)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

        (7)   Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with a sale of assets made in compliance with the covenant described under "—Certain covenants—Limitations on asset sales";

        (8)   lease, utility and other similar deposits in the ordinary course of business;

        (9)   stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

        (10) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date; and

        (11) Investments, including in joint ventures of the Issuer or any of its Restricted Subsidiaries, not to exceed $100.0 million in the aggregate outstanding at any time.

        "Permitted Liens" means the following types of Liens:

        (1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or a Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent by more than 30 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

        (3)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation (or pursuant to letters of credit issued in connection with such workers' compensation compliance), unemployment insurance and other social security laws or regulations;

        (4)   Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, letters of credit and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (5)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (6)   judgment Liens not giving rise to an Event of Default;

        (7)   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Issuer or any Restricted Subsidiary;

        (8)   Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof;

        (9)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

        (10) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

        (11) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

        (12) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

        (13) [Reserved];

        (14) Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary in the ordinary course of business not for the purpose of speculation;

        (15) Liens existing on the Issue Date securing obligations outstanding on the Issue Date;

        (16) Liens in favor of the Issuer or a Guarantor;

        (17) Liens securing Purchase Money Indebtedness; provided that such Liens shall secure Capitalized Lease Obligations or be created within 90 days of the acquisition of such fixed or capital assets and shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

        (18) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

        (19) deposits and other Liens securing credit card operations of the Issuer and its Subsidiaries, provided the amount secured does not exceed amounts owed by the Issuer and its Subsidiaries in connection with such credit card operations;

        (20) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (15), (17) and (18); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (15), (17) and (18) such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

        (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

        (22) Interests of vendors in inventory arising out of such inventory being subject to a "sale or return" arrangement with such vendor or any consignment by any third party of any inventory; and

        (23) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $150.0 million at any one time outstanding; so long as such Liens do not encumber Collateral consisting of assets of the Issuer or any Restricted Subsidiary.

        "Permitted Parity Indebtedness" has the meaning given to such term in the covenant described under "—Certain covenants—Limitations on liens."

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Plan of Liquidation" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person other than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

        "Preferred Stock" means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

        "principal" means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

        "Purchase Money Indebtedness" means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that such Indebtedness is comprised of Capitalized Lease Obligations or (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

        "Qualified Equity Interests" of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

        "Recovery" has the meaning set forth under "—Security—Certain bankruptcy provisions."

        "redeem" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and "redemption" shall have a correlative meaning; provided that this definition shall not apply for purposes of "—Optional redemption."

        "Redesignation" has the meaning given to such term in the covenant described under "—Certain covenants—Limitations on designation of unrestricted subsidiaries."

        "refinance" means to refinance, repay, prepay, replace, renew or refund.

        "Refinancing Indebtedness" means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the "Refinanced Indebtedness"); provided that:

        (1)   the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

        (2)   the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Restricted Subsidiary) that is not an obligor of the Refinanced Indebtedness;

        (3)   if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

        (4)   the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the final maturity date of the Notes; and

        (5)   the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the final maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the final maturity date of the Notes; provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, senior maturity dates or other required payments of principal of up to 1% of the aggregate principal amount per annum.

        "Registration Rights Agreement" means (i) the Registration Rights Agreement dated the Issue Date, among the Issuer, the Guarantors and Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several initial purchasers, and (ii) any other registration rights agreements entered into in connection with the issuance of Additional Notes after the Issue Date.

        "Restricted Payment" means any of the following:

        (1)   the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any such payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

        (2)   the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, or any equity holder of the Issuer, including, without limitation, any payment in exchange for such Equity Interests in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

        (3)   any Investment other than a Permitted Investment; or

        (4)   any payment or redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary).

        "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

        "Sale and Leaseback Transactions" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Security Documents" means, collectively, the Parent Pledge Agreement and any other security agreement relating to the Collateral, each as in effect on the Issue Date (in the case of the Parent Pledge Agreement) and as any such Security Document may be amended, amended and restated, modified, renewed or replaced from time to time.

        "Secured Party" shall mean the lenders and the agents under the Credit Agreement, holders of Existing Notes, the trustee under the Existing Notes and providers of the Specified Swap Agreements, the Trustee, the Note Holders, the Collateral Agent and any other party designated as an additional secured party under the Security Documents in accordance with the terms of the Security Documents, Indenture or the Credit Agreement.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such

Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under "—Events of default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Specified Swap Agreement" means any Swap Agreement in respect of interest rate or currency exchange rates existing on the Issue Date or entered into by the Issuer or any Guarantor and any Person that is a lender or an affiliate of a lender under the Credit Agreement at the time such Swap Agreement is entered into and is secured equally and ratably with such Credit Agreement pursuant to the terms of the Credit Agreement and Security Documents or any such agreement secured equally and ratably with any Credit Facility pursuant to the terms of such Credit Facility and Security Documents.

        "Standard & Poor's" has the meaning set forth under "—Change of control."

        "Stock Compensation Plans" means compensation plans in connection with which the Issuer and its Subsidiaries make payments to Parent and its Affiliates in consideration for securities of Parent issued to employees of the Issuer and its Subsidiaries.

        "Subordinated Indebtedness" means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes of each series or the Note Guarantees.

        "Subsidiary" means, with respect to any Person:

        (1)   any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

        (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Issuer.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or the Subsidiaries shall be a Swap Agreement.

        "Tax Liability Allocation and Indemnification Agreement" means that certain Tax Liability Allocation and Indemnification Agreement entered into as of April 26, 2004 by and between Liberty Interactive LLC (f/k/a Liberty Media Corporation) and the Issuer, as amended, modified or replaced from time to time in a manner no less favorable to the Issuer than as in effect on the Issue Date; provided that such agreement may be amended from time to time in the future to permit Issuer to pay the portion of any additional consolidated, combined or similar income taxes payable by any direct or indirect parent of Issuer that are attributable to the income of Issuer and/or any of its Subsidiaries.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

        "Unrestricted Subsidiary" means (1) QVC Italia S.r.l., (2) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under "—Certain covenants—Limitations on designation of unrestricted subsidiaries" and (3) any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "Weighted Average Life to Maturity" when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-entry, delivery and form

        The certificates representing the exchange notes will be issued in fully registered form without interest coupons. The exchange notes initially will be represented by permanent global notes in fully registered form without interest coupons (each, a "Global Note") and will be deposited with the Trustee as a custodian for DTC, as depositary, and registered in the name of a nominee of such depositary, in each case for credit to an account of a direct or indirect participant in DTC as described below.

The Global Notes

        We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary ("participants") and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth in the notes and the indenture.

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        A Global Note is exchangeable for certificated notes in fully registered form without interest coupons ("Certificated Securities") only in the following limited circumstances:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice, or

  •
  there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

        Certificated Securities may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes, if any.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

U.S. federal income tax consequences

        TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) THE DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"); (B) THE DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE NOTES; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following discussion is the opinion of Sherman & Howard L.L.C. as to the material U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer and the ownership and the disposition of the exchange notes described in this prospectus. This summary is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial authorities and administrative interpretations, in each case as of the date of this prospectus, all of which are subject to change and different interpretations, possibly with retroactive effect. We cannot assure you that the U.S. Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes.

        This discussion does not purport to address all U.S. federal income and estate tax consequences that may be relevant to a holder in light of the holder's particular circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar, non-U.S. trusts and estates that have U.S. beneficiaries, persons subject to the alternative minimum tax, U.S. expatriates and former long-term residents of the U.S., or persons that hold the notes as part of a hedge, wash sale, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to those holders that purchased the original notes for cash at their initial offering price and that hold the notes as capital assets (generally, property held for investment). Moreover, this discussion does not address the tax consequences arising under any applicable state, local or foreign tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as the federal estate or gift tax or the newly effective Medicare tax on certain investment income).

        If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds notes, you are urged to consult your own tax advisor about the tax consequences of acquiring, owning, exchanging and disposing of the notes.

        Holders of notes are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Effect of certain contingent payments

        In certain circumstances, we may be obligated to pay amounts on the notes that are in excess of the stated interest on, or principal amount of, the notes and/or the timing of payments on the notes may be affected. See, for example, "Description of notes—Change of control." This may cause the notes to be subject to special rules for debt instruments with contingent payments unless, as of the issue date of the notes, the likelihood of the events that would result in any of such contingencies occurring is "remote" and/or such contingencies, in the aggregate, are considered "incidental." We intend to take the position that such contingencies should be treated as remote and/or incidental, as of the issue date of the notes, within the meaning of the applicable U.S. Treasury Regulations and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Under applicable U.S. Treasury Regulations, our determination that such contingencies are remote and/or incidental is binding on all holders of the notes (other than holders that properly disclose to the IRS that they are taking a different position) but is not binding on the IRS. The IRS may take a contrary position, which, if sustained, could require holders to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate and to treat any gain recognized on a sale or other taxable disposition of a note as ordinary interest income rather than as capital gain. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

Tax consequences to U.S. holders

        You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a note and, for U.S. federal income tax purposes, you are:

  •
  an individual who is a citizen or a resident of the U.S.;

  •
  a corporation that is organized under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exchange offer

        The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind from the original notes. Accordingly, if you participate in this exchange:

  •
  you will not recognize gain or loss upon receipt of an exchange note;

  •
  the adjusted tax basis of the exchange note you receive will be the same as your adjusted tax basis in the original note (determined immediately prior to the exchange) that is exchanged therefor; and

  •
  the holding period of the exchange note you receive will include your holding period of the original note exchanged therefor.

Stated interest on the notes

        Payments of stated interest on the notes will generally be taxable to you as ordinary interest income at the time such stated interest is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the notes

        You will generally recognize capital gain or loss on the sale, redemption, exchange (other than in connection with this exchange offer), retirement or other taxable disposition of a note equal to the difference between (i) the amount realized on such disposition (excluding amounts attributable to any accrued but unpaid stated interest, which will be taxable as ordinary income to the extent you have not previously included the accrued interest in income) and (ii) your adjusted tax basis in the note. The amount realized will equal the sum of any cash and fair market value of any other property received on the disposition. Your adjusted tax basis in a note will generally equal the amount you paid for the note. Such gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the disposition. Long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

        Information reporting requirements may apply to payments of interest and the proceeds of the disposition (including a retirement or redemption) of notes. These requirements, however, do not apply with respect to certain exempt U.S. holders, such as corporations.

        Backup withholding (currently at a rate of 28%) may apply to payments of the foregoing amounts, unless you provide the paying agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Tax consequences to non-U.S. holders

        You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the notes

        Subject to the discussion below under the heading "—Information reporting and backup withholding," payments of interest on the notes generally will be exempt from U.S. federal income or withholding tax under the "portfolio interest" exemption if you properly certify as to your foreign status, as described below, and:

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

  •
  you are not a "controlled foreign corporation" for U.S. federal income tax purposes that is related to us; and

  •
  interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

        The portfolio interest exemption applies only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax, currently at a 30% rate, unless (i) you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under an applicable income tax treaty or (ii) or the payments of interest are effectively connected with your conduct of a trade or business in the U.S. and you meet the certification requirements described below (see "—Income or gain effectively connected with a U.S. trade or business").

Disposition of notes

        Subject to the discussion below under the heading "—Information reporting and backup withholding," you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described above under "—Interest on the notes") unless:

  •
  the gain is effectively connected with the conduct by you of a U.S. trade or business; or

  •
  you are an individual who has been present in the U.S. for 183 days or more in the taxable year of disposition and certain other requirements are met.

        If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax as described below (see "—Income or gain effectively connected with a U.S. trade or business"). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to U.S. federal income tax at a flat 30% rate (or a lower applicable treaty rate) on the gain derived from the sale, redemption, exchange, retirement or other taxable disposition, which may be offset by certain U.S. source capital losses, unless an applicable income tax treaty provides otherwise.

Income or gain effectively connected with a U.S. trade or business

        If any interest on the notes or gain from the sale, redemption, exchange (other than in connection with this exchange offer), retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then you will generally be subject to U.S. federal income tax in the same manner as a U.S. holder (unless an applicable income tax treaty provides otherwise). If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the U.S. federal withholding tax described above will not apply, assuming an appropriate certification is provided. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. In addition, if you are a corporation for U.S. federal income tax purposes, that portion of your earnings and profits that is effectively connected with your U.S. trade or business, subject to certain adjustments, may also be subject to a "branch profits tax" at a 30% rate (or a lower applicable treaty rate).

Information reporting and backup withholding

        Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding (currently at a rate of 28%) generally will not apply to payments of interest on a note to a non-U.S. holder if the certification described in "—Interest on the notes" above is provided by the holder, or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a U.S. person.

        Proceeds from a disposition (including a retirement or redemption) of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption. Information reporting and backup withholding generally will not apply to any proceeds from the disposition of a note effected outside the U.S. by a foreign office of a broker; however, if such broker has certain connections to the U.S., then information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

        Legislation enacted in 2010 imposes a U.S. federal withholding tax of 30% on payments of interest or the gross proceeds from a disposition of a debt instrument paid to certain non-U.S. entities, including certain foreign financial institutions and investment funds (including, in some instances, where such an entity is acting as an intermediary), unless such non-U.S. entity complies with certain reporting requirements regarding its United States account holders and its United States owners. Pursuant to Treasury Regulations and other administrative guidance, this withholding tax generally will not apply to payments of interest until January 1, 2014, and, in the case of payments of gross disposition proceeds until January 1, 2017. In addition, Treasury Regulations state that the new withholding tax will not apply to payments on, or with respect to, debt instruments that are outstanding on January 1, 2014. Prospective purchasers of the notes should consult their own tax advisors regarding the new withholding and reporting provisions.

        The preceding discussion of U.S. federal income tax consequences is not tax advice. We urge each holder to consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of acquiring, owning, exchanging and disposing of the notes, including the consequences of any proposed change in applicable laws.

 Plan of distribution

        Based on interpretations of the Staff of the SEC in no-action letters issued to third parties, we believe the exchange notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery requirements of the Securities Act provided such holder meets the following conditions:

  •
  such holder is not a broker-dealer who purchased original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

  •
  such holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act; and

  •
  such holder acquires exchange notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

        If you do not satisfy all of the above conditions, you cannot participate in the exchange offer.

        If you wish to receive exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in "The exchange offer—Procedures for tendering original notes—Your Representations to Us" in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of 180 days from the effective date of the registration statement of which this prospectus forms a part and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading actions. In addition, until October 24, 2013 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from the exchange of original notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market,

  •
  in negotiated transactions,

  •
  through the writing of options on the exchange notes or a combination of such methods of resale,

  •
  at market prices prevailing at the time of resale,

  •
  at prices related to such prevailing market prices, or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

        Any broker-dealer that resells exchange notes received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period described in Section 4(3) and Rule 174 under the Securities Act that is applicable to transactions by broker-dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus at no charge and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer (including the reasonable fees and expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

        The validity of notes will be passed upon for us by Sherman & Howard L.L.C., Denver, Colorado, and certain matters of North Carolina law will be passed upon by Womble Carlyle Sandridge & Rice, PLLC and certain matters of Texas law will be passed upon by Jackson Walker L.L.P., as set forth in and limited by their respective opinions filed as exhibits to the Registration Statement on Form S-4 of which this prospectus is a part.

Experts

        Our audited consolidated financial statements as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

        We and our subsidiary guarantors have filed with the SEC, a registration statement on Form S-4, including all required exhibits and schedules, under the Securities Act to register the offer and exchange of the exchange notes for the original notes. As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, our subsidiary guarantors and the exchange offer, please refer to the registration statement.

        Following effectiveness of the registration statement, we will be required for some time period to file certain reports and documents with the SEC. In addition, the indenture relating to the notes also requires us to transmit to the holders of the notes and the Trustee, for so long as the notes are outstanding, the annual reports, quarterly reports and current reports that we are or would be required to file with the SEC under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 within the time period on which we are required to file or would be required to file if we were so subject.

        You may read and, at prescribed rates, copy the registration statement at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the public reference room may be obtained by calling the SEC at (800) 732-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding registrants that make electronic filings with the SEC using its EDGAR system, and you may access the registration statement by means of the SEC website. You may also obtain a copy of the registration statement of which this prospectus forms a part, and other information that we file with the

SEC, as well as certain agreements that we have entered into, such as the indenture and the senior secured credit facility without charge to you by making at written request to us at QVC, Inc., 1200 Wilson Drive, West Chester, Pennsylvania, (484) 701-1000.

(The remainder of this page intentionally left blank.)

QVC, Inc. and Subsidiaries
Index to consolidated financial statements

Management's Discussion and Analysis of Financial Condition and Results of Operations
March 31, 2013

        The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying condensed consolidated financial statements and the notes thereto and our audited consolidated financial statements included elsewhere in this prospectus.

Overview

        QVC is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs, the internet and mobile applications. In the United States, QVC's live programming is distributed via its nationally televised shopping program 24 hours a day, 364 days per year. Internationally, QVC's program services are based in Japan, Germany, the United Kingdom and Italy. QVC-Japan distributes live programming 24 hours a day, QVC-Germany distributes its program 24 hours a day with 23 hours of live programming and QVC-U.K. distributes its program 24 hours a day with 17 hours of live programming. QVC-Italy distributes programming live for 17 hours a day on satellite and digital terrestrial television and an additional seven hours a day of recorded programming on satellite and seven hours a day of general interest programming on digital terrestrial television.

        On July 4, 2012, QVC entered into a joint venture with China Broadcasting Corporation, a limited liability company, owned by China National Radio ("CNR") for a 49% interest in a CNR subsidiary, CNR Home Shopping Co., Ltd. ("CNRS"). CNRS is distributing live programming for 12 hours a day and recorded programming for 12 hours a day. This joint venture is being accounted for as an equity method investment recorded as equity in earnings of investee in the condensed consolidated statements of operations.

        The Company has a venture with Mitsui & Co. LTD ("Mitsui") for a television and multimedia retailing service in Japan. QVC-Japan is owned 60% by the Company and 40% by Mitsui. The Company and Mitsui share in all profits and losses based on their respective ownership interests.

        We are an indirect wholly owned subsidiary of Liberty Interactive Corporation ("Liberty") (Nasdaq: LINTA and LINTB), which owns interests in a broad range of digital commerce businesses. We are attributed to the Liberty Interactive tracking stock, which tracks the assets and liabilities of Liberty's Interactive Group (the "Interactive Group"). The Interactive Group does not represent a separate legal entity; rather, it represents those businesses, assets and liabilities that are attributed to that group. Liberty attributed to its Interactive Group those businesses primarily focused on digital commerce. Liberty also attributed to its Interactive Group its 37% ownership interest in HSN, Inc., one of our two closest televised shopping competitors.

Strategies and challenges of business units

        QVC's goal is to become the preeminent global multimedia shopping community for people who love to shop, and to offer a shopping experience that is as much about entertainment and enrichment as it is about buying. QVC's objective is to provide an integrated shopping experience that utilizes all forms of media including television, the internet and mobile devices. In 2013, QVC intends to employ several strategies to achieve these goals and objectives. Among these strategies are to (i) extend the breadth, relevance and exposure of the QVC brand; (ii) source products that represent unique quality and value; (iii) create engaging presentation content both in televised programming, mobile and online; (iv) leverage customer loyalty and continue multi-platform expansion; and (v) create a compelling and differentiated customer experience. In addition, QVC expects to expand globally by leveraging its existing systems, infrastructure and skills in other countries around the world.

        QVC's televised shopping program is already received by substantially all the multichannel television households in the U.S., Germany and the U.K. QVC's future net revenue growth will primarily depend on international expansion, sales growth from e-commerce and mobile platforms, additions of new customers from households already receiving QVC's television programming and growth in sales to existing customers and new customers as a result of expansion of the programming reach of QVC-Japan and QVC-Italy. QVC's future net revenue may also be affected by (i) the willingness of multichannel television distributors to continue carrying QVC's programming service; (ii) QVC's ability to maintain favorable channel positioning, which may become more difficult due to governmental action or from distributors converting analog customers to digital; (iii) changes in television viewing habits because of personal video recorders, video-on-demand and internet video services; and (iv) general economic conditions.

        In the first quarter of 2013, QVC-US launched over-the-air broadcasting in designated US markets that can be accessed by any television household regardless of whether they subscribe to a paid television service. This will allow QVC-US to reach new customers who previously did not have access to the live television broadcast through other platforms.

        The current economic downturn in the U.S. and in other regions of the world in which our subsidiaries and affiliates operate could adversely affect demand for our products and services since a substantial portion of our revenue is derived from discretionary spending by individuals, which typically falls during times of economic instability. Global financial markets continue to experience disruptions, including increased volatility and diminished liquidity and credit availability. In particular, the current European debt crisis, particularly most recently in Greece, Italy, Ireland, Portugal and Spain, and related European financial restricting efforts may cause volatility in the European currencies and reduce the purchasing power of European customers. In the event that one or more countries were to replace the Euro with their legacy currency, then our revenue and operating results in such countries, or Europe generally, would likely be adversely affected until stable exchange rates were established and economic confidence restored. In addition, the European crisis is contributing to instability in global credit markets. The world has recently experienced a global macroeconomic downturn, and if economic and financial market conditions in the United States or other key markets, including Europe, remain uncertain, persist, or deteriorate further, our customers may respond by suspending, delaying, or reducing their discretionary spending. A suspension, delay or reduction in discretionary spending could adversely affect revenue. Accordingly, our ability to increase or maintain revenue and earnings could be adversely affected to the extent that relevant economic environments remain weak or decline further. Such weak economic conditions may also inhibit our expansion into new European markets. We currently are unable to predict the extent of any of these potential adverse effects.

Results of Operations

        QVC's operating results were as follows:

	Three months ended March 31,
(in millions)	2013	2012
Net revenue	$1,974	1,932
Costs of goods sold	1,252	1,230

Gross profit	722	702
Operating expenses:
Operating	173	175
SG&A expenses (excluding stock-based compensation)	145	137

Adjusted OIBDA	404	390
Stock-based compensation	10	5
Depreciation	30	31
Amortization of intangible assets	104	96

Operating income	260	258

Other income (expense):
Equity in earnings of investee	1	—
Gain on financial instruments	12	11
Interest expense	(63)	(55)
Interest income	—	1
Foreign currency (loss) gain	(1)	6
Loss on extinguishment of debt	(41)	—

	(92)	(37)

Income before income taxes	168	221
Income tax expense	(62)	(82)

Net income	106	139
Less net income attributable to the noncontrolling interest	(12)	(14)

Net income attributable to QVC, Inc. shareholder	$94	125

Net revenue

        Net revenue was generated in the following geographical areas:

	Three months ended March 31,
(in millions)	2013	2012
QVC-U.S.	$1,297	1,240
QVC-Japan	256	289
QVC-Germany	250	247
QVC-U.K.	140	140
QVC-Italy	31	16

Consolidated QVC	$1,974	1,932

        QVC's consolidated net revenue increased 2.2% for the three months ended March 31, 2013 as compared to the corresponding prior year. The increase in net revenue was primarily comprised of $93 million due to a 4.3% increase in average selling price per unit ("ASP") and $13 million due to a 0.6% increase in units sold. These amounts were partially offset by $43 million in unfavorable foreign currency rates primarily in Japan, and to a lesser extent, in the U.K., which were partially offset by favorable foreign currency rates in Germany and Italy. Net revenue was also negatively impacted by $21 million due to an increase in estimated product returns primarily as a result of the sales increase. Returns as a percent of gross product revenue remained relatively flat at 19.9% compared to 19.8% in the prior year.

        During the three months ended March 31, 2013 and 2012, the changes in revenue and expenses were affected by changes in the exchange rates for the Japanese Yen, the Euro and the U.K. Pound Sterling. In the event the U.S. Dollar strengthens against these foreign currencies in the future, QVC's revenue and operating cash flow will be negatively affected.

        The percentage increase (decrease) in net revenue for each of QVC's geographic areas in U.S. Dollars and in local currency was as follows:

	Three months ended March 31, 2013
	U.S. Dollars	Local currency
QVC-U.S.	4.6%	4.6%
QVC-Japan	(11.4)%	3.2%
QVC-Germany	1.2%	0.8%
QVC-U.K.	—%	1.3%
QVC-Italy	93.8%	89.8%

        QVC-U.S. net revenue growth was primarily due to a 6.1% increase in ASP, partially offset by a 1.5% decrease in units shipped. QVC-U.S. shipped sales increased mainly due to growth in sales in the electronics and beauty categories. QVC-Japan experienced growth in all categories except home. QVC-Germany shipped sales increased mainly due to growth in sales in the beauty, apparel and accessories categories, partially offset by lower jewelry sales. QVC-U.K. primarily experienced growth in the home and beauty categories, somewhat offset by a decline in jewelry products. QVC-Italy's sales consisted primarily of cooking and dining, beauty and apparel products.

Gross profit

        QVC's gross profit percentage was 36.6% and 36.3% for the three months ended March 31, 2013 and 2012, respectively. The increase in gross profit percentage in 2013 was primarily due to favorable warehouse, freight and inventory obsolescence expenses in the U.S., somewhat offset by unfavorable product margins in Germany and the U.K. Warehouse expenses were favorable in the U.S. due to sales leverage and lower packaging expenses. U.S. freight costs were favorable due to fewer units shipped and inventory obsolescence expense declined due to improved inventory control.

Operating expenses

        QVC's operating expenses are principally comprised of commissions, order processing and customer service expenses, credit card processing fees, telecommunications expenses and production costs. Operating expenses decreased $2 million or 1.1% for the three months ended March 31, 2013. The decrease was primarily due to a $5 million effect of exchange rates, mainly from the strengthening of the U.S. Dollar against the Japanese Yen. This was offset by a $2 million increase in credit card processing fees and a $1 million increase in commissions expense primarily as a result of the sales increase in the U.S.

Selling, general and administrative expenses (excluding stock-based compensation)

        QVC's SG&A expenses include personnel, information technology, provision for doubtful accounts, credit card income and marketing and advertising expenses. Such expenses increased $8 million, and as a percent of net revenue, from 7.1% to 7.3% for the three months ended March 31, 2013 due to a variety of factors.

        The change was primarily due to a $13 million increase in personnel expenses due to merit, benefits and bonus increases primarily in the U.S., and to a lesser extent, in Germany. Also, there was an additional $3 million in expenses associated with duplicate running costs at QVC-Japan associated with the transition to its new headquarters, including a lease cancellation accrual. These amounts were offset by a decrease of $4 million in U.S. franchise taxes and a $3 million effect of exchange rates.

Stock-based compensation

        Stock-based compensation includes compensation related to options and restricted stock granted to certain officers and employees. QVC recorded $10 million and $5 million of stock-based compensation expense for the three months ended March 31, 2013 and 2012, respectively. The increase in stock-based compensation expense was primarily the result of the one-time option exchange for certain officers in December 2012.

Depreciation and amortization

        Depreciation and amortization consisted of the following:

	Three months ended March 31,
(in millions)	2013	2012
Affiliate agreements	$38	38
Customer relationships	43	43

Acquisition related amortization	81	81
Property, plant and equipment	30	31
Software amortization	19	12
Channel placement amortization and related expenses	4	3

Total depreciation and amortization	$134	127

Equity in earnings of investee

        The gain was associated with our joint venture in China that is accounted for as an equity method investment.

Gain on financial instruments

        In March 2013, QVC's notional interest rate swaps of $3.1 billion expired. These swap arrangements did not qualify as cash flow hedges under U.S. GAAP. Accordingly, changes in the fair value of the swaps were reflected in gain on financial instruments in the accompanying condensed consolidated statements of operations. We recorded a $12 million and an $11 million gain on financial instruments for three months ended March 31, 2013 and 2012, respectively.

Interest expense

        Consolidated interest expense increased 14.5% for the three months ended March 31, 2013 as compared to the corresponding prior year. The increase in 2013 was primarily due to higher average additional borrowings on our senior secured credit facility.

Foreign currency gains (losses)

        Certain loans between QVC and its subsidiaries were deemed to be short-term in nature, and accordingly, the translation of these loans is recorded on the statements of operations. The change in foreign currency gains (losses) was primarily due to variances in interest and operating payable balances between QVC and its international subsidiaries denominated in the currency of the subsidiary and the effects of currency exchange rate changes on those balances.

Loss on extinguishment of debt

        During the quarter, QVC purchased $355 million of its 7.125% Senior Secured Notes due 2017 and 7.5% Senior Secured Notes due 2019. The increase was primarily due to premiums paid for the tenders of these notes. Refer to note six and the below section, "Financial Position, Liquidity and Capital Resources," for further details.

Income taxes

        QVC's effective tax rate was 36.9% and 37.1% for the three months ended March 31, 2013 and 2012, respectively. These rates differ from the U.S. federal income tax rate of 35.0% due primarily to state tax expense.

Adjusted Operating Income before Depreciation and Amortization (Adjusted OIBDA)

        QVC defines Adjusted OIBDA as net revenue less cost of goods sold, operating expenses and selling, general and administrative expenses (excluding stock-based compensation). QVC's chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate the businesses and make decisions about allocating resources among the businesses. QVC believes that this is an important indicator of the operational strength and performance of the businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows QVC to view operating results, perform analytical comparisons and perform benchmarking among its businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation, amortization and stock-based compensation that are included in the measurement of operating income pursuant to U.S. GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with U.S. GAAP.

        The primary material limitations associated with the use of Adjusted OIBDA as compared to GAAP results are (i) it may not be comparable to similarly titled measures used by other companies in the industry, and (ii) it excludes financial information that some may consider important in evaluating QVC's performance. QVC compensates for these limitations by providing disclosure of the difference between Adjusted OIBDA and GAAP results, including providing a reconciliation of Adjusted OIBDA to GAAP results, to enable investors to perform their own analysis of QVC's operating results. Refer to note 11 to the accompanying condensed consolidated financial statements for a reconciliation of Adjusted OIBDA to Income before income taxes.

Seasonality

        QVC's business is seasonal due to a higher volume of sales in the fourth calendar quarter related to year-end holiday shopping. In recent years, QVC has earned on average between 22% and 23% of its revenue in each of the first three quarters of the year and 32% of its revenue in the fourth quarter of the year.

Financial Position, Liquidity and Capital Resources

General

        Historically, QVC's primary sources of cash have been cash provided by operating activities and borrowings. In general, QVC uses this cash to fund its operations, make capital purchases, make payments to Liberty, make interest payments and minimize QVC's outstanding senior secured credit facility balance.

        As of March 31, 2013, substantially all of QVC's cash and cash equivalents were invested in AAA rated money market funds and time deposits with banks rated equal to or above A.

Senior Secured Credit Facility

        On March 1, 2013, we amended and restated our senior secured credit facility, which provides for a $2.0 billion revolving credit facility with a $250 million sub-limit for standby letters of credit and $1.0 billion of uncommitted incremental revolving loan commitments or incremental term loans. QVC may elect that the loans extended under the senior secured credit facility bear interest at a rate per annum equal to the ABR Rate or LIBOR, as each is defined in the senior secured credit facility agreement, plus a margin of 0.25% to 2.00% depending on various factors. Each loan may be prepaid at any time and from time to time without penalty other than customary breakage costs. No mandatory prepayments will be required other than when borrowings and letter of credit usage exceed availability. Any amounts prepaid on the revolving credit facility may be reborrowed. Payment of loans may be accelerated following certain customary events of default. The senior secured credit facility is a multi-currency facility. The senior secured credit facility is secured by the stock of QVC. QVC had $1.7 billion available under the terms of the senior secured credit facility at March 31, 2013. The interest rate on the senior secured credit facility was 1.7% at March 31, 2013.

        The purpose of the amendment was to, among other things, extend the maturity of our senior secured credit facility to March 1, 2018 and lower the interest rate on borrowings.

        The senior secured credit facility contains certain affirmative and negative covenants, including certain restrictions with respect to, among other things: incurring additional indebtedness; creating liens on property or assets; making certain loans or investments; selling or disposing of assets; paying certain dividends and other restricted payments; dissolving, consolidating or merging; entering into certain transactions with affiliates; entering into sale or leaseback transactions; restricting subsidiary distributions; and limiting QVC's ratio of consolidated total debt to consolidated Adjusted OIBDA.

Senior Secured Notes

        On March 4, 2013, QVC announced the commencement of cash tender offers (the "Offers") for any and all of its outstanding $500 million in aggregate principal amount of 7.125% Senior Secured Notes due 2017 and up to $250 million in aggregate principal amount of its 7.5% Senior Secured Notes due 2019. On March 18, 2013, $124 million of the 7.125% Senior Secured Notes due 2017 were tendered pursuant to the Offers, whereby holders of the 7.125% Senior Secured Notes due 2017 received consideration of $1,039.40 for each $1,000 principal amount of tendered 7.125% Senior Secured Notes due 2017. On March 18, 2013, $231 million of the 7.5% Senior Secured Notes due 2019 were tendered pursuant to the Offers, whereby holders of the 7.5% Senior Secured Notes due 2019 received consideration of $1,120 for each $1,000 principal amount of tendered 7.5% Senior Secured Notes due 2019.

        On April 17, 2013, QVC completed the redemption of the remaining $376 million principal amount of its 7.125% Senior Secured Notes due 2017 using a combination of borrowings on the senior secured credit facility and cash on hand.

        On March 18, 2013, QVC issued $750 million principal amount of 4.375% Senior Secured Notes due 2023 at an issue price of 99.968% and issued $300 million principal amount of 5.95% Senior Secured Notes due 2043 at an issue price of 99.973%. These notes are secured by the stock of QVC, pari passu with the senior secured credit facility and QVC's existing notes. Interest is payable semi-annually.

        The net proceeds from the issuance of these instruments were used to reduce the outstanding principal under QVC's existing 7.125% Senior Secured Notes due 2017, the 7.5% Senior Secured Notes due 2019 and the senior secured credit facility, as well as for general corporate purposes.

        Additionally, as a result of these refinancing transactions in the first quarter, we incurred an extinguishment loss of $41 million recorded as loss on extinguishment of debt in the condensed consolidated statements of operations.

Interest Rate Swap Arrangements

        In March 2013, QVC's notional interest rate swaps of $3.1 billion expired. These swap arrangements did not qualify as cash flow hedges under U.S. GAAP. Accordingly, changes in the fair value of the swaps were reflected in gain on financial instruments in the accompanying condensed consolidated statements of operations. We recorded a $12 million and an $11 million gain on financial instruments for three months ended March 31, 2013 and 2012, respectively.

        At December 31, 2012, the fair value of the swap instruments was a net liability position of $12 million, of which $13 million was included in accrued liabilities, offset by $1 million included in prepaid expenses in the condensed consolidated balance sheet.

Other Debt Related Information

        QVC was in compliance with all of its debt covenants at March 31, 2013.

        During the quarter, there were no significant changes to QVC's debt credit ratings.

        The weighted average rate applicable to all of the outstanding debt (excluding capital leases) was 5.8% as of March 31, 2013.

        There are no restrictions under the debt agreements on QVC's ability to pay dividends or make other restricted payments if QVC is not in default on its senior secured notes or credit facility, and QVC's consolidated leverage ratio would be no greater than 3.25 to 1.0. As a result, Liberty will, in many instances, be permitted to rely on QVC's cash flow for servicing Liberty's debt and for other purposes, including payments of dividends on Liberty's capital stock, if declared, or to fund acquisitions or other operational requirements of Liberty and its subsidiaries. These events may deplete QVC's equity or require QVC to borrow under the senior secured credit facility, increasing QVC's leverage and decreasing liquidity. QVC has made significant distributions to Liberty in the past.

Additional Cash Flow Information

        During the three months ended March 31, 2013, our primary uses of cash were $928 million of net principal payments on debt and capital lease obligations, $244 million of net dividends to Liberty, $58 million of capital and cable and satellite television distribution rights expenditures, $33 million in premiums paid for the tenders of QVC's existing 7.125% Senior Secured Notes due 2017 and 7.5% Senior Secured Notes due 2019 and a $25 million dividend payment from QVC-Japan to Mitsui. These uses of cash were funded primarily with $1,050 million in proceeds from the issuance of the 4.375% Senior Secured Notes Due 2023 and 2043 and $175 million of cash provided by operating activities. As of March 31, 2013, our cash balance (excluding restricted cash) was $439 million.

        The change in cash provided by operating activities for the three months ended March 31, 2013 compared to the previous year was primarily due to variances in accounts payable and accrued liabilities balances. The variance in accounts payable was primarily due to timing of payments to vendors and the change in accrued liabilities was primarily due to variances in taxes payable balances as a result of timing of payments.

        As of March 31, 2013, $260 million of the $439 million in cash was held by foreign subsidiaries. Cash in foreign subsidiaries is generally accessible, but certain tax consequences may reduce the net amount of cash we are able to utilize for U.S. purposes. QVC accrues taxes on the unremitted earnings of its international subsidiaries. Approximately one-half of this foreign cash balance was that of QVC-Japan. QVC owns 60% of QVC-Japan and shares all profits and losses with the 40% minority interest holder, Mitsui. We believe that we currently have appropriate legal structures in place to repatriate foreign cash as tax efficiently as possible and meet the business needs of QVC.

        During the three months ended March 31, 2012, our primary uses of cash were $238 million of net dividends to Liberty, $45 million of capital expenditures, $44 million of net principal payments on debt and capital lease obligations and a $29 million dividend payment from QVC-Japan to Mitsui. These uses of cash were funded primarily with $401 million of cash provided by operating activities. As of March 31, 2012, our cash balance (excluding restricted cash) was $578 million.

Other

        Capital expenditures spending in 2013 is expected to be approximately $260 million, including $33 million already expended.

        Refer to the chart under the "Off-balance Sheet Arrangements and Aggregate Contractual Obligations" section below for additional information concerning the amount and timing of expected future payments under QVC's contractual obligations at March 31, 2013.

        QVC has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible QVC may incur losses upon the conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, that may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

Off-balance Sheet Arrangements and Aggregate Contractual Obligations

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations at March 31, 2013 is summarized below:

	Payments due by period
(in millions)	Total	Less than 1 year	2 - 3 years	4 - 5 years	After 5 years
Long-term debt(1)	$3,523	376	—	—	3,147
Interest payments(2)	1,867	152	361	361	993
Capital lease obligations (including imputed interest)	91	11	22	20	38
Operating lease obligations	154	16	27	15	96

(1)
Amounts exclude capital lease obligations and the issue discounts on the 7.5%, 4.375% and 5.95% Senior Secured Notes.

(2)
Amounts (i) are based on the terms of QVC's senior secured credit facility and senior secured notes, (ii) assumes the interest rates on the floating rate debt remain constant at the rates in effect as of March 31, 2013, (iii) assumes that our existing debt is repaid at maturity and (iv) excludes capital lease obligations.

        Our purchase obligations did not materially change as of March 31, 2013.

Recent Accounting Pronouncements

        In February 2013, the FASB issued ASU No. 2013-02, which amends ASC Topic 220, Comprehensive Income and requires that companies present information about reclassification adjustments from accumulated other comprehensive income in their interim and annual financial statements. The standard requires that companies present either in a single note, or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies will instead cross reference to the related footnote for additional information. QVC adopted this guidance as of January 1, 2013, and adoption did not have an impact on the QVC's condensed consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

        QVC is exposed to market risk in the normal course of business due to ongoing investing and financial activities and the conduct of operations by subsidiaries in different foreign countries. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. QVC has established procedures and internal processes governing the management of market risks and the use of financial instruments to manage exposure to such risks.

Interest rate risk

        QVC is exposed to changes in interest rates primarily as a result of borrowing activities. QVC manages the exposure to interest rates by maintaining what QVC believes is an appropriate mix of fixed and variable rate debt. QVC believes this best protects itself from interest rate risk. As of March 31, 2013, QVC's debt, excluding capital leases and unamortized discounts, was comprised of $3.2 billion of fixed rate debt and $328 million of variable rate debt. The weighted average rate of all of QVC's variable rate debt was 1.7% and the weighted average rate of all of QVC's fixed rate debt (including capital leases) was 6.1% as of March 31, 2013.

        In March 2013, QVC's notional interest rate swaps of $3.1 billion expired. These swap arrangements did not qualify as cash flow hedges under U.S. GAAP. Accordingly, changes in the fair value of the swaps were reflected in gain on financial instruments in the accompanying condensed consolidated statements of operations. We recorded a $12 million and $11 million gain on financial instruments as of March 31, 2013 and March 31, 2012 respectively.

Foreign currency exchange rate risk

        QVC is exposed to foreign exchange rate fluctuations related to the monetary assets and liabilities and the financial results of its foreign subsidiaries. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated into U.S. Dollars at period-end exchange rates, and the statements of operations are translated at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. Dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income as a separate component of shareholder's equity. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end transactions) or realized upon settlement of the transactions. Cash flows from operations in foreign countries are translated at the average rate for the period. Accordingly, QVC may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations. QVC's reported Adjusted OIBDA for the three months ended March 31, 2013 would have been impacted by approximately $1 million for every 1% change in foreign currency exchange rates relative to the U.S. Dollar.

        The credit facility provides QVC the ability to borrow in multiple currencies. This allows QVC to somewhat mitigate foreign currency exchange rate risks. As of March 31, 2013, QVC had borrowings of 5.5 billion Japanese Yen, equivalent to $58 million based on an exchange rate of 94.22 Japanese Yen per U.S. Dollar, outstanding under the credit facility. As of March 31, 2013, the foreign currency exchange exposure to these borrowings approximated $1 million for every 1% change in the Japanese Yen exchange rate per U.S. Dollar.

QVC, Inc.

Condensed Consolidated Balance Sheets

(in millions)	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$439	540
Restricted cash	15	15
Accounts receivable, less allowance for doubtful accounts of $75 million at March 31, 2013 and $74 million at December 31, 2012	775	1,055
Inventories	935	909
Deferred income taxes	155	151
Prepaid expenses	50	53

Total current assets	2,369	2,723
Property, plant and equipment, net of accumulated depreciation of $857 million at March 31, 2013 and $866 million at December 31, 2012	1,084	1,131
Cable and satellite television distribution rights, net	722	764
Goodwill	5,179	5,234
Other intangible assets, net	3,461	3,509
Other noncurrent assets	83	77

Total assets	$12,898	13,438

Liabilities and equity
Current liabilities:
Current portion of debt and capital lease obligations	$11	12
Accounts payable-trade	422	566
Accrued liabilities	754	955

Total current liabilities	1,187	1,533
Long-term portion of debt and capital lease obligations	3,585	3,465
Deferred compensation	11	12
Deferred income taxes	1,367	1,410
Other long-term liabilities	158	184

Total liabilities	6,308	6,604

Equity:
QVC, Inc. shareholder's equity:
Common stock, $0.01 par value	—	—
Additional paid-in capital	6,676	6,665
Accumulated deficit	(312)	(161)
Accumulated other comprehensive income	108	186

Total QVC, Inc. shareholder's equity	6,472	6,690
Noncontrolling interest	118	144

Total equity	6,590	6,834

Total liabilities and equity	$12,898	13,438

See accompanying notes to condensed consolidated financial statements.

QVC, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended March 31,
(in millions)	2013	2012
Net revenue	$1,974	1,932
Cost of goods sold	1,252	1,230

Gross profit	722	702

Operating expenses:
Operating	173	175
Selling, general and administrative, including stock-based compensation	155	142
Depreciation	30	31
Amortization of intangible assets	104	96

	462	444

Operating income	260	258

Other income (expense):
Equity in earnings of investee	1	—
Gain on financial instruments	12	11
Interest expense	(63)	(55)
Interest income	—	1
Foreign currency (loss) gain	(1)	6
Loss on extinguishment of debt	(41)	—

	(92)	(37)

Income before income taxes	168	221
Income tax expense	(62)	(82)

Net income	106	139
Less net income attributable to the noncontrolling interest	(12)	(14)

Net income attributable to QVC, Inc. shareholder	$94	125

See accompanying notes to condensed consolidated financial statements.

QVC, Inc.

Condensed Consolidated Statements of Comprehensive Income

(unaudited)

	Three months ended March 31,
(in millions)	2013	2012
Net income	$106	139
Foreign currency translation adjustments	(91)	13

Total comprehensive income	15	152
Comprehensive loss (income) attributable to noncontrolling interest	1	(4)

Comprehensive income attributable to QVC, Inc. shareholder	$16	148

See accompanying notes to condensed consolidated financial statements.

QVC, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three months ended March 31,
(in millions)	2013	2012
Operating activities:
Net income	$106	139
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of investee	(1)	—
Deferred income taxes	(22)	(26)
Foreign currency loss (gain)	1	(6)
Depreciation	30	31
Amortization of intangible assets	104	96
Change in fair value of interest rate swaps and noncash interest	(10)	(9)
Loss on extinguishment of debt	41	—
Stock-based compensation	10	5
Change in other long-term liabilities	4	10
Effects of changes in working capital items	(88)	161

Net cash provided by operating activities	175	401

Investing activities:
Capital expenditures, net	(33)	(45)
Expenditures for cable and satellite television distribution rights, net	(25)	(2)
Cash paid for acquisitions of businesses, net of cash received	—	(16)
Changes in other noncurrent assets	(4)	—

Net cash used in investing activities	(62)	(63)

Financing activities:
Principal payments of debt and capital lease obligations	(1,168)	(319)
Principal borrowings of debt from senior secured credit facility	240	275
Proceeds from issuance of senior secured notes	1,050	—
Payment of debt origination fees	(14)	—
Payment of bond premium fees	(33)	—
Other financing activities	4	—
Dividends paid to Liberty, net	(244)	(238)
Dividend paid to noncontrolling interest	(25)	(29)

Net cash used in financing activities	(190)	(311)

Effect of foreign exchange rate changes on cash and cash equivalents	(24)	(9)

Net (decrease) increase in cash and cash equivalents	(101)	18
Cash and cash equivalents, beginning of period	540	560

Cash and cash equivalents, end of period	$439	578

Effects of changes in working capital items:
Decrease in accounts receivable	$274	308
Increase in inventories	(36)	(50)
(Increase) decrease in prepaid expenses	(2)	3
Decrease in accounts payable-trade	(130)	(48)
Decrease in accrued liabilities and other	(194)	(52)

Effects of changes in working capital items	$(88)	161

See accompanying notes to condensed consolidated financial statements.

QVC, Inc.

Condensed Consolidated Statements of Equity

(unaudited)

	Common stock				Accumulated other comprehensive income
			Additional paid-in capital	Retained earnings		Noncontrolling interest	Total equity
(in millions, except share data)	Shares	Amount
Balance, December 31, 2012	1	$—	6,665	(161)	186	144	6,834
Net income	—	—	—	94	—	12	106
Foreign currency translation adjustments	—	—	—	—	(78)	(13)	(91)
Dividend paid to Liberty and other	—	—	(3)	(245)	—	(25)	(273)
Tax benefit resulting from exercise of employee stock options	—	—	4	—	—	—	4
Stock-based compensation	—	—	10	—	—	—	10

Balance, March 31, 2013	1	$—	6,676	(312)	108	118	6,590

See accompanying notes to condensed consolidated financial statements.

QVC, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

(1) Basis of Presentation

        QVC, Inc. (unless otherwise indicated or required by the context, the terms "we," "our," "us," the "Company" and "QVC" refer to QVC, Inc. and its consolidated subsidiaries) is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs, the internet and mobile applications. In the United States, QVC's live programming is distributed via its nationally televised shopping program 24 hours a day, 364 days per year ("QVC-U.S."). Internationally, QVC's program services are based in Japan ("QVC-Japan"), Germany ("QVC-Germany"), the United Kingdom ("QVC-U.K.") and Italy ("QVC-Italy"). QVC-Japan distributes live programming 24 hours a day, QVC-Germany distributes its program 24 hours a day with 23 hours of live programming and QVC-U.K. distributes its program 24 hours a day with 17 hours of live programming. QVC-Italy distributes programming live for 17 hours a day on satellite and digital terrestrial television and an additional seven hours a day of recorded programming on satellite and seven hours a day of general interest programming on digital terrestrial television.

        On July 4, 2012, QVC entered into a joint venture with China Broadcasting Corporation, a limited liability company owned by China National Radio ("CNR"), for a 49% interest in a CNR subsidiary, CNR Home Shopping Co., Ltd. ("CNRS"). CNRS is distributing live programming for 12 hours a day and recorded programming for 12 hours a day. This joint venture is being accounted for as an equity method investment recorded as equity in earnings of investee in the condensed consolidated statements of operations.

        The Company has a venture with Mitsui & Co. LTD ("Mitsui") for a television and multimedia retailing service in Japan. QVC-Japan is owned 60% by the Company and 40% by Mitsui. The Company and Mitsui share in all profits and losses based on their respective ownership interests. During the three months ended March 31, 2013 and 2012, QVC-Japan paid dividends to Mitsui of $25 million and $29 million, respectively.

        We are an indirect wholly owned subsidiary of Liberty Interactive Corporation ("Liberty") (Nasdaq: LINTA and LINTB), which owns interests in a broad range of digital commerce businesses. We are attributed to the Liberty Interactive tracking stock, which tracks the assets and liabilities of Liberty's Interactive Group (the "Interactive Group"). The Interactive Group does not represent a separate legal entity; rather, it represents those businesses, assets and liabilities that are attributed to that group. Liberty attributes to its Interactive Group those businesses primarily focused on digital commerce. Liberty also attributes to its Interactive Group its 37% ownership interest in HSN, Inc., one of our two closest televised shopping competitors.

        The condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions were eliminated in consolidation.

        The accompanying (a) condensed consolidated balance sheet as of December 31, 2012, which has been derived from audited financial statements, and (b) the interim unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial information and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(1) Basis of Presentation (Continued)

presentation of the results for such periods have been included. The results of operations for any interim period are not necessarily indicative of results for the full year. These condensed consolidated financial statements should be read in conjunction with the audited condensed consolidated financial statements and notes thereto included elsewhere in this prospectus.

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates include, but are not limited to, sales returns, uncollectible receivables, inventory obsolescence, depreciable lives of fixed assets, internally-developed software, valuation of acquired intangible assets and goodwill, income taxes and stock-based compensation.

        In February 2013, the FASB issued ASU No. 2013-02, which amends ASC Topic 220, Comprehensive Income and requires that companies present information about reclassification adjustments from accumulated other comprehensive income in their interim and annual financial statements. The standard requires that companies present either in a single note, or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies will instead cross reference to the related footnote for additional information. QVC adopted this guidance as of January 1, 2013, and adoption did not have an impact on the QVC's condensed consolidated financial position, results of operations or cash flows.

        Certain prior period amounts have been reclassified to conform with current period presentation.

(2) Cable and Satellite Television Distribution Rights, Net

        Cable and satellite television distribution rights consisted of the following:

(in millions)	March 31, 2013	December 31, 2012
Cable and satellite television distribution rights	$2,276	2,304
Less accumulated amortization	(1,554)	(1,540)

Cable and satellite television distribution rights, net	$722	764

        The Company recorded amortization expense of $42 million and $41 million for the three months ended March 31, 2013 and 2012, respectively, related to cable and satellite television distribution rights.

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(2) Cable and Satellite Television Distribution Rights, Net (Continued)

        As of March 31, 2013, related amortization expense for each of the next five years ended December 31 was as follows (in millions):

Remainder of 2013	$130
2014	168
2015	162
2016	161
2017	111

(3) Goodwill

        The changes in the carrying amount of goodwill were as follows:

(in millions)	QVC-U.S.	QVC-U.K.	QVC-Germany	QVC-Japan	QVC-Italy	Total
Balance as of December 31, 2012	$4,190	212	334	349	149	5,234
Exchange rate fluctuations	—	(14)	(9)	(28)	(4)	(55)

Balance as of March 31, 2013	$4,190	198	325	321	145	5,179

(4) Other Intangible Assets, Net

        Other intangible assets consisted of the following:

	March 31, 2013		December 31, 2012
(in millions)	Gross cost	Accumulated amortization	Gross cost	Accumulated amortization
Purchased and internally developed software	$554	(340)	575	(352)
Affiliate and customer relationships	2,435	(1,661)	2,445	(1,624)
Debt origination fees	62	(18)	54	(18)
Trademarks (indefinite life)	2,429	—	2,429	—

	$5,480	(2,019)	5,503	(1,994)

        The Company recorded amortization expense of $62 million and $55 million for the three months ended March 31, 2013 and 2012, respectively, related to other intangible assets.

        As of March 31, 2013, the related amortization expense and interest expense for each of the next five years ended December 31 was as follows (in millions):

Remainder of 2013	$205
2014	261
2015	237
2016	185
2017	120

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(5) Accrued Liabilities

        Accrued liabilities consisted of the following:

(in millions)	March 31, 2013	December 31, 2012
Accounts payable non-trade	$195	264
Accrued compensation and benefits	93	100
Income taxes	95	154
Allowance for sales returns	69	92
Deferred revenue	67	85
Accrued interest	67	50
Liability for consigned goods sold	57	56
Sales and other taxes	40	62
Other	71	92

	$754	955

(6) Long-Term Debt and Interest Rate Swap Arrangements

        Long-term debt consisted of the following:

(in millions)	March 31, 2013	December 31, 2012
7.125% Senior Secured Notes due 2017	$376	500
7.5% Senior Secured Notes due 2019, net of original issue discount	760	988
7.375% Senior Secured Notes due 2020	500	500
5.125% Senior Secured Notes due 2022	500	500
4.375% Senior Secured Notes due 2023, net of original issue discount	750	—
5.95% Senior Secured Notes due 2043, net of original issue discount	300	—
Senior secured credit facility	328	903
Capital lease obligations	82	86

Total debt	3,596	3,477
Less current portion	(11)	(12)

Long-term portion of debt and capital lease obligations	$3,585	3,465

Senior Secured Credit Facility

        On March 1, 2013, we amended and restated our senior secured credit facility, which provides for a $2.0 billion revolving credit facility with a $250 million sub-limit for standby letters of credit and $1.0 billion of uncommitted incremental revolving loan commitments or incremental term loans. QVC may elect that the loans extended under the senior secured credit facility bear interest at a rate per annum equal to the ABR Rate or LIBOR, as each is defined in the senior secured credit facility agreement, plus a margin of 0.25% to 2.00% depending on various factors. Each loan may be prepaid at any time and from time to time without penalty other than customary breakage costs. Any amounts prepaid on the revolving credit facility may be reborrowed. Payment of loans may be accelerated

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(6) Long-Term Debt and Interest Rate Swap Arrangements (Continued)

following certain customary events of default. The senior secured credit facility is a multi-currency facility. The senior secured credit facility is secured by the stock of QVC. QVC had $1.7 billion available under the terms of the senior secured credit facility at March 31, 2013. The interest rate on the senior secured credit facility was 1.7% at March 31, 2013.

        The purpose of the amendment was to, among other things, extend the maturity of our senior secured credit facility to March 1, 2018 and lower the interest rate on borrowings.

        The senior secured credit facility contains certain affirmative and negative covenants, including certain restrictions with respect to, among other things: incurring additional indebtedness; creating liens on property or assets; making certain loans or investments; selling or disposing of assets; paying certain dividends and other restricted payments; dissolving, consolidating or merging; entering into certain transactions with affiliates; entering into sale or leaseback transactions; restricting subsidiary distributions; and limiting QVC's ratio of consolidated total debt to consolidated Adjusted OIBDA.

Senior Secured Notes

        On March 4, 2013, QVC announced the commencement of cash tender offers (the "Offers") for any and all of its outstanding $500 million in aggregate principal amount of 7.125% Senior Secured Notes due 2017 and up to $250 million in aggregate principal amount of its 7.5% Senior Secured Notes due 2019. On March 18, 2013, $124 million of the 7.125% Senior Secured Notes due 2017 were tendered pursuant to the Offers, whereby holders of the 7.125% Senior Secured Notes due 2017 received consideration of $1,039.40 for each $1,000 principal amount of tendered 7.125% Senior Secured Notes due 2017. On March 18, 2013, $231 million of the 7.5% Senior Secured Notes due 2019 were tendered pursuant to the Offers, whereby holders of the 7.5% Senior Secured Notes due 2019 received consideration of $1,120 for each $1,000 principal amount of tendered 7.5% Senior Secured Notes due 2019.

        On April 17, 2013, QVC completed the redemption of the remaining $376 million principal amount of its 7.125% Senior Secured Notes due 2017 using a combination of borrowings on the senior secured credit facility and cash on hand.

        On March 18, 2013, QVC issued $750 million principal amount of 4.375% Senior Secured Notes due 2023 at an issue price of 99.968% and issued $300 million principal amount of 5.95% Senior Secured Notes due 2043 at an issue price of 99.973%. These notes are secured by the stock of QVC, pari passu with the senior secured credit facility and QVC's existing notes. Interest is payable semi-annually.

        The net proceeds from the issuance of these instruments were used to reduce the outstanding principal under QVC's existing 7.125% Senior Secured Notes due 2017, the 7.5% Senior Secured Notes due 2019 and the senior secured credit facility, as well as for general corporate purposes.

        Additionally, as a result of these refinancing transactions in the first quarter, we incurred an extinguishment loss of $41 million recorded as loss on extinguishment of debt in the condensed consolidated statements of operations.

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(6) Long-Term Debt and Interest Rate Swap Arrangements (Continued)

Interest Rate Swap Arrangements

        In March 2013, QVC's notional interest rate swaps of $3.1 billion expired. These swap arrangements did not qualify as cash flow hedges under U.S. GAAP. Accordingly, changes in the fair value of the swaps were reflected in gain on financial instruments in the accompanying condensed consolidated statements of operations. We recorded a $12 million and an $11 million gain on financial instruments for three months ended March 31, 2013 and 2012, respectively.

        At December 31, 2012, the fair value of the swap instruments was a net liability position of $12 million, of which $13 million was included in accrued liabilities, offset by $1 million included in prepaid expenses in the condensed consolidated balance sheet.

Other Debt Related Information

        QVC was in compliance with all of its debt covenants at March 31, 2013.

        During the quarter, there were no significant changes to QVC's debt credit ratings.

        The weighted average rate applicable to all of the outstanding debt (excluding capital leases) was 5.8% as of March 31, 2013.

(7) Leases and Transponder Service Arrangements

        Future minimum payments under noncancelable operating leases and capital transponder leases with initial terms of one year or more at March 31, 2013 consisted of the following:

(in millions)	Capital transponders	Operating leases
Remainder of 2013	$11	16
2014	11	15
2015	11	12
2016	10	8
2017	10	7
Thereafter	38	96

Total	$91	154

        The Company has entered into ten separate agreements with transponder suppliers to transmit its signals in the U.S., Germany and the U.K. via various satellites at an aggregate monthly cost of $1 million. Depreciation expense related to the transponders was $4 million and $4 million for the three months ended March 31, 2013 and 2012, respectively. Total future minimum capital lease payments of $91 million include $9 million of imputed interest. Our transponder service agreement for our U.S. transponders expires at the end of the lives of the satellites, which are currently estimated to be 2020. Our transponder service agreements for our international transponders expire between 2013 and 2022.

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(7) Leases and Transponder Service Arrangements (Continued)

        Expenses for operating leases, principally for data processing equipment and facilities and for satellite uplink service agreements, amounted to $8 million and $7 million for the three months ended March 31, 2013 and 2012, respectively.

(8) Income Taxes

        The Company calculates its interim income tax provision by applying its best estimate of the annual expected effective tax rate to its ordinary year-to-date income or loss. The tax or benefit related to significant, unusual or extraordinary items that will be separately reported or reported net of their related tax effect are individually computed and recognized in the interim period in which those items occur.

        The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in foreign jurisdictions, permanent and temporary differences as a result of differences between amounts measured and recognized in accordance with tax laws and financial accounting standards, and the likelihood of recovering deferred tax assets. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the tax environment changes. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on the prior quarters is included in the tax expense for the current quarter.

        For the three month period ended March 31, 2013, the Company recorded a tax provision of $62 million, which represented an effective tax rate of 36.9%. For the three month period ended March 31, 2012, the Company recorded a tax provision of $82 million, which represented an effective tax rate of 37.1%. These rates differ from the U.S. federal income tax rate of 35.0% due primarily to state tax expense.

        The Company's tax years 2013 and 2012 are currently under examination by the Internal Revenue Service ("IRS"). The Company files Federal tax returns on a consolidated basis with its parent company, Liberty. The Company, or one of its subsidiaries, files income tax returns in various states and foreign jurisdictions. As of March 31, 2013, the Company, or one of its subsidiaries, was under examination in California, Minnesota, New Jersey, New York, New York City, North Carolina and Pennsylvania, as well as in Japan, Germany and the U.K.

        The amounts of the tax-related balances due to Liberty at March 31, 2013 and December 31, 2012 were $56 million and $70 million, respectively, and were included in accrued liabilities in the accompanying condensed consolidated balance sheets.

        The Company entered into a Tax Liability Allocation and Indemnification Agreement (the "Agreement"), dated April 26, 2004, with Liberty Interactive LLC. The Agreement establishes the methodology for the calculation and payment of income taxes in connection with the consolidation of the Company with Liberty for income tax purposes. Generally, the Agreement provides that the Company will pay Liberty Interactive LLC an amount equal to the tax liability, if any, that it would have if it were to file as a consolidated group separate and apart from Liberty, with exceptions for the treatment and timing of certain items, including but not limited to deferred intercompany transactions, credits, and net operating and capital losses. To the extent that the separate company tax expense is

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(8) Income Taxes (Continued)

different from the payment terms of the Agreement, the difference is recorded as either a dividend or capital contribution.

(9) Commitments and Contingencies

        The Company has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that the amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

        Network and information systems, including the internet and telecommunication systems, third party delivery services and other technologies are critical to our business activities. Substantially all our customer orders, fulfillment and delivery services are dependent upon the use of network and information systems, including the use of third party telecommunication and delivery service providers. If information systems including the internet or telecommunication services are disrupted, or if the third party delivery services experience a disruption in their transportation delivery services, we could face a significant disruption in fulfilling our customer orders and shipment of our products. We have active disaster recovery programs in place to help mitigate risks associated with these critical business activities.

(10) Assets and Liabilities Measured at Fair Value

        For assets and liabilities required to be reported or disclosed at fair value, U.S. GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs, other than quoted market prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

        The Company's assets and liabilities measured or disclosed at fair value were as follows:

		Fair value measurements at March 31, 2013 using
(in millions)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Current assets:
Cash equivalents	$314	314	—	—
Long-term liabilities:
Debt (note 6)	3,703	—	3,703	—

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(10) Assets and Liabilities Measured at Fair Value (Continued)

		Fair value measurements at December 31, 2012 using
(in millions)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Curret assets:
Cash equivalents	$424	424	—	—
Interest rate swap arrangements (note 6)	1	—	1	—
Current liabilities:
Interest rate swap arrangements (note 6)	13	—	13	—
Long-term liabilities
Debt (note 6)	3,626	—	3,626	—

        The majority of the Company's Level 2 financial assets and liabilities are debt instruments with quoted market prices that are not considered to be traded on "active markets," as defined in U.S. GAAP. Accordingly, the financial instruments are reported in the foregoing tables as Level 2 fair value instruments.

        U.S. GAAP requires the incorporation of a credit risk valuation adjustment in the Company's fair value measurements to estimate the impact of both its own nonperformance risk and the nonperformance risk of its counterparties. The Company estimates credit risk associated with its own and its counterparties' nonperformance primarily by using observable credit default swap rates for terms similar to those of the remaining life of the instrument, adjusted for any master netting arrangements or other factors that provide an estimate of nonperformance risk. These are Level 3 inputs. However, as the credit risk valuation adjustments were not significant, the Company reported its interest rate swaps as Level 2. The counterparties to the Company's interest rate swap arrangements were all major international financial institutions.

(11) Information about QVC's Operating Segments

        Each of the Company's operating segments are retailers of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised-shopping programs as well as via the internet and mobile applications in certain markets. The Company has operations in the United States, Japan, Germany, the United Kingdom and Italy. As such, the Company has identified five reportable segments: the United States, Japan, Germany, the United Kingdom and Italy.

        The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as net revenue, Adjusted OIBDA, gross margin, average sales price per unit, number of units shipped and revenue or sales per subscriber equivalent. The Company defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). The Company believes this measure is an important indicator of the operational strength and performance of its segments, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking among

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(11) Information about QVC's Operating Segments (Continued)

our businesses and identify strategies to improve performance. This measure of performance excludes depreciation, amortization and stock-based compensation, that are included in the measurement of operating income pursuant to U.S. GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with U.S. GAAP.

Performance measures

	Three months ended March 31, 2013		Three months ended March 31, 2012
(in millions)	Net revenue	Adjusted OIBDA	Net revenue	Adjusted OIBDA
QVC-U.S.	$1,297	291	1,240	270
QVC-Japan	256	54	289	63
QVC-Germany	250	43	247	46
QVC-U.K.	140	19	140	20
QVC-Italy	31	(3)	16	(9)

Consolidated QVC	$1,974	404	1,932	390

        Net revenue amounts by product category are not available from our general purpose financial statements.

Other information

	Three months ended March 31, 2013		Three months ended March 31, 2012
(in millions)	Depreciation	Amortization	Depreciation	Amortization
QVC-U.S.	$13	88	13	80
QVC-Japan	3	2	4	3
QVC-Germany	8	9	9	8
QVC-U.K.	4	3	3	3
QVC-Italy	2	2	2	2

Consolidated QVC	$30	104	31	96

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(11) Information about QVC's Operating Segments (Continued)

	March 31, 2013		December 31, 2012
(in millions)	Total assets	Capital expenditures	Total assets	Capital expenditures
QVC-U.S.	$10,216	14	10,541	88
QVC-Japan	819	11	969	105
QVC-Germany	1,043	5	1,064	25
QVC-U.K.	581	2	619	22
QVC-Italy	239	1	245	6

Consolidated QVC	$12,898	33	13,438	246

        Long-lived assets, net of accumulated depreciation, by geographic area were as follows:

(in millions)	March 31, 2013	December 31, 2012
QVC-U.S.	$422	429
QVC-Japan	264	280
QVC-Germany	235	247
QVC-U.K.	119	128
QVC-Italy	44	47

Consolidated QVC	$1,084	1,131

        The following table provides a reconciliation of Adjusted OIBDA to income before income taxes:

	Three months ended March 31,
(in millions)	2013	2012
Adjusted OIBDA	$404	390
Stock-based compensation	(10)	(5)
Depreciation and amortization	(134)	(127)
Equity in earnings of investee	1	—
Gain on financial instruments	12	11
Interest expense	(63)	(55)
Interest income	—	1
Foreign currency (loss) gain	(1)	6
Loss on extinguishment of debt	(41)	—

Income before income taxes	$168	221

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(12) Other Comprehensive Income

        The change in the component of accumulated other comprehensive income, net of taxes ("AOCI"), is summarized as follows:

(in millions)	Foreign currency translation adjustments	AOCI
Balance at January 1, 2012	$194	194
Other comprehensive income attributable to QVC, Inc. shareholder	23	23

Balance at March 31, 2012	217	217

Balance at January 1, 2013	$186	186
Other comprehensive income attributable to QVC, Inc. shareholder	(78)	(78)

Balance at March 31, 2013	108	108

        The component of other comprehensive income is reflected in QVC's condensed consolidated statements of comprehensive income, net of taxes. The following table summarizes the tax effects related to the component of other comprehensive income:

(in millions)	Before-tax amount	Tax (expense) benefit	Net-of-tax amount
Three months ended March 31, 2013:
Foreign currency translation adjustments	$(116)	25	(91)

Other comprehensive income (loss)	(116)	25	(91)
Three months ended March 31, 2012:
Foreign currency translation adjustments	$17	(4)	13

Other comprehensive income (loss)	17	(4)	13

(13) Subsequent Events

        On April 17, 2013, QVC completed the redemption of the remaining $376 million principal amount of its 7.125% Senior Secured Notes due 2017 using a combination of borrowings on the senior secured credit facility and cash on hand.

        QVC declared and paid dividends to Liberty in the amount of $50 million subsequent to March 31, 2013 and on or prior to May 9, 2013 (the date that QVC filed its Form 10-Q for the quarter ended March 31, 2013).

(14) Guarantor/Non-guarantor Subsidiary Financial Information

        The following information contains the condensed consolidating financial statements for the Company, the parent on a stand-alone basis (QVC, Inc.), the combined subsidiary guarantors (Affiliate Relations Holdings, Inc.; Affiliate Investment, Inc.; AMI 2, Inc.; ER Marks, Inc.; QVC International LLC; QVC Rocky Mount, Inc. and QVC San Antonio, LLC) and the combined non-guarantor subsidiaries pursuant to Rule 3-10 of Regulation S-X. Certain non-guarantor subsidiaries are majority owned by QVC International LLC, which is a guarantor subsidiary.

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(14) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

        These condensed consolidating financial statements have been prepared from the Company's financial information on the same basis of accounting as the Company's condensed consolidated financial statements. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions, such as management fees, royalty revenue and expense and interest income and expense. Goodwill and other intangible assets have been allocated to the subsidiaries based on management's estimates. Certain costs have been partially allocated to all of the subsidiaries of the Company.

        The subsidiary guarantors are 100% owned by the Company. All guarantees are full and unconditional and are joint and several. There are no significant restrictions on the ability of the Company to obtain funds from its U.S. subsidiaries, including the guarantors, by dividend or loan. The Company has not presented separate notes and other disclosures concerning the subsidiary guarantors as the Company has determined that such material information is available in the notes to the Company's condensed consolidated financial statements.

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(14) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated balance sheets

	March 31, 2013
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Assets
Current assets:
Cash and cash equivalents	$3	168	268	—	439
Restricted cash	13	—	2	—	15
Accounts receivable, net	532	—	243	—	775
Inventories	699	—	236	—	935
Deferred income taxes	135	—	20	—	155
Prepaid expenses	22	—	28	—	50

Total current assets	1,404	168	797	—	2,369
Property, plant and equipment, net	243	66	775	—	1,084
Cable and satellite television distribution rights, net	—	589	133	—	722
Goodwill	4,169	—	1,010	—	5,179
Other intangible assets, net	1,245	2,049	167	—	3,461
Other noncurrent assets	16	—	67	—	83
Investments in subsidiaries	3,599	1,750	—	(5,349)	—

Total assets	$10,676	4,622	2,949	(5,349)	12,898

Liabilities and equity
Current liabilities:
Current portion of debt and capital lease obligations	$2	—	9	—	11
Accounts payable-trade	210	—	212	—	422
Accrued liabilities	264	95	395	—	754
Intercompany accounts (receivable) payable	(368)	(315)	683	—	—

Total current liabilities	108	(220)	1,299	—	1,187
Long-term portion of debt and capital lease obligations	3,527	—	58	—	3,585
Deferred compensation	10	—	1	—	11
Deferred income taxes	423	952	(8)	—	1,367
Other long-term liabilities	136	—	22	—	158

Total liabilities	4,204	732	1,372	—	6,308

Equity:
QVC, Inc. shareholder's equity	6,472	3,890	1,459	(5,349)	6,472
Noncontrolling interest	—	—	118	—	118

Total equity	6,472	3,890	1,577	(5,349)	6,590

Total liabilities and equity	$10,676	4,622	2,949	(5,349)	12,898

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(14) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated balance sheets

	December 31, 2012
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Assets
Current assets:
Cash and cash equivalents	$75	165	300	—	540
Restricted cash	13	—	2	—	15
Accounts receivable, net	747	—	308	—	1,055
Inventories	691	—	218	—	909
Deferred income taxes	131	—	20	—	151
Prepaid expenses	19	—	34	—	53

Total current assets	1,676	165	882	—	2,723
Property, plant and equipment, net	247	67	817	—	1,131
Cable and satellite television distribution rights, net	—	618	146	—	764
Goodwill	4,169	—	1,065	—	5,234
Other intangible assets, net	1,280	2,049	180	—	3,509
Other noncurrent assets	14	—	63	—	77
Investments in subsidiaries	3,789	1,838	—	(5,627)	—

Total assets	$11,175	4,737	3,153	(5,627)	13,438

Liabilities and equity
Current liabilities:
Current portion of debt and capital lease obligations	$2	—	10	—	12
Accounts payable-trade	324	—	242	—	566
Accrued liabilities	402	106	447	—	955
Intercompany accounts (receivable) payable	(226)	(411)	637	—	—

Total current liabilities	502	(305)	1,336	—	1,533
Long-term portion of debt and capital lease obligations	3,404	—	61	—	3,465
Deferred compensation	11	—	1	—	12
Deferred income taxes	431	964	15	—	1,410
Other long-term liabilities	137	17	30	—	184

Total liabilities	4,485	676	1,443	—	6,604

Equity:
QVC, Inc. shareholder's equity	6,690	4,061	1,566	(5,627)	6,690
Noncontrolling interest	—	—	144	—	144

Total equity	6,690	4,061	1,710	(5,627)	6,834

Total liabilities and equity	$11,175	4,737	3,153	(5,627)	13,438

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(14) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of operations

	Three months ended March 31, 2013
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net revenue	$1,368	183	654	(231)	1,974
Cost of goods sold	854	25	434	(61)	1,252

Gross profit	514	158	220	(170)	722

Operating expenses:
Operating	45	46	82	—	173
Selling, general and administrative, including stock-based compensation	235	—	90	(170)	155
Depreciation	10	1	19	—	30
Amortization of intangible assets	51	34	19	—	104
Intercompany management expense (income)	17	(4)	(13)	—	—

	358	77	197	(170)	462

Operating income	156	81	23	—	260

Other income (expense):
Equity in earnings of investee	—	—	1	—	1
Gain on financial instruments	12	—	—	—	12
Interest expense	(62)	—	(1)	—	(63)
Foreign currency (loss) gain	(1)	(1)	1	—	(1)
Loss on extinguishment of debt	(41)	—	—	—	(41)
Intercompany interest (expense) income	(3)	12	(9)	—	—

	(95)	11	(8)	—	(92)

Income before income taxes	61	92	15	—	168
Income tax expense	(10)	(28)	(24)	—	(62)
Equity in earnings of subsidiaries, net of tax	55	16	—	(71)	—

Net income (loss)	106	80	(9)	(71)	106
Less net income attributable to the noncontrolling interest	(12)	—	(12)	12	(12)

Net income (loss) attributable to QVC, Inc. shareholder	$94	80	(21)	(59)	94

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(14) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of operations

	Three months ended March 31, 2012
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net revenue	$1,310	172	672	(222)	1,932
Cost of goods sold	822	28	439	(59)	1,230

Gross profit	488	144	233	(163)	702

Operating expenses:
Operating	42	44	89	—	175
Selling, general and administrative, including stock-based compensation	224	1	80	(163)	142
Depreciation	9	1	21	—	31
Amortization of intangible assets	48	32	16	—	96
Intercompany management (income) expense	(4)	3	1	—	—

	319	81	207	(163)	444

Operating income	169	63	26	—	258

Other income (expense):
Gain on financial instruments	11	—	—	—	11
Interest expense	(55)	—	—	—	(55)
Interest income	—	—	1	—	1
Foreign currency (loss) gain	(2)	4	4	—	6
Intercompany interest (expense) income	(3)	13	(10)	—	—

	(49)	17	(5)	—	(37)

Income before income taxes	120	80	21	—	221
Income tax expense	(34)	(25)	(23)	—	(82)
Equity in earnings of subsidiaries, net of tax	53	12	—	(65)	—

Net income (loss)	139	67	(2)	(65)	139
Less net income attributable to the noncontrolling interest	(14)	—	(14)	14	(14)

Net income (loss) attributable to QVC, Inc. shareholder	$125	67	(16)	(51)	125

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(14) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of comprehensive income (loss)

	Three months ended March 31, 2013
(in millions)	Subsidiary issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net income (loss)	$106	80	(9)	(71)	106
Foreign currency translation adjustments	(91)	—	(91)	91	(91)

Total comprehensive income (loss)	15	80	(100)	20	15
Comprehensive loss (income) attributable to noncontrolling interest	1	—	1	(1)	1

Comprehensive income (loss) attributable to QVC, Inc. shareholder	16	80	(99)	19	16

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(14) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of comprehensive income (loss)

	Three months ended March 31, 2012
(in millions)	Subsidiary issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net income (loss)	$139	67	(2)	(65)	139
Foreign currency translation adjustments	13	—	13	(13)	13

Total comprehensive income (loss)	152	67	11	(78)	152
Comprehensive loss (income) attributable to noncontrolling interest	(4)	—	(4)	4	(4)

Comprehensive income (loss) attributable to QVC, Inc. shareholder	148	67	7	(74)	148

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(14) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of cash flows

	Three months ended March 31, 2013
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Operating activities:
Net cash provided by (used in) operating activities	101	77	(3)	—	175

Investing activities:
Capital expenditures, net	(8)	—	(25)	—	(33)
Expenditures for cable and satellite television distribution rights	—	(24)	(1)	—	(25)
Changes in other noncurrent assets and liabilities	(3)	2	(3)	—	(4)
Intercompany investing activities	245	104	—	(349)	—

Net cash provided by (used in) investing activities	234	82	(29)	(349)	(62)

Financing activities:
Principal payments of debt and capital lease obligations	(1,167)	—	(1)	—	(1,168)
Principal borrowings of debt from senior secured credit facility	240	—	—	—	240
Proceeds from issuance of senior secured notes	1,050	—	—	—	1,050
Payment of debt origination fees	(14)	—	—	—	(14)
Payment of bond premium fees	(33)	—	—	—	(33)
Other financing activities	4	—	—	—	4
Dividends paid to Liberty, net	(244)	—	—	—	(244)
Dividends paid to noncontrolling interest	—	—	(25)	—	(25)
Net short-term intercompany debt (repayments) borrowings	(142)	96	46	—	—
Intercompany financing activities	(101)	(252)	4	349	—

Net cash (used in) provided by financing activities	(407)	(156)	24	349	(190)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(24)	—	(24)

Net (decrease) increase in cash and cash equivalents	(72)	3	(32)	—	(101)
Cash and cash equivalents, beginning of year	75	165	300	—	540

Cash and cash equivalents, end of year	3	168	268	—	439

QVC, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(unaudited)

(14) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of cash flows

	Three months ended March 31, 2012
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Operating activities:
Net cash provided by operating activities	264	83	54	—	401

Investing activities:
Capital expenditures, net	(7)	(1)	(37)	—	(45)
Expenditures for cable and satellite television distribution rights	—	(1)	(1)	—	(2)
Cash paid for acquisitions of businesses, net of cash received	—	—	(16)	—	(16)
Changes in other noncurrent assets and liabilities	2	(1)	(1)	—	—
Intercompany investing activities	135	121	—	(256)	—

Net cash provided by (used in) investing activities	130	118	(55)	(256)	(63)

Financing activities:
Principal payments of debt and capital lease obligations	(315)	—	(4)	—	(319)
Principal borrowings of debt from senior secured credit facility	275	—	—	—	275
Dividends paid to Liberty, net	(238)	—	—	—	(238)
Dividends paid to noncontrolling interest	—	—	(29)	—	(29)
Net short-term intercompany debt (repayments) borrowings	(89)	28	61	—	—
Intercompany financing activities	—	(235)	(21)	256	—

Net cash (used in) provided by financing activities	(367)	(207)	7	256	(311)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(9)	—	(9)

Net increase (decrease) in cash and cash equivalents	27	(6)	(3)	—	18
Cash and cash equivalents, beginning of year	3	223	334	—	560

Cash and cash equivalents, end of year	30	217	331	—	578

Management's Discussion and Analysis of Financial Condition and Results of Operations
December 31, 2012

        The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying consolidated financial statements and the notes thereto.

Overview

        QVC is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs, the internet and mobile applications. In the United States, QVC's live programming is distributed via its nationally televised shopping program 24 hours a day, 364 days per year ("QVC-U.S."). Internationally, QVC's program services are based in Japan ("QVC-Japan"), Germany ("QVC-Germany"), the United Kingdom ("QVC-U.K.") and Italy ("QVC-Italy"). QVC-Japan and QVC-Germany each distribute live programming 24 hours a day and QVC-U.K. distributes its program 24 hours a day with 17 hours of live programming. QVC-Italy launched on October 1, 2010 and is distributing programming live for 17 hours a day on satellite and public television and an additional seven hours a day of recorded programming on satellite television.

        On July 4, 2012, QVC entered into a joint venture with China Broadcasting Corporation, a limited liability company, owned by China National Radio ("CNR") for a 49% interest in a CNR subsidiary, CNR Home Shopping Co., Ltd. ("CNRS"). CNRS is distributing live programming for 12 hours per day and recorded programming for 12 hours per day. This joint venture is being accounted for as an equity method investment as a component of loss on investments in the consolidated statements of operations.

        QVC-Japan is a venture that is owned 60% by QVC and 40% by Mitsui & Co., LTD ("Mitsui"). QVC and Mitsui share in all profits and losses based on the respective ownership interests.

        QVC is an indirect wholly owned subsidiary of Liberty Interactive Corporation ("Liberty"), which owns interests in a broad range of digital commerce businesses. On August 9, 2012, Liberty completed the recapitalization of its common stock into shares of the corresponding series of two new tracking stocks, Liberty Interactive (Nasdaq: LINTA, LINTB) and Liberty Ventures (Nasdaq: LVNTA, LVNTB). QVC is now attributed to the Liberty Interactive tracking stock, which will track the assets and liabilities of Liberty's Interactive Group (the "Interactive Group"). The Interactive Group does not represent a separate legal entity; rather, it represents those businesses, assets and liabilities that are attributed to that group. Liberty attributed to its Interactive Group those businesses primarily focused on digital commerce.

Strategies and challenges of business units

        QVC's goal is to become the preeminent global multimedia shopping community for people who love to shop, and to offer a shopping experience that is as much about entertainment and enrichment as it is about buying. QVC's objective is to provide an integrated shopping experience that utilizes all forms of media including television, the internet and mobile devices. In 2013, QVC intends to employ several strategies to achieve these goals and objectives. Among these strategies are to (i) extend the breadth, relevance and exposure of the QVC brand; (ii) source products that represent unique quality and value; (iii) create engaging presentation content both in televised programming, mobile and online; (iv) leverage customer loyalty and continue multi-platform expansion and (v) create a compelling and differentiated customer experience. In addition, QVC expects to expand globally by leveraging its existing systems, infrastructure and skills in other countries around the world.

        QVC's televised shopping program is already received by substantially all the multichannel television households in the U.S., Germany and the U.K. QVC's future net revenue growth will primarily depend on international expansion, sales growth from e-commerce and mobile platforms, additions of new customers from households already receiving QVC's television programming and growth in sales to existing customers and new customers as a result of expansion of the programming reach of QVC-Japan and QVC-Italy. QVC's future net revenue may also be affected by (i) the willingness of multichannel television distributors to continue carrying QVC's programming service; (ii) QVC's ability to maintain favorable channel positioning, which may become more difficult as distributors convert analog customers to digital; (iii) changes in television viewing habits because of personal video recorders, video-on-demand and internet video services and (iv) general economic conditions.

        The current economic downturn in the U.S. and in other regions of the world in which our subsidiaries and affiliates operate could adversely affect demand for our products and services since a substantial portion of our revenue is derived from discretionary spending by individuals, which typically falls during times of economic instability. Global financial markets continue to experience disruptions, including increased volatility and diminished liquidity and credit availability. In particular, the current European debt crisis, particularly most recently in Greece, Italy, Ireland, Portugal and Spain, and related European financial restricting efforts may cause volatility in the European currencies and reduce the purchasing power of European customers. In the event that one or more countries were to replace the Euro with their legacy currency, then our revenue and operating results in such countries, or Europe generally, would likely be adversely affected until stable exchange rates were established and economic confidence restored. In addition, the European crisis is contributing to instability in global credit markets. The world has recently experienced a global macroeconomic downturn, and if economic and financial market conditions in the United States or other key markets, including Europe, remain uncertain, persist, or deteriorate further, our customers may respond by suspending, delaying, or reducing their discretionary spending. A suspension, delay or reduction in discretionary spending could adversely affect revenue. Accordingly, our ability to increase or maintain revenue and earnings could be adversely affected to the extent that relevant economic environments remain weak or decline further. Such weak economic conditions may also inhibit our expansion into new European markets. We currently are unable to predict the extent of any of these potential adverse effects.

Results of Operations

        QVC's operating results were as follows:

	Years ended December 31,
(in millions)	2012	2011	2010
Net revenue	$8,516	8,268	7,813
Costs of goods sold	5,419	5,278	5,008

Gross profit	3,097	2,990	2,805
Operating expenses:
Operating	715	744	701
SG&A expenses (excluding stock-based compensation)	554	513	431

Adjusted OIBDA	1,828	1,733	1,673
Stock-based compensation	34	22	18
Depreciation	126	135	128
Amortization of intangible assets	400	439	395

Operating income	1,268	1,137	1,132

Other income (expense):
(Loss) gain on investments	(4)	(2)	105
Gain on financial instruments	48	50	40
Interest expense	(235)	(231)	(415)
Interest income	2	2	2
Foreign currency (loss) gain	2	(2)	(8)
Other expenses	—	—	(23)

	(187)	(183)	(299)

Income before income taxes	1,081	954	833
Income tax expense	(394)	(342)	(282)

Net income	687	612	551
Less net income attributable to the noncontrolling interest	(63)	(52)	(47)

Net income attributable to QVC, Inc. shareholder	$624	560	504

Net revenue

        Net revenue was generated in the following geographical areas:

	Years ended December 31,
(in millions)	2012	2011	2010
QVC-U.S.	$5,585	5,412	5,241
QVC-Japan	1,247	1,127	1,015
QVC-Germany	956	1,068	956
QVC-U.K.	641	626	599
QVC-Italy	87	35	2

	$8,516	8,268	7,813

        QVC's consolidated net revenue increased 3.0% and 5.8% for the years ended December 31, 2012 and 2011, respectively, as compared to the corresponding prior years. The 2012 increase in net revenue was primarily comprised of $205 million due to a 2.2% increase in average selling price per unit ("ASP"), $154 million due to a 1.7% increase in units sold and a $59 million increase in shipping and handling and other miscellaneous revenue. These amounts were partially offset by $92 million in unfavorable foreign currency rates in all markets and $78 million due to an increase in estimated product returns as a result of the sales increase. Returns as a percent of gross product revenue remained flat at 19.4%.

        The 2011 increase in net revenue was primarily comprised of $478 million due to a 5.6% increase in ASP and a $167 million increase due to favorable foreign currency rates in all markets. These increases were partially offset by a $123 million decrease in net revenue due to an increase in estimated product returns, a $56 million decrease due to a 1% decline in units sold and a $5 million decrease due to a decline in shipping and handling revenue and other miscellaneous revenue. Returns as a percent of gross product revenue increased to 19.4% from 18.9% primarily from an increase in apparel and accessories as a percentage of the total mix of products sold.

        During the years ended December 31, 2012 and 2011, the changes in revenue and expenses were affected by changes in the exchange rates for the Japanese Yen, the Euro and the U.K. Pound Sterling. In the event the U.S. dollar strengthens against these foreign currencies in the future, QVC's revenue and operating cash flow will be negatively affected. The percentage increase in revenue for each of QVC's geographic areas in U.S. dollars and in local currency was as follows:

	Percentage increases (decreases) in net revenue
	Year ended December 31, 2012		Year ended December 31, 2011
	U.S. dollars	Local currency	U.S. dollars	Local currency
QVC-U.S.	3.2%	3.2%	3.3%	3.3%
QVC-Japan	10.6%	11.2%	11.0%	1.0%
QVC-Germany	(10.5)%	(3.5)%	11.7%	7.1%
QVC-U.K.	2.4%	3.3%	4.5%	1.0%

        In 2012, QVC-U.S. net revenue growth was primarily due to a 3.2% increase in ASP and an increase in shipping and handling revenue, partially offset by an increase in returns associated with the sales increase and change in product mix. QVC-U.S. shipped sales increased mainly due to growth in sales of home, beauty and apparel categories that were partially offset by a decline in electronics and jewelry products. Additionally, QVC-U.S. revenue growth in the fourth quarter of 2012 was adversely impacted by the effects of Hurricane Sandy. The Hurricane did not impact QVC's operations is West Chester, Pennsylvania, U.S. QVC-Japan primarily experienced growth in home, apparel and accessories categories, with the growth for the year also reflective of the earthquake and related events experienced in March 2011 as discussed below in greater detail. QVC-Germany primarily experienced declines in health and fitness, apparel and accessories categories, partially offset by an increase in sales of beauty products. QVC-U.K.'s growth was primarily the result of increased sales in the beauty category. QVC-Italy's sales consisted primarily of cooking and dining, beauty and apparel products.

        In 2011, QVC-U.S. net revenue growth was primarily due to an 8.9% increase in ASP offset by a 4.2% decrease in units sold. QVC-U.S. shipped sales increased mainly due to growth in sales of electronics, home and accessories product categories, which were offset by a decline in jewelry sales. QVC-Japan experienced growth in apparel, but was negatively affected by decreases in net revenue related to beauty and jewelry products. The increase in net revenue in QVC-Germany compared to prior year was mainly due to growth in home, jewelry and apparel. QVC-U.K.'s growth was the result of increased sales in home and apparel that was offset by softness in sales in the jewelry category. QVC-Italy's sales consisted primarily of home, beauty, jewelry and apparel products. QVC-Italy's net revenue growth was also positively impacted by a 2.9% decline in returns.

        On March 11, 2011, there was a significant earthquake in Japan. As a result, QVC-Japan was off-air for 12 days and experienced an interruption of its business. The QVC-Japan facilities suffered moderate damage. QVC-Japan returned on-air and resumed operations on March 23, 2011. The earthquake and related events impacted the year-to-date December 31, 2011 results; however, QVC-Japan still experienced an increase in 2011 sales results as compared to the prior year.

Gross profit

        QVC's gross profit percentage was 36.4%, 36.2% and 35.9% for the three years ended December 31, 2012, 2011 and 2010, respectively. The increase in gross profit percentage in 2012 was primarily due to a favorable net shipping and handling position including warehouse productivity in the U.S.; improved leverage of warehouse costs in Japan and warehouse productivity, including the positive impact of lower return processing, in Germany. The increase in gross profit percentage in 2011 was primarily due to warehouse and freight efficiencies as a result of fewer packages shipped in the U.S.

Operating expenses

        QVC's operating expenses are principally comprised of commissions, order processing and customer service expenses, credit card processing fees, telecommunications expenses and production costs. Operating expenses decreased $29 million or 3.9% and increased $43 million or 6.1% for the years ended December 31, 2012 and 2011, respectively.

        The decrease in 2012 was primarily due to a $23 million decrease in credit card processing fees and a $10 million effect of exchange rates. In regards to the decrease in credit card processing fees, on October 22, 2012, QVC-U.S. reached a favorable $20 million net legal settlement regarding credit card fees, which was recorded as a reduction of operating expenses in the fourth quarter of 2012. The decrease in credit card processing fees was also due to a change in U.S. legislation associated with customer debit card purchases resulting in lower fees charged to merchants. These decreases were partially offset by a $5 million increase in programming and production expenses primarily in the U.S., and to a lesser extent, Japan and Italy.

        The increase in 2011 was primarily due to a $19 million effect of exchange rates, growth of $9 million related to QVC-Italy operations, an increase of $10 million in commissions expense primarily due increased fixed fee payments in the U.K. and Japan and an increase of $6 million in programming and production expenses primarily in the U.S., and to a less extent, Germany.

Selling, general and administrative expenses (excluding stock-based compensation)

        QVC's SG&A expenses include personnel, information technology, provision for doubtful accounts, credit card income and marketing and advertising expenses. Such expenses increased $41 million, and as a percent of net revenue, from 6.2% to 6.5% for the year ended December 31, 2012 and increased $82 million, and as a percent of net revenue, from 5.5% to 6.2% for the year ended December 31, 2011 as a result of a variety of factors.

        The increase in 2012 was primarily related to a $31 million increase in personnel expenses, a $9 million increase in marketing expenses, an $8 million increase in bad debt expense and a $6 million increase in rent expense. These increases were partially offset by a $9 million effect of exchange rates and a $7 million increase in credit card income. The increases in personnel expenses were primarily due to merit, benefits and bonus increases primarily in the U.S. and Japan. The increase in marketing expenses was primarily due to QVC-U.S. internet and social media campaigns and a renewal of marketing efforts at QVC-Japan as a result of the earthquake and related events experienced in 2011. The increase in the provision for doubtful accounts was primarily due to the increased use of the Easy-Pay installment program in the U.S. The QVC Easy-Pay Plan (known as Q Pay in Germany and the U.K.) permits customers to pay for items in two or more installments. When the QVC Easy-Pay Plan is offered by QVC and elected by the customer, the first installment is billed to the customer's credit card upon shipment. Generally, the customer's credit card is subsequently billed up to five additional monthly installments until the total purchase price of the products has been billed by QVC. The increase in rent costs was primarily due to duplicate running costs at QVC-U.K. associated with the transition to its new headquarters including a lease cancellation accrual. The increase in credit card income was primarily due to a higher average portfolio balance in the U.S.

        The increase in 2011 was primarily due to U.S. net credit card operations income that decreased $33 million (see subsequent paragraph in this section regarding the amended credit card agreement), QVC-Italy's SG&A expenses that increased $11 million and an $11 million impact of exchange rates. The remainder of QVC's SG&A expense variance was primarily in the U.S. as the result of increased online marketing expenses of $16 million, increased outside services of $8 million and increased software maintenance expense of $3 million, offset by a decrease in bad debt expense of $11 million. The increase in outside services for the year ended December 31, 2011 was due primarily to legal services related to (i) the defense of certain alleged patent infringement matters and (ii) the prosecution and defense of certain other intellectual property claims. Further, personnel expenses increased by $9 million primarily in Japan and Germany, and there was an increase of $2 million in charitable contributions related to Japan relief efforts.

        Effective August 2, 2010, upon the expiration of the existing contract, QVC-U.S. entered into an amended agreement with a large consumer financial institution (the "Bank") that provides revolving credit directly to QVC's customers solely for the purchase of merchandise from QVC. Under the amended agreement, QVC receives a portion of the economics from the credit card program according to percentages that vary with the performance of the portfolio. The amended agreement, which will expire in August 2015, is substantially different than the expired agreement between the parties. QVC's operating income (and Adjusted OIBDA) have been negatively affected due to the terms of the amended agreement. However, QVC used the $501 million of cash proceeds from the recovery of a noninterest bearing cash deposit maintained at an affiliate of the Bank in connection with the prior arrangement to retire a portion of QVC's outstanding bank facility in 2010. QVC's net credit card income would have been approximately $22 million more favorable in 2011 compared to 2010 based on the terms of the expired contract compared to the amended agreement.

Stock-based compensation

        Stock-based compensation includes compensation related to options and restricted stock granted to certain officers and employees. QVC recorded $34 million, $22 million and $18 million of stock-based compensation expense for the years ended December 31, 2012, 2011 and 2010, respectively. The increase in stock compensation expense during 2012 was primarily the result of a one-time option exchange for certain officers. As described more fully in note 11 in the accompanying financial statements, the option exchange resulted in approximately $8 million of incremental stock-based compensation expense in the fourth quarter of 2012.

Depreciation and amortization

        Depreciation and amortization consisted of the following:

	Years ended December 31,
(in millions)	2012	2011	2010
Affiliate agreements	$151	152	152
Customer relationships	172	173	173

Acquisition related amortization	323	325	325
Property, plant and equipment	126	135	128
Software amortization	62	95	51
Channel placement amortization and related expenses	15	19	19

Total depreciation and amortization	$526	574	523

        During the fourth quarter of 2011, QVC determined that certain capitalized customer relationship management ("CRM") software did not meet service-level expectations and desired functionality. As a result, QVC recorded an impairment of certain CRM assets in the amount of $47 million included in depreciation and amortization in the consolidated statement of operations within the QVC-U.S. operating segment.

Gain (loss) on investments

        In 2010, QVC sold its ownership interest in GSI Commerce for aggregate cash proceeds of $220 million. QVC recognized a $105 million gain on the sale.

Gain on financial instruments

        QVC's swap arrangements do not qualify as cash flow hedges under U.S. GAAP. Accordingly, changes in the fair value of the swaps are reflected in gain on financial instruments in the accompanying consolidated statements of operations. See also Item 7A. "Quantitative and Qualitative Disclosures about Market Risk."

Interest expense

        Consolidated interest expense increased 1.7% and decreased 44.3% for the years ended December 31, 2012 and 2011, respectively, as compared to the corresponding prior year periods. The increase in 2012 was due to the new $500 million 5.125% Senior Secured Notes due 2022 issued on July 2, 2012 and additional borrowings on our senior secured credit facility during the second half of 2012, partially offset by paydowns on our senior secured credit facility in the first part of 2012. The decrease in 2011 was due to lower effective borrowing rates under the replacement credit agreement completed September 2, 2010 and lower debt balances outstanding compared to the previous year.

Foreign currency gains (losses)

        Certain loans between QVC and its subsidiaries were deemed to be short-term in nature, and accordingly, the translation of these loans is recorded on the statements of operations. The change in foreign currency gains (losses) was primarily due to variances in interest and operating payable balances between QVC and its international subsidiaries denominated in the currency of the subsidiary and the effects of currency exchange rate changes on those balances.

Income taxes

        QVC's effective tax rate was 36.4% in 2012, 35.8% in 2011 and 33.9% in 2010. For all three years, these rates differ from the U.S. federal income tax rate of 35% primarily due to state tax expense and the effect of permanent differences. In addition, the 2012 and 2010 rates differ due to revisions of expected settlement estimates, and the 2011 rate differs due to expected deferred tax rate changes.

Adjusted Operating Income before Depreciation and Amortization (Adjusted OIBDA)

        QVC defines Adjusted OIBDA as net revenue less cost of goods sold, operating expenses and selling, general and administrative expenses (excluding stock compensation). QVC's chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate the businesses and make decisions about allocating resources among the businesses. QVC believes that this is an important indicator of the operational strength and performance of the businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows QVC to view operating results, perform analytical comparisons and perform benchmarking among its businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation, amortization and stock compensation that are included in the measurement of operating income pursuant to U.S. GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with U.S. GAAP.

        The primary material limitations associated with the use of Adjusted OIBDA as compared to GAAP results are (i) it may not be comparable to similarly titled measures used by other companies in the industry, and (ii) it excludes financial information that some may consider important in evaluating QVC's performance. QVC compensates for these limitations by providing disclosure of the difference between Adjusted OIBDA and GAAP results, including providing a reconciliation of Adjusted OIBDA to GAAP results, to enable investors to perform their own analysis of QVC's operating results. Refer to note 17 to the accompanying consolidated financial statements for a reconciliation of Adjusted OIBDA to Income before income taxes.

Seasonality

        QVC's business is seasonal due to a higher volume of sales in the fourth calendar quarter related to year-end holiday shopping. In recent years, QVC has earned on average between 22% and 23% of its revenue in each of the first three quarters of the year and 32% of its revenue in the fourth quarter of the year.

Financial Position, Liquidity and Capital Resources

        Historically, QVC's primary sources of cash have been cash provided by operating activities and borrowings under QVC's senior secured credit facility. In general, QVC uses this cash to fund its operations, make capital purchases, make payments to Liberty, make interest payments and minimize QVC's outstanding senior secured credit facility balance.

        As of December 31, 2012, substantially all of QVC's cash and cash equivalents were invested in AAA rated money market funds and time deposits with banks rated equal to or above A.

        Availability under QVC's senior secured credit facility as of December 31, 2012 was $1.1 billion. QVC's senior secured credit facility matures in September 2015.

        During the year, there were no significant changes to QVC's debt credit ratings.

        QVC was in compliance with all debt covenants as of December 31, 2012.

        At December 31, 2012 and 2011, outstanding letters of credit totaled $30 and $37 million, respectively.

        On March 23, 2010, QVC issued $1 billion of senior secured notes. QVC issued $500 million principal amount of 7.125% Senior Secured Notes due 2017 at par and $500 million principal amount of 7.375% Senior Secured Notes due 2020 at par. QVC used the proceeds to fund the purchase and cancellation of certain then outstanding term loans under the previous bank credit facility that were scheduled to mature on various dates through 2014.

        During the third quarter of 2010, QVC entered into a new credit agreement that provided for a $2.0 billion revolving credit facility, with a $250 million sub-limit for standby letters of credit. QVC may elect that the loans extended under the revolving credit agreement bear interest at a rate per annum equal to the ABR Rate or LIBOR, as each is defined in the credit agreement, plus a margin of 0.50% to 3.00% depending on various factors. The credit facility is a multi-currency facility and there is no prepayment penalty. The loans are scheduled to mature in September of 2015. The proceeds drawn under the new credit facility were used to repay outstanding indebtedness under the previous bank facilities, which are no longer outstanding.

        On July 2, 2012, QVC issued $500 million principal amount of 5.125% Senior Secured Notes due 2022 at par. The net proceeds from the issuance of these instruments were used to reduce the outstanding principal under QVC's senior secured credit facility and for general corporate purposes.

        During the year ended December 31, 2012, QVC's primary uses of cash were $1,817 million of net dividends to Liberty, $246 million of capital expenditures and a $29 million dividend payment to the minority shareholder of QVC-Japan. These uses of cash were funded primarily with $1,206 million of cash provided by operating activities and $971 million of debt borrowings, net of repayments and capital lease obligations. As of December 31, 2012, QVC's cash balance was $540 million.

        The change in cash provided by operating activities for the year ended December 31, 2012 compared to the previous year was primarily due to an increase in net income and variances in accounts receivable, accounts payable and accrued liabilities balances. The variance in accounts receivable was primarily due to the Easy-Pay installment program, the variance in accounts payable was primarily due to timing of payments to vendors and the change in accrued liabilities was primarily due to variances in taxes payable balances.

        As of December 31, 2012, $296 million of the $540 million in cash was held by foreign subsidiaries. Cash in foreign subsidiaries is generally accessible, but certain tax consequences may reduce the net amount of cash we are able to utilize for U.S. purposes. QVC accrues taxes on the unremitted earnings of its international subsidiaries. Approximately one-half of this foreign cash balance was that of QVC-Japan. QVC owns 60% of QVC-Japan and shares all profits and losses with the 40% minority interest holder, Mitsui. We believe that we currently have appropriate legal structures in place to repatriate foreign cash as tax efficiently as possible and meet the business needs of QVC.

        During the year ended December 31, 2011, QVC's primary uses of cash were $372 million of debt repayments, net of borrowings, and capital lease obligations; $259 million of capital expenditures; $205 million of net dividends to Liberty and a $50 million dividend payment to the minority shareholder of QVC-Japan. These uses of cash were funded primarily with $818 million of cash provided by operating activities. As of December 31, 2011, QVC's cash balance was $560 million.

        The change in cash provided by operating activities for the year ended December 31, 2011 compared to the previous year was primarily due to a variance in accounts receivable as a result of the amended agreement with the Bank as discussed above under "Selling, general and administrative expenses." The recovery of the $501 million noninterest bearing deposit maintained with an affiliate of the Bank was recorded within operating activities in the consolidated statements of cash flows.

        During the year ended December 31, 2010, QVC's primary uses of cash were $1,237 million of debt repayments, net of borrowings, and capital lease obligations; $220 million of capital expenditures and a $63 million dividend payment to the minority shareholder of QVC-Japan. These uses of cash were funded primarily with $1,204 million of cash provided by operating activities and $220 million in proceeds from joint ventures and equity investees. The recovery of the $501 million noninterest bearing cash deposit maintained with an affiliate of the Bank was recorded within operating activities in the consolidated statements of cash flows (see above discussion of the amended agreement with the Bank under "Selling, general and administrative expenses"). As of December 31, 2010, QVC's cash balance was $621 million.

        There are no restrictions under the indentures for the exchange notes on QVC's ability to pay dividends or make other restricted payments if QVC is not in default on its senior secured notes and QVC's consolidated leverage ratio would be no greater than 3.50 to 1.0 (under QVC's senior secured credit facility, this ratio is 3.25 to 1.0). As a result, Liberty will, in many instances, be permitted to rely on QVC's cash flow for servicing Liberty's debt and for other purposes, including payments of dividends on Liberty's capital stock, if declared, or to fund acquisitions or other operational requirements of Liberty and its subsidiaries. These events may deplete QVC's retained earnings or require QVC to borrow under the senior secured credit facility, increasing QVC's leverage and decreasing liquidity. QVC has made significant distributions to Liberty in the past.

        Capital expenditures spending in 2013 is expected to be approximately $275 million.

        Refer to the chart under the "Off-balance Sheet Arrangements and Aggregate Contractual Obligations" section below for additional information concerning the amount and timing of expected future payments under QVC's contractual obligations at December 31, 2012.

        QVC has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible QVC may incur losses upon the conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, that may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

Off-balance Sheet Arrangements and Aggregate Contractual Obligations

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations at December 31, 2012 is summarized below:

	Payments due by period
(in millions)	Total	Less than 1 year	2 - 3 years	4 - 5 years	After 5 years
Long-term debt(1)	$3,403	—	903	500	2,000
Interest payments(2)	1,304	206	381	328	389
Capital lease obligations (including imputed interest)	95	14	23	20	38
Operating lease obligations	160	21	26	17	96
Purchase obligations and other	1,326	1,294	26	6	—

(1)
Amounts exclude capital lease obligations and the original issue discount on the 7.5% Senior Secured Notes.

(2)
Amounts (i) are based on the terms of QVC Inc.'s senior secured credit facility and senior secured notes, (ii) assumes the interest rates on the floating rate debt remain constant at the rates in effect as of December 31, 2012, (iii) assumes that our existing debt is repaid at maturity, (iv) is inclusive of interest rate swaps entered into as of the date of these financial statements and (v) excludes capital lease obligations.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update No. 2011-04, which amends Accounting Standards Codification ("ASC") Topic 820, "Fair Value Measurements and Disclosures," to result in common fair value measurements and disclosures between accounting principles generally accepted in the United States of America and International Financial Reporting Standards. The amendments explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments change the wording used to describe fair value measurement requirements and disclosures, but often do not result in a change in the application of current guidance. Certain amendments clarify the intent about the application of existing fair value measurement requirements, while certain other amendments change a principle or requirement for fair value measurement or disclosure. QVC adopted this guidance as of January 1, 2012, and adoption did not have an impact on its consolidated financial position, results of operations or cash flows.

        In June 2011, the FASB issued Accounting Standard Update No. 2011-05, which amends ASC Topic 220, "Comprehensive Income," to increase the prominence of items reported in other comprehensive income by eliminating the option of presenting components of comprehensive income as part of the statement of changes in shareholders' equity. The updated guidance requires that all nonowner changes in shareholders' equity be presented either as a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance is limited to the form and content of the financial statements and disclosures. QVC adopted this guidance, as amended, as of January 1, 2012 and adoption did not have an impact on its consolidated financial position, results of operations or cash flows.

        In December 2011, the FASB issued Accounting Standards Update No. 2011-11, which amends ASC Subtopic 210-20, "Offsetting." The guidance requires enhanced disclosures with improved information about financial instruments and derivative instruments that are either (i) offset in accordance with current guidance or (ii) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with current guidance. This guidance is effective for interim and annual periods beginning after January 1, 2013. The guidance is limited to the form and content of disclosures and QVC does not anticipate that the adoption of this guidance will have an impact on its consolidated financial position, results of operations or cash flows.

        In July 2012, the FASB issued Accounting Standards Update No. 2012-02, which amends the guidance on testing indefinite-lived intangible assets, other than goodwill, for impairment. The amendment permits an entity to perform a qualitative impairment assessment before proceeding to the two-step impairment test. The guidance is effective for QVC beginning in fiscal 2013; however, early adoption is permitted. QVC adopted this guidance during the third quarter of 2012. There was no impact to QVC's financial statements upon adoption of this standard.

        In February 2013, the FASB issued ASU No. 2013-02, which amends ASC Topic 220, Comprehensive Income and requires that companies present information about reclassification adjustments from accumulated other comprehensive income in their interim and annual financial statements. The standard requires that companies present either in a single note, or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies will instead cross reference to the related footnote for additional information. The guidance will be effective for QVC beginning in fiscal 2013 and QVC has not early adopted this standard. ASU 2013-02 is limited to the form and content of disclosures and QVC does not anticipate that the adoption of this guidance will have an impact on its consolidated financial position, results of operations or cash flows.

Critical Accounting Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires QVC to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates include, but are not limited to, sales returns, uncollectible receivables, inventory obsolescence, medical and other benefit related costs, depreciable lives of fixed assets, internally developed software, valuation of acquired intangible assets and goodwill, income taxes and stock-based compensation. QVC bases its estimates on historical experience and on various other assumptions that QVC believes to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates under different assumptions or conditions. In addition, as circumstances change, QVC may revise the basis of its estimates accordingly.

Fair value measurements

        QVC records several assets and liabilities in the consolidated balance sheet at fair value on a recurring basis. QVC has adopted the GAAP prescribed hierarchy that prioritizes inputs to valuation techniques used to measure fair value of financial and nonfinancial instruments.

Goodwill and long-lived assets

        QVC's long-lived asset valuations are primarily comprised of the annual assessment of the recoverability of goodwill and other nonamortizable intangibles, such as trademarks and the evaluation of the recoverability of other long-lived assets upon certain triggering events. If the carrying value of long-lived assets exceeds their undiscounted cash flows, QVC is required to write the carrying value down to the fair value. Any such writedown is included in depreciation/amortization in the consolidated statements of operations. A high degree of judgment is required to estimate the fair value of the long-lived assets. QVC may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. QVC may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Due to the high degree of judgment involved in estimation techniques, any value ultimately derived from the long-lived assets may differ from the estimate of fair value. As each of QVC's operating segments has long-lived assets, this critical accounting estimate affects the financial position and results of operations of each segment.

        QVC utilized a qualitative assessment for determining whether step one of the goodwill impairment analysis was necessary, and concluded it was not. In evaluating goodwill on a qualitative basis, QVC reviewed the business performance of each reporting unit, evaluated other relevant factors and determined that it was not more likely than not that an impairment existed for any of QVC's reporting units. The Company considered whether there was any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environments and how these factors might impact company specific performance in future periods.

        The changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2011 were as follows:

(in millions)	QVC- Domestic	QVC- International	QVC- U.S.	QVC- U.K.	QVC- Germany	QVC- Japan	QVC- Italy	Total
Balance as of December 31, 2010	$4,315	932	—	—	—	—	—	5,247
Reallocation and exchange rate fluctuations	(4,315)	(932)	4,169	203	328	393	146	(8)

Balance as of December 31, 2011	—	—	4,169	203	328	393	146	5,239
Acquisitions and exchange rate fluctuations	—	—	21	9	6	(44)	3	(5)

Balance as of December 31, 2012	$—	—	4,190	212	334	349	149	5,234

        As as result of the reorganization of the reporting structure in 2011 discussed in note 17, goodwill was reallocated among reporting units on the basis of the relative fair values.

Retail related adjustments and allowances

        QVC records adjustments and allowances for sales returns, inventory obsolescence and uncollectible receivables. Each of these adjustments is estimated based on historical experience. Sales returns are calculated as a percent of sales and are netted against revenue in the consolidated statement of operations. For the years ended December 31, 2012, 2011 and 2010, sales returns represented 19.4%, 19.4% and 18.9% of gross product revenue, respectively. The inventory obsolescence reserve is calculated as a percent of inventory at the end of a reporting period based on, among other factors, the average inventory balance for the preceding twelve months and historical experience with liquidated inventory. The change in the reserve is included in cost of goods sold in the consolidated statements of operations. At December 31, 2012, inventory was $909 million, which was net of the obsolescence adjustment of $89 million. At December 31, 2011, inventory was $906 million, which was net of the obsolescence adjustment of $90 million. The allowance for doubtful accounts is calculated as a percent of accounts receivable at the end of a reporting period, and it is based on historical experience, with the change in such allowance being recorded as bad debt expense in the consolidated statements of operations. At December 31, 2012, trade accounts receivable was $1,055 million, net of the allowance for doubtful accounts of $74 million. At December 31, 2011, trade accounts receivable was $1,020 million, net of the allowance for doubtful accounts of $79 million. Each of these adjustments requires management judgment. Actual results could differ from management's estimates.

Accounting for income taxes

        QVC is required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in the financial statements or tax returns for each taxing jurisdiction in which QVC operates. This process requires management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions into which QVC enters. Based on these judgments, QVC may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which QVC operates, QVC's inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on QVC's financial position.

Quantitative and Qualitative Disclosures about Market Risk

        QVC is exposed to market risk in the normal course of business due to ongoing investing and financial activities and the conduct of operations by subsidiaries in different foreign countries. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. QVC has established procedures and internal processes governing the management of market risks and the use of financial instruments to manage exposure to such risks.

Interest rate risk

        QVC is exposed to changes in interest rates primarily as a result of borrowing activities. QVC manages the exposure to interest rates by maintaining what QVC believes is an appropriate mix of fixed and variable rate debt. QVC believes this best protects itself from interest rate risk. QVC also achieves this mix by entering into interest rate swap arrangements when deemed appropriate. As of December 31, 2012, QVC's debt, excluding capital leases and unamortized discounts, was comprised of $2.5 billion of fixed rate debt and $903 million of variable rate debt. The weighted average rate of all of QVC's variable rate debt was 1.9% and the weighted average rate of all of QVC's fixed rate debt (including capital leases) was 6.8% as of December 31, 2012.

        During the third quarter of 2009, QVC entered into seven interest rate swap arrangements with an aggregate notional amount of $1.8 billion. Such arrangements provided for payments that began in March 2011 and will extend to March 2013. QVC makes fixed payments at rates ranging from 2.98% to 3.67% and receives variable payments at 3 month LIBOR (0.31% at December 31, 2012). Additionally, during 2011, QVC entered into seven additional interest rate swap arrangements with an aggregate notional amount of $1.4 billion that partially offset the existing 2009 swap arrangements. Such arrangements provided for payments that began in June 2011 and will extend to March 2013. QVC receives fixed payments ranging from 0.57% to 0.95% and pays variable payments at 3 month LIBOR (0.31% at December 31, 2012). QVC's swap arrangements do not qualify as cash flow hedges under U.S. GAAP. Accordingly, changes in the fair value of the swaps are reflected in gain on financial instruments in the accompanying consolidated statements of operations.

        QVC periodically assess the effectiveness of the derivative financial instruments. With regard to interest rate swaps, QVC monitors the fair value of interest rate swaps as well as the effective interest rate the interest rate swap yields in comparison to historical interest rate trends.

        QVC's interest rate swaps are executed with counterparties who are well known major financial institutions with high credit ratings. While QVC believes these interest rate swaps effectively mitigate interest rate risk, they are subject to counterparty credit risk. Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the interest rate swaps upon settlement of the swaps. To protect itself against credit risk associated with these counterparties, QVC generally executes interest rate swaps with several different counterparties.

        Due to the importance of these derivative instruments to its risk management strategy, QVC actively monitors the creditworthiness of each of these counterparties. Based on this analysis, QVC currently considers nonperformance by any of its counterparties to be unlikely.

Foreign currency exchange rate risk

        QVC is exposed to foreign exchange rate fluctuations related to the monetary assets and liabilities and the financial results of its foreign subsidiaries. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated into U.S. Dollars at period-end exchange rates, and the statements of operations are translated at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. Dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income as a separate component of shareholder's equity. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end transactions) or realized upon settlement of the transactions. Cash flows from operations in foreign countries are translated at the average rate for the period. Accordingly, QVC may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations. QVC's reported Adjusted OIBDA for the year ended December 31, 2012 would have been impacted by approximately $6 million for every 1% change in foreign currency exchange rates relative to the U.S. dollar.

        The credit facility provides QVC the ability to borrow in multiple currencies. This allows QVC to somewhat mitigate foreign currency exchange rate risks. As of December 31, 2012, QVC had borrowings of 5.5 billion Japanese yen, equivalent to $63 million based on an exchange rate of 86.75 Japanese yen per U.S. dollar, outstanding under the credit facility. As of December 31, 2012, the foreign currency exchange exposure to these borrowings approximated $1 million for every 1% change in the Japanese yen exchange rate per U.S. dollar.

Report of Independent Registered Public Accounting Firm

The Shareholder-Director of QVC, Inc.:

        We have audited the accompanying consolidated balance sheets of QVC, Inc. and Subsidiaries (the "Company"), a wholly owned subsidiary of Liberty Interactive Corporation, as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QVC, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Philadelphia, Pennsylvania February 28, 2013

QVC, Inc.

Consolidated Balance Sheets

Years ended December 31, 2012 and 2011

(in millions)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$540	560
Restricted cash	15	15
Accounts receivable, less allowance for doubtful accounts of $74 million in 2012 and $79 million in 2011	1,055	1,020
Inventories	909	906
Deferred income taxes	151	138
Prepaid expenses	53	54

Total current assets	2,723	2,693
Property, plant and equipment, net	1,131	1,084
Cable and satellite television distribution rights, net	764	905
Goodwill	5,234	5,239
Other intangible assets, net	3,509	3,624
Other noncurrent assets	77	25

Total assets	$13,438	13,570

Liabilities and equity
Current liabilities:
Current portion of debt and capital lease obligations	$12	10
Accounts payable-trade	566	491
Accrued liabilities	955	817

Total current liabilities	1,533	1,318
Long-term portion of debt and capital lease obligations	3,465	2,480
Deferred compensation	12	11
Deferred income taxes	1,410	1,534
Other long-term liabilities	184	208

Total liabilities	6,604	5,551

Equity:
QVC, Inc. shareholder's equity:
Common stock, $0.01 par value	—	—
Additional paid-in capital	6,665	6,644
(Accumulated deficit) retained earnings	(161)	1,052
Accumulated other comprehensive income	186	194

Total QVC, Inc. shareholder's equity	6,690	7,890
Noncontrolling interest	144	129

Total equity	6,834	8,019

Total liabilities and equity	$13,438	13,570

See accompanying notes to consolidated financial statements.

QVC, Inc.

Consolidated Statements of Operations

Years ended December 31, 2012, 2011 and 2010

(in millions)	2012	2011	2010
Net revenue	$8,516	8,268	7,813
Cost of goods sold	5,419	5,278	5,008

Gross profit	3,097	2,990	2,805

Operating expenses:
Operating	715	744	701
Selling, general and administrative, including stock based compensation	588	535	449
Depreciation	126	135	128
Amortization of intangible assets	400	439	395

	1,829	1,853	1,673

Operating income	1,268	1,137	1,132

Other income (expense):
(Loss) gain on investments	(4)	(2)	105
Gain on financial instruments	48	50	40
Interest expense	(235)	(231)	(415)
Interest income	2	2	2
Foreign currency gain (loss)	2	(2)	(8)
Other	—	—	(23)

	(187)	(183)	(299)

Income before income taxes	1,081	954	833
Income tax expense	(394)	(342)	(282)

Net income	687	612	551
Less net income attributable to the noncontrolling interest	(63)	(52)	(47)

Net income attributable to QVC, Inc. shareholder	$624	560	504

See accompanying notes to consolidated financial statements.

QVC, Inc.

Consolidated Statements of Comprehensive Income

Years ended December 31, 2012, 2011 and 2010

(in millions)	2012	2011	2010
Net income	$687	612	551
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(27)	(10)	(39)
Cash flow hedging derivatives	—	—	46
Unrealized loss on investment	—	—	(77)

Total other comprehensive loss	(27)	(10)	(70)

Total comprehensive income	660	602	481

Comprehensive income attributable to noncontrolling interest	(44)	(57)	(62)

Comprehensive income attributable to QVC, Inc. shareholder	$616	545	419

See accompanying notes to consolidated financial statements.

QVC, Inc.

Consolidated Statements of Cash Flows

Years ended December 31, 2012, 2011 and 2010

(in millions)	2012	2011	2010
Operating activities:
Net income	$687	612	551
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on investments	4	2	(105)
Deferred income taxes	(134)	(116)	(104)
Foreign currency translation (gain) loss	(2)	2	8
Depreciation	126	135	128
Amortization of intangible assets	400	439	395
Change in fair value of interest rate swaps and noncash interest	(39)	(42)	73
Stock-based compensation	34	22	18
Change in other long-term liabilities	2	(1)	—
Effects of changes in working capital items	128	(235)	240

Net cash provided by operating activities	1,206	818	1,204

Investing activities:
Capital expenditures, net	(246)	(259)	(220)
Expenditures for cable and satellite television distribution rights	(2)	(2)	(4)
Cash paid for joint ventures and acquisitions of businesses, net of cash received	(95)	—	—
Proceeds from joint ventures and equity investees	—	—	220
Decrease in restricted cash	2	1	2
Changes in other noncurrent assets	(3)	4	(7)

Net cash used in investing activities	(344)	(256)	(9)

Financing activities:
Principal payments of debt and capital lease obligations	(1,246)	(837)	(4,142)
Principal borrowings of debt	1,717	465	1,905
Proceeds from issuance of senior secured notes	500	—	1,000
Payment of debt origination fees	(7)	—	(27)
Other financing activities	20	—	—
Dividends paid to Liberty, net	(1,817)	(205)	(9)
Dividend paid to noncontrolling interest	(29)	(50)	(63)

Net cash used in financing activities	(862)	(627)	(1,336)

Effect of foreign exchange rate changes on cash and cash equivalents	(20)	4	14

Net decrease in cash and cash equivalents	(20)	(61)	(127)
Cash and cash equivalents, beginning of year	560	621	748

Cash and cash equivalents, end of year	$540	560	621

Effects of changes in working capital items:
(Increase) decrease in accounts receivable	$(50)	(167)	356
Decrease (increase) in inventories	2	29	(66)
Decrease (increase) in prepaid expenses	3	(1)	(15)
Increase (decrease) in accounts payable-trade	88	(29)	50
Increase (decrease) in accrued liabilities and other	85	(67)	(85)

	128	(235)	240
Supplemental cash flow information:
Cash paid for taxes-to Liberty	$338	358	266
Cash paid for taxes-other	128	145	127
Cash paid for interest	215	231	319

See accompanying notes to consolidated financial statements.

QVC, Inc.
Consolidated Statements of Equity
Years ended December 31, 2012, 2011 and 2010

	Common stock				Accumulated other comprehensive income
			Additional paid-in capital	Retained earnings		Noncontrolling interest	Total equity
(in millions, except share data)	Shares	Amount
Balance, January 1, 2010	1	$—	6,563	248	294	123	7,228
Net income	—	—	—	504	—	47	551
Other comprehensive income (expense):
Foreign currency translation adjustments, net of income tax expense of $1 million	—	—	—	—	(54)	15	(39)
Cash flow hedging derivatives, net of income tax expense of $28 million	—	—	—	—	46	—	46
Unrealized loss on investment, net of income tax benefit of $9 million	—	—	—	—	(15)	—	(15)
Reclassification adjustment for gain recognized in net income, net of tax benefit of $33 million	—	—	—	—	(62)	—	(62)
Contribution received from (dividend paid to) Liberty and other	—	—	25	(42)	—	(63)	(80)
Tax benefit resulting from exercise of employee stock options	—	—	7	—	—	—	7
Stock-based compensation	—	—	18	—	—	—	18

Balance, December 31, 2010	1	—	6,613	710	209	122	7,654
Net income	—	—	—	560	—	52	612
Other comprehensive income (expense):
Foreign currency translation adjustments, net of income tax benefit of $10 million	—	—	—	—	(15)	5	(10)
Contribution received from (dividend paid to) Liberty and other	—	—	1	(218)	—	(50)	(267)
Tax benefit resulting from exercise of employee stock options	—	—	8	—	—	—	8
Stock-based compensation	—	—	22	—	—	—	22

Balance, December 31, 2011	1	—	6,644	1,052	194	129	8,019
Net income	—	—	—	624	—	63	687
Other comprehensive income (expense):
Foreign currency translation adjustments, net of income tax benefit of $21 million	—	—	—	—	(8)	(19)	(27)
Dividend paid to Liberty and other	—	—	(33)	(1,837)	—	(29)	(1,899)
Tax benefit resulting from exercise of employee stock options	—	—	20	—	—	—	20
Stock-based compensation	—	—	34	—	—	—	34

Balance, December 31, 2012	1	$—	6,665	(161)	186	144	6,834

See accompanying notes to consolidated financial statements.

QVC, Inc.

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

(1) Basis of Presentation

        QVC is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs, the internet and mobile applications. In the United States, QVC's live programming is distributed via its nationally televised shopping program 24 hours a day, 364 days per year ("QVC-U.S."). Internationally, QVC's program services are based in Japan ("QVC-Japan"), Germany ("QVC-Germany"), the United Kingdom ("QVC-U.K.") and Italy ("QVC-Italy"). QVC-Japan and QVC-Germany each distribute live programming 24 hours a day and QVC-U.K. distributes its program 24 hours a day with 17 hours of live programming. QVC-Italy launched on October 1, 2010, and is distributing programming live for 17 hours a day on satellite and public television and an additional seven hours a day of recorded programming on satellite television.

        On July 4, 2012, QVC entered into a joint venture with China Broadcasting Corporation, a limited liability company, owned by China National Radio ("CNR") for a 49% interest in a CNR subsidiary, CNR Home Shopping Co., Ltd. ("CNRS"). CNRS is distributing live programming for 12 hours a day and recorded programming for 12 hours a day. This joint venture is being accounted for as an equity method investment as a component of loss on investments in the consolidated statements of operations.

        We are an indirect wholly owned subsidiary of Liberty Interactive Corporation ("Liberty"), which owns interests in a broad range of digital commerce businesses. On August 9, 2012, Liberty completed the recapitalization of its common stock into shares of the corresponding series of two new tracking stocks, Liberty Interactive (Nasdaq: LINTA, LINTB) and Liberty Ventures (Nasdaq: LVNTA, LVNTB). We are now attributed to the Liberty Interactive tracking stock, which tracks the assets and liabilities of Liberty's Interactive Group (the "Interactive Group"). The Interactive Group does not represent a separate legal entity; rather, it represents those businesses, assets and liabilities that are attributed to that group. Liberty attributed to its Interactive Group those businesses primarily focused on digital commerce. Liberty also attributed to its Interactive Group its 37% ownership interest in HSN, Inc., one of our two closest televised shopping competitors (see also Item 1. "Business," section "Competition"). To fund the cash requirements of Liberty Ventures, Liberty attributed $1.35 billion in cash to Liberty Ventures, which was funded by the Interactive Group. Such attributed cash balance consisted of cash from Liberty's balance sheet and $1.15 billion of dividends paid by us to Liberty through our available cash on hand and $800 million in borrowings under our senior secured credit facility. Immediately after the recapitalization, we had $870 million of total outstanding borrowings under our senior secured credit facility and $1.1 billion of undrawn availability. The senior secured credit facility is further discussed in note 9.

        During 2009, QVC underwent a recapitalization pursuant to which all of QVC's outstanding shares of common stock were canceled and exchanged for a single share of QVC's common stock in a many-for-one reverse stock split. The Company had one share of common stock authorized and outstanding as of December 31, 2012 and 2011.

        The Company has a venture with Mitsui & Co., LTD ("Mitsui") for a television and multimedia retailing service in Japan. QVC-Japan is owned 60% by the Company and 40% by Mitsui. The Company and Mitsui share in all profits and losses based on their respective ownership interests. The noncontrolling interests at December 31, 2012 and 2011 were $144 million and $129 million, respectively. During the years ended December 31, 2012, 2011 and 2010, QVC-Japan paid dividends to Mitsui of $29 million, $50 million and $63 million, respectively.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(1) Basis of Presentation (Continued)

        The consolidated financial statements included the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions were eliminated in consolidation.

(2) Summary of Significant Accounting Policies

(a)
Cash and cash equivalents

        All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents. Cash equivalents were $424 million and $493 million at December 31, 2012 and 2011, respectively. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximates their fair values (Level 1).

(b)
Restricted cash

        Restricted cash at December 31, 2012 and 2011 primarily includes a cash deposit with a third party trustee that provides financial assurance that the Company will fulfill its obligations in relation to claims under its workers' compensation policy.

(c)
Accounts receivable

        A provision for customer bad debts is provided as a percentage of accounts receivable based on historical experience and is included within selling, general and administrative expense. A provision for noncustomer bad debt expense, related to amounts due from vendors for unsold and returned products, is provided based on an estimate of the probable expected losses and is included in cost of goods sold.

(d)
Inventories

        Inventories, consisting primarily of products held for sale, are stated at the lower of cost or market. Cost is determined by the average cost method, which approximates the first-in, first-out method. Assessments about the realizability of inventory require the Company to make judgments based on currently available information about the likely method of disposition including sales to individual customers, returns to product vendors, liquidations and the estimated recoverable values of each disposition category.

(e)
Property, plant and equipment

        The costs of property, plant and equipment are capitalized and depreciated over their estimated useful lives using the straight-line method beginning in the month of acquisition or in-service date. Transponders under capital leases are stated at the present value of minimum lease payments. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in net income. The costs of maintenance and repairs are charged to expense as incurred.

        The Company is party to several transponder capacity arrangements as a lessee, which are accounted for as capital leases.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(2) Summary of Significant Accounting Policies (Continued)

(f)
Capitalized interest

        The Company capitalizes interest cost incurred on debt during the construction of major projects exceeding one year. Capitalized interest was $2 million, $2 million and $5 million for the years ended years ended December 31, 2012, 2011 and 2010, respectively.

(g)
Internally developed software

        Internal software development costs are capitalized in accordance with guidance on accounting for the costs of computer software developed or obtained for internal use, and are classified within other intangible assets in the accompanying consolidated balance sheets. The Company amortizes computer software and internal software development costs over an estimated useful life of three years using the straight-line method.

(h)
Goodwill

        Goodwill represents the excess of costs over the fair value of the net assets of businesses acquired. Goodwill is not amortized. Goodwill is tested annually for impairment, and more frequently if events and circumstances indicated that the asset might be impaired. An impairment loss would be recognized to the extent that the carrying amount exceeded the reporting unit's fair value.

        The changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 were as follows:

(in millions)	QVC- Domestic	QVC- International	QVC- U.S.	QVC- U.K.	QVC- Germany	QVC- Japan	QVC- Italy	Total
Balance as of December 31, 2010	$4,315	932	—	—	—	—	—	5,247
Reallocation and exchange rate fluctuations	(4,315)	(932)	4,169	203	328	393	146	(8)

Balance as of December 31, 2011	—	—	4,169	203	328	393	146	5,239
Acquisitions and exchange rate fluctuations	—	—	21	9	6	(44)	3	(5)

Balance as of December 31, 2012	$—	—	4,190	212	334	349	149	5,234

        As as result of the reorganization of the reporting structure in 2011 discussed in note 17, goodwill was reallocated among reporting units on the basis of the relative fair values.

        The Company utilized a qualitative assessment for determining whether step one of the goodwill impairment analysis was necessary, and concluded it was not. In evaluating goodwill on a qualitative basis, the Company reviewed the business performance of each reporting unit, evaluated other relevant factors and determined that it was not more likely than not that an impairment existed for any of the Company's reporting units. The Company considered whether there was any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environments and how these factors might impact company specific performance in future periods.

        If a step one test would have been necessary based on the qualitative factors, the Company would have compared the estimated fair value of a reporting unit to its carrying value. Developing estimates

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(2) Summary of Significant Accounting Policies (Continued)

of fair value requires significant judgments, including making assumptions about appropriate discount rates, perpetual growth rates, relevant comparable market multiples, public trading prices and the amount and timing of expected future cash flows. The cash flows employed in the Company's valuation analysis are based on management's best estimates considering current marketplace factors and risks as well as assumptions of growth rates in future years. There is no assurance that actual results in the future will approximate these forecasts. For those reporting units whose carrying value exceeds the fair value, a second test is required to measure the impairment loss (the Step 2 Test). In the Step 2 Test, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit with any residual value being allocated to goodwill. The difference between such allocated amount and the carrying value of the goodwill is recorded as an impairment charge if the allocated amount is less than the carrying value of the reporting unit goodwill.

(i)
Translation of foreign currencies

        Assets and liabilities of foreign subsidiaries are translated at the spot rate in effect at the applicable reporting date, and the consolidated statements of operations are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustments, net of applicable income taxes, are recorded as a component of accumulated other comprehensive income in equity.

        Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in the accompanying consolidated statements of operations as unrealized (based on the applicable period-end exchange rate) or realized upon settlement of the transactions.

(j)
Revenue recognition

        The Company recognizes revenue at the time of delivery to customers. The revenue for shipments in-transit is recorded as deferred revenue.

        The Company's policy is to allow customers to return merchandise for up to thirty days after the date of shipment. An allowance for returned merchandise is provided at the time revenue is recorded as a percentage of sales based on historical experience. The total reduction in net revenue due to returns for the years ended years ended December 31, 2012, 2011 and 2010 aggregated to $1,965 million, $1,900 million and $1,739 million, respectively.

        The Company evaluates the criteria for reporting revenue gross as a principal versus net as an agent, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, the Company is the primary obligor in the arrangement, has inventory risk, has latitude in establishing the selling price and selecting suppliers, and accordingly, records revenue gross.

        Sales and use taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net revenue in the accompanying consolidated statements of operations.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(2) Summary of Significant Accounting Policies (Continued)

(k)
Cost of goods sold

        Cost of goods sold primarily includes actual product cost, provision for obsolete inventory, buying allowances received from suppliers, shipping and handling costs and warehouse costs.

(l)
Advertising costs

        Advertising costs are expensed as incurred. Advertising costs amounted to $91 million, $81 million and $56 million for the years ended December 31, 2012, 2011 and 2010, respectively. These costs were included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

(m)
Stock-based compensation

        As more fully described in note 11, the Company and Liberty have granted certain stock-based awards to employees of the Company. The Company measures the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and recognizes that cost over the period during which the employee is required to provide service (usually the vesting period of the award).

        Included in selling, general and administrative expenses in the accompanying consolidated statements of operations were the following net amounts of stock-based compensation expense (in millions):

Year ended:
December 31, 2012	$34
December 31, 2011	22
December 31, 2010	18
(n)
Impairment of long-lived assets

        The Company reviews long-lived assets, such as property, plant and equipment, internally developed software and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Impairment charges are recognized as an acceleration of depreciation expense or amortization expense in the consolidated statement of operations.

        During the fourth quarter of 2011, the Company determined that certain capitalized customer relationship management ("CRM") software did not meet our service-level expectations and desired functionality. As a result, the Company recorded an impairment of certain CRM assets in the amount of $47 million included in depreciation and amortization in the statement of operations within the QVC-U.S. operating segment.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(2) Summary of Significant Accounting Policies (Continued)

(o)
Derivatives

        The Company accounts for derivatives and hedging activities in accordance with standards issued by the Financial Accounting Standards Board ("FASB"), which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Fair value is based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. For derivatives designated as hedges, changes in the fair value are either offset against the changes in fair value of the designated hedged item through earnings or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings.

        The Company generally enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in accumulated other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash flow hedge is reported in earnings.

        During the years ended December 31, 2012, 2011 and 2010, QVC entered into several interest rate swap arrangements to mitigate the interest rate risk associated with interest payments related to its variable rate debt. QVC assesses the effectiveness of its interest rate swaps using the hypothetical derivative method. During 2012, 2011 and 2010, QVC's elected interest terms did not effectively match the terms of the swap arrangements. As a result, the swaps did not qualify as cash flow hedges. Changes in fair value of these interest rate swaps of $48 million, $50 million and $37 million were included in gain on financial instruments in the consolidated statements of operations in 2012, 2011 and 2010, respectively.

(p)
Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(2) Summary of Significant Accounting Policies (Continued)

        When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in interest expense in the accompanying consolidated statements of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in other income (expense) in the accompanying consolidated statements of operations.

(q)
Noncontrolling interest

        The Company reports the noncontrolling interest of QVC-Japan within equity in the consolidated balance sheets and the amount of consolidated net income attributable to the noncontrolling interest is presented in the consolidated statements of operations.

(r)
Business acquisitions

        Acquired businesses are accounted for using the acquisition method of accounting, which requires the Company to record assets acquired and liabilities assumed at their respective fair values with the excess of the purchase price over estimated fair values recorded as goodwill. The assumptions made in determining the fair value of acquired assets and assumed liabilities as well as asset lives can materially impact the results of operations. The Company obtains information during due diligence and through other sources to establish respective fair values. Examples of factors and information that the Company uses to determine the fair values include tangible and intangible asset evaluations and appraisals and evaluations of existing contingencies and liabilities. If the initial valuation for an acquisition is incomplete by the end of the quarter in which the acquisition occurred, the Company will record a provisional estimate in the financial statements. The provisional estimate will be finalized as soon as information becomes available, but not later than one year from the acquisition date.

(s)
Investment in affiliate

        The Company holds an investment in China that is accounted for using the equity method. The equity method of accounting is used when we exercise significant influence, but do not have operating control, generally assumed to be 20%-50% ownership. Under the equity method, original investments are recorded at cost and adjusted by our share of undistributed earnings or losses of these companies. The excess of the Company's cost on its underlying interest in the net assets of the affiliate is allocated to identifiable intangible assets and goodwill. This excess is allocated to the affiliate's broadcast license and goodwill in the amounts of $23 million and $1 million, respectively. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable.

(t)
Use of estimates in the preparation of consolidated financial statements

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(2) Summary of Significant Accounting Policies (Continued)

estimates. Estimates include, but are not limited to, sales returns, uncollectible receivables, inventory obsolescence, medical and other benefit related costs, depreciable lives of fixed assets, internally developed software, valuation of acquired intangible assets and goodwill, income taxes and stock-based compensation.

(u)
Recent accounting pronouncements

        In May 2011, the FASB issued Accounting Standard Update No. 2011-04, which amends Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, to result in common fair value measurements and disclosures between U.S. GAAP and International Financial Reporting Standards. The amendments explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments change the wording used to describe fair value measurement requirements and disclosures, but often do not result in a change in the application of current guidance. Certain amendments clarify the intent about the application of existing fair value measurement requirements, while certain other amendments change a principle or requirement for fair value measurement or disclosure. QVC adopted this guidance as of January 1, 2012, and adoption did not have an impact on its consolidated financial position, results of operations or cash flows.

        In June 2011, the FASB issued ASU No. 2011-05, which amends ASC Topic 220, Comprehensive Income, to increase the prominence of items reported in other comprehensive income by eliminating the option of presenting components of comprehensive income as part of the statement of changes in shareholders' equity. The updated guidance requires that all nonowner changes in shareholders' equity be presented either as a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance is limited to the form and content of the financial statements and disclosures. QVC adopted this guidance, as amended, as of January 1, 2012 and adoption did not have an impact on its consolidated financial position, results of operations or cash flows.

        In December 2011, the FASB issued ASU No. 2011-11, which amends ASC Subtopic 210-20, Offsetting. The guidance requires enhanced disclosures with improved information about financial instruments and derivative instruments that are either (i) offset in accordance with current guidance or (ii) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with current guidance. This guidance is effective for interim and annual periods beginning after January 1, 2013. The guidance is limited to the form and content of disclosures and QVC does not anticipate that the adoption of this guidance will have an impact on its consolidated financial position, results of operations or cash flows.

        In July 2012, the FASB issued ASU No. 2012-02, which amends the guidance on testing indefinite-lived intangible assets, other than goodwill, for impairment. The amendment permits an entity to perform a qualitative impairment assessment before proceeding to the two-step impairment test. The guidance is effective for QVC beginning in fiscal 2013; however, early adoption is permitted. QVC adopted this guidance during the third quarter of 2012. There was no impact to QVC's financial statements upon adoption of this standard.

        In February 2013, the FASB issued ASU No. 2013-02, which amends ASC Topic 220, Comprehensive Income and requires that companies present information about reclassification

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(2) Summary of Significant Accounting Policies (Continued)

adjustments from accumulated other comprehensive income in their interim and annual financial statements. The standard requires that companies present either in a single note, or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies will instead cross reference to the related footnote for additional information. The guidance will be effective for QVC beginning in fiscal 2013 and QVC has not early adopted this standard. ASU 2013-02 is limited to the form and content of disclosures and QVC does not anticipate that the adoption of this guidance will have an impact on its consolidated financial position, results of operations or cash flows.

(v)
Reclassifications

        Certain prior period amounts have been reclassified to conform with current period presentation.

(3) Distribution of Subsidiary

        On May 6, 2010, the Company distributed 100% of its interest in one of its consolidated subsidiaries, Commerce Technologies, Inc. ("Commerce"), to Liberty. The transfer was recorded at book value and the Company recognized no gain or loss on the transaction and is included in Contribution received from (dividend paid to) Liberty and other in the consolidated statements of equity. At the time of the transfer, the net book value of Commerce consisted of the following components (in millions):

Cash	$12
Goodwill	9
Other assets	10
Liabilities	(10)

Net book value	$21

(4) Accounts Receivable

        The Company has two credit programs, the QVC Easy-Pay Plan (known as Q Pay in Germany and the United Kingdom) and the QVC-U.S. revolving credit card program. The QVC Easy-Pay Plan permits customers to pay for items in two or more installments. When the QVC Easy-Pay Plan is offered by QVC and elected by the customer, the first installment is billed to the customer's credit card upon shipment. Generally, the customer's credit card is subsequently billed up to five additional monthly installments until the total purchase price of the products has been billed by the Company.

        Prior to August 2, 2010, the Company had an agreement with a large consumer financial institution (the "Bank") whereby the Bank provided revolving credit directly to QVC customers solely for the purchase of merchandise from the Company. The Company was required to maintain noninterest bearing deposits with an affiliate of the Bank based upon the aggregate size of the portfolio balance. The Company received a fee that varied based on the performance of the portfolio and was offset by a servicing fee retained by the Bank.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(4) Accounts Receivable (Continued)

        Effective August 2, 2010, upon the expiration of the existing agreement, the Company entered into an amended agreement that expires in August 2015 with the Bank. Under the amended agreement, the Company receives a portion of the economics from the credit card program according to percentages that vary with the performance of the portfolio. Upon entering into the amended agreement, the Company recovered its noninterest bearing cash deposit maintained in connection with the prior agreement in the amount of $501 million, which is included in the effects of changes in working capital items on the consolidated statement of cash flows. This deposit had previously been recorded as a component of accounts receivable.

        The net amount of finance income resulting from credit card operations is included as a reduction of selling, general and administrative expenses and comprised the following:

	Years ended December 31,
(in millions)	2012	2011	2010
Finance charges earned on customers' account balances	$—	—	81
Less service fees	—	—	(10)

Subtotal	—	—	71
Finance income under amended agreement	65	58	20

Net finance income	$65	58	91

        The Company also accepts major credit cards for its sales. Accounts receivable from major credit cards represents amounts owed to QVC from the credit card clearing houses for amounts billed but not yet collected.

        Accounts receivable consisted of the following:

	December 31,
(in millions)	2012	2011
QVC Easy-Pay plan	$816	808
Major credit card and other receivables	313	291

	1,129	1,099
Less allowance for doubtful accounts	(74)	(79)

Accounts receivable, net	$1,055	1,020

        A summary of activity in the allowance for doubtful accounts was as follows:

(in millions)	Balance beginning of year	Additions- charged to expense	Deductions- write-offs	Change in revolving credit card program	Balance end of year
2012	$79	75	(80)	—	74
2011	66	68	(55)	—	79
2010	81	78	(73)	(20)	66

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(4) Accounts Receivable (Continued)

        Pursuant to the amended agreement with the Bank, QVC is no longer responsible for reimbursing the Bank for bad debts related to the portfolio. QVC had a balance of $20 million reserved for portfolio bad debt as of the date of the commencement of the amended arrangement. QVC recognizes this amount as reduction of selling, general, and administrative expenses over the 5 year life of the amended agreement.

        The carrying value of accounts receivable, adjusted for the reserves described above, approximates fair value as of December 31, 2012, 2011 and 2010.

(5) Property, Plant and Equipment

        Property, plant and equipment consisted of the following:

	December 31,
			Estimated useful life
(in millions)	2012	2011
Land	$96	104	N/A
Buildings and improvements	878	834	8 - 20 years
Furniture and other equipment	411	408	2 - 8 years
Broadcast equipment	91	83	3 - 5 years
Computer equipment	185	167	2 - 4 years
Transponders (note 10)	137	150	8 - 15 years
Projects in progress	199	151	N/A

	1,997	1,897
Less accumulated depreciation	(866)	(813)

Property, plant and equipment, net	$1,131	1,084

        QVC-Japan is finalizing a new headquarters in Japan that will include executive offices, television studios, showrooms, broadcast facilities, administrative offices and a call center for QVC-Japan. The total expected project cost is approximately $230 million and is expected to be completed in the first half of 2013. The cumulative cost of this project was $205 million through December 31, 2012.

        QVC-U.K. transitioned to its new leased headquarters that includes executive offices, television studios, showrooms, broadcast facilities and administrative offices for QVC-U.K. in 2012. QVC-U.K. made certain improvements to its new leased facility costing approximately $50 million.

(6) Cable and Satellite Television Distribution Rights, Net

        Cable and satellite television distribution rights consisted of the following:

	December 31,
(in millions)	2012	2011
Cable and satellite television distribution rights	$2,304	2,284
Less accumulated amortization	(1,540)	(1,379)

Cable and satellite television distribution rights, net	$764	905

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(6) Cable and Satellite Television Distribution Rights, Net (Continued)

        The Company enters into affiliation agreements with cable and satellite television providers for carriage of the Company's shopping service, as well as for certain channel placement. If these cable and satellite affiliates were to add additional subscribers to the agreement through acquisition, the Company may be required to make additional payments.

        The Company's ability to continue to sell products to its customers is dependent on its ability to maintain and renew these affiliation agreements. In some cases, renewals are not agreed upon prior to the expiration of a given agreement while the programming continues to be carried by the relevant distributor without an effective agreement in place. The Company does not have distribution agreements with some of the cable operators that carry its progamming.

        Cable and satellite television distribution rights are amortized using the straight-line method over the lives of the individual agreements. The remaining weighted average lives of the cable and satellite television distribution rights was approximately 4.8 years at December 31, 2012. The Company recorded amortization expense of $163 million, $167 million and $169 million for the years ended December 31, 2012, 2011 and 2010, respectively, related to cable and satellite television distribution rights.

        As of December 31, 2012, related amortization expense for each of the next five years ended December 31 was as follows (in millions):

2013	$166
2014	162
2015	159
2016	158
2017	107

        In return for carrying the QVC signals, each programming distributor in the United States receives an allocated portion, based upon market share, of up to 5% of the net sales of merchandise sold via the television programs and certain internet sales to customers located in the programming distributor's service areas. In Japan, Germany, the United Kingdom and Italy, programming distributors receive an agreed-upon annual fee, a monthly fee per subscriber regardless of the net sales or a variable percentage of net sales. The Company recorded expense related to these commissions of $296 million, $299 million and $280 million for the years ended December 31, 2012, 2011 and 2010, respectively, which is included as part of operating expenses in the accompanying consolidated statements of operations.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(7) Other Intangible Assets, Net

        Other intangible assets consisted of the following:

	December 31,
	2012		2011
					Weighted average remaining life (years)
(in millions)	Gross cost	Accumulated amortization	Gross cost	Accumulated amortization
Purchased and internally developed software	$575	(352)	473	(307)	2.2
Affiliate and customer relationships	2,445	(1,624)	2,440	(1,446)	4.8
Debt origination fees	54	(18)	47	(11)	6.4
Trademarks (indefinite life)	2,429	—	2,428	—	—

	$5,503	(1,994)	5,388	(1,764)	4.3

        During the years ended December 31, 2012, 2011 and 2010, the Company recorded $237 million, $272 million and $226 million, respectively of amortization expense related to other intangible assets.

        During the fourth quarter of 2011, the Company determined that certain capitalized customer relationship management ("CRM") software did not meet our service-level expectations and desired functionality. As a result, the Company recorded an impairment of certain CRM assets in the amount of $47 million included in depreciation and amortization in the statement of operations within the QVC-U.S. operating segment.

        As of December 31, 2012, the amortization expense and interest expense for each of the next five years ended December 31 was as follows (in millions):

2013	$272
2014	260
2015	230
2016	181
2017	119

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(8) Accrued Liabilities

        Accrued liabilities consisted of the following:

	December 31,
(in millions)	2012	2011
Accounts payable non-trade	$264	257
Income taxes	154	74
Accrued compensation and benefits	100	95
Allowance for sales returns	92	85
Deferred revenue	85	88
Sales and other taxes	62	41
Liability for consigned goods sold	56	69
Accrued interest	50	36
Other	92	72

	$955	817

(9) Long-Term Debt and Interest Rate Swap Arrangements

        Long-term debt consisted of the following:

	December 31,
(in millions)	2012	2011
7.125% Senior Secured Notes	$500	500
7.5% Senior Secured Notes, net of original issue discount	988	986
7.375% Senior Secured Notes	500	500
5.125% Senior Secured Notes	500	—
Senior secured credit facility	903	434
Capital lease obligations	86	70

Total debt	3,477	2,490
Less current portion	(12)	(10)

Long-term portion of debt and capital lease obligations	$3,465	2,480

(a)
Senior Secured Notes due 2017

        On March 23, 2010, QVC issued $500 million principal amount of 7.125% Senior Secured Notes due 2017 at par. The senior secured notes have equal priority to the bank credit facility. The notes are secured by the stock of QVC and certain of its subsidiaries. Interest is payable semi-annually.

(b)
Senior Secured Notes due 2019

        On September 25, 2009, QVC issued $1 billion principal amount of 7.5% Senior Secured Notes due 2019 at an issue price of 98.278%. The senior secured notes have equal priority to the bank credit facility. The notes are secured by the stock of QVC and certain of its subsidiaries. Interest is payable semi-annually.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(9) Long-Term Debt and Interest Rate Swap Arrangements (Continued)

(c)
Senior Secured Notes due 2020

        On March 23, 2010, QVC issued $500 million principal amount of 7.375% Senior Secured Notes due 2020 at par. The senior secured notes have equal priority to the bank credit facility. The notes are secured by the stock of QVC and certain of its subsidiaries. Interest is payable semi-annually.

(d)
Senior Secured Notes due 2022

        On July 2, 2012, QVC issued $500 million principal amount of 5.125% Senior Secured Notes due 2022 at par. The senior secured notes have equal priority to the bank credit facility. The notes are secured by the stock of QVC and certain of its subsidiaries. Interest is payable semi-annually.

        The net proceeds from the issuance of these instruments were used to reduce the outstanding principal under QVC's senior secured credit facility and for general corporate purposes.

(e)
Senior secured credit facility

        On September 2, 2010, QVC entered into a new credit agreement that provides for a $2 billion revolving credit facility, with a $250 million sub-limit for standby letters of credit. QVC may elect that the loans extended under the revolving credit agreement bear interest at a rate per annum equal to the ABR Rate or LIBOR, as each is defined in the credit agreement, plus a margin of 0.50% to 3.00% depending on various factors. The credit facility is a multi-currency facility and there is no prepayment penalty. The loans are scheduled to mature in September of 2015.

        The senior secured credit facility is secured by the stock of QVC.

        QVC had $1.1 billion available under the terms of the senior secured credit facility at December 31, 2012.

(f)
Five year maturities

        The annual principal debt maturities, excluding capital lease obligations, for each of the next five years is as follows (in millions):

2013	—
2014	—
2015	903
2016	—
2017	500
(g)
Interest rate swap arrangements

        During the third quarter of 2009, QVC entered into seven interest rate swap arrangements with an aggregate notional amount of $1.8 billion. Such arrangements provided for payments that began in March 2011 and will extend to March 2013. QVC makes fixed payments at rates ranging from 2.98% to 3.67% and receives variable payments at 3 month LIBOR (0.31% at December 31, 2012). Additionally, during 2011, QVC entered into seven additional interest rate swap arrangements with an aggregate notional amount of $1.4 billion that partially offset the existing 2009 swap arrangements. Such

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(9) Long-Term Debt and Interest Rate Swap Arrangements (Continued)

arrangements provided for payments that began in June 2011 and will extend to March 2013. QVC receives fixed payments ranging from 0.57% to 0.95% and pays variable payments at 3 month LIBOR (0.31% at December 31, 2012). QVC's swap arrangements do not qualify as cash flow hedges under U.S. GAAP. Accordingly, changes in the fair value of the swaps are reflected in gain on financial instruments in the accompanying consolidated statements of operations.

        QVC entered into these interest rate swap arrangements to mitigate the interest rate risk associated with interest payments related to its variable rate debt.

        At December 31, 2012, the fair value of the swap instruments was a net liability position of $12 million, of which $13 million was included in accrued liabilities, offset by $1 million included in prepaid expenses in the consolidated balance sheet. At December 31, 2011, the fair value was a net liability position of $59 million, of which $61 million was included in other long-term liabilities, offset by $2 million included in other noncurrent assets in the consolidated balance sheet.

(h)
Other

        QVC was in compliance with all of its debt covenants at December 31, 2012.

        At December 31, 2012 and 2011, outstanding letters of credit totaled $30 and $37 million, respectively.

        QVC recognized a loss from the early extinguishment of debt in 2010 in the amount of $22 million, which, was included in other income (expense) in the consolidated statements of operations.

        After considering the effects of the interest rate swaps, the weighted average rate applicable to all of the outstanding debt and interest rate swaps was 7.0% as of December 31, 2012.

(10) Leases and Transponder Service Arrangements

        Future minimum payments under noncancelable operating leases and capital transponder leases with initial terms of one year or more at December 31, 2012 consisted of the following:

(in millions)	Capital transponders	Operating leases
Year ended December 31:
2013	$14	21
2014	12	14
2015	11	12
2016	10	9
2017	10	8
Thereafter	38	96

Total	$95	160

        In the U.S., we uplink our analog and digital programming transmissions using a third-party service. Both transmissions are uplinked to protected, non-preemptible transponders on two U.S.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(10) Leases and Transponder Service Arrangements (Continued)

satellites. "Protected" status means that, in the event of a transponder failure, our signal will be transferred to a spare transponder or, if none is available, to a preemptible transponder located on the same satellite or, in certain cases, to a transponder on another satellite owned by the same service provider if one is available at the time of the failure. "Non-preemptible" status means that, in the event of a transponder failure, our transponders cannot be preempted in favor of a user of a failed transponder, even another user with "protected status." Our international business units each obtain uplinking services from third parties and transmit their programming to non-preemptible transponders on four international satellites. Our transponder service agreement for our U.S. transponders expires at the end of the lives of the satellites, which are currently estimated to be in 2019. Our transponder service agreements for our international transponders expire in 2013 through 2022.

        The Company has entered into nine separate agreements with transponder suppliers to transmit its signals in the U.S., Germany. and the U.K. via various satellites at an aggregate monthly cost of $1 million. In 2012, two new agreements were entered into, resulting in the capitalization of an additional $24 million of capital lease obligations and related assets. In 2011, two new agreements were entered into, resulting in the capitalization of an additional $35 million of capital lease obligations and related assets. Depreciation expense related to the transponders was $11 million, $14 million and $13 million for the years ended December 31, 2012, 2011 and 2010, respectively. Total future minimum lease payments of $95 million include $9 million of imputed interest.

        QVC's ability to continue to sell products to its customers is dependent on its ability to maintain uninterrupted broadcast via its satellite transponder network.

        Expenses for operating leases, principally for data processing equipment and facilities, and for satellite uplink service agreements amounted to $31 million, $24 million and $22 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        The Company entered into a twenty-one year operating lease for its QVC-U.K. headquarters that commenced in 2012, which was included in the future minimum operating lease payments in the above table.

(11) Stock Options and Other Share-Based Payments

        QVC employees and officers received stock options (the "Options") and restricted shares in LINTA and LVNTA common stock in accordance with the Liberty Interactive Corporation 2000 Incentive Plan, as amended from time to time; the Liberty Interactive Corporation 2007 Incentive Plan, as amended from time to time and the Liberty Interactive Corporation 2010 Incentive Plan, as amended from time to time (collectively, the "Liberty Incentive Plan").

(a)   Stock options

        In August 2012, the LINTA stock was split into two tracking stocks, LINTA and LVNTA. The split was one LVNTA share for every 20 LINTA shares. Under the Liberty Incentive Plan, the Options have an exercise price equal to or greater than the fair market value of a share of LINTA and LVNTA common stock at the date of the grant. Under the Liberty Incentive Plan, the Options have a seven year term from the date of grant, with the Options generally becoming exercisable over four years from the date of grant, vesting in eight equal semi-annual traunches.

        For accounting purposes, the Options are classified as equity-based awards.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(11) Stock Options and Other Share-Based Payments (Continued)

        During the fourth quarter of 2012, Liberty entered into an option exchange transaction that required a series of transactions with certain officers of the Company in order to recognize tax deductions associated with the stock options in the current year versus future years (the "Option Exchange"). On December 4, 2012 (the "Grant Date"), there was an acceleration of (i) each unvested in-the-money option to acquire shares of LINTA and (ii) each unvested in-the-money option to acquire shares of LVNTA, in each case, held by certain officers (collectively, the "Eligible Optionholders"). Following this acceleration, also on the Grant Date, each Eligible Optionholder exercised, on a net settled basis, substantially all of his or her outstanding in-the-money vested and unvested options to acquire LINTA shares and LVNTA shares (the "Eligible Options"), and:

  •
  with respect to each vested Eligible Option, Liberty granted the Eligible Optionholder a vested new option with substantially the same terms and conditions as the exercised vested Eligible Option, except that the exercise price for the new option is the closing price per LINTA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the Grant Date;

  •
  and with respect to each unvested Eligible Option:

  •
  the Eligible Optionholder sold to Liberty the shares of LINTA or LVNTA, as applicable, received upon exercise of such unvested Eligible Option on the Grant Date for cash equal to the closing price per LINTA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the grant date;

  •
  each Eligible Optionholder used the proceeds of that net sale to purchase from Liberty at that price an equal number of restricted LINTA or LVNTA shares, as applicable; which have a vesting schedule identical to that of the exercised unvested Eligible Option; and

  •
  Liberty granted the Eligible Optionholder an unvested new option, with substantially the same terms and conditions as the exercised unvested Eligible Option, except that (a) the number of shares underlying the new option is equal to the number of shares underlying such exercised unvested Eligible Option less the number of restricted shares purchased from Liberty as described above and (b) the exercise price of the new option is the closing price per LINTA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the grant date.

        This Option Exchange was considered a modification under ASC 718-Stock Compensation. The unamortized value of the unvested Eligible Options that were exercised was $25 million, of which $23 million related to LINTA and $2 million related to LVNTA, and will be expensed over the vesting periods of the restricted shares attributable to the exercise of those options. The grant of new vested options resulted in incremental compensation expense in the fourth quarter of 2012 of $8 million, of which $7 million related to LINTA and $1 million related to LVNTA. The grant of new unvested options resulted in incremental compensation expense totaling $16 million and $3 million for LINTA and LVNTA, respectively, which will be amortized over the vesting periods of those options.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(11) Stock Options and Other Share-Based Payments (Continued)

        A summary of the activity of the Liberty Incentive Plan with respect to the LINTA Options granted to QVC employees and officers as of and during the years ended December 31, 2012, 2011 and 2010 is presented below:

	Options	Weighted average exercise price	Aggregate intrinsic value (000s)	Weighted average remaining life (years)
Outstanding at January 1, 2010	11,158,534	$4.92	$66,109	6.2
Granted	3,459,829	12.97
Exercised	(1,810,458)	4.59
Forfeited	(434,559)	5.86

Outstanding at December 31, 2010	12,373,346	7.18	106,270	5.4
Granted	5,883,749	15.99
Exercised	(1,759,090)	5.41
Forfeited	(1,057,706)	7.76

Outstanding at December 31, 2011	15,440,299	10.70	85,216	5.1
Granted	5,373,916	16.44
Exercised	(5,037,685)	6.10
Option Exchange, granted	4,326,392	19.26
Option Exchange, exercised	(5,218,291)	14.48
Forfeited	(142,639)	12.85

Outstanding at December 31, 2012	14,741,992	14.53	75,897	4.6
Exercisable at December 31, 2012	5,528,824	$11.92	$42,899	3.8

        A summary of the activity of the Liberty Incentive Plan with respect to the LVNTA Options granted to QVC employees and officers as of and during the year ended December 31, 2012 is presented below:

	Options	Weighted average exercise price	Aggregate intrinsic value (000's)	Weighted average remaining life (years)
Outstanding at January 1, 2012	—	$—	$—	—
Granted	328,617	36.82
Exercised	(59,967)	17.65
Option Exchange, granted	160,639	58.80
Option Exchange, exercised	(208,683)	36.01
Forfeited	—	—

Outstanding at December 31, 2012	220,606	58.80	1,977	4.6
Exercisable at December 31, 2012	59,967	$58.80	$537	3.6

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(11) Stock Options and Other Share-Based Payments (Continued)

        Upon employee exercise of the Options, the exercise price is remitted to Liberty in exchange for the shares. The aggregate intrinsic value of all options exercised during the years ended December 31, 2012, 2011 and 2010 was $97 million, $20 million and $18 million, respectively.

        The weighted average fair value at date of grant of a LINTA Option granted, excluding the Option Exchange, during the years ended years ended December 31, 2012, 2011 and 2010 was $6.66, $7.32 and $5.38, respectively. The weighted average fair value at date of grant of a LINTA Exchange Option granted during the year ended December 31, 2012 was $6.94. The weighted average fair value at date of grant of a LVNTA Option granted, excluding the Option Exchange, during the year ended December 31, 2012 was $15.22. The weighted average fair value at date of grant of a LVNTA Exchange Option granted during the year ended December 31, 2012 was $25.69.

        During the years ended December 31, 2012, 2011 and 2010, the fair value of each LINTA Option was determined as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2012	2011	2010
Weighted average expected volatility	41.9%	44.8%	46.4%
Expected term (years)	5.2	5.9	4.6
Risk free interest rate	0.8%	1.2% - 2.5%	2.3%
Expected dividend yield	—	—	—

        During the year ended December 31, 2012, the fair value of each LVNTA Option was determined as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

2012
Weighted average expected volatility	49.9%
Expected term (years)	4.9
Risk free interest rate	0.6%
Expected dividend yield	—

        Expected volatility is based on historical and implied volatilities of LINTA and LVNTA common stock over a period commensurate with the expected term of the Options. The Company estimates the expected term of the Options based on historical exercise and forfeiture data. The volatility used in the calculation for the Options is based on the historical volatility of Liberty's stocks and the implied volatility of publicly traded Liberty options. The Company uses a zero dividend rate and the risk-free rate for Treasury Bonds with a term similar to that of the subject Options.

        The fair value of the Options is recognized as expense over the requisite service period, net of estimated forfeitures. Based on QVC's historical experience of option pre-vesting cancellations, the Company has assumed an annualized forfeiture rate of 10% for all participants. We will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

        As of December 31, 2012, 2011 and 2010, the Company recorded $29 million, $18 million and $15 million, respectively, of stock-based compensation expense related to the Options. The total

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(11) Stock Options and Other Share-Based Payments (Continued)

unrecognized compensation cost related to unvested Options, net of estimated forfeitures, was approximately $64 million as of December 31, 2012. Such amount will be recognized in the Company's consolidated statements of operations. These LINTA Options had a weighted average life of 4.0, 4.1, and 4.9 for the years ended December 31, 2012, 2011 and 2010. These LVNTA Options had a weighted average life of 5.6 years at December 31, 2012.

(b)   Restricted stock plan

        A summary of the activity of the Liberty Incentive Plan with respect to the LINTA restricted shares granted to QVC employees and officers as of and during the years ended December 31, 2012, 2011 and 2010 is presented below:

	Restricted Shares	Weighted average grant date fair value
Outstanding at January 1, 2010	1,315,310	$3.59
Granted	586,586	12.97
Lapsed	(322,077)	3.60
Forfeited	(61,650)	4.83

Outstanding at December 31, 2010	1,518,169	7.16
Granted	375,160	16.33
Lapsed	(443,478)	6.39
Forfeited	(139,379)	8.69

Outstanding at December 31, 2011	1,310,472	9.83
Granted	657,247	16.84
Lapsed	(490,150)	8.09
Forfeited	(23,421)	13.25

Outstanding at December 31, 2012	1,454,148	$12.75

        A summary of the activity of the Liberty Incentive Plan with respect to the LVNTA restricted shares granted to QVC employees and officers as of and during the year ended December 31, 2012 is presented below:

	Restricted Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2012	—	$—
Granted	66,350	31.72
Lapsed	(461)	22.78
Forfeited	(347)	36.75

Outstanding at December 31, 2012	65,542	$31.75

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(11) Stock Options and Other Share-Based Payments (Continued)

        As of December 31, 2012, 2011 and 2010, the Company recorded $5 million, $4 million and $3 million, respectively, of stock-based compensation expense related to these shares. The total unrecognized compensation cost related to restricted shares of LINTA and LVNTA common stock was approximately $12 million as of December 31, 2012. Such amount will be recognized in the Company's consolidated statements of operations. Restricted shares of LINTA common stock had a weighted average life of 2.5, 2.1, and 2.6 years for the years ended December 31, 2012, 2011 and 2010. Restricted shares of LVNTA common stock had a weighted average life of 2.3 years at December 31, 2012.

(12) Retirement, Savings and Deferred Compensation Plans

        QVC-U.S. sponsors a defined contribution plan, the QVC, Inc. 401(k) Matched Savings, Retirement and Success Sharing Plan (the "Plan"). The Plan, which covers substantially all U.S. employees, permits eligible employees to contribute to the Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. Employees may contribute to the Plan immediately upon their start date, with employer contributions beginning after completion of one year of service. Beginning on January 1, 2010, the Company matched a portion of the voluntary employee contributions to the Plan by contributing one dollar for every one dollar contributed by the employee up to 6% of their eligible compensation. Employees become fully vested in employer contributions immediately. The aggregate cost of the Plan, and similar predecessor plans, net of forfeitures, charged to expense was $11 million for each of the years ended December 31, 2012, 2011 and 2010, respectively.

        QVC-Germany sponsors a defined contribution Flexible Benefits Plan (the "Benefits Plan") that covers certain employees after six months of service. QVC-Germany's contribution rate to the Benefits Plan amounts to 3% of the eligible annual employee's salary not exceeding the annual social security ceiling plus 9% of the annual salary exceeding the social security ceiling. The cost charged to expense was $1 million for each of the years ended December 31, 2012, 2011 and 2010, respectively.

        QVC-U.K. sponsors a defined contribution Employee Pension Plan (the "Pension Plan"), which permits QVC-U.K.'s employees to make contributions at a minimum of 4% of their salary to the Pension Plan on a pre-tax salary reduction basis. Substantially all full-time employees are eligible to participate following the successful completion of a three month probation period. QVC-U.K. contributed an amount equal to 8% of the employee's salary in 2012, 2011 and 2010. The cost charged to expense was $4 million, $3 million and $2 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        The Company offers an unfunded, unsecured deferred compensation plan (the "Deferred Plan") for employees who meet various eligibility requirements, most notably their annual salary exceeds a certain threshold. These eligible employees may elect to defer all or a portion of their salary and earn interest on these amounts. On amounts deferred before December 31, 2005, interest accrues at 12% per annum through a future date originally specified by the employee, and after such time the interest then accrues at the prime lending rate, per the index defined in the Deferred Plan, plus 3%. On amounts deferred after December 31, 2005, interest accrues at the prime lending rate, per the index defined in the Deferred Plan, plus 3%.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(13) Income Taxes

        Income tax expense (benefit) consisted of the following:

	Years ended December 31,
(in millions)	2012	2011	2010
Current:
U.S. federal	$369	313	282
State and local	23	28	(8)
Foreign jurisdiction	136	117	112

Total	528	458	386

Deferred:
U.S. federal	(121)	(97)	(87)
State and local	(7)	(15)	(4)
Foreign jurisdiction	(6)	(4)	(13)

Total	(134)	(116)	(104)

Total income tax expense	$394	342	282

        Pre-tax income was as follows:

	Years ended December 31,
(in millions)	2012	2011	2010
QVC-U.S.	$865	785	663
QVC-Japan	253	199	187
QVC-Germany	29	32	27
QVC-U.K.	(17)	(2)	(6)
QVC-Italy	(49)	(60)	(38)

Consolidated QVC	$1,081	954	833

        Total income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2012	2011	2010
Provision at statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.0%	0.9%	(1.0)%
Foreign taxes	1.3%	1.3%	1.2%
Change in valuation allowance	—%	—%	(0.2)%
Foreign earnings repatriation	(1.1)%	(1.1)%	(1.0)%
Permanent differences	0.1%	—%	(0.5)%
Other, net	0.1%	(0.3)%	0.4%
Total income tax expense	36.4%	35.8%	33.9%

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(13) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
(in millions)	2012	2011
Deferred tax assets:
Accounts receivable, principally due to the allowance for doubtful accounts and related reserves for the uncollectible accounts	$29	31
Inventories, principally due to obsolescence reserves and additional costs of inventories for tax purposes pursuant to the Tax Reform Act of 1986	39	39
Allowance for sales returns	33	31
Deferred compensation	27	33
Unrecognized federal and state tax benefits	31	32
Accrued liabilities	29	27
Other	42	42

Subtotal	230	235
Valuation allowance	(1)	(1)

Total deferred tax assets	229	234

Deferred tax liabilities:
Depreciation and amortization	(1,455)	(1,579)
Cumulative translation of foreign currencies	(33)	(51)

Total deferred tax liabilities	(1,488)	(1,630)

Net deferred tax liability	$(1,259)	(1,396)

        The valuation allowance for deferred tax assets was $1 million at December 31, 2012 and 2011. The current and prior year valuation allowance exists, in part, due to the uncertainty of whether or not the benefit of certain foreign tax credits will ultimately be utilized for income tax purposes.

        The Company has recognized tax benefits from the exercise of employee stock options that reduced taxes payable and were credited to additional paid-in capital. The amount of the tax benefits were $29 million, $8 million and $7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        The Company entered into a Tax Liability Allocation and Indemnification Agreement (the "Agreement"), dated April 26, 2004, with Liberty Interactive LLC ("Liberty LLC"). The Agreement establishes the methodology for the calculation and payment of income taxes in connection with the consolidation of the Company with Liberty for income tax purposes. Generally, the Agreement provides that the Company will pay Liberty LLC an amount equal to the tax liability, if any, that it would have if it were to file as a consolidated group separate and apart from Liberty, with exceptions for the treatment and timing of certain items, including but not limited to deferred intercompany transactions, credits, and net operating and capital losses. To the extent that the separate company tax expense is different from the payment terms of the Agreement, the difference is recorded as either a dividend or capital contribution. The differences recorded during the years ended December 31, 2012, 2011 and

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(13) Income Taxes (Continued)

2010 were $47 million in dividends, $10 million in dividends and $40 million in net capital contributions, respectively, and related primarily to foreign tax credits recognized by QVC that are creditable under the Agreement when and if utilized in Liberty's consolidated tax return. The amounts of the tax-related balance due to Liberty at December 31, 2012 and 2011 were $70 million and $21 million, respectively, and are included in accrued liabilities in the accompanying consolidated balance sheets.

        The Company has provided for U.S. income taxes on the undistributed earnings of foreign subsidiaries. The Company expects the amount of foreign tax credits available on those undistributed earnings to offset the U.S. income tax liability and to result in an incremental benefit related to the increased utilization of foreign tax credits. The amount of the U.S. income tax benefit recorded in the years ended December 31, 2012, 2011 and 2010 on those undistributed earnings was $12 million, $10 million and $8 million, respectively.

        A reconciliation of the 2012 beginning and ending amount of the liability for unrecognized tax benefits is as follows:

(in millions)
Balance at January 1, 2012	$99
Decreases related to prior year tax positions	(11)
Increases related to current year tax positions	10
Settlements	(2)
Lapse of statute	(1)

Balance at December 31, 2012	$95

        Included in the balance of unrecognized tax benefits at December 31, 2012 are potential benefits of $62 million (net of $33 million federal tax benefit) that, if recognized, would affect the effective rate on income from continuing operations.

        The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other income (expense). The amount of reported interest expense (income) on unrecognized tax benefits during the years ended December 31, 2012, 2011 and 2010 was $1 million, $(1) million and $(5) million, respectively. The Company had approximately $22 million and $21 million of interest expense accrued at December 31, 2012 and 2011, respectively. The Company reported no penalty expense in 2012 and penalty expense of $1 million on unrecognized tax benefits during the years ended December 31, 2011 and 2010, respectively.

        The Company has tax positions for which the amount of related unrecognized tax benefits could change during 2013. These include federal transfer pricing and nonfederal tax issues. The amount of unrecognized tax benefits related to the transfer pricing issue could increase by less than $1 million in 2013 as a result of potential settlements and revisions to settlement estimates. The amount of unrecognized tax benefits related to nonfederal tax issues could have a net decrease of $6 million in 2013 as a result of potential settlements, lapsing of statute of limitations and revisions to settlement estimates.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(13) Income Taxes (Continued)

        The Company participates in a consolidated federal return filing with Liberty. As of December 31, 2011, the Company's tax years through 2008 are closed for federal income tax purposes, and the IRS has completed its examination of the Company's 2009, 2010, and 2011 tax years. The Company's 2012 tax year is being examined currently as part of the Liberty consolidated return under the IRS's Compliance Assurance Process ("CAP") program. The Company is currently under examination in the states of California, Minnesota, New York, North Carolina, New Jersey, Pennsylvania, New York City, and in the U.K., Germany and Japan.

(14) Commitments and Contingencies

        The Company has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that the amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

        Network and information systems, including the internet and telecommunication systems, third party delivery services and other technologies are critical to our business activities. Substantially all our customer orders, fulfillment and delivery services are dependent upon the use of network and information systems, including the use of third party telecommunication and delivery service providers. If information systems including the internet or telecommunication services are disrupted, or if the third party delivery services experience a disruption in their transportation delivery services, we could face a significant disruption in fulfilling our customer orders and shipment of our products. We have active disaster recovery programs in place to help mitigate risks associated with these critical business activities.

(15) Business Acquisitions and Investment in Affiliate

        On February 21, 2012, the Company acquired 100% of the outstanding shares of Send the Trend, Inc. ("STT"). STT is an e-commerce company based in New York, NY, U.S. that provides customers a way to shop for personalized fashion accessories and beauty products. The Company believes that this transaction will strengthen its penetration in e-commerce as well as provide additional growth opportunities within the broader apparel, jewelry and accessories categories due to STT's proprietary personalization software. The purchase agreements also provide for a promissory note and additional payments to be made based upon the achievement of certain objectives. The Company does not expect the additional payments to be material to the financial statements.

        On December 31, 2012, the Company acquired substantially all of the assets of Oodle, Inc. ("Oodle"). Oodle is a social marketplace company based in San Mateo, CA, U.S. where users buy and sell with friends, friends-of-friends, neighbors, co-workers, and other people in their local community. Oodle provides a sophisticated technology platform that is expected to help us capitalize on the growing consumer trend of discovering new products via social media as well as grow our customer base and strengthen our brand as an innovative retailer. The purchase agreements also provide for additional payments to be made based upon the achievement of certain objectives. The Company does not expect the additional payments to be material to the financial statements.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(15) Business Acquisitions and Investment in Affiliate (Continued)

        The acquisitions were recorded in accordance with the business combinations provisions of U.S. GAAP. The Company has preliminarily valued tangible and identifiable intangible assets acquired based on their estimated fair values. The Company is in the process of completing the valuation of identifiable assets acquired and liabilities assumed and, therefore, the fair values set forth below are subject to adjustment upon finalizing the valuations. In addition, completion of the valuation may impact the assessment of the net deferred tax liability currently recognized with any adjustment resulting in a corresponding change to goodwill. The Company does not believe that these potential adjustments will be material to the financial statements.

        The following table summarizes the preliminary fair value of identifiable assets and liabilities assumed at the date of the STT and Oodle acquisitions (in millions):

Current Assets	$1
Intangible assets	35
Goodwill	21
Long-term liabilities	(17)

Net assets	$40

        The fair values assigned to intangible assets were determined primarily through the use of the income approach and cost approach. These valuation methods relied on management's judgments, including expected future cash flows resulting from existing and new customers, discount rates, royalty rates as well as other factors.

        Useful lives for intangible assets were determined based upon the remaining useful economic lives of the intangible assets that are expected to contribute to future cash flows. The intangible assets, which are primarily comprised of software, are being amortized on a straight-line basis over their expected useful lives. For the software, the depreciable lives approximate 3 years. The $21 million of goodwill is attributable to the excess of the purchase price over the fair value of the net assets acquired and liabilities assumed. All of the goodwill has been assigned to the Company's QVC-U.S. segment.

        Net sales and net income are immaterial to the consolidated statements of operations and the QVC-U.S. statements of operations.

        On July 4, 2012, the Company entered into a joint venture with China Broadcasting Corporation, a limited liability company, owned by China National Radio ("CNR") for a 49% interest in a CNR subsidiary, CNR Home Shopping Co., Ltd. ("CNRS"). This joint venture is being accounted for as an equity method investment as a component of other noncurrent assets on the consolidated balance sheets and loss on investments on the consolidated statements of operations. CNRS operates a retailing business in China through a televised shopping channel with an associated website. CNRS is headquartered in Beijing, China. The joint venture's strategy is to combine CNRS' existing knowledge of the digital shopping market and consumers in China with QVC's global experience and know-how in multimedia retailing.

        The aggregate purchase price for these business acquisitions and the investment in affiliate was $95 million.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(16) Assets and Liabilities Measured at Fair Value

        For assets and liabilities required to be reported or disclosed at fair value, U.S. GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs, other than quoted market prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

        The Company's assets and liabilities measured or disclosed at fair value were as follows:

		Fair value measurements at December 31, 2012 using
(in millions)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Current assets:
Cash equivalents	$424	424	—	—
Interest rate swap arrangements (note 9)	1	—	1	—
Current liabilities:
Interest rate swap arrangements (note 9)	13	—	13	—
Long-term liabilities
Debt (note 9)	3,626	—	3,626	—

		Fair value measurements at December 31, 2011 using
(in millions)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Current assets:
Cash equivalents	$493	493	—	—
Long-term assets:
Interest rate swap arrangements (note 9)	2	—	2	—
Long-term liabilities:
Interest rate swap arrangements (note 9)	61	—	61	—
Debt (note 9)	2,636	—	2,636	—

        The majority of the Company's Level 2 financial assets and liabilities are debt instruments with quoted market prices that are not considered to be traded on "active markets", as defined in U.S. GAAP. Accordingly, the financial instruments are reported in the foregoing tables as Level 2 fair value instruments.

        U.S. GAAP requires the incorporation of a credit risk valuation adjustment in the Company's fair value measurements to estimate the impact of both its own nonperformance risk and the nonperformance risk of its counterparties. The Company estimates credit risk associated with its own

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(16) Assets and Liabilities Measured at Fair Value (Continued)

and its counterparties' nonperformance primarily by using observable credit default swap rates for terms similar to those of the remaining life of the instrument, adjusted for any master netting arrangements or other factors that provide an estimate of nonperformance risk. These are Level 3 inputs. However, as the credit risk valuation adjustments were not significant, the Company continues to report its interest rate swaps as Level 2. The counterparties to the Company's interest rate swap arrangements are all major international financial institutions. The Company is exposed to credit loss in the event of nonperformance by these counterparties. The Company continually monitors its positions and the credit ratings of its counterparties and does not anticipate nonperformance by the counterparties.

(17) Information about QVC's Operating Segments

        Each of the Company's operating segments are retailers of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised-shopping programs as well as via the internet and mobile applications in certain markets. The Company has operations in the United States, the United Kingdom, Germany, Japan and Italy. As such, the Company has identified five reportable segments: the United States, the United Kingdom, Germany, Japan and Italy. Beginning in 2011, management for each of these operations reports to the chief operating decision maker, whereas the Company previously managed its operations and reported results under two business segments: Domestic and International.

        The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as net revenue, Adjusted OIBDA, gross margin, average sales price per unit, number of units shipped and revenue or sales per subscriber equivalent. The Company defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). The Company believes this measure is an important indicator of the operational strength and performance of its segments, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking among our businesses and identify strategies to improve performance. This measure of performance excludes depreciation, amortization and stock-based compensation, that are included in the measurement of operating income pursuant to U.S. GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with U.S. GAAP.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(17) Information about QVC's Operating Segments (Continued)

Performance measures

	Years ended December 31,
	2012		2011		2010
(in millions)	Net revenue	Adjusted OIBDA	Net revenue	Adjusted OIBDA	Net revenue	Adjusted OIBDA
QVC-U.S.	$5,585	1,292	5,412	1,225	5,241	1,191
QVC-Japan	1,247	279	1,127	241	1,015	224
QVC-Germany	956	179	1,068	199	956	181
QVC-U.K.	641	104	626	111	599	109
QVC-Italy	87	(26)	35	(43)	2	(32)

Consolidated QVC	$8,516	1,828	8,268	1,733	7,813	1,673

        Net revenue amounts by product category are not available from our general purpose financial statements.

Other information

	Years ended December 31,
	2012		2011		2010
(in millions)	Depreciation	Amortization	Depreciation	Amortization	Depreciation	Amortization
QVC-U.S.	$51	338	52	376	55	334
QVC-Japan	16	10	29	12	24	14
QVC-Germany	31	33	33	36	32	36
QVC-U.K.	21	12	13	11	14	11
QVC-Italy	7	7	8	4	3	—

Consolidated QVC	$126	400	135	439	128	395

	December 31,
	2012		2011
(in millions)	Total assets	Capital expenditures	Total assets	Capital expenditures
QVC-U.S.	$10,541	88	10,682	101
QVC-Japan	969	105	959	63
QVC-Germany	1,064	25	1,112	35
QVC-U.K.	619	22	577	53
QVC-Italy	245	6	240	7

Consolidated QVC	$13,438	246	13,570	259

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(17) Information about QVC's Operating Segments (Continued)

        Long-lived assets, net of accumulated depreciation, by geographic area were as follows:

	December 31,
(in millions)	2012	2011
QVC-U.S.	$429	432
QVC-Japan	280	224
QVC-Germany	247	233
QVC-U.K.	128	143
QVC-Italy	47	52

Consolidated QVC	$1,131	1,084

        The following table provides a reconciliation of Adjusted OIBDA to income before income taxes:

	Years ended December 31,
(in millions)	2012	2011	2010
Consolidated Adjusted OIBDA	$1,828	1,733	1,673
Stock-based compensation	(34)	(22)	(18)
Depreciation and amortization	(526)	(574)	(523)
(Loss) gain on investments	(4)	(2)	105
Gain on financial instruments	48	50	40
Interest expense	(235)	(231)	(415)
Interest income	2	2	2
Foreign currency gain (loss)	2	(2)	(8)
Other	—	—	(23)

Income before income taxes	$1,081	954	833

(18) Subsequent Event

        QVC declared and paid dividends to Liberty in the amount of $183 million subsequent to December 31, 2012 and on or prior to February 28, 2013 (the date that QVC filed its Form 10-K for the year ended December 31, 2012).

(19) Guarantor/Non-guarantor Subsidiary Financial Information

        The following information contains the condensed consolidating financial statements for the Company, the subsidiary issuer and parent (QVC, Inc.), the combined subsidiary guarantors (Affiliate Relations Holdings, Inc.; Affiliate Investment, Inc.; AMI 2, Inc.; ER Marks, Inc.; QVC International LLC; QVC Rocky Mount, Inc. and QVC San Antonio, LLC) and the combined non-guarantor subsidiaries pursuant to Rule 3-10 of Regulation S-X. Certain non-guarantor subsidiaries are majority owned by QVC International LLC, which is a guarantor subsidiary.

        These condensed consolidating financial statements have been prepared from the Company's financial information on the same basis of accounting as the Company's consolidated financial statements. The principal elimination entries relate to investments in subsidiaries and intercompany

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

balances and transactions, such as management fees, royalty revenue and expense and interest income and expense. Goodwill and other intangible assets have been allocated to the subsidiaries based on management's estimates. Certain costs have been partially allocated to all of the subsidiaries of the Company.

        The subsidiary issuer and subsidiary guarantors are 100% owned by the Company. All guarantees are full and unconditional and are joint and several. There are no significant restrictions on the ability of the Company to obtain funds from its U.S. subsidiaries, including the guarantors, by dividend or loan. The Company has not presented separate notes and other disclosures concerning the subsidiary guarantors as the Company has determined that such material information is available in the notes to the Company's consolidated financial statements.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated balance sheets

	December 31, 2012
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Assets
Current assets:
Cash and cash equivalents	$75	165	300	—	540
Restricted cash	13	—	2	—	15
Accounts receivable, net	747	—	308	—	1,055
Inventories	691	—	218	—	909
Deferred income taxes	131	—	20	—	151
Prepaid expenses	19	—	34	—	53

Total current assets	1,676	165	882	—	2,723
Property, plant and equipment, net	247	67	817	—	1,131
Cable and satellite television distribution rights, net	—	618	146	—	764
Goodwill	4,169	—	1,065	—	5,234
Other intangible assets, net	1,280	2,049	180	—	3,509
Other noncurrent assets	14	—	63	—	77
Investments in subsidiaries	3,789	1,838	—	(5,627)	—

Total assets	$11,175	4,737	3,153	(5,627)	13,438

Liabilities and equity
Current liabilities:
Current portion of debt and capital lease obligations	$2	—	10	—	12
Accounts payable-trade	324	—	242	—	566
Accrued liabilities	402	106	447	—	955
Intercompany accounts (receivable) payable	(226)	(411)	637	—	—

Total current liabilities	502	(305)	1,336	—	1,533
Long-term portion of debt and capital lease obligations	3,404	—	61	—	3,465
Deferred compensation	11	—	1	—	12
Deferred income taxes	431	964	15	—	1,410
Other long-term liabilities	137	17	30	—	184

Total liabilities	4,485	676	1,443	—	6,604

Equity:
QVC, Inc. shareholder's equity	6,690	4,061	1,566	(5,627)	6,690
Noncontrolling interest	—	—	144	—	144

Total equity	6,690	4,061	1,710	(5,627)	6,834

Total liabilities and equity	$11,175	4,737	3,153	(5,627)	13,438

        The variance in the investments in subsidiaries account for the combined subsidiary guarantors compared to the prior year was primarily the result of a tax reorganization that occurred in 2012.

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated balance sheets

	December 31, 2011
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Assets
Current assets:
Cash and cash equivalents	$3	223	334	—	560
Restricted cash	15	—	—	—	15
Accounts receivable, net	721	—	299	—	1,020
Inventories	693	—	213	—	906
Deferred income taxes	116	—	22	—	138
Prepaid expenses	27	—	27	—	54

Total current assets	1,575	223	895	—	2,693
Property, plant and equipment, net	247	66	771	—	1,084
Cable and satellite television distribution rights, net	—	724	181	—	905
Goodwill	4,169	—	1,070	—	5,239
Other intangible assets, net	1,443	2,049	132	—	3,624
Other noncurrent assets	13	—	12	—	25
Investments in subsidiaries	3,884	1,168	—	(5,052)	—

Total assets	$11,331	4,230	3,061	(5,052)	13,570

Liabilities and equity
Current liabilities:
Current portion of debt and capital lease obligations	$2	—	8	—	10
Accounts payable-trade	257	—	234	—	491
Accrued liabilities	348	69	400	—	817
Intercompany accounts (receivable) payable	(300)	(307)	607	—	—

Total current liabilities	307	(238)	1,249	—	1,318
Long-term portion of debt and capital lease obligations	2,435	—	45	—	2,480
Deferred compensation	11	—	—	—	11
Deferred income taxes	489	1,002	43	—	1,534
Other long-term liabilities	199	1	8	—	208

Total liabilities	3,441	765	1,345	—	5,551

Equity:
QVC, Inc. shareholder's equity	7,890	3,465	1,587	(5,052)	7,890
Noncontrolling interest	—	—	129	—	129

Total equity	7,890	3,465	1,716	(5,052)	8,019

Total liabilities and equity	$11,331	4,230	3,061	(5,052)	13,570

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of operations

	Year ended December 31, 2012
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net revenue	$5,884	819	2,847	(1,034)	8,516
Cost of goods sold	3,713	116	1,872	(282)	5,419

Gross profit	2,171	703	975	(752)	3,097

Operating expenses:
Operating	173	206	336	—	715
Selling, general and administrative, including stock based compensation	1,002	1	337	(752)	588
Depreciation	35	4	87	—	126
Amortization of intangible assets	204	130	66	—	400
Intercompany management expense (income)	60	(14)	(46)	—	—

	1,474	327	780	(752)	1,829

Operating income	697	376	195	—	1,268

Other income (expense):
Loss on investments	—	—	(4)	—	(4)
Gain on financial instruments	48	—	—	—	48
Interest expense	(233)	—	(2)	—	(235)
Interest income	—	—	2	—	2
Foreign currency (loss) gain	(10)	4	8	—	2
Intercompany interest (expense) income	(13)	51	(38)	—	—

	(208)	55	(34)	—	(187)

Income before income taxes	489	431	161	—	1,081
Income tax expense	(116)	(141)	(137)	—	(394)
Equity in earnings of subsidiaries, net of tax	251	93	—	(344)	—

Net income (loss)	624	383	24	(344)	687
Less net income attributable to the noncontrolling interest	—	—	(63)	—	(63)

Net income (loss) attributable to QVC, Inc. shareholder	$624	383	(39)	(344)	624

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of operations

	Year ended December 31, 2011
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net revenue	$5,684	790	2,789	(995)	8,268
Cost of goods sold	3,580	120	1,833	(255)	5,278

Gross profit	2,104	670	956	(740)	2,990

Operating expenses:
Operating	191	201	352	—	744
Selling, general and administrative, including stock based compensation	947	—	328	(740)	535
Depreciation	36	4	95	—	135
Amortization of intangible assets	242	133	64	—	439
Intercompany management expense (income)	89	(27)	(62)	—	—

	1,505	311	777	(740)	1,853

Operating income	599	359	179	—	1,137

Other income (expense):
Loss on investments	—	—	(2)	—	(2)
Gain on financial instruments	50	—	—	—	50
Interest expense	(230)	—	(1)	—	(231)
Interest income	—	—	2	—	2
Foreign currency (loss) gain	(3)	(2)	3	—	(2)
Intercompany interest (expense) income	(9)	53	(44)	—	—

	(192)	51	(42)	—	(183)

Income before income taxes	407	410	137	—	954
Income tax expense	(110)	(124)	(108)	—	(342)
Equity in earnings of subsidiaries, net of tax	263	70	—	(333)	—

Net income (loss)	560	356	29	(333)	612
Less net income attributable to the noncontrolling interest	—	—	(52)	—	(52)

Net income (loss) attributable to QVC, Inc. shareholder	$560	356	(23)	(333)	560

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of operations

	Year ended December 31, 2010
(in millions)	Subsidiary issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net revenue	$5,480	783	2,529	(979)	7,813
Cost of goods sold	3,478	121	1,663	(254)	5,008

Gross profit	2,002	662	866	(725)	2,805

Operating expenses:
Operating	185	202	314	—	701
Selling, general and administrative, including stock based compensation	887	1	286	(725)	449
Depreciation	37	5	86	—	128
Amortization of intangible assets	197	135	63	—	395
Intercompany management expense (income)	105	(33)	(72)	—	—

	1,411	310	677	(725)	1,673

Operating income	591	352	189	—	1,132

Other income (expense):
(Loss) gain on investments	(27)	—	132	—	105
Gain on financial instruments	40	—	—	—	40
Interest expense	(414)	—	(1)	—	(415)
Interest income	—	—	2	—	2
Foreign currency (loss) gain	(6)	(9)	7	—	(8)
Other expense	(22)	—	(1)	—	(23)
Intercompany interest (expense) income	(6)	51	(45)	—	—

	(435)	42	94	—	(299)

Income before income taxes	156	394	283	—	833
Income tax expense	(9)	(122)	(151)	—	(282)
Equity in earnings of subsidiaries, net of tax	357	78	—	(435)	—

Net income (loss)	504	350	132	(435)	551
Less net income attributable to the noncontrolling interest	—	—	(47)	—	(47)

Net income (loss) attributable to QVC, Inc. shareholder	$504	350	85	(435)	504

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Consolidated statements of comprehensive income (loss)

	December 31, 2012
(in millions)	Subsidiary issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net income (loss)	$624	383	24	(344)	687
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	—	(27)	—	(27)

Total comprehensive income (loss)	624	383	(3)	(344)	660
Comprehensive income attributable to noncontrolling interest	—	—	(44)	—	(44)

Comprehensive income (loss) attributable to QVC, Inc. shareholder	624	383	(47)	(344)	616

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Consolidated statements of comprehensive income (loss)

	December 31, 2011
(in millions)	Subsidiary issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net income (loss)	$560	356	29	(333)	612
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	—	(10)	—	(10)

Total comprehensive income (loss)	560	356	19	(333)	602
Comprehensive income attributable to noncontrolling interest	—	—	(57)	—	(57)

Comprehensive income (loss) attributable to QVC, Inc. shareholder	560	356	(38)	(333)	545

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Consolidated statements of comprehensive income (loss)

	December 31, 2010
(in millions)	Subsidiary issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Net income (loss)	$504	350	132	(435)	551
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(39)	—	(39)
Cash flow hedging derivatives	46	—	—	—	46
Unrealized loss on investment	(77)	—	—	—	(77)

Total other comprehensive loss	(31)	—	(39)	—	(70)

Total comprehensive income (loss)	473	350	93	(435)	481
Comprehensive income attributable to noncontrolling interest	—	—	(62)	—	(62)

Comprehensive income (loss) attributable to QVC, Inc. shareholder	473	350	31	(435)	419

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of cash flows

	Year ended December 31, 2012
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Operating activities:
Net cash provided by operating activities	618	413	175	—	1,206

Investing activities:
Capital expenditures, net	(69)	(5)	(172)	—	(246)
Expenditures for cable and satellite television distribution rights	—	(1)	(1)	—	(2)
Cash paid for joint ventures and acquisitions of businesses, net of cash received	—	—	(95)	—	(95)
Decrease in restricted cash	2	—	—	—	2
Changes in other noncurrent assets and liabilities	(14)	(1)	12	—	(3)
Intercompany investing activities	346	217	—	(563)	—

Net cash provided by (used in) investing activities	265	210	(256)	(563)	(344)

Financing activities:
Principal payments of debt and capital lease obligations	(1,237)	—	(9)	—	(1,246)
Principal borrowings of debt	1,717	—	—	—	1,717
Proceeds from issuance of senior secured notes	500	—	—	—	500
Payment of debt origination fees	(7)	—	—	—	(7)
Other financing activities	20	—	—	—	20
Dividends paid to Liberty, net	(1,817)	—	—	—	(1,817)
Dividends paid to noncontrolling interest	—	—	(29)	—	(29)
Net short-term intercompany debt borrowings (repayments)	74	(104)	30	—	—
Intercompany financing activities	(61)	(577)	75	563	—

Net cash (used in) provided by financing activities	(811)	(681)	67	563	(862)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(20)	—	(20)

Net increase (decrease) in cash and cash equivalents	72	(58)	(34)	—	(20)
Cash and cash equivalents, beginning of year	3	223	334	—	560

Cash and cash equivalents, end of year	75	165	300	—	540

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of cash flows

	Year ended December 31, 2011
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	Combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Operating activities:
Net cash provided by operating activities	328	380	110	—	818

Investing activities:
Capital expenditures, net	(87)	(8)	(164)	—	(259)
Expenditures for cable and satellite television distribution rights	—	(2)	—	—	(2)
Decrease in restricted cash	1	—	—	—	1
Changes in other noncurrent assets and liabilities	12	—	(8)	—	4
Intercompany investing activities	382	190	—	(572)	—

Net cash provided by (used in) investing activities	308	180	(172)	(572)	(256)

Financing activities:
Principal payments of debt and capital lease obligations	(825)	—	(12)	—	(837)
Principal borrowings of debt	465	—	—	—	465
Dividends paid to Liberty, net	(205)	—	—	—	(205)
Dividends paid to noncontrolling interest	—	—	(50)	—	(50)
Net short-term intercompany debt (repayments) borrowings	(83)	93	(10)	—	—
Intercompany financing activities	(29)	(590)	47	572	—

Net cash (used in) provided by financing activities	(677)	(497)	(25)	572	(627)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	4	—	4

Net (decrease) increase in cash and cash equivalents	(41)	63	(83)	—	(61)
Cash and cash equivalents, beginning of year	44	160	417	—	621

Cash and cash equivalents, end of year	3	223	334	—	560

QVC, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012, 2011 and 2010

(19) Guarantor/Non-guarantor Subsidiary Financial Information (Continued)

Condensed consolidated statements of cash flows

	Year ended December 31, 2010
(in millions)	Parent issuer- QVC, Inc.	Combined subsidiary guarantors	combined non-guarantor subsidiaries	Eliminations	Consolidated- QVC, Inc. and subsidiaries
Operating activities:
Net cash provided by operating activities	773	371	60	—	1,204

Investing activities:
Capital expenditures, net	(25)	(1)	(194)	—	(220)
Expenditures for cable and satellite television distribution rights	—	(2)	(2)	—	(4)
Proceeds from joint ventures and equity investees	—	—	220	—	220
Decrease in restricted cash	2	—	—	—	2
Changes in other noncurrent assets and liabilities	1	—	(8)	—	(7)
Intercompany investing activities	380	324	—	(704)	—

Net cash provided by (used in) investing activities	358	321	16	(704)	(9)

Financing activities:
Principal payments of debt and capital lease obligations	(4,131)	—	(11)	—	(4,142)
Principal borrowings of debt	1,905	—	—	—	1,905
Proceeds from issuance of senior secured notes	1,000	—	—	—	1,000
Payment of debt origination fees	(27)	—	—	—	(27)
Dividends paid to Liberty, net	(9)	—	—	—	(9)
Dividends paid to noncontrolling interest	—	—	(63)	—	(63)
Net short-term intercompany debt borrowings (repayments)	97	14	(111)	—	—
Intercompany financing activities	—	(739)	35	704	—

Net cash (used in) provided by financing activities	(1,165)	(725)	(150)	704	(1,336)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	14	—	14

Net decrease in cash and cash equivalents	(34)	(33)	(60)	—	(127)
Cash and cash equivalents, beginning of year	78	193	477	—	748

Cash and cash equivalents, end of year	44	160	417	—	621

QVC, Inc.

Exchange Offer for
$750,000,000 4.375% Senior Secured Notes due 2023
$300,000,000 5.950% Senior Secured Notes due 2043

Prospectus

July 26, 2013

        Until October 24, 2013 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.